                                                                    Exhbit T3E-1

                     IN THE UNITED STATES BANKRUPTCY COURT

                         FOR THE DISTRICT OF DELAWARE

In re:                                  )
                                        )  Chapter 11
HARNISCHFEGER INDUSTRIES,               )
INC., et al./1/,                        )  Case No. 99-2171 (PJW)
                                        )  (Jointly Administered)
                           Debtors.     )

________________________________________________________________________________

      THIRD AMENDED DISCLOSURE STATEMENT FOR THIRD AMENDED JOINT PLAN OF
                                REORGANIZATION
            OF THE DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

________________________________________________________________________________

                                IMPORTANT DATES
                                ---------------

    . Date by which Ballots must be received: January 30, 2001 at 5:00 p.m. Pacific Time

    . Date by which objections to Confirmation of the Plan must be Filed and served: January 30, 2001 at 4:00 p.m. Eastern Time

    .  Hearing on Confirmation of the Plan:  March 5, 2001

    . Date by which administrative claims or petitions for payment of administrative claims that accrued on or before December 31, 2000 must be
       Filed: February 15, 2001

________________________________________________________________________________





______________________________

 /1/ The Debtors are the following entities: Harnischfeger Industries, Inc., American Alloy Company; American Longwall Face Conveyors, Inc., American Longwall, Inc., American Longwall Mexico, Inc., American Longwall Rebuild, Inc., American Longwall Roof Supports, Inc., Beloit Corporation, Beloit Holdings, Inc., Beloit International Services, Inc., Beloit Iron Works, Inc., Beloit Pulping Group Inc., Beloit Technologies, Inc., Benefit, Inc., BWRC Dutch Holdings, Inc., BWRC, Inc., Dobson Management Services, Inc., Dobson Park Industries, Inc., Ecolaire Export FSC, Inc., Ecolaire Incorporated, Field Repair Services, LLC, Fitchburg Corporation, Gullick Dobson Inc., Harnischfeger Corporation d/b/a P&H Mining Equipment, Harnischfeger Credit Corporation, Harnischfeger Overseas, Inc., Harnischfeger Technologies, Inc., Harnischfeger World Services Corporation, HCHC, Inc., HCHC UK Holdings, Inc., HIHC, Inc., The Horsburgh & Scott Company, J.P.D., Inc., Joy MM Delaware, Inc., Joy Energy Systems, Inc., Joy Environmental Technologies, Inc., Joy International Sales Corporation, Inc., Joy Power Products, Inc., Joy Technologies Inc. d/b/a Joy Mining Machinery, Joy Technologies Delaware, Inc., JTI UK Holdings, Inc., Mining Services, Inc., MIP Products, Inc., New Ecolaire, Inc., Optical Alignment Systems and Inspection Services, Inc., Peabody & Wind Engineering Corporation, PEAC, Inc., PEOC, Inc., PMAC, Inc., Princeton Paper Company, L.L.C. a/k/a Fitchburg, P.W.E.C., Inc., Rader Resource Recovery, Inc., RCHH, Inc., RYL, LLC, Smith Machine Works, Inc., SMK Company, South Shore Corporation, and South Shore Development, LLC.

     James H.M. Sprayregen       Laura Davis Jones (No. 2436)
     David L. Eaton              Pachulski, Stang, Ziehl, Young & Jones, P.C.
     Anne Marrs Huber            919 North Market Street, 16/th/ Floor
     Stephanie D. Simon          P.O. Box 8705
     KIRKLAND & ELLIS            Wilmington, Delaware 19899-8705 (Courier 19801)
     200 East Randolph Drive     Telephone: (302) 652-4100
     Chicago, Illinois 60601     Facsimile: (302) 652-4400
     Telephone: (312) 861-2000
     Facsimile: (312) 861-2200

                          Co-Counsel for the Debtors

Dated as of December 22, 2000

                               TABLE OF CONTENTS

                                                                                                               Page
I.       INTRODUCTION..........................................................................................   1
         A.   Holders of Claims and Equity Interests Entitled to Vote..........................................   3
         B.   Voting Procedures................................................................................   3
         C.   Confirmation Hearing.............................................................................   4

II.      OVERVIEW OF THE PLAN..................................................................................   4
         A.   Summary of Debtor Categories and Descriptions of Subplans........................................   5
         B.   Summary of Claims against all Debtors............................................................   8
              1.  Unclassified Claims Against All Debtors......................................................   8
              2.  Class 1:  Other Priority Claims..............................................................   9
              3.  Class 2:  Secured Claims.....................................................................   9
              4.  Other Classes................................................................................  10
         C.   No Substantive Consolidation.....................................................................  10
         D.   Brief Summary of Distributions to Holders of Unsecured Claims....................................  10
              1.  HII..........................................................................................  10
              2.  Note Group Debtors...........................................................................  10
              3.  Stock Group Debtors..........................................................................  11
              4.  Liquidating Debtors - Explanation of Liquidating Debtors Recovery
                  Analysis.....................................................................................  11
         E.   Treatment of Classified Claims and Equity Interests against and in the Note Group Debtors........  14
         F.   Treatment of Classified Claims against the Stock Group Debtors...................................  50
         G.   Treatment of Classified Claims against the Liquidating Debtors...................................  64
         H.   Comparison of the debt of the Reorganizing Debtors and the New Debtors ..........................  79
              1.  Estimated Claims against the Reorganizing Debtors............................................  79
              2.  Debt after the Effective Date................................................................  79

III.     GENERAL INFORMATION...................................................................................  80
         A.   Overview of Chapter 11...........................................................................  80
         B.   Description and History of Business..............................................................  81
              1.  The Debtors..................................................................................  81
                  (a) HII......................................................................................  82
                  (b) Selected Historical Financial Information for Note Group Debtors ........................  82
                  (c) Joy......................................................................................  83
                  (d) Joy:  Historical Financial Information...................................................  84
                  (e) Joy:  Employees..........................................................................  84
                  (f) Joy:  Cyclicality........................................................................  84
                  (g) Joy:  Distribution.......................................................................  85
                  (h) Joy:  Competitive Conditions.............................................................  85
                  (i) Joy:  Raw Materials .....................................................................  85
                  (j) Joy:  Patents and Licenses...............................................................  85
                  (k) Joy:  Research and Development...........................................................  86
                  (l) Joy:  Environmental and Health and Safety Matters........................................  86
              2.  P&H..........................................................................................  86
                  (a) P&H:  Historical Financial Information...................................................  87
                  (b) P&H:  Employees..........................................................................  87
                  (c) P&H:  Cyclicality........................................................................  88
                  (d) P&H:  Distribution.......................................................................  88
                  (e) P&H:  Competitive Conditions.............................................................  88
                  (f) P&H:  Raw Materials......................................................................  89
                  (g) P&H:  Patents and Licenses...............................................................  89
                  (h) P&H:  Research and Development...........................................................  89

                  (i) P&H:  Environmental and Health and Safety Matters.......................................   89
              3.  Beloit......................................................................................   90
              4.  Significant Prepetition Funded Indebtedness.................................................   90
                  (a) Prepetition Credit Facility.............................................................   90
                  (b) Other Liabilities.......................................................................   91
                  (c) Accounts Receivable Purchase Agreements.................................................   91
              5.  Intercompany Relationships..................................................................   92
                  (a) Intercompany:  Grid Note Obligations....................................................   93
                      (i)   Intercompany:  Tax Sharing Arrangements...........................................   93
                      (ii)  Intercompany:  Working Capital Financing..........................................   94
                      (iii) Intercompany:  Miscellaneous Expenses and Chargebacks.............................   94
                      (iv)  Intercompany:  Management Services................................................   94
                      (v)   Intercompany:  Guaranty Fees......................................................   95
                      (vi)  Intercompany:  Divestiture Proceeds...............................................   95
                  (b) Intercompany:  Loans/Notes..............................................................   95
                  (c) Intercompany:  Trade and Advances.......................................................   96
                  (d) Intercompany:  Cross-Subsidiary Equity Ownership........................................   96
                  (e) Intercompany:  Contingent Obligations: Letters of Credit................................   97
                  (f) Intercompany:  Contingent Obligations - Guaranties......................................   97
                  (g) Intercompany:  Contingent Obligations - Surety Bonds....................................   98
                  (h) Intercompany:  Post-Retirement Medical and Life Insurance Benefit Obligations...........   98
                  (i) Intercompany:  Real Estate Leases.......................................................   98
                  (j) Intercompany:  Licensing Arrangements...................................................   99
                  (k) Intercompany:  Administrative Claims Between Reorganizing Debtors.......................   99
                  (l) Intercompany:   Administrative Claims Between a Liquidating Debtor and a Reorganizing
                      Debtor..................................................................................   99
                  (m) Intercompany: Administrative Claims Between Liquidating Debtors.........................  100
                  (n) Intercompany: Asserted Reclamation Claims...............................................  100
                  (o) Settlement of Intercompany Claims and Intercreditor Issues Between the Estates of the
                      Reorganizing Debtors and the Liquidating Debtors........................................  101
         C.   Events Leading to the Commencement of the Bankruptcy Cases......................................  101
              1.  1997........................................................................................  101
              2.  1998........................................................................................  101
              3.  1999........................................................................................  102

IV.      EVENTS DURING THE BANKRUPTCY CASES...................................................................  103
         A.   Appointment of the Harnischfeger Creditors Committee............................................  103
         B.   Appointment of the Beloit Committee.............................................................  104
         C.   Appointment of the Equity Committee.............................................................  106
         D.   Stabilization of Business.......................................................................  106
              1.  First-Day Orders............................................................................  106
              2.  First Day Employee Order....................................................................  107
              3.  DIP Facility................................................................................  107
              4.  DIP Facility as it relates to the Debtors' foreign affiliates...............................  109
              5.  Other Material Motions Approved by the Bankruptcy Court.....................................  110
         E.   Relationships with Foreign Lenders..............................................................  110
              1.  Before the Petition Date....................................................................  110
              2.  After the Petition Date.....................................................................  110
              3.  Expectations After Reorganization...........................................................  111
         F.   Vendor Relations................................................................................  111
              1.  Reclamation Claims Program..................................................................  111
         G.   Sale of Beloit..................................................................................  112
         H.   De Minimis Asset Sales..........................................................................  117
         I.   Pension and Employee Matters....................................................................  117
              1.  Pension and Benefit Plan Issues.............................................................  117
                  (a) Qualified Pension Plans and Qualified Savings Plans.....................................  117

                  (b) Non-Qualified Benefit Plans.............................................................  118
                  (c) Other Benefits..........................................................................  118
              2.  Employee Retention Programs.................................................................  119
                  (a) Beloit Incentive Retention Program......................................................  119
                  (b) Joy Early Retirement Program............................................................  119
                  (c) Employee Retention Program..............................................................  120
                  (d) Employee Retention and Severance Program for Beloit Claims Team.........................  121
         J.   Certain Non-Debt Claims and Settlements.........................................................  121
              1.  Asia Pulp & Paper...........................................................................  121
              2.  P.T. Kiani Kertas...........................................................................  122
              3.  The Securities Litigation...................................................................  123
              4.  Potlatch....................................................................................  123
              5.  Environmental Claims........................................................................  123
                  (a) Route 52 (Bluefield, West Virginia).....................................................  124
                  (b) Rockton, Illinois Facility..............................................................  124
                  (c) New Philadelphia, Ohio Site.............................................................  124
                  (d) MIG/DeWane Site.........................................................................  125
                  (e) Welsh Road Site.........................................................................  125
                  (f) Breslube-Penn Site......................................................................  125
                  (g) Marina Cliffs Site-Cleanup..............................................................  125
                  (h) Marina Cliffs Site-Damages..............................................................  126
                  (i) O'Brien Machinery Site..................................................................  126
                  (j) Schiller Park Property..................................................................  126
              6.  Inland Empire...............................................................................  126
              7.  Filed claims asserting asbestos-related liability...........................................  126
         K.   Claims Process and Bar Date.....................................................................  128
              1.  Schedules and Statements....................................................................  128
              2.  Bar Date Order..............................................................................  128
              3.  Claims Settlement Programs..................................................................  128
              4.  Claims Objections...........................................................................  130
              5.  Equity Claims are Subordinated..............................................................  130
              6.  P&H, Joy and HII Claims Team................................................................  131
              7.  Beloit Claims Team..........................................................................  131
              8.  Preparation of Projected Claims ............................................................  131
         L.   Jay Alix Disqualification Motion................................................................  132

V.       THE PLAN OF REORGANIZATION...........................................................................  134
         A.   Introduction....................................................................................  134
         B.   Implementation of the Reorganizing Subplans.....................................................  135
              1.  Payment of Allowed Administrative Claims....................................................  135
              2.  Payment of Allowed Convenience Claims.......................................................  136
              3.  HII.........................................................................................  136
                  (a) Organization of New HII.................................................................  136
                  (b) Assets and Liabilities of HII...........................................................  136
                  (c) Governance of HII.......................................................................  137
                  (d) Exit Financing Facility.................................................................  137
                  (e) Registration of New HII Common Stock....................................................  137
                  (f) Approval of New HII Stock Incentive Plan................................................  137
                  (g) HII Prepetition Notes and the HII Indenture.............................................  141
              4.  Note Group Debtors..........................................................................  141
                  (a) Organization of Note Group Debtors......................................................  141
                  (b) Assets and Liabilities of Note Group Debtors............................................  141
                  (c) Governance of Note Group Debtors........................................................  142
              5.  Stock Group Debtors.........................................................................  142
                  (a) Organization of Stock Group Debtors.....................................................  142
                  (b) Assets and liabilities of the Stock Group Debtors.......................................  142

                  (c) Governance of Stock Group Debtors.......................................................  142
         C.   Implementation of the Liquidating Subplans......................................................  143
              1.  Organization of Liquidating Debtors.........................................................  143
              2.  Assets and Liabilities......................................................................  143
              3.  Governance of Liquidating Debtors...........................................................  144
              4.  Funding expenses of the Liquidating Debtors.................................................  144
              5.  Corporate Action............................................................................  145
              6.  Payment of Allowed Administrative Claims....................................................  145
              7.  Payment of Allowed Convenience Claims.......................................................  146
              8.  Powers of the Plan Administrator............................................................  146
              9.  Termination of Plan Administrator...........................................................  147
              10. Exculpation.................................................................................  148
              11. Indemnification of the Plan Administrator
                  and Advisory Committee Members..............................................................  148
              12. Description of the Plan Administrator and the Advisory Committee............................  148
              13. Special Provisions Related to Liquidating Trust.............................................  149
                  (a) Purpose of the Liquidating Trust. ......................................................  149
                  (b) Transfer of Assets......................................................................  149
                  (c) Valuation of Assets.....................................................................  150
                  (d) Investment Powers.......................................................................  150
                  (e) Reporting Duties........................................................................  151
                  (f) Plan Administrator Agreement............................................................  152
                  (g) Termination.............................................................................  152
              14. Collections of Accounts Receivable..........................................................  153
              15. Servicing of Workers Compensation Program...................................................  153
         D.   Summary of the Committee Settlement Agreement...................................................  153
              1.  Prepetition Intercompany Claims.............................................................  154
              2.  Administrative Claims; Professional Fees
                  and Expenses; Management Fees...............................................................  155
              3.  Potential Director and Officer Claims.......................................................  156
              4.  No Substantive Consolidation; Other Claims..................................................  156
              5.  Tax Attributes..............................................................................  157
              6.  Pension Issues..............................................................................  158

VI.      PROVISIONS GOVERNING DISTRIBUTIONS UNDER THE PLAN AND TREATMENT OF
         CERTAIN CONTINGENT CLAIMS............................................................................  160
         A.   Distributions for Claims Allowed as of the Allowance Date.......................................  160
              1.  General.....................................................................................  160
              2.  Allocation Between Principal and Accrued Interest...........................................  160
              3.  Tax Payment on "Wage" Distributions under HII Subplan.......................................  160
         B.   Method of Distributions to Holders of Claims....................................................  161
              1.  Reorganizing Debtors........................................................................  161
              2.  Liquidating Debtors.........................................................................  161
         C.   Insured Claims..................................................................................  162
              1.  Background of Insurance.....................................................................  162
              2.  Distributions Relating to Allowed Insured Claims............................................  162
                  (a) SIR Insured Claims......................................................................  163
                  (b) Covered Allowed Insured Claims..........................................................  163
                  (c) Aggregate exhaustion....................................................................  163
                  (d) Reimbursement of defense costs..........................................................  164
         D.   Delivery of Distributions and Undeliverable or Unclaimed Distributions..........................  164
              1.  Delivery of Distributions in General........................................................  164
              2.  Delivery of Distributions to Holders of HII Prepetition Notes:
                  Payments to be made to the HII Indenture Trustee............................................  164
              3.  Undeliverable Distributions.................................................................  165
                  (a) Holding of Undeliverable Distributions..................................................  165

                  (b) Failure to Claim Undeliverable Distributions............................................  165
                  (c) Notice of Unclaimed Distributions.......................................................  166
              4.  Tax Withholding From Distributions..........................................................  166
              5.  Time Bar to Cash Payments...................................................................  166
              6.  Means of Cash Payments......................................................................  166
         E.   Foreign Currency Exchange Rate..................................................................  166
         F.   Allowed Class R3A Claims against HII:  Timing and Calculation of Amounts to Be Distributed......  167
              1.  Semiannual Distributions of New HII Common Stock............................................  167
              2.  Minimum Distribution........................................................................  167
              3.  Announcement of Final Payment Date for HII..................................................  167
         G.   Allowed Class R3 Claims against the Note Group Debtors: Timing and Calculations of
              Amounts to be Distributed to Holders of Claims..................................................  167
              1.  Distribution of Cash to Holders of Allowed Class R3 Claims Against the
                  Note Group Debtors that are, with Post-Petition Interest, less than $1,000..................  168
              2.  Distributions to Holders of Allowed Class R3 Claims Against the Note
                  Group Debtors that, with Post-Petition Interest, are $1,000 or greater......................  168
                  (a) Semi-Annual Distribution of (i) Cash and (ii) HII Senior Note(s)........................  168
                  (b) Maximum Principal Amount of the HII Senior Notes........................................  168
                  (c) Distribution of the Note Group HII Equity Distribution..................................  168
                  (d) Discretion to adjust payments...........................................................  169
                  (e) Announcement of Final Payment Date for the Note Group Debtors...........................  169
         H.   Allowed Class R3 Claims against the Stock Group Debtors:  Timing and Calculations of
              Amounts to be Distributed to Holders of Claims..................................................  169
         I.   Allowed Class L3 Claims:  Timing and Calculations of Amounts to be Distributed..................  170
              1.  Distributions ..............................................................................  170
              2.  Minimum Distribution........................................................................  170
              3.  Liquidating Debtor Asbestos Claims..........................................................  170
              4.  Announcement of Final Payment Date for the Liquidating Debtors..............................  170
              5.  EPA Holdback................................................................................  171
              6.  Post-Petition Accommodation Holdback........................................................  172
         J.   Certain Contingent Claims.......................................................................  172
         K.   Distributions to Professional Escrow Account on the Effective Date..............................  173
         L.   Setoffs.........................................................................................  173
         M.   Lost, Stolen, Mutilated or Destroyed Debt Securities............................................  174

VII.     PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS AND EQUITY INTERESTS.....................................  174
         A.   Prosecution of Objections to Claims.............................................................  174
              1.  Reorganizing Debtors........................................................................  174
              2.  Liquidating Debtors ........................................................................  174
              3.  Section 502(d) applies to all Claims........................................................  175
         B.   Estimation of Claims............................................................................  175
         C.   Distributions on Disputed Claims................................................................  175
         D.   Disputed Administrative Claims .................................................................  176
              1.  Reorganizing Debtors........................................................................  176
              2.  Liquidating Debtors:  Creation of Reserve...................................................  176
              3.  Liquidating Debtors:  EPA Holdback and Post-Petition Accommodations.........................  177
         E.   Reserve of New HII Common Stock.................................................................  177
         F.   Tax Reporting...................................................................................  177
              1.  Equity Holdback.............................................................................  177
              2.  Notes Holdback..............................................................................  178
         G.   Reserve of HII Senior Notes.....................................................................  178
         H.   Reserve of Cash for Claims against the Liquidating Debtors .....................................  178

VIII.    TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES................................................  179
         A.   Reorganizing Debtors:  Executory Contracts and Unexpired Leases.................................  179

         B.   Liquidating Debtors:   Executory Contracts and Unexpired Leases.................................  180
         C.   Amendment of Schedules relating to Executory Contracts or Unexpired Leases......................  181
         D.   Effect of Confirmation Order on Executory Contracts and Unexpired Leases........................  182
         E.   Cure of Defaults for Assumed Executory Contracts and Unexpired Leases...........................  182
         F.   Claims based on rejection of Executory Contracts or Unexpired Leases............................  183
         G.   Lease of HII Corporate Headquarters.............................................................  183
         H.   Customer Contracts..............................................................................  184

IX.      OTHER GENERAL PROVISIONS OF THE PLAN.................................................................  184
         A.   Severability of Each Subplan....................................................................  184
         B.   Nonseverability of Plan Provisions..............................................................  184
         C.   Securities to Be Issued Under the Plan..........................................................  184
         D.   Amendments or Modifications to the Plan.........................................................  185
         E.   Releases, Indemnity and Related Injunction......................................................  185
              1.  Releases....................................................................................  186
              2.  Limitations on Releases.....................................................................  187
              3.  Indemnification.............................................................................  188
                  (a) Reorganizing Debtor Indemnification.....................................................  188
                  (b) Liquidation Debtors Indemnification.....................................................  194
                  (c) HII Director Special Counsel............................................................  194
              4.  Injunction..................................................................................  195
              5.  Election to Preserve the Released Claims....................................................  195
              6.  Justification for the releases, indemnity and related injunction............................  195
         F.   Exculpation.....................................................................................  197
         G.   Cancellation of Existing Securities, Instruments and Agreements Evidencing Claims and Equity
              Interests.......................................................................................  197
         H.   Release of Liens................................................................................  198
         I.   Causes of Action And Potential Post-Confirmation Litigation.....................................  198
         J.   Preservation of All Litigation and Causes of Action Not Expressly Settled and Released..........  200
         K.   Termination of the Harnischfeger Creditors Committee............................................  202
         L.   Termination of the Beloit Committee.............................................................  202
         M.   Termination of the Equity Committee.............................................................  202
         N.   Effectuating Documents, Further Transactions and Corporate Action...............................  203
         O.   Plan Supplement.................................................................................  203

X.       CONFIRMATION AND CONSUMMATION PROCEDURE..............................................................  204
         A.   Solicitation of Votes...........................................................................  204
         B.   The Confirmation Hearing........................................................................  207
         C.   Confirmation....................................................................................  208
              1.  Compliance with the Bankruptcy Code (sections 1129(a)(1) and 1129 (a)(2))...................  208
              2.  Good Faith (section 1129(a)(3)).............................................................  209
              3.  Court Approval of Payments (section 1129(a)(4)).............................................  209
              4.  Disclosure of Directors and Officers (section 1129(a)(5))...................................  209
              5.  Approval of Rate Change (section 1129(a)(6))................................................  209
              6.  Best Interests Test (section 1129(a)(7))....................................................  209
              7.  Confirmation of a consensual plan (section 1129(a)(8))......................................  211
              8.  Treatment of Claims Entitled to Priority (section 1129(a)(9))...............................  211
              9.  Confirmation of a nonconsensual plan........................................................  211
                  (a) Secured Creditors.......................................................................  212
                  (b) Unsecured Creditors.....................................................................  212
                  (c) Equity Interests........................................................................  212
              10. Feasibility - section 1129(a)(11)...........................................................  213
              11. Payment of statutory fees (section 1129(a)(12)).............................................  213
              12. Compliance with section 1129(a)(13).........................................................  213
         D.   Exit Financing Facility.........................................................................  214

XI.      CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN....................................  215
         A.   Conditions Precedent to Confirmation............................................................  215
              1.  Entry of the Confirmation Order.............................................................  215
              2.  Exit Financing Facility.....................................................................  215
              3.  Approval of the Committee Settlement Agreement .............................................  215
              4.  Disallowance of Certain Claims as of the Effective Date.....................................  215
              5.  Reduction and Reclassification of Certain Claims as of the Effective Date...................  216
         B.   Effect of Non-Occurrence of Conditions to Consummation..........................................  217
         C.   Conditions Precedent to the Effective Date of the Plan..........................................  217
              1.  Conditions to confirmation satisfied........................................................  217
              2.  Entry of Confirmation Order.................................................................  217
              3.  Closing of the Exit Financing Facility......................................................  217
              4.  DIP Facility................................................................................  217
              5.  Property Transfers..........................................................................  217
              6.  Execution of Documents......................................................................  218
         D.   Waiver of Conditions............................................................................  218

XII.     EFFECT OF CONFIRMATION OF THE PLAN...................................................................  218
         A.   Authority.......................................................................................  218
         B.   Vesting & Liens.................................................................................  218
         C.   Discharge of Reorganizing Debtors...............................................................  219
         D.   Term of Injunction and Stays....................................................................  219
         E.   Protection Against Discriminatory Treatment.....................................................  220

XIII.    MANAGEMENT OF THE NEW DEBTORS........................................................................  220
         A.   Board of Directors and Management...............................................................  220
         B.   Change in Control ..............................................................................  220
         C.   Stay / Emergence Bonuses........................................................................  220
         D.   Reorganizing Debtor Incentive Plan..............................................................  220

XIV.     CERTAIN RISK FACTORS ................................................................................  220
         A.   Risk Factors That Apply to All Debtors..........................................................  221
              1.  Risk of Non-Confirmation of the Plan........................................................  221
              2.  Risk of Non-Occurrence of the Effective Date................................................  221
              3.  Committee Settlement Agreement Approval.....................................................  221
              4.  Risk of Material Adverse Change.............................................................  222
         B.   Risk Factors That Apply to the Reorganizing Debtors.............................................  222
              1.  Risk of Disputed Claims Against the Note Group Debtors......................................  222
              2.  Valuation of HII............................................................................  222
              3.  Disputed Claims Not Yet Resolved............................................................  226
                  (a) Indemnified Claims......................................................................  227
                  (b) Pension Claims..........................................................................  227
                  (c) Directors' and Officers' Claims.........................................................  227
                  (d) L/C Claims..............................................................................  228
                  (e) Environmental  .........................................................................  228
                  (f) Asbestos................................................................................  228
                  (g) Morris Claims...........................................................................  228
                  (h) Retiree Litigation......................................................................  230
                  (i) Wage Claims.............................................................................  231
                  (j) Omega Papier............................................................................  231
              4.  Risk of Claims Asserted Against Non-Debtors.................................................  231
              5.  Terms of Exit Financing.....................................................................  231
         C.   Risk Factors Relating to the Holders of Claims Against Liquidating Debtors......................  232
              1.  Risk of Future Asbestos Demands Against the Liquidating Debtors.............................  232
              2.  Assets Not Yet Sold.........................................................................  232
                  (a) APP Note................................................................................  232
                  (b) Sandusky................................................................................  232

                  (c) Xibe....................................................................................  232
                  (d) Rand Whitney............................................................................  233
              3.  Post-Closing Disputes.......................................................................  233
                  (a) Valmet..................................................................................  233
                  (b) APP.....................................................................................  233
                      (i)  807/808............................................................................  233
                      (ii) 811/812............................................................................  234
                  (c) PT Kiani Kertas.........................................................................  234
                  (d) Procter & Gamble - Robin Hood...........................................................  235
                  (e) Claims pertaining to projects of overseas subsidiaries..................................  235
              4.  Professional Fees...........................................................................  236
              5.  Current Projects............................................................................  236
                  (a) Protisa.................................................................................  236
                  (b) Vinda...................................................................................  236
                  (c) Premier Boxboard........................................................................  237
                  (d) Existing Warranty Obligations...........................................................  237
              6.  Outstanding Disputed Administrative Claims..................................................  237
                  (a) Omega Papier............................................................................  237
                  (b) Wage Claims.............................................................................  239
                  (c) Feder Della Guardia & Feldman...........................................................  240
                  (d) Procter & Gamble - Pilot Equipment......................................................  240
                  (e) Additional Administrative Claims........................................................  241
                  (f) Asserted Secured Claims.................................................................  241
              7.  Executory Contracts and Unexpired Leases....................................................  241
              8.  Sufficiency of Post-Petition Accommodations Holdback........................................  242
              9.  Gain Contingencies..........................................................................  242
         D.   Risk Factors Relating to Securities Distributions...............................................  242
              1.  Lack of Established Market; Illiquidity.....................................................  242
              2.  Dividends...................................................................................  242
              3.  Securities Law Issues.......................................................................  243
         E.   Financial Projections...........................................................................  245
         F.   Business Factors and Competitive Conditions.....................................................  245
         G.   Certain Tax Matters.............................................................................  247

XV.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN..................................................  247
         A.   Consequences to Holders of Claims...............................................................  248
              1.  Consequences to Holders of Claims Against Reorganizing Debtors..............................  248
                  (a) Allowed Class R1 Claims against Reorganizing Debtors....................................  248
                  (b) Allowed Class R2 Claims against Reorganizing Debtors....................................  248
                  (c) Allowed Class R3A Claims against HII....................................................  249
                  (d) Allowed Class R3 Claims against Note Group Debtors......................................  250
                  (e) Allowed Class R3 Claims against Stock Group Debtors.....................................  250
                  (f) Allowed Class R4 Claims against Reorganizing Debtors....................................  251
              2.  Consequences to Holders of Claims Against Liquidating Debtors...............................  252
                  (a) Allowed Class L1 Claims against Liquidating Debtors.....................................  252
                  (b) Allowed Class L2 Claims against Liquidating Debtors.....................................  252
                  (c) Allowed Class L3 Claims against Liquidating Debtors.....................................  252
                  (d) Allowed Class L4 Claims against Liquidating Debtors.....................................  253
              3.  Additional Tax Considerations for Holders of Allowed Claims.................................  254
                  (a) Accrued Interest........................................................................  254
                  (b) Character of Gain or Loss...............................................................  254
         B.   Consequences to the Holders of Equity Interests.................................................  254
         C.   Consequences to the Debtors.....................................................................  255
              1.  Cancellation of Indebtedness Income.........................................................  255
              2.  Limitation of Net Operating Loss Carryovers.................................................  255
              3.  Alternative Minimum Tax ....................................................................  257
         D.   Withholding Taxes...............................................................................  258

XVI.     ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN............................................  258
         A.   Liquidation Under Chapter 7.....................................................................  258
         B.   Alternative Plan of Reorganization..............................................................  259

XVII.    MISCELLANEOUS PROVISIONS.............................................................................  259
         A.   Payment of Statutory Fees.......................................................................  259
         B.   Revocation of Plan..............................................................................  259
         C.   Successors and Assigns..........................................................................  259
         D.   Reservation of Rights...........................................................................  260
         E.   Section 1146 Exemption..........................................................................  260
         F.   Further Assurances..............................................................................  260
         G.   Service of Documents............................................................................  260
         H.   Filing Additional Documents.....................................................................  262
         I.   Post-Confirmation Date Discretion...............................................................  262

XVIII.   RETENTION OF JURISDICTION............................................................................  262

XIX.     CONCLUSION AND RECOMMENDATION........................................................................  264

I.       EXHIBITS INCLUDED IN THE EXHIBIT BOOK

         Exhibit I:                 Definitions

         Exhibit II:                Committee Settlement Agreement

         Exhibit II(A):             Classification of the Debtors

         Exhibit III(B)(1):         Organizational Chart

         Exhibit III(B)(3)(a):      Joy: Historical Financial Information

         Exhibit III(B)(4)(a):      P&H: Historical Financial Information

         Exhibit IV(G):             Liquidating Debtors Recovery Analysis

         Exhibit IV(K)(4)(i):       Chart of Adjusted Claims against each Debtor

         Exhibit IV(K)(4)(ii):      Chart of Projected Claims against each
                                    Debtor

         Exhibit V(B)(3)(f):        Stock Incentive Plan

         Exhibit V(C)(12):          Background of Plan Administrator

         Exhibit VI(E):             Exchange Rates

         Exhibit IX(C)(i):          HII Senior Notes Term Sheet

         Exhibit IX(C)(ii):         Term Sheet for New HII Common Stock

         Exhibit X(C)(6):           Liquidation Analyses for the Reorganizing
                                    Debtors

         Exhibit X(C)(10): Debtors' Projected Financial Information (includes (a) business plan narrative; (b) pro forma projected, consolidated financial statements; and (c) footnotes to the financial statements)

         Exhibit X(D):              Exit Financing Term Sheet

         Exhibit XIV(B):            Projected ARC

II.      SCHEDULES INCLUDED IN EXHIBIT BOOK

         Schedule II(B)(3):         Secured Claims

         Schedule III(B)(7)(b):     Intercompany: Loans

         Schedule III(B)(7)(c):     Intercompany: Trade and Advances

         Schedule III(B)(7)(k):     Intercompany: Administrative Claims between
                                    the Reorganizing Debtors

         Schedule III(B)(7)(m):     Intercompany: Administrative Claims between
                                    Liquidating Debtors

         Schedule IV(I)(1)(c):      Certain employment-related prepetition
                                    agreements to be assumed by the Liquidating
                                    Debtors

         Schedule V(B):             Restructuring Transactions

         Schedule VI(I)(3):         Liquidating Debtors Asbestos Claims

         Schedule VI(I)(6):         Post-Petition Accommodations

         Schedule VI(J)(i):         Outstanding Letters of Credit

         Schedule VI(J)(ii):        Guarantees to be assumed by HII

         Schedule VIII(A): Executory Contracts and Unexpired Leases not listed on Schedule G but assumed as of the Effective Date by the Reorganizing Debtors

         Schedule VIII(A)(iii):     Executory Contracts and Unexpired Leases to
                                    be rejected by the Reorganizing Debtors

         Schedule VIII(B): Executory Contracts and Unexpired Leases not listed on Schedule G but rejected as of the Effective Date by the Liquidating Debtors

         Schedule VIII(B)(iii):     Executory Contracts and Unexpired Leases to
                                    be assumed by the Liquidating Debtors

         Schedule VIII(C): Contracts listed on Schedule G that are not executory and will not be assumed or rejected under the Plan

         Schedule VIII(E)(i): Proposed Cure Amounts for Executory Contracts and Unexpired Leases to be assumed by the Reorganizing Debtors

         Schedule VIII(E)(ii): Proposed Cure Amounts for Executory Contracts and Unexpired Leases to be assumed by the Liquidating Debtors

         Schedule VIII(H): List of proofs of claim filed by customers or related parties asserting warranty claims; these proofs of claim shall be expunged as of the Effective Date.

         Schedule IX(I)(i): HII (and subsidiaries other than P&H, Joy and Beloit) Retained Actions Schedule

         Schedule IX(I)(ii):        P&H (and subsidiaries) Retained Actions
                                    Schedule

         Schedule IX(I)(iii):       Joy (and subsidiaries) Retained Actions
                                    Schedule

         Schedule IX(I)(iv):        Beloit (and subsidiaries) Retained Actions
                                    Schedule

         Schedule IX(I)(v): Princeton Paper Company, L.L.C. Retained Actions Schedule

         Schedule IX(I)(vi):        Joy Environmental Technologies, Inc.
                                    Retained Actions Schedule

         Schedule IX(I)(vii):       Joy Power Products, Inc. Retained Actions
                                    Schedule

         Schedule IX(I)(4):         List of Insurance Carriers

         Schedule X(C)(1): Union Claims that will be expunged as of the Effective Date

         Schedule XI(A)(4)(i):      List of proofs of claim filed by Creditors
                                    whose Executory Contracts or Unexpired
                                    Leases are assumed herein, these proofs of claim shall be expunged as of the Effective
                                    Date

         Schedule XI(A)(4)(ii):     List of proofs of claim filed by Creditors
                                    whose Executory Contracts or Unexpired
                                    Leases are assumed herein, these proofs of claim shall be reduced as of the Effective
                                    Date.

         Schedule XI(A)(5): List of Non-Qualified Benefit Plan Claims reduced and Allowed to reflect payments not made on or before February 28, 2001 (as described in Section IV(I)(1)(b)(i) of the Disclosure Statement)

         Schedule XIII(A): Identity and Compensation of Officers and Directors for each New Debtor

         Schedule XIII(B): Identity of Officers and Directors for each Liquidating Debtor (other than Beloit)

         Schedule XIV(C)(6)(d):     List of Adjusted Administrative Claims filed
                                    against Liquidating Debtors

         Schedule XIV(C)(6)(e):     List of Secured Claims asserted against
                                    Liquidating Debtors

III.     EXHIBITS AND SCHEDULES FILED WITH THE COURT BUT NOT SERVED/2/

         Schedule VIII(A)(i): Executory Contracts and Unexpired Leases already rejected by the Reorganizing Debtors

         Schedule VIII(A)(ii): Executory Contracts and Unexpired Leases already assumed by the Reorganizing Debtors

         Schedule VIII(B)(i): Executory Contracts and Unexpired Leases already rejected by the Liquidating Debtors

         Schedule VIII(B)(ii): Executory Contracts and Unexpired Leases already assumed by the Liquidating Debtors

         Exhibit A:                 The Plan

         Exhibit B:                 Amended and Restated Certificate of
                                    Incorporation for New HII

         Exhibit C:                 Amended and Restated Bylaws of New HII

         Exhibit D:                 Indenture for the HII Senior Notes, among
                                    New HII, as Issuer, P&H and Joy, as
                                    Guarantors, and _____________], as Trustee

         Exhibit E:                 Plan Administrator Agreement

         Exhibit F:                 Registration Rights Agreement



_____________________

 /2/ You can receive a copy of these exhibits and schedules by contacting BMC at 888-909-0100. These schedules and exhibits may be amended before the confirmation hearing. The revised schedules and exhibits will be filed with the Bankruptcy Court and will be served upon parties who have requested such documents from BMC.

I.       INTRODUCTION

         This Third Amended Disclosure Statement is being furnished by Harnischfeger Industries, Inc. ("HII") and its 57 affiliates (together with HII, the "Debtors") in these jointly administered Chapter 11 cases, in connection with the Debtors' solicitation of votes (the "Solicitation") to confirm the Third Amended Joint Plan of Reorganization of the Debtors (the "Plan," a copy of which has been Filed), pursuant to section 1125 of the Bankruptcy Code. The hearing to consider confirmation of the Plan (the "Confirmation Hearing") is scheduled to take place on March 5, 2001.

         Unless the context otherwise requires or unless specifically defined herein, capitalized terms used herein are defined in Exhibit I of the Exhibit
                                                     ---------
Book.

         The Schedules and Exhibits to the Disclosure Statement are contained in an Exhibit Book Filed with the Bankruptcy Court. The Exhibit Book can be obtained by calling BMC at 888- 909-0100. The Schedules and Exhibits may be amended from time to time.

         On December 20, 2000, after notice and a hearing, the Bankruptcy Court approved this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtors' Creditors and Equity Interest holders to make an informed judgment whether to accept or reject the Plan. Approval of this Disclosure Statement does not, however, constitute a determination by the Bankruptcy Court as to the merits or fairness of the Plan. A Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims and Equity Interests that the Debtors believe are entitled to vote to accept or reject the Plan.

         Holders of Claims against and Equity Interests in the Debtors should read this Disclosure Statement, together with the Plan, the form of Ballot, the Disclosure Statement Order and the Voting Instructions, as applicable (collectively, the "Solicitation Materials"), in their entirety before voting on the Plan. The sources of the information provided in this Disclosure Statement are the Debtors' books and records and certain publicly available filings in the Bankruptcy Cases.

         THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTIONS 1125 AND 1145 OF THE BANKRUPTCY CODE AND RULE 3016(c) OF THE BANKRUPTCY RULES AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAWS. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED. THIS DISCLOSURE STATEMENT SHALL NOT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL

EFFECTS OF THE REORGANIZATION OF THE DEBTORS AS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTORS.

         THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN AND CERTAIN OTHER DOCUMENTS AND CERTAIN FINANCIAL INFORMATION. THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE AND PROVIDE ADEQUATE INFORMATION. THE SUMMARIES DO NOT PURPORT TO BE COMPLETE AND ARE QUALIFIED TO THE EXTENT THEY DO NOT SET FORTH THE ENTIRE TEXT OF THE PLAN, OTHER DOCUMENTS OR FINANCIAL INFORMATION. IF THERE IS ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN, OR THE OTHER DOCUMENTS AND FINANCIAL INFORMATION TO BE INCORPORATED THEREIN BY REFERENCE, THE PLAN OR OTHER DOCUMENT OR INFORMATION SHALL GOVERN FOR ALL PURPOSES. ACCORDINGLY, EACH HOLDER OF A CLAIM AND INTEREST SHOULD REVIEW THE ENTIRE PLAN.

         THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED HEREIN HAVE BEEN MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS AND EQUITY INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH HEREIN UNLESS SO SPECIFIED. EACH HOLDER OF A CLAIM OR AN EQUITY INTEREST SHOULD CAREFULLY REVIEW THE PLAN, THIS DISCLOSURE STATEMENT AND THE EXHIBITS AND SCHEDULES TO BOTH DOCUMENTS IN THEIR ENTIRETY BEFORE CASTING A BALLOT.

         THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN BUT, AS TO CONTESTED MATTERS AND ADVERSARY PROCEEDINGS, IS NOT TO BE CONSTRUED AS ADMISSIONS OR STIPULATIONS, BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS.

         NO PARTY IS AUTHORIZED TO GIVE ANY INFORMATION WITH RESPECT TO THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. NO REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY HAVE BEEN AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT OR, SUBSEQUENT TO A FILING BY THE DEBTORS UNDER THE BANKRUPTCY CODE, BY ANY BANKRUPTCY COURT. ANY INFORMATION, REPRESENTATIONS OR INDUCEMENTS MADE TO OBTAIN YOUR ACCEPTANCE OF THE PLAN WHICH ARE OTHER THAN OR INCONSISTENT WITH THE INFORMATION CONTAINED HEREIN AND IN THE PLAN SHOULD NOT BE RELIED UPON BY ANY HOLDER OF A CLAIM OR EQUITY INTEREST.

         A.   Holders of Claims and Equity Interests Entitled to Vote

         Pursuant to the Bankruptcy Code, only holders of Allowed Claims or Equity Interests in Classes that are impaired under the Plan are entitled to vote to accept or reject the Plan. Unimpaired Classes are deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

         Section II lists the impaired Classes entitled to vote on this Plan.

         The Plan consists of 58 Subplans - one Subplan for each Debtor. Confirmation of the Plan does not require that all Subplans be confirmed. The Debtors reserve the right to withdraw any Subplan until and throughout the Confirmation Hearing.

         The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. Acceptance of a plan by a class of equity interests requires acceptance by at least two-thirds of the number of shares in such class that cast ballots for acceptance or rejection of the plan. For a more detailed description of the requirements for confirmation of the Plan, see
Section X herein.

         Section 1129(b) of the Bankruptcy Code permits confirmation of a plan notwithstanding the non-acceptance of a plan by one or more impaired classes of claims or equity interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each non-accepting class. For a more detailed description of the requirements for confirmation of a non-consensual plan, see
Section X herein.

         If any impaired class or subclass of claims or equity interests entitled to vote does not accept the Plan by the requisite majorities provided in sections 1126(c) or 1126(d) of the Bankruptcy Code, as applicable, the Debtors reserve the right to amend the Plan or to seek confirmation of the Plan under sections 1129(a) or 1129(b) of the Bankruptcy Code or both. This latter procedure is commonly known as cram-down. The cram-down procedure is described in more detail in Section X herein.

         B.   Voting Procedures

         If you are entitled to vote to accept or reject any of the Plans, a Ballot is enclosed for the purpose of voting on the Plan. If you hold Claims in more than one class and you are entitled to vote Claims in more than one class, you will receive one Ballot that must be used for all of your Claims. By the Voting Deadline, please vote and return your Ballot to the Voting Agent:

                       Bankruptcy Management Corporation
                            1330 E. Franklin Avenue
                             El Segundo, CA 90245
           DO NOT RETURN YOUR NOTES OR SECURITIES WITH YOUR BALLOT.
              ---

         TO BE COUNTED, THE VOTING AGENT MUST RECEIVE YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN NO LATER THAN 5:00 P.M. PACIFIC TIME, ON JANUARY 30, 2001 (THE "VOTING DEADLINE"). ANY EXECUTED BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

         Except as otherwise ordered by the Court, each Claim (i) that is not the subject of a pending objection as of the Voting Deadline and (ii) that is classified in a class of Claims entitled to vote to accept or reject the Plan may vote on the Plan (a "Voting Claim"). The amount of each Voting Claim will be
(A) the amount of such Claim as set forth in a proof of claim or, if amended by Court Order, then the amount so amended, or, (B) if no proof of claim was filed, the amount of such Claim as set forth in the Schedules as undisputed, liquidated and non-contingent. The amount of a Voting Claim will not necessarily be the ultimate Allowed amount for such Claim, or the amount used to calculate distributions thereon. For additional information on voting, see Section X herein. The Disclosure Statement Order sets December 10, 2000 as the record date for voting on the Plan. Accordingly, only Holders of Claims as of December 10, 2000, which are otherwise entitled to vote under the Plan may vote on the Plan.

         If you hold a Claim or Equity Interest entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call BMC at (888) 909-0100.

         C.   Confirmation Hearing

         Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on March 5, 2001, at 2:00 p.m. Eastern Standard Time before The Honorable Peter J. Walsh, Chief United States Bankruptcy Judge, at the United States Bankruptcy Court, 824 Market Street, Sixth Floor, Wilmington, Delaware 19801. Objections, if any, to confirmation of the Plan must be served and filed so that they are received on or before January 30, 2001 at 4:00 p.m. Eastern Time, in the manner set forth in the Disclosure Statement Order. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequently adjourned Confirmation Hearing.

II.      OVERVIEW OF THE PLAN

         The following is a brief summary of certain material provisions of the Plan. This summary is qualified in its entirety by the provisions of the Plan.

         The Plan incorporates the Committee Settlement Agreement (Exhibit II of
                                                                   ----------
the Exhibit Book), which resolves, among other things, certain intercompany claims, certain tax attributes and certain pension issues. The Committee Settlement Agreement is the result of lengthy due diligence and substantial negotiations by the Beloit Committee and the Harnischfeger Creditors

          Committee. The Debtors believe the settlement summarized in the Committee Settlement Agreement represents a fair resolution of hotly contested issues and facilitates a prompt confirmation of the Plan. Confirmation of the Plan is conditioned upon the approval of the Committee Settlement Agreement under Rule 9019 of the Bankruptcy Rules.

               A.   Summary of Debtor Categories and Descriptions of Subplans

               The Plan places the 58 Debtors in four categories: (i) HII; (ii) Note Group Debtors; (iii) Stock Group Debtors and (iv) Liquidating Debtors. An organizational chart showing the classification of the Debtors is included as Exhibit II(A) of the Exhibit Book. For purposes
                                 -------------
          of these categories, HII is not grouped with any other Debtor. The Note Group Debtors generally consist of most but not all of Joy, P&H and their respective operating subsidiaries. See the definition of Note Group Debtors for a detailed listing of the Note Group Debtors. The Stock Group Debtors consist of certain non-operating direct and indirect subsidiaries of HII, Joy and P&H. See the definitions of Stock Group Debtors for a detailed listing of the Stock Group Debtors. The Liquidating Debtors are Beloit and its direct and indirect subsidiaries. Substantially all of the Liquidating Debtors' operating assets have been sold.

               HII, the Note Group Debtors and the Stock Group Debtors are collectively referred to herein as the Reorganizing Debtors. Beloit and its direct and indirect subsidiaries are collectively referred to herein as the Liquidating Debtors. The Subplan for each Debtor is designated by a letter (e.g., RA, RB etc. for the Reorganizing Debtors
                                  ----
          and LA, LB etc. for the Liquidating Debtors). The following chart lists the letter assigned to the Subplan for each Debtor.

========================================================================================================================
                                                  STATE OF
     DEBTOR                                    INCORPORATION        TAX I.D.        TYPE OF SUBPLAN        SUBPLAN
========================================================================================================================
     Harnischfeger Industries, Inc.            Delaware            39-1566457     Reorganizing Debtor      RA
------------------------------------------------------------------------------------------------------------------------
     Joy Technologies Inc. d/b/a Joy Mining    Delaware            13-3389174     Reorganizing Note        RB
     Machinery                                                                    Group Debtor
------------------------------------------------------------------------------------------------------------------------
     Harnischfeger Corporation d/b/a P&H       Delaware            39-0334430     Reorganizing Note        RC
     Mining Equipment d/b/a P&H MinePro                                           Group Debtor
     Services
------------------------------------------------------------------------------------------------------------------------
     American Alloy Company                    Ohio                34-1769497     Reorganizing Note        RD
                                                                                  Group Debtor
------------------------------------------------------------------------------------------------------------------------
     American Longwall Face Conveyors, Inc.    Delaware            62-1050863     Reorganizing Note        RE
                                                                                  Group Debtor
------------------------------------------------------------------------------------------------------------------------
     American Longwall, Inc.                   Delaware            25-1608866     Reorganizing Note        RF
                                                                                  Group Debtor
------------------------------------------------------------------------------------------------------------------------
     American Longwall Mexico, Inc.            Delaware            25-1756772     Reorganizing Stock       RDD
                                                                                  Group Debtor
------------------------------------------------------------------------------------------------------------------------
     American Longwall Rebuild, Inc.           Delaware            55-0524100     Reorganizing Note        RG
                                                                                  Group Debtor
------------------------------------------------------------------------------------------------------------------------
     American Longwall Roof Supports, Inc      New York            54-0742397     Reorganizing Note        RH
                                                                                  Group Debtor
------------------------------------------------------------------------------------------------------------------------
     Beloit Corporation                        Delaware            39-0159010     Liquidating Debtor       LA
------------------------------------------------------------------------------------------------------------------------

========================================================================================================================
                                                  STATE OF
     DEBTOR                                    INCORPORATION          TAX I.D.        TYPE OF SUBPLAN        SUBPLAN
========================================================================================================================
     Beloit Holdings, Inc.                     Delaware               39-1716691     Liquidating Debtor       LB
------------------------------------------------------------------------------------------------------------------------
     Beloit International Services, Inc.       Delaware               39-1867420     Liquidating Debtor       LC
------------------------------------------------------------------------------------------------------------------------
     Beloit Iron Works, Inc.                   Wisconsin              39-6078319     Liquidating Debtor       LD
------------------------------------------------------------------------------------------------------------------------
     Beloit Pulping Group Inc.                 Delaware               39-1846155     Liquidating Debtor       LE
------------------------------------------------------------------------------------------------------------------------
     Beloit Technologies, Inc.                 Delaware               51-0327825     Liquidating Debtor       LF
------------------------------------------------------------------------------------------------------------------------
     Benefit, Inc.                             Delaware               39-1601477     Reorganizing Note        RI
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     BWRC Dutch Holdings, Inc.                 Delaware               39-1832903     Liquidating Debtor       LH
------------------------------------------------------------------------------------------------------------------------
     BWRC, Inc.                                Delaware               51-0327826     Liquidating Debtor       LI
------------------------------------------------------------------------------------------------------------------------
     Dobson Management Services, Inc.          New Jersey             06-0663540     Reorganizing Stock       REE
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     Dobson Park Industries, Inc.              Delaware               13-3001775     Reorganizing Note        RJ
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     Ecolaire Export FSC, Inc.                 U.S. Virgin Islands    66-0411856     Reorganizing Note        RFF
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     Ecolaire Incorporated                     Pennsylvania           23-1744970     Reorganizing Stock       RGG
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     Field Repair Services LLC                 Delaware (Limited      39-1931255     Reorganizing Note        RK
                                               Liability Company)                    Group Debtor
------------------------------------------------------------------------------------------------------------------------
     Fitchburg Corporation                     Illinois               36-4180006     Liquidating Debtor       LG
------------------------------------------------------------------------------------------------------------------------
     Gullick Dobson Inc.                       Delaware               25-1351472     Reorganizing Stock       RHH
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     Harnischfeger Credit Corporation          Delaware               39-6040449     Reorganizing Note        RL
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     Harnischfeger Overseas, Inc.,             Delaware               39-1952395     Reorganizing Stock       RII
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     Harnischfeger Technologies, Inc.          Delaware               52-2058704     Reorganizing Note        RM
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     Harnischfeger World Services Corporation  Delaware               39-1221771     Reorganizing Note        RN
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     HCHC, Inc.                                Delaware               51-0355340     Reorganizing Note        RO
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     HCHC UK Holdings, Inc                     Delaware               51-0371672     Reorganizing Note        RP
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     HIHC, Inc.                                Delaware               51-0327827     Reorganizing Note        RQ
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     The Horsburgh & Scott Company             Ohio                   34-0298010     Reorganizing Note        RR
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------

========================================================================================================================
                                                  STATE OF
     DEBTOR                                    INCORPORATION          TAX I.D.        TYPE OF SUBPLAN        SUBPLAN
========================================================================================================================
     J.P.D., Inc.                              Delaware               51-0346025     Reorganizing Note        RW
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     Joy MM Delaware, Inc.                     Delaware               51-0339005     Reorganizing Note        RT
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     Joy Energy Systems, Inc.                  Delaware               56-1440794     Reorganizing Stock       RJJ
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     Joy Environmental Technologies, Inc.      Delaware               52-1666845     Reorganizing Stock       RKK
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     Joy International Sales Corporation, Inc. Delaware               unknown        Reorganizing Note        RS
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     Joy Power Products, Inc.                  Delaware               23-2613908     Reorganizing Note        RU
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     Joy Technologies Delaware, Inc.           Delaware               25-1667627     Reorganizing Note        RV
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     JTI UK Holdings, Inc.                     Delaware               51-0371671     Reorganizing Note        RX
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     Mining Services, Inc.                     Delaware               39-1833211     Reorganizing Note        RY
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     MIP Products, Inc.                        Virginia               54-1366510     Reorganizing Stock       RLL
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     New Ecolaire, Inc.                        Pennsylvania           13-3389174     Reorganizing Stock       RMM
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     Optical Alignment Systems and Inspection  New Hampshire          02-0361307     Liquidating Debtor       LJ
     Services, Inc.
------------------------------------------------------------------------------------------------------------------------
     Peabody & Wind Engineering Corporation    Pennsylvania           23-2132079     Reorganizing Note        RZ
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     PEAC, Inc.                                Delaware               39-1724195     Liquidating Debtor       LK
------------------------------------------------------------------------------------------------------------------------
     PEOC, Inc                                 Delaware               39-1793200     Liquidating Debtor       LM
------------------------------------------------------------------------------------------------------------------------
     PMAC, Inc.                                Delaware               39-1819046     Liquidating Debtor       LN
------------------------------------------------------------------------------------------------------------------------
     Princeton Paper Company, L.L.C. a/k/a     Illinois (Limited      36-4180004     Liquidating Debtor       LL
     Fitchburg                                 Liability Company)
------------------------------------------------------------------------------------------------------------------------
     P.W.E.C., Inc.                            Delaware               23-1664016     Reorganizing Stock       RNN
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     Rader Resource Recovery, Inc.             Delaware               39-1819046     Liquidating Debtor       LO
------------------------------------------------------------------------------------------------------------------------
     RCHH, Inc.                                Delaware               39-1904508     Reorganizing Note        RAA
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     RYL, LLC                                  Delaware (Limited      39-1904511     Reorganizing Stock       ROO
                                               Liability Company)                    Group Debtor
------------------------------------------------------------------------------------------------------------------------
     Smith Machine Works, Inc.                 Pennsylvania           23-1643244     Reorganizing Note        RPP
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------

========================================================================================================================
                                                  STATE OF
     DEBTOR                                    INCORPORATION          TAX I.D.        TYPE OF SUBPLAN        SUBPLAN
========================================================================================================================
     SMK Company                               Delaware               39-1676183     Reorganizing Stock       RQQ
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     South Shore Corporation                   Delaware               39-1800007     Reorganizing Note        RBB
                                                                                     Group Debtor
------------------------------------------------------------------------------------------------------------------------
     South Shore Development, LLC              Delaware (Limited      39-1566457     Reorganizing Note        RCC
                                               Liability Company)                    Group Debtor
========================================================================================================================


          B.   Summary of Claims against all Debtors

          The following summarizes claims against the Debtors.

               1.   Unclassified Claims Against All Debtors

               For each Subplan, the following treatment of unclassified Claims applies.

     ==================================================================================================================
                                                                                                             Adjusted
                                                                                                             Percentage
       Type of Claim       Treatment                                                                         Recovery
     ------------------------------------------------------------------------------------------------------------------
       Administrative      Except as the Committee Settlement Agreement provides, each Holder of an          100%
       Claims              Allowed Administrative Claim will be paid the full unpaid amount of such
                           Allowed Administrative Claim in Cash on the Effective Date, or upon such other terms as have been or may be agreed upon by such Holder and the
                           Debtors or otherwise pursuant to order of the Bankruptcy Court; provided,
                                                                                           --------
                           however, that Allowed Administrative Claims representing obligations
                           -------
                           incurred in the ordinary course of business or otherwise assumed by the
                           Debtors pursuant to the Plan will be assumed on the Effective Date and paid or performed by the Debtors when due in accordance with the terms and conditions of the particular agreements governing such obligations.

     ==================================================================================================================

       Priority Tax        Each Holder of an Allowed Priority Tax Claim shall receive either at the          100%
       Claims/3/           New Debtors' or Plan Administrator's option (as the case may be), (i) on the Effective Date, Cash in an amount equal to the amount of such Allowed
                           Claim or (ii) deferred Cash payments, over a period not exceeding six years after the date of assessment of such Claim, of a value, as of the
                           Confirmation Date, equal to the Allowed amount of such Claim. For purposes of determining value hereunder, the interest rate shall be 6% per annum based on a 360 day year. Such interest will accrue from the Confirmation Date until the date on which the Priority Tax Claim is paid in full. If a New Debtor
                           (with respect to Allowed Priority Tax Claims against the Reorganizing Debtors)
                           or the Plan Administrator (with respect to Allowed Priority Tax Claims against a Liquidating Debtor) does not pay an Allowed Priority Tax Claim on the
                           Effective Date, then the New Debtor or the Plan Administrator, as the case may be, is deemed to elect option (ii) above for any Allowed Priority Tax Claim not paid on the Effective Date.

     ==================================================================================================================

______________________

/3/ If the year of a franchise tax, real estate tax, personal property tax or income tax includes the Petition Date, then such tax will be included in Priority Tax Claims and treated as the Plan provides. For example, 1999 income taxes will not be bifurcated into Pre- and Post-Petition portions; the entire 1999 income tax will be a Priority Tax Claim.

         2.  Class 1:  Other Priority Claims

     Each Reorganizing Debtor will have a Class R1 for its Other Priority Claims. Each Liquidating Debtor will have a Class L1 for its Other Priority Claims.

     The legal, equitable and contractual rights of the Holders of Class R1 and Class L1 Other Priority Claims are unaltered by the Plan. Unless the Holder of such a Claim and the respective Debtor agree to a different treatment, each Holder of an Allowed Class R1 or L1 Other Priority Claim shall receive one of the following alternative treatments, at the election of the respective Debtor, or in the case of the Liquidating Debtors, at the election of the Plan
Administrator:

     (a) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash; or

     (b) to the extent not due and owing on the Effective Date, at the respective New Debtor's or Plan Administrator's option such Claim (A) will be paid in full in Cash or (B) will be paid in full in Cash when and as such Claim becomes due and owing in the ordinary course of business.

     Any default with respect to any Other Priority Claim that existed immediately before the Petition Date shall be deemed cured upon the Effective Date.

         3.  Class 2:  Secured Claims

     Each Reorganizing Debtor will have a separate Class R2 for each Secured Claim (except the Claims listed in footnote 4 herein). Each Liquidating Debtor will have a separate Class L2 for each Secured Claim. Secured Claims (Filed or Scheduled) that the Debtors have not objected to are listed on Schedule II(B)(3)
                                                               -----------------
of the Exhibit Book. Each Class R2 or L2 Claim is a separate sub-class. The Debtors reserve the right to object to the Filed Secured Claims listed on
Schedule II(B)(3) of the Exhibit Book.
-----------------

     Each Holder of an Allowed Class R2 or L2 Secured Claim shall receive, at the election of the respective New Debtor or Plan Administrator, either (i) return of collateral; (ii) payment of the value of the Allowed Class R2 or L2 Secured Claim, determined in accordance with section 506(a) of the Bankruptcy Code; or (iii) treatment such that the Allowed Class R2 or L2 Secured Claim is unimpaired under section 1124 of the Bankruptcy Code./4/ Any Deficiency Claim will be treated as a Class R3 or L3 Claim.



_______________

  /4/ The proposed treatment for Secured Claims will not apply to (a) the secured claim listed in proof of claim number 1027, which is a $220,000 secured claim asserted by Yamazen, Inc. ("Yamazen") against Joy, (b) proof of claim number 2327, which is a secured claim asserted by Coakley Bros. Co. ("Coakley") against P&H or (c) proof of claim number 3202, which is a secured claim asserted by Maple Leaf Construction Co., Inc. ("Maple Leaf") against Beloit. The treatment of Yamazen's secured claim and Coakley's secured claim and Maple Leaf's secured claim were settled by prior Court orders. Yamazen's $68,000 unsecured claim will be treated as an Allowed Class R3B Claim.

         4.  Other Classes

     The Debtors have identified four additional Classes of Claims. Not all Debtors have each Class of Claim. The four Classes are:

         Class R3 and L3:  Unsecured Claims
         Class R4 and L4:  Convenience Claims
         Class R5:         Reorganizing Debtor Intercompany Claims
         Class R6 and L6:  Equity Interests

     C.  No Substantive Consolidation

     The Debtors are not substantively consolidated under the Plan. Thus, any Claim held against one of the Debtors will be satisfied solely from the assets of such Debtor. The Plan consists of 58 Subplans, one for each Debtor. Under the Committee Settlement Agreement, if approved as a settlement, all Claims for substantive consolidation, if any, of the Liquidating Debtors against the Reorganizing Debtors, or the Reorganizing Debtors against the Liquidating Debtors are settled, released and waived. For a summary of all of the provisions of the Committee Settlement Agreement, see Section V(D) herein.

     D.  Brief Summary of Distributions to Holders of Unsecured Claims

     A brief summary of the types of distributions to Holders of Claims against and Equity Interests in against the Debtors is as follows:

         1.  HII

     Under the Subplan for HII, Holders of Allowed Class R3A Unsecured Claims (which do not include Reorganizing Debtor Intercompany Claims) will receive a pro rata share of Distributable New HII Common Stock not otherwise distributed to Holders of Claims against the Note Group Debtors. A portion of the Distributable New HII Common Stock will be held in a reserve until all Claims against HII are resolved.

         2.  Note Group Debtors

     Under the Subplans for the Note Group Debtors, Holders of Allowed Class R3 Claims against the Note Group Debtors (which do not include Reorganizing Debtor Intercompany Claims) will be paid in full, including Post-Petition Interest. The amount of an Allowed Class R3 Claim against the Note Group Debtors that is not evenly divisible by $1,000 will be paid in Cash. The evenly divisible portion of such Claim is referred to as a "Rounded Claim." If all Rounded Claims are less than $167 million in the aggregate, then Holders of Rounded Claims will be paid in full by surrendering such Claims for HII Senior Note(s). Until all Class R3 Claims against the Note Group Debtors are resolved, a portion of the HII Senior Notes will not be distributed. If all Rounded Claims are in the aggregate more than $167 million, then Holders of Allowed Class R3 Claims against the Note Group Debtors will receive their Pro Rata Rounded Share of (i) HII Senior Notes and (ii) the Note Group HII Equity Distribution. Because New HII will issue its own senior notes as payment of the Rounded Claims, (i) HII is purchasing the Rounded Claims and (ii) the Note Group Debtors will then be indebted to New HII which indebtedness will be recorded as intercompany claims after the Effective Date.

         3.  Stock Group Debtors

     Under the Subplans for the Stock Group Debtors, if there are Allowed Class R3 Claims against a particular Stock Group Debtor which, except as specified herein, do not include Reorganizing Debtor Intercompany Claims, then the Equity Interests in such Stock Group Debtor shall be canceled as of the Effective Date, and new stock in such Stock Group Debtor shall be issued to the Holders of Allowed Class R3 Claim against the respective Stock Group Debtor.

         4. Liquidating Debtors - Explanation of Liquidating Debtors Recovery Analysis

     Under the Subplans for the Liquidating Debtors, the Holders of Allowed Class L3 Claims (which include Liquidating Debtor Intercompany Claims) will receive an amount of Cash described as the Distributable Net Beloit Proceeds. The percentage Cash recovery will vary, depending on the assets and Allowed Claims against each Liquidating Debtor. There are 15 Liquidating Debtors. In
Section II(H) herein, the Debtors disclose the Initial Percentage Recovery and the Total Projected Percentage Recovery for each Liquidating Debtor. The Debtors estimate that the Initial Percentage Recovery will be paid on the Initial Payment Date. On the Final Payment, the Debtors estimate that the Total Projected Percentage Recovery will be paid. For example, if a creditor has a $100 Allowed Claim against a Liquidating Debtor and the Initial Percentage Recovery against the Liquidating Debtor is 5%, the Debtors estimate that the Creditor will receive $5.00 on the Initial Payment Date. If the Projected Total Percentage Recovery is 20%, the Debtors estimate that after the Final Payment Date (which could be many years from now), the creditor will have received a total of $20.00 (i.e., the creditor will receive $15.00 after the Initial Payment Date).

     The majority of the Liquidating Debtors' assets have been sold and reduced to Cash. The assets that are not sold are disclosed in Section XIII(C)(2) herein. The Debtors' estimate of the value of the Liquidating Debtors' Cash and unsold assets are included in Exhibit IV(G) of the Exhibit Book. The causes of
                              -------------
action that the Liquidating Debtors have are described in Section IX(I) herein and in Exhibit IX(I)(iv) of the Exhibit Book. If all of these causes of action
       -----------------
are successful, then more Cash will be available to distribute to creditors of the Liquidating Debtors. Until all Claims against the respective Liquidating Debtor are resolved, the Plan Administrator will hold back a certain amount of Cash. The formula to determine this holdback amount is stated as the Liquidating Estate Claim Holdback.

     The Liquidating Debtors Recovery Analysis (Exhibit IV(G) of the Exhibit
                                                ------------
Book) shows that the aggregate future net Cash proceeds of assets from the Liquidating Debtors' estates is estimated to be within the range of $60.374 million and $96.587 million. From this amount, (a) the Plan Administrator's fees, plus (b) the administrative fees and expenses expected to be incurred until the Final Payment Date for the Liquidating Debtors plus (c) all administrative, priority and secured claims that the Liquidating Debtors estimate will ultimately be Allowed aggregate to between $47.113 million and $33.339 million. See the Liquidating Debtors Recovery Analysis. To this amount, the current Grid Note Balance must be added. As disclosed in the Liquidating Debtors Recovery Analysis, the current amount of the Grid Note Balance is $20.143 million. These calculations yield the conclusion that the estimate of Cash ultimately available to pay all unsecured creditors of all Liquidating Debtors will be, according to the Debtors' estimates, between $33.404 million and $83.391 million. The ranges listed in the Liquidating Debtors Recovery Analysis are the Liquidating Debtors' estimates and are based on the Liquidating Debtors' assessment of likely scenarios and future events that will affect distributions to unsecured creditors of the Liquidating Debtors. It is possible for the actual range of recoveries for the Liquidating Debtors to be higher or lower than the numbers listed in the Liquidating Debtors Recovery Analysis. For example, if certain of the risk factors described in
Section XIV of the Disclosure Statement occur, then the actual recovery to unsecured creditors could be lower than the amounts listed in the Liquidating Debtors Recovery Analysis. The occurrence of certain risk factors could result in (i) the inability to confirm the Liquidating Debtor Subplans; and (ii) the termination of the Committee Settlement Agreement. On the other hand, if all of
                                                                         ---
the Beloit Retained Actions listed on Schedules IX(I)(iv) and (v) of the Exhibit Book are all successful, then the actual distributions to unsecured creditors could be higher than the amounts listed in the Liquidating Debtors Recovery Analysis.

     It is important to note that the Liquidating Debtors Recovery Analysis aggregates all assets from all of the 15 Liquidating Debtors. The estates of the Liquidating Debtors are not substantively consolidated; thus the assets listed
                        ---
in the Liquidating Debtors Recovery Analysis will be segregated into the appropriate Liquidating Debtor estate. The charts in Section II(H) herein list the projected percentage recovery for each Liquidating Debtor.

     The Liquidating Debtors Recovery Analysis incorporates certain assumptions and projections of future expenses. Specifically, it assumes that the aggregate amount of all Adjusted Administrative Claims actually filed against the Liquidating Debtors as of the date of the Disclosure Statement, as aggregated in
Schedule XIV(C)(6)(d) of the Exhibit Book, will ultimately be Allowed as
--------------------
Administrative Claims in the aggregate reduced amount listed in Schedule
                                       -------                  --------
IV(K)(4)(ii) of the Exhibit Book. In addition, the Liquidating Debtors Recovery
-----------
Analysis assumes that (A) the Outstanding Disputed Administrative Claims listed in Section XIV(C)(6) of the Disclosure Statement will not be Allowed in the full
                                                      ---
amount asserted and (B) the alleged Secured Claims listed in Schedule
                                                             --------
XIV(C)(6)(e) of the Exhibit Book will not be Allowed in the full amount
-----------
asserted. Rather, the Liquidating Debtors Recovery Analysis assumes that all such claims are reduced to the aggregate amount listed in Schedule IV(K)(4)(ii)
                -------                                   ---------------------
of the Exhibit Book. If this assumption is incorrect and all of these claims
                                                         ---
are Allowed in the full amount asserted, there will be no Cash available to
                   ----
distribute to the unsecured creditors of the Liquidating Debtors and the Subplans for the Liquidating Debtors may not be confirmed. If this happens, it is the Beloit Committee's position that the Plan would not be effective by March 15, 2001 and Committee Settlement Agreement is no longer binding and, therefore, in the Beloit Committee's view, the Subplans of the Reorganizing Debtors are not confirmable. The Debtors and the Harnischfeger Creditors Committee disagree with this position.

     The Liquidating Debtors vigorously dispute all of the asserted administrative claims listed in Schedule XIV(C)(6)(e) of the Exhibit Book and
                                ---------------------
the Outstanding Disputed Administrative Claims described in Section XIV(C)(6) herein and most of the alleged secured claims listed in Schedule XIV(C)(6)(e) of
                                                        ---------------------
the Exhibit Book, and, in the Debtors' view, it is highly unlikely that all such
                                                                        ---
alleged Claims will ultimately be Allowed at the full amount asserted.

     E.   Treatment of Classified Claims and Equity Interests against and in HII

          The following chart summarizes the treatment of Claims and Equity Interests against and in HII.


====================================================================================================================================
                             SUBPLAN RA:  HARNISCHFEGER INDUSTRIES, INC. (CASE NO. 99-2171 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                     Status/Voting Rights      Initial % Recovery/1/      Projected Claims/             Treatment
                                                                                     Projected Total %
                                                                                         Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3A/                   Impaired/Entitled to vote     31.6%                  $1,159,000,000/60%        Each Holder of an
Unsecured Claims                                                                                            Allowed Class R3A Claim
                                                                                                            will receive a whole
                                                                                                            number of shares of New
                                                                                                            HII Common Stock equal
                                                                                                            to that Holder's Pro
                                                                                                            Rata Share of the
                                                                                                            Distributable New HII
                                                                                                            Common Stock.
------------------------------------------------------------------------------------------------------------------------------------
Class R4A/                   Impaired/Entitled to vote     59.3%                  $339,000/50%              Each Holder of an
HII Convenience Class                                                                                       Allowed R3A Claim may
                                                                                                            elect to be treated as
                                                                                                            a Holder of an Allowed
                                                                                                            Class R4A Claim.  Any
                                                                                                            such election must be
                                                                                                            made in the Ballot, and
                                                                                                            no Creditor can elect
                                                                                                            Class R4A Claim
                                                                                                            treatment after the
                                                                                                            Voting Deadline.  A
                                                                                                            Class R4A Claim shall
                                                                                                            not exceed $10,000. Any
                                                                                                            Allowed Class R3A Claim
                                                                                                            that exceeds $10,000
                                                                                                            but whose Holder elects
                                                                                                            to be treated as a
                                                                                                            Class R4A Claim shall
                                                                                                            be automatically
                                                                                                            reduced in complete
                                                                                                            satisfaction of the
                                                                                                            Claim to a $10,000
                                                                                                            Allowed Class R4A
                                                                                                            Claim./2/  On the
                                                                                                            Effective Date, New HII
                                                                                                            shall pay 50% of each
                                                                                                            Allowed Class R4A Claim
                                                                                                            in Cash and the
                                                                                                            remainder of the Class
                                                                                                            R4A Claim will not be
                                                                                                            paid and shall be
                                                                                                            waived, released and
                                                                                                            discharged./3/
------------------------------------------------------------------------------------------------------------------------------------
Class R5A/                   Unimpaired / Deemed to         100%                  $418,598,000/100%         Except as the Committee
Reorganizing Debtor          accept: Not entitled to                                                        Settlement Agreement
Intercompany Claims          vote                                                                           provides, Class R5A
                                                                                                            Claims will be
                                                                                                            reinstated as of the
                                                                                                            Effective Date.  Each
                                                                                                            Claim shall include
                                                                                                            interest accrued
                                                                                                            through but not
                                                                                                            including the Petition
                                                                                                            Date, but such Claim
                                                                                                            will not include
                                                                                                                 ---
                                                                                                            interest from the
                                                                                                            Petition Date through
                                                                                                            the Effective Date or
                                                                                                            Post-Petition Interest.
                                                                                                            Except as the Committee
                                                                                                            Settlement Agreement
                                                                                                            provides, on the
                                                                                                            Effective Date,
                                                                                                            interest will begin to
                                                                                                            accrue on Class R5A
                                                                                                            Claims pursuant to
                                                                                                            their prepetition terms.
------------------------------------------------------------------------------------------------------------------------------------
Class R6A/                   Impaired/Deemed to reject:       0%                   N/A/0%                   On the Effective Date,
Equity Interests             Not entitled to vote                                                           all Equity Interests in
                                                                                                            HII will be canceled.
                                                                                                            Holders of Class R6A
                                                                                                            Equity Interests will
                                                                                                            not receive a
                                                                                                            distribution under the
                                                                                                            Plan.
====================================================================================================================================

______________________________

/1/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

/2/ For example, if a Holder of a $12,000 Allowed Class R3A Claim elects to be treated as the Holder of a Class R4A Claim, such Claim shall be automatically reduced to $10,000 and such Holder will receive $5,000 in Cash. The remaining $5,000 Class R4A Claim will not be paid and will be discharged.

/3/ Further, if a Holder of an $8,000 Allowed Class R3A Claim elects to be treated as a Holder of a Class R4A Claim, New HII shall pay $4,000 on account of the Claim and the remaining Class R4A Claim will not be paid and will be discharged.

     E. Treatment of Classified Claims and Equity Interests against and in the Note Group Debtors

          The following charts summarize the treatment of Claims and Equity Interests against and in the Note Group Debtors.

====================================================================================================================================
                 SUBPLAN RB:  JOY TECHNOLOGIES INC. d/b/a JOY MINING MACHINERY (CASE NO. 99-2194 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                    Status/Voting Rights      Initial %          Projected Claims/                   Treatment
                                                         Recovery/5/   Projected Total % Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3B/                   Impaired/Entitled to vote    55.1%                 $46,630,000/100%     Except for the IRB Claims
Unsecured Claims                                                                                     listed on proof of claim
                                                                                                     number 1014 in the aggregate
                                                                                                     amount of $12,835,135, each
                                                                                                     Holder of an Allowed Class R3B
                                                                                                     Claim will be paid in full,
                                                                                                     including Post-Petition
                                                                                                     Interest.  If the amount of
                                                                                                     the Allowed Class R3B Claim
                                                                                                     plus Post-Petition Interest is
                                                                                                     less than $1,000 on an
                                                                                                     Allowance Date, the Holder
                                                                                                     will receive Cash equal to the
                                                                                                     amount of the Allowed Class
                                                                                                     R3B Claim plus Post-Petition
                                                                                                     Interest./6/  If the amount of
                                                                                                     the Allowed Class R3B Claim
                                                                                                     plus Post-Petition Interest is
                                                                                                     $1,000 or greater on an
                                                                                                     Allowance Date, the Holder
                                                                                                     will receive (without
                                                                                                     duplication in subsequent
                                                                                                     distributions):

                                                                                                     (A)   Cash to the extent that
                                                                                                           the Allowed Class R3B
                                                                                                           Claim plus Post-Petition
                                                                                                           Interest exceeds the
                                                                                                           Rounded Claim; and
                                                                                                     (B)   HII Senior Note(s) equal
                                                                                                           in value to the Pro Rata
                                                                                                           Rounded Share multiplied
                                                                                                           by the Distributable HII
                                                                                                           Senior Notes Value, with
                                                                                                           the product thereof
                                                                                                           reduced to the nearest
                                                                                                           $1,000 increment.

                                                                                                     If the ARC is more than $167
                                                                                                     million, such Holder shall
                                                                                                     receive a Pro Rata Residual
                                                                                                     Share of the Note Group HII
                                                                                                     Equity Distribution on the
                                                                                                     Final Payment Date.

                                                                                                     For timing of distributions to
                                                                                                     Holders of Allowed Class R3
                                                                                                     Claims against the Note Group
                                                                                                     Debtors, see Section VI(G)
                                                                                                     herein.

                                                                                                     The IRB claims will receive
                                                                                                     the IRB Reinstatement
                                                                                                     Treatment.
------------------------------------------------------------------------------------------------------------------------------------
Class R4B/NGD Convenience    Impaired/Entitled to vote     100%                 $296,000/100%        Any Holder of an Allowed Class
 Class                                                                                               R3B Claim which, together with
                                                                                                     Post-Petition Interest, is
                                                                                                     $1,000 or greater may elect to
                                                                                                     be treated as a Holder of a
                                                                                                     Class R4B Claim.  Such
                                                                                                     election must be made on the
                                                                                                     Ballot  before the Voting
                                                                                                     Deadline and cannot be made
                                                                                                     thereafter.  If such election
                                                                                                     is made, the Allowed Class R3B
                                                                                                     Claim plus Post-Petition
                                                                                                     Interest shall be
                                                                                                     automatically reduced in
                                                                                                     complete satisfaction of the
                                                                                                     Claim to a $999 Allowed Class
                                                                                                     R4B Claim.  On the Effective
                                                                                                     Date, the New Debtor will pay
                                                                                                     100% of the Allowed Class R4B
                                                                                                     Claim in Cash./7/
------------------------------------------------------------------------------------------------------------------------------------
Class R5B/                   Unimpaired/Deemed to          100%                 $795,114,000/100%    Except as the Committee
Reorganizing Debtor          accept: Not entitled to                                                 Settlement Agreement provides,
Intercompany Claims          vote                                                                    Class R5B Claims will be
                                                                                                     reinstated as of the Effective
                                                                                                     Date.  Each Claim shall
                                                                                                     include interest accrued
                                                                                                     through but not including the
                                                                                                     Petition Date, but such Claim
                                                                                                     will not include interest from
                                                                                                          ---
                                                                                                     the Petition Date through the
                                                                                                     Effective Date or
                                                                                                     Post-Petition Interest.  On
                                                                                                     the Effective Date, interest
                                                                                                     will begin to accrue on Class
                                                                                                     R5B Claims pursuant to the
                                                                                                     prepetition terms.  Smith
                                                                                                     Machine Works, Inc. ("Smith"),
                                                                                                     however, will waive its Class
                                                                                                     R5B Claim of $270,484 against
                                                                                                     Joy.  Smith's Class R5B Claim
                                                                                                     against Joy will be expunged
                                                                                                     on the Effective Date.
------------------------------------------------------------------------------------------------------------------------------------

______________________

/5/    The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

/6/    For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3B Claim, $110.00 of Post-Petition Interest (i.e., $800.00 multiplied by 7.5%
                                              ----
multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

/7/    For example, if a Holder of a $2,100.00 Allowed Class R3B Claim elects to be treated as a Holder of a Class R4B Claim, such Claim shall be automatically reduced to $999.00 and such Holder will receive $999.00 in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                 SUBPLAN RB:  JOY TECHNOLOGIES INC. D/B/A JOY MINING MACHINERY (CASE NO. 99-2194 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class R6B/                   Unimpaired/Deemed to                100%             N/A / 100%         The legal, equitable and
Equity Interests             accept: Not entitled to                                                 contractual rights of the
                             vote                                                                    Holders of Class R6B Equity
                                                                                                     Interests are unaltered by the
                                                                                                     Plan. Holders of Class R6B
                                                                                                     Equity Interests will retain
                                                                                                     their Equity Interests.
====================================================================================================================================

====================================================================================================================================
                     SUBPLAN RC:  HARNISCHFEGER CORPORATION d/b/a P&H MINING EQUIPMENT (CASE NO. 99-2186 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                      Status/Voting Rights        Initial %      Projected Claims/Projected          Treatment
                                                             Recovery/8/    Total % Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3C/                   Impaired/Entitled to vote        55.1%               $44,583,000/100%     Each Holder of an Allowed
Unsecured Claims                                                                                       Class R3C Claim will be paid
                                                                                                       in full, including
                                                                                                       Post-Petition Interest.  If
                                                                                                       the amount of the Allowed
                                                                                                       Class R3C Claim plus
                                                                                                       Post-Petition Interest is
                                                                                                       less than $1,000 on an
                                                                                                       Allowance Date, the Holder
                                                                                                       will receive Cash equal to
                                                                                                       the amount of the Allowed
                                                                                                       Class R3C Claim plus
                                                                                                       Post-Petition Interest./9/
                                                                                                       If the amount of the Allowed
                                                                                                       Class R3C Claim plus
                                                                                                       Post-Petition Interest is
                                                                                                       $1,000 or greater on an
                                                                                                       Allowance Date, the Holder
                                                                                                       will receive (without
                                                                                                       duplication in subsequent
                                                                                                       distributions):

                                                                                                       (A)  Cash to the extent that
                                                                                                            the Allowed Class R3C
                                                                                                            Claim plus Post-Petition
                                                                                                            Interest exceeds the
                                                                                                            Rounded Claim; and
                                                                                                       (B)  HII Senior Note(s)
                                                                                                            equal in value to the
                                                                                                            Pro Rata Rounded Share
                                                                                                            multiplied by the
                                                                                                            Distributable HII Senior
                                                                                                            Notes Value, with the
                                                                                                            product thereof reduced
                                                                                                            to the nearest $1,000
                                                                                                            increment.

                                                                                                       If the ARC is more than
                                                                                                       $167 million, such Holder
                                                                                                       shall receive a Pro Rata
                                                                                                       Residual Share of the Note
                                                                                                       Group HII Equity
                                                                                                       Distribution on the Final
                                                                                                       Payment Date.

                                                                                                       For timing of distributions
                                                                                                       to Holders of Allowed Class
                                                                                                       R3 Claims against the Note
                                                                                                       Group Debtors, see Section
                                                                                                       VI(G) herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4C/NGD Convenience    Impaired/Entitled to vote         100%               $307,000 / 100%      Any Holder of an Allowed
 Class                                                                                                 Class R3C Claim which,
                                                                                                       together with Post-Petition
                                                                                                       Interest, is $1,000 or
                                                                                                       greater may elect to be
                                                                                                       treated as a Holder of a
                                                                                                       Class R4C Claim.  Such
                                                                                                       election must be made on the
                                                                                                       Ballot  before the Voting
                                                                                                       Deadline and cannot be made
                                                                                                       thereafter.  If such
                                                                                                       election is made, the
                                                                                                       Allowed Class R3C Claim plus
                                                                                                       Post-Petition Interest shall
                                                                                                       be automatically reduced in
                                                                                                       complete satisfaction of the
                                                                                                       Claim  to a $999 Allowed
                                                                                                       Class R4C Claim.  On the
                                                                                                       Effective Date, the New
                                                                                                       Debtor will pay 100% of the
                                                                                                       Allowed Class R4C Claim in
                                                                                                       Cash./10/
------------------------------------------------------------------------------------------------------------------------------------
Class R5C/                   Unimpaired/Deemed to accept:      100%               $115,388,000/100%    Except as the Committee
Reorganizing Debtor          Not entitled to vote                                                      Settlement Agreement
 Intercompany Claims                                                                                   provides, Class R5C Claims
                                                                                                       will be reinstated as of the
                                                                                                       Effective Date.  Each Claim
                                                                                                       shall include interest
                                                                                                       accrued through but not
                                                                                                       including the Petition Date,
                                                                                                       but such Claim will not
                                                                                                                           ---
                                                                                                       include interest from the
                                                                                                       Petition Date through the
                                                                                                       Effective Date or
                                                                                                       Post-Petition Interest.  On
                                                                                                       the Effective Date, interest
                                                                                                       will begin to accrue on
                                                                                                       Class R5C Claims pursuant to
                                                                                                       the prepetition terms.
------------------------------------------------------------------------------------------------------------------------------------
Class R6C/                   Unimpaired/Deemed to accept:      100%        N/A/100%                    The legal, equitable and
Equity Interests             Not entitled to vote                                                      contractual rights of the
                                                                                                       Holders of Class R6C Equity
                                                                                                       Interests are unaltered by
                                                                                                       the Plan. Holders of Class
                                                                                                       R6C Equity Interests will
                                                                                                       retain their Equity
                                                                                                       Interests.
====================================================================================================================================


______________________

/8/    The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

/9/    For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3C Claim, $110.00 of Post-Petition Interest (i.e., $800.00 multiplied by 7.5%
                                              ----
multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

/10/   For example, if a Holder of a $2,100.00 Allowed Class R3C Claim elects to be treated as a Holder of a Class R4C Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                                    SUBPLAN RD: AMERICAN ALLOY COMPANY (CASE NO. 99-2172 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                    Status/Voting Rights      Initial %     Projected Claims /                   Treatment
                                                         Recovery/11/  Projected Total %
                                                                             Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3D/                   Impaired/Entitled to vote          55.1%     $1,257,000 / 100%  Each Holder of an Allowed Class R3D
Unsecured Claims                                                                             Claim will be paid in full, including
                                                                                             Post-Petition Interest.  If the amount
                                                                                             of the Allowed Class R3D Claim plus
                                                                                             Post-Petition Interest is less than
                                                                                             $1,000 on an Allowance Date, the
                                                                                             Holder will receive Cash equal to the
                                                                                             amount of the Allowed Class R3D Claim
                                                                                             plus Post-Petition Interest./12/  If
                                                                                             the amount of the Allowed Class R3D
                                                                                             Claim plus Post-Petition Interest is
                                                                                             $1,000 or greater on an Allowance
                                                                                             Date, the Holder will receive (without
                                                                                             duplication in subsequent
                                                                                             distributions):

                                                                                             (A)  Cash to the extent that the
                                                                                                  Allowed Class R3D Claim plus
                                                                                                  Post-Petition Interest exceeds the
                                                                                                  Rounded Claim; and
                                                                                             (B)  HII Senior Note(s) equal in value
                                                                                                  to the Pro Rata Rounded Share
                                                                                                  multiplied by the Distributable
                                                                                                  HII Senior Notes Value, with the
                                                                                                  product thereof reduced to the
                                                                                                  nearest $1,000 increment.

                                                                                             If the ARC is more than $167 million,
                                                                                             such Holder shall receive a Pro Rata
                                                                                             Residual Share of the Note Group HII
                                                                                             Equity Distribution on the Final
                                                                                             Payment Date.

                                                                                             For timing of distributions to Holders
                                                                                             of Allowed Class R3 Claims against the
                                                                                             Note Group Debtors, see Section VI(G)
                                                                                             herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4D/NGD Convenience    Impaired/Entitled to vote           100%         $19,000 /100%  Any Holder of an Allowed Class R3D
Class                                                                                        Claim which, together with
                                                                                             Post-Petition Interest, is $1,000 or
                                                                                             greater may elect to be treated as a
                                                                                             Holder of a Class R4D Claim.  Such
                                                                                             election must be made on the Ballot
                                                                                             before the Voting Deadline and cannot
                                                                                             be made thereafter.  If such election
                                                                                             is made, the Allowed Class R3D Claim
                                                                                             plus Post-Petition Interest shall be
                                                                                             automatically reduced in complete
                                                                                             satisfaction of the Claim to a $999
                                                                                             Allowed Class R4D Claim.  On the
                                                                                             Effective Date, the New Debtor will
                                                                                             pay 100% of the Allowed Class R4D
                                                                                             Claim in Cash./13/
------------------------------------------------------------------------------------------------------------------------------------
Class R5D/                   Unimpaired/Deemed to                100%     $1,729,000 / 100%  Except as the Committee Settlement
Reorganizing Debtor          accept: Not entitled to                                         Agreement provides, Class R5D Claims
Intercompany Claims          vote                                                            will be reinstated as of the Effective
                                                                                             Date. Each Claim shall include
                                                                                             interest accrued through but not
                                                                                             including the Petition Date, but such
                                                                                             Claim will not include interest from
                                                                                                        ---
                                                                                             the Petition Date through the
                                                                                             Effective Date or Post-Petition
                                                                                             Interest.  On the Effective Date,
                                                                                             interest will begin to accrue on Class
                                                                                             R5D Claims pursuant to the prepetition
                                                                                             terms.
------------------------------------------------------------------------------------------------------------------------------------
Class R6D/                   Unimpaired/Deemed to                100%     N/A / 100%         The legal, equitable and contractual
Equity Interests             accept: Not entitled to                                         rights of the Holders of Class R6D
                             vote                                                            Equity Interests are unaltered by the
                                                                                             Plan. Holders of Class R6D Equity
                                                                                             Interests will retain their Equity
                                                                                             Interests.
------------------------------------------------------------------------------------------------------------------------------------

__________________________

   /11/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

   /12/ For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3D Claim, $110.00 of Post-Petition Interest (i.e., $800.00
                                                            ----
multiplied by 7.5% multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

   /13/ For example, if a Holder of a $2,100.00 Allowed Class R3D Claim elects to be treated as a Holder of a Class R4D Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                            SUBPLAN RE: AMERICAN LONGWALL FACE CONVEYORS, INC. (CASE NO. 99-2173 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                      Status/Voting Rights        Initial %     Projected Claims /                 Treatment
                                                             Recovery/14/   Projected Total %
                                                                                 Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3E/                   Impaired/Entitled to vote              55.1%        $65,000 / 100%  Each Holder of an Allowed Class
Unsecured Claims                                                                                 R3E Claim will be paid in full,
                                                                                                 including Post-Petition Interest.
                                                                                                 If the amount of the Allowed Class
                                                                                                 R3E Claim plus Post-Petition
                                                                                                 Interest is less than $1,000 on an
                                                                                                 Allowance Date, the Holder will
                                                                                                 receive Cash equal to the amount
                                                                                                 of the Allowed Class R3E Claim
                                                                                                 plus Post-Petition Interest./15
                                                                                                 If the amount of the Allowed Class
                                                                                                 R3E Claim plus Post-Petition
                                                                                                 Interest is $1,000 or greater on
                                                                                                 an Allowance Date, the Holder will
                                                                                                 receive (without duplication in
                                                                                                 subsequent distributions):

                                                                                                 (A)  Cash to the extent that the
                                                                                                      Allowed Class R3E Claim plus
                                                                                                      Post-Petition Interest exceeds
                                                                                                      the Rounded Claim; and
                                                                                                 (B)  HII Senior Note(s) equal in
                                                                                                      value to the Pro Rata Rounded
                                                                                                      Share multiplied by the
                                                                                                      Distributable HII Senior Notes
                                                                                                      Value, with the product
                                                                                                      thereof reduced to the nearest
                                                                                                      $1,000 increment.

                                                                                                 If the ARC is more than  $167
                                                                                                 million, such Holder shall receive
                                                                                                 a Pro Rata Residual Share of the
                                                                                                 Note Group HII Equity Distribution
                                                                                                 on the Final Payment Date.

                                                                                                 For timing of distributions to
                                                                                                 Holders of Allowed Class R3 Claims
                                                                                                 against the Note Group Debtors,
                                                                                                 see Section VI(G) herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4E/NGD Convenience    Impaired/Entitled to vote               100%             $0 / 100%  Any Holder of an Allowed Class R3E
Class                                                                                            Claim which, together with
                                                                                                 Post-Petition Interest, is $1,000
                                                                                                 or greater may elect to be treated
                                                                                                 as a Holder of a Class R4E Claim.
                                                                                                 Such election must be made on the
                                                                                                 Ballot before the Voting Deadline
                                                                                                 and cannot be made thereafter.  If
                                                                                                 such election is made, the Allowed
                                                                                                 Class R3E Claim plus Post-Petition
                                                                                                 Interest shall be automatically
                                                                                                 reduced in complete satisfaction
                                                                                                 of the Claim to a $999 Allowed
                                                                                                 Class R4E Claim.  On the Effective
                                                                                                 Date, the New Debtor will pay 100%
                                                                                                 of the Allowed Class R4E Claim in
                                                                                                 Cash./16/
------------------------------------------------------------------------------------------------------------------------------------
Class R5E/                   Unimpaired/Deemed to accept:            100%       $985,000 / 100%  Except as the Committee Settlement
Reorganizing Debtor          Not entitled to vote                                                Agreement provides, Class R5E
Intercompany Claims                                                                              Claims will be reinstated as of
                                                                                                 the Effective Date. Each Claim
                                                                                                 shall include interest accrued
                                                                                                 through but not including the
                                                                                                 Petition Date, but such Claim will
                                                                                                 not include interest from the
                                                                                                 ---
                                                                                                 Petition Date through the
                                                                                                 Effective Date or Post-Petition
                                                                                                 Interest.  On the Effective Date,
                                                                                                 interest will begin to accrue on
                                                                                                 Class R5E Claims pursuant to the
                                                                                                 prepetition terms.
------------------------------------------------------------------------------------------------------------------------------------
Class R6E/                   Unimpaired/Deemed to accept:            100%       N/A / 100%       The legal, equitable and
Equity Interests             Not entitled to vote                                                contractual rights of the Holders
                                                                                                 of Class R6E Equity Interests are
                                                                                                 unaltered by the Plan. Holders of
                                                                                                 Class R6E Equity Interests will
                                                                                                 retain their Equity Interests.
------------------------------------------------------------------------------------------------------------------------------------

__________________________
   /14/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

   /15/ For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3E Claim, $110.00 of Post-Petition Interest (i.e., $800.00
                                                            ----
multiplied by 7.5% multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

   /16/ For example, if a Holder of a $2,100.00 Allowed Class R3E Claim elects to be treated as a Holder of a Class R4E Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                                   SUBPLAN RF: AMERICAN LONGWALL, INC. (CASE NO. 99-2174 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                      Status/Voting Rights        Initial %     Projected Claims /                 Treatment
                                                             Recovery/17/  Projected Total %
                                                                              Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3F/                   Impaired/Entitled to vote              55.1%       $100,000 / 100%  Each Holder of an Allowed Class
Unsecured Claims                                                                                 R3F Claim will be paid in full,
                                                                                                 including Post-Petition Interest.
                                                                                                 If the amount of the Allowed Class
                                                                                                 R3F Claim plus Post-Petition
                                                                                                 Interest is less than $1,000 on an
                                                                                                 Allowance Date, the Holder will
                                                                                                 receive Cash equal to the amount
                                                                                                 of the Allowed Class R3F Claim
                                                                                                 plus Post-Petition Interest./18/
                                                                                                 If the amount of the Allowed Class
                                                                                                 R3F Claim plus Post-Petition
                                                                                                 Interest is $1,000 or greater on
                                                                                                 an Allowance Date, the Holder will
                                                                                                 receive (without duplication in
                                                                                                 subsequent distributions):

                                                                                                 (A) Cash to the extent that the
                                                                                                     Allowed Class R3F Claim plus
                                                                                                     Post-Petition Interest exceeds
                                                                                                     the Rounded Claim; and

                                                                                                 (B)  HII Senior Note(s) equal in
                                                                                                      value to the Pro Rata Rounded
                                                                                                      Share multiplied by the
                                                                                                      Distributable HII Senior Notes
                                                                                                      Value, with the product
                                                                                                      thereof reduced to the nearest
                                                                                                      $1,000 increment.

                                                                                                 If the ARC is more than  $167
                                                                                                 million, such Holder shall receive
                                                                                                 a Pro Rata Residual Share of the
                                                                                                 Note Group HII Equity Distribution
                                                                                                 on the Final Payment Date.

                                                                                                 For timing of distributions to
                                                                                                 Holders of Allowed Class R3 Claims
                                                                                                 against the Note Group Debtors,
                                                                                                 see Section VI(G) herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4F/NGD Convenience    Impaired/Entitled to vote               100%             $0 / 100%  Any Holder of an Allowed Class R3F
Class                                                                                            Claim which, together with
                                                                                                 Post-Petition Interest, is $1,000
                                                                                                 or greater may elect to be treated
                                                                                                 as a Holder of a Class R4F Claim.
                                                                                                 Such election must be made on the
                                                                                                 Ballot  before the Voting Deadline
                                                                                                 and cannot be made thereafter.  If
                                                                                                 such election is made, the Allowed
                                                                                                 Class R3F Claim plus Post-Petition
                                                                                                 Interest shall be automatically
                                                                                                 reduced in complete satisfaction
                                                                                                 of the Claim to a $999 Allowed
                                                                                                 Class R4F Claim.  On the Effective
                                                                                                 Date, the New Debtor will pay 100%
                                                                                                 of the Allowed Class R4F Claim in
                                                                                                 Cash./19/
------------------------------------------------------------------------------------------------------------------------------------
Class R5F/                   Unimpaired/Deemed to accept:            100%     $4,444,000 / 100%  Except as the Committee Settlement
Reorganizing Debtor          Not entitled to vote                                                Agreement provides, Class R5F
Intercompany Claims                                                                              Claims will be reinstated as of
                                                                                                 the Effective Date.  Each Claim
                                                                                                 shall include interest accrued
                                                                                                 through but not including the
                                                                                                 Petition Date, but such Claim will
                                                                                                 not include interest from the
                                                                                                 ---
                                                                                                 Petition Date through the
                                                                                                 Effective Date or Post-Petition
                                                                                                 Interest.  On the Effective Date,
                                                                                                 interest will begin to accrue on
                                                                                                 Class R5F Claims pursuant to the
                                                                                                 prepetition terms.
------------------------------------------------------------------------------------------------------------------------------------
Class R6F/                   Impaired/Deemed to reject:             N/A       N/A / 0%           As of the Effective Date, Class
Equity Interests             Not entitled to vote                                                R6F Equity Interests will be
                                                                                                 canceled.  As of the Effective
                                                                                                 Date, new stock representing 100%
                                                                                                 of the equity in New American
                                                                                                 Longwall, Inc. will be issued to
                                                                                                 New Joy.
------------------------------------------------------------------------------------------------------------------------------------

__________________________

   /17/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

   /18/ For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3F Claim, $110.00 of Post-Petition Interest (i.e., $800.00
                                                            ----
multiplied by 7.5% multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

   /19/ For example, if a Holder of a $2,100.00 Allowed Class R3F Claim elects to be treated as a Holder of a Class R4F Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                              SUBPLAN RG: AMERICAN LONGWALL REBUILD, INC. (CASE NO. 99-2175 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                    Status/Voting      Initial %     Projected Claims / Projected                 Treatment
                                   Rights         Recovery/20/         Total % Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3G/                   Impaired/Entitled            55.1%       $0 / 100%                Each Holder of an Allowed Class R3G
Unsecured Claims             to vote                                                           Claim will be paid in full,
                                                                                               including Post-Petition Interest.
                                                                                               If the amount of the Allowed Class
                                                                                               R3G Claim plus Post-Petition
                                                                                               Interest is less than $1,000 on an
                                                                                               Allowance Date, the Holder will
                                                                                               receive Cash equal to the amount of
                                                                                               the Allowed Class R3G Claim plus
                                                                                               Post-Petition Interest./21/  If the
                                                                                               amount of the Allowed Class R3G
                                                                                               Claim plus Post-Petition Interest is
                                                                                               $1,000 or greater on an Allowance
                                                                                               Date, the Holder will receive
                                                                                               (without duplication in subsequent
                                                                                               distributions):

                                                                                               (A)  Cash to the extent that the
                                                                                                    Allowed Class R3G Claim plus
                                                                                                    Post-Petition Interest exceeds
                                                                                                    the Rounded Claim; and
                                                                                               (B)  HII Senior Note(s) equal in
                                                                                                    value to the Pro Rata Rounded
                                                                                                    Share multiplied by the
                                                                                                    Distributable HII Senior Notes
                                                                                                    Value, with the product
                                                                                                    thereof reduced to the nearest
                                                                                                    $1,000 increment.

                                                                                               If the ARC is more than $167
                                                                                               million, such Holder shall receive a
                                                                                               Pro Rata Residual Share of the Note
                                                                                               Group HII Equity Distribution on the
                                                                                               Final Payment Date.

                                                                                               For timing of distributions to
                                                                                               Holders of Allowed Class R3 Claims
                                                                                               against the Note Group Debtors, see
                                                                                               Section VI(G) herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4G/NGD Convenience    Impaired/Entitled            100%        $0 / 100%                Any Holder of an Allowed Class R3G
Class                        to vote                                                           Claim which, together with
                                                                                               Post-Petition Interest, is $1,000 or
                                                                                               greater may elect to be treated as a
                                                                                               Holder of a Class R4G Claim.  Such
                                                                                               election must be made on the Ballot
                                                                                               before the Voting Deadline and
                                                                                               cannot be made thereafter.  If such
                                                                                               election is made, the Allowed Class
                                                                                               R3G Claim plus Post-Petition
                                                                                               Interest shall be automatically
                                                                                               reduced in complete satisfaction of
                                                                                               the Claim to a $999 Allowed Class
                                                                                               R4G Claim.  On the Effective Date,
                                                                                               the New Debtor will pay 100% of the
                                                                                               Allowed Class R4G Claim in Cash./22/
------------------------------------------------------------------------------------------------------------------------------------
Class R5G/                   Unimpaired/Deemed            100%        $21,000 / 100%           Except as the Committee Settlement
Reorganizing Debtor          to accept: Not                                                    Agreement provides, Class R5G Claims
Intercompany Claims          entitled to vote                                                  will be reinstated as of the
                                                                                               Effective Date. Each Claim shall
                                                                                               include interest accrued through but
                                                                                               not including the Petition Date, but
                                                                                               such Claim will not include interest
                                                                                                               ---
                                                                                               from the Petition Date through the
                                                                                               Effective Date or Post-Petition
                                                                                               Interest.  On the Effective Date,
                                                                                               interest will begin to accrue on
                                                                                               Class R5G Claims pursuant to the
                                                                                               prepetition terms.
------------------------------------------------------------------------------------------------------------------------------------
Class R6G/                   Unimpaired/Deemed            100%        N/A / 100%               The legal, equitable and contractual
Equity Interests             to accept: Not                                                    rights of the Holders of Class R6G
                             entitled to vote                                                  Equity Interests are unaltered by
                                                                                               the Plan. Holders of Class R6G
                                                                                               Equity Interests will retain their
                                                                                               Equity Interests.
------------------------------------------------------------------------------------------------------------------------------------

__________________________

   /20/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

   /21/ For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3G Claim, $110.00 of Post-Petition Interest (i.e., $800.00
                                                            ----
multiplied by 7.5% multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

   /22/ For example, if a Holder of a $2,100.00 Allowed Class R3G Claim elects to be treated as a Holder of a Class R4G Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                            SUBPLAN RH:  AMERICAN LONGWALL ROOF SUPPORTS, INC. (CASE NO. 99-2176 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                    Status/Voting      Initial %     Projected Claims / Projected                 Treatment
                                   Rights         Recovery/23/         Total  % Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3H/                   Impaired/Entitled    55.1%         $0 / 100%                      Each Holder of an Allowed Class R3H
Unsecured Claims             to vote                                                           Claim will be paid in full,
                                                                                               including Post-Petition Interest.
                                                                                               If the amount of the Allowed Class
                                                                                               R3H Claim plus Post-Petition
                                                                                               Interest is less than $1,000 on an
                                                                                               Allowance Date, the Holder will
                                                                                               receive Cash equal to the amount of
                                                                                               the Allowed Class R3H Claim plus
                                                                                               Post-Petition Interest./24/  If the
                                                                                               amount of the Allowed Class R3H
                                                                                               Claim plus Post-Petition Interest is
                                                                                               $1,000 or greater on an Allowance
                                                                                               Date, the Holder will receive
                                                                                               (without duplication in subsequent
                                                                                               distributions):

                                                                                               (A)  Cash to the extent that the
                                                                                                    Allowed Class R3H Claim plus
                                                                                                    Post-Petition Interest exceeds
                                                                                                    the Rounded Claim; and
                                                                                               (B)  HII Senior Note(s) equal in
                                                                                                    value to the Pro Rata Rounded
                                                                                                    Share multiplied by the
                                                                                                    Distributable HII Senior Notes
                                                                                                    Value, with the product thereof
                                                                                                    reduced to the nearest $1,000
                                                                                                    increment.

                                                                                               If the ARC is more than $167 million,
                                                                                               such Holder shall receive a Pro Rata
                                                                                               Residual Share of the Note Group HII
                                                                                               Equity Distribution on the Final
                                                                                               Payment Date.

                                                                                               For timing of distributions to
                                                                                               Holders of Allowed Class R3 Claims
                                                                                               against the Note Group Debtors, see
                                                                                               Section VI(G) herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4H/NGD Convenience    Impaired/Entitled    100%          $0 / 100%                      Any Holder of an Allowed Class R3H
 Class                       to vote                                                           Claim which, together with
                                                                                               Post-Petition Interest, is $1,000 or
                                                                                               greater may elect to be treated as a
                                                                                               Holder of a Class R4H Claim.  Such
                                                                                               election must be made on the Ballot
                                                                                               before the Voting Deadline and
                                                                                               cannot be made thereafter.  If such
                                                                                               election is made, the Allowed Class
                                                                                               R3H Claim plus Post-Petition
                                                                                               Interest shall be automatically
                                                                                               reduced in complete satisfaction of
                                                                                               the Claim to a $999 Allowed Class
                                                                                               R4H Claim.  On the Effective Date,
                                                                                               the New Debtor will pay 100% of the
                                                                                               Allowed Class R4H Claim in Cash./25/
------------------------------------------------------------------------------------------------------------------------------------
Class R5H/                   Unimpaired/Deemed    100%          $6,410,000 / 100%              Except as the Committee Settlement
Reorganizing Debtor          to accept: Not                                                    Agreement provides, Class R5H Claims
Intercompany Claims          entitled to vote                                                  will be reinstated as of the
                                                                                               Effective Date. Each Claim shall
                                                                                               include interest accrued through but
                                                                                               not including the Petition Date, but
                                                                                               such Claim will not include interest
                                                                                                               ---
                                                                                               from the Petition Date through the
                                                                                               Effective Date or Post-Petition
                                                                                               Interest.  On the Effective Date,
                                                                                               interest will begin to accrue on
                                                                                               Class R5H Claims pursuant to the
                                                                                               prepetition terms.

------------------------------------------------------------------------------------------------------------------------------------
Class R6H/                   Unimpaired/Deemed    100%          N/A / 100%                     The legal, equitable and contractual
Equity Interests             to accept: Not                                                    rights of the Holders of Class R6H
                             entitled to vote                                                  Equity Interests are unaltered by
                                                                                               the Plan. Holders of Class R6H
                                                                                               Equity Interests will retain their
                                                                                               Equity Interests.
====================================================================================================================================

__________________

/23/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

/24/ For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3H Claim, $110.00 of Post-Petition Interest (i.e., $800.00
                                                         ----
     multiplied by 7.5% multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

/25/ For example, if a Holder of a $2,100.00 Allowed Class R3H Claim elects to be treated as a Holder of a Class R4H Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                                        SUBPLAN RI:  BENEFIT, INC. (CASE NO. 99-2180 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                    Status/Voting      Initial %     Projected Claims / Projected                 Treatment
                                   Rights         Recovery/26/         Total  % Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3I/                   Impaired/Entitled    55.1%         $3,000 / 100%                  Each Holder of an Allowed Unsecured
Unsecured Claims             to vote                                                           Claims to vote Class R3I Claim will
                                                                                               be paid in full, including Post-
                                                                                               Petition Interest. If the amount of
                                                                                               the Allowed Class R3I Claim plus
                                                                                               Post-Petition Interest is less than
                                                                                               $1,000 on an Allowance Date, the
                                                                                               Holder will receive Cash equal to the
                                                                                               amount of the Allowed Class R3I Claim
                                                                                               plus Post-Petition Interest./27/ If
                                                                                               the amount of the Allowed Class R3I
                                                                                               Claim plus Post-Petition Interest is
                                                                                               $1,000 or greater on an Allowance
                                                                                               Date, the Holder will receive
                                                                                               (without duplication in subsequent
                                                                                               distributions):

                                                                                               (A)  Cash to the extent that the
                                                                                                    Allowed Class R3I Claim plus
                                                                                                    Post-Petition Interest exceeds
                                                                                                    the Rounded Claim; and
                                                                                               (B)  HII Senior Note(s) equal in
                                                                                                    value to the Pro Rata Rounded
                                                                                                    Share multiplied by the
                                                                                                    Distributable HII Senior Notes
                                                                                                    Value, with the product thereof
                                                                                                    reduced to the nearest $1,000
                                                                                                    increment.

                                                                                               If the ARC is more than $167 million,
                                                                                               such Holder shall receive a Pro Rata
                                                                                               Residual Share of the Note Group HII
                                                                                               Equity Distribution on the Final
                                                                                               Payment Date.

                                                                                               For timing of distributions to
                                                                                               Holders of Allowed Class R3 Claims
                                                                                               against the Note Group Debtors, see
                                                                                               Section VI(G) herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4I/NGD Convenience    Impaired/Entitled    100%          $0 / 100%                      Any Holder of an Allowed
Class                        to vote                                                           Class R3I Claim which, together with
                                                                                               Post-Petition Interest, is $1,000 or
                                                                                               greater may elect to be treated as a
                                                                                               Holder of a Class R4I Claim. Such
                                                                                               election must be made on the Ballot
                                                                                               before the Voting Deadline and cannot
                                                                                               be made thereafter. If such election
                                                                                               is made, the Allowed Class R3I Claim
                                                                                               plus Post-Petition Interest shall be
                                                                                               automatically reduced in complete
                                                                                               satisfaction of the Claim to a $999
                                                                                               Class R4I Claim. On the Effective
                                                                                               Date, the New Debtor will pay 100% of
                                                                                               the Allowed Class R4I Claim in
                                                                                               Cash./28/
------------------------------------------------------------------------------------------------------------------------------------
Class R5I/                   Unimpaired/Deemed to 100%          $12,856,000 / 100%             Except as the Committee Settlement
Reorganizing Debtor          accept: Not entitled                                              Agreement provides, Class R5I Claims
Intercompany Claims          to vote                                                           will be reinstated as of the
                                                                                               Effective Date. Each Claim shall
                                                                                               include interest accrued through but
                                                                                               not including the Petition Date, but
                                                                                               such Claim will not include interest
                                                                                                               ---
                                                                                               from the Petition Date through the
                                                                                               Effective Date or Post-Petition
                                                                                               Interest. On the Effective Date,
                                                                                               interest will begin to accrue on
                                                                                               Class R5I Claims pursuant to the
                                                                                               prepetition terms. No distribution
                                                                                               will be made on account of the Voting
                                                                                               Cumulative Partnership Redeemable
                                                                                               Preferred Stock in Benefit.
====================================================================================================================================

__________________

/26/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

/27/ For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3I Claim, $110.00 of Post-Petition Interest (i.e., $800.00
                                                         ----
     multiplied by 7.5% multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

/28/ For example, if a Holder of a $2,100.00 Allowed Class R3I Claim elects to be treated as a Holder of a Class R4I Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                                        SUBPLAN RI:  BENEFIT, INC. (CASE NO. 99-2180 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class R6I/                   Unimpaired/Deemed to  100%          N/A / 100%                     The legal, equitable and contractual
Equity Interests             accept: Not entitled                                               rights of the Holders of Class R6I
                             to vote                                                            Equity Interests are unaltered by
                                                                                                the Plan. Holders of Class R6I
                                                                                                Equity Interests will retain their
                                                                                                Equity Interests. Because Blue Ridge
                                                                                                Investments, L.L.C. ("Blue Ridge")
                                                                                                (a) failed to File a proof of
                                                                                                interest or proof of claim against
                                                                                                Benefit, Inc., and (b) Filed a proof
                                                                                                of claim against HII on account of
                                                                                                its agreement with HII regarding its
                                                                                                potential Equity Interest in
                                                                                                Benefit, Inc., Blue Ridge elected
                                                                                                its remedy against HII and, as of
                                                                                                the Effective Date, Blue Ridge will
                                                                                                not have an Equity Interest in
                                                                                                Benefit, Inc. and will not receive
                                                                                                any distributions under Subplan RI,
                                                                                                but Blue Ridge will receive a
                                                                                                distribution under Subplan RA on
                                                                                                account of any Allowed Claim against
                                                                                                HII.
====================================================================================================================================

====================================================================================================================================
                                SUBPLAN RJ:  DOBSON PARK INDUSTRIES, INC. (CASE NO. 99-2183 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                    Status/Voting      Initial %     Projected Claims / Projected                 Treatment
                                   Rights         Recovery/29/         Total  % Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3J/                   Impaired/Entitled    55.1%         $125,000 / 100%                Each Holder of an Allowed Class R3J
Unsecured Claims             to vote                                                           Claim will be paid in full, including
                                                                                               Post-Petition Interest. If the amount
                                                                                               of the Allowed Class R3J Claim plus
                                                                                               Post-Petition Interest is less than
                                                                                               $1,000 on an Allowance Date, the
                                                                                               Holder will receive Cash equal to the
                                                                                               amount of the Allowed Class R3J Claim
                                                                                               plus Post-Petition Interest./30/ If
                                                                                               the amount of the Allowed Class R3J
                                                                                               Claim plus Post-Petition Interest is
                                                                                               $1,000 or greater on an Allowance
                                                                                               Date, the Holder will receive
                                                                                               (without duplication in subsequent
                                                                                               distributions):

                                                                                               (A)  Cash to the extent that the
                                                                                                    Allowed Class R3J Claim plus
                                                                                                    Post-Petition Interest exceeds
                                                                                                    the Rounded Claim; and
                                                                                               (B)  HII Senior Note(s) equal in
                                                                                                    value to the Pro Rata Rounded
                                                                                                    Share multiplied by the
                                                                                                    Distributable HII Senior Notes
                                                                                                    Value, with the product thereof
                                                                                                    reduced to the nearest $1,000
                                                                                                    increment.

                                                                                               If the ARC is more than $167 million,
                                                                                               such Holder shall receive a Pro Rata
                                                                                               Residual Share of the Note Group HII
                                                                                               Equity Distribution on the Final
                                                                                               Payment Date.

                                                                                               For timing of distributions to
                                                                                               Holders of Allowed Class R3 Claims
                                                                                               against the Note Group Debtors, see
                                                                                               Section VI(G) herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4J/NGD Convenience    Impaired/Entitled    100%          $1,000 / 100%                  Any Holder of an Allowed Class R3J
Class                        to vote                                                           Claim which, together with Post-
                                                                                               Petition Interest, is $1,000 or
                                                                                               greater may elect to be treated as a
                                                                                               Holder of a Class R4J Claim. Such
                                                                                               election must be made on the Ballot
                                                                                               before the Voting Deadline and cannot
                                                                                               be made thereafter. If such election
                                                                                               is made, the Allowed Class R3J Claim
                                                                                               plus Post-Petition Interest shall be
                                                                                               automatically reduced in complete
                                                                                               satisfaction of the Claim to a $999
                                                                                               Allowed Class R4J Claim. On the
                                                                                               Effective Date, the New Debtor will
                                                                                               pay 100% of the Allowed Class R4J
                                                                                               Claim in Cash./31/
------------------------------------------------------------------------------------------------------------------------------------
Class R5J/                   Unimpaired/Deemed    100%          $797,000 / 100%                Except as the Committee Settlement
Reorganizing Debtor          to accept: Not                                                    Agreement provides, Class R5J Claims
Intercompany Claims          entitled to vote                                                  will be reinstated as of the
                                                                                               Effective Date. Each Claim shall
                                                                                               include interest accrued through but
                                                                                               not including the Petition Date, but
                                                                                               such Claim will not include interest
                                                                                                               ---
                                                                                               from the Petition Date through the
                                                                                               Effective Date or Post-Petition
                                                                                               Interest. On the Effective Date,
                                                                                               interest will begin to accrue on
                                                                                               Class R5J Claims pursuant to the
                                                                                               prepetition terms.
------------------------------------------------------------------------------------------------------------------------------------
Class R6J/                   Unimpaired/Deemed    100%          N/A / 100%                     The legal, equitable and contractual
Equity Interests             to accept: Not                                                    rights of the Holders of Class R6J
                             entitled to vote                                                  Equity Interests are unaltered by the
                                                                                               Plan. Holders of Class R6J Equity
                                                                                               Interests will retain their Equity
                                                                                               Interests.

====================================================================================================================================

__________________

/29/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

/30/ For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3J Claim, $110.00 of Post-Petition Interest (i.e., $800.00
                                                         ----
     multiplied by 7.5% multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

/31/ For example, if a Holder of a $2,100.00 Allowed Class R3J Claim elects to be treated as a Holder of a Class R4J Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

                          [Intentionally left Blank]

====================================================================================================================================
                                 SUBPLAN RK:  FIELD REPAIR SERVICES, LLC (CASE NO. 99-2184 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                  Status/Voting Rights         Initial % Recovery/32/    Projected Claims/           Treatment
                                                                                    Projected Total %
                                                                                        Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3K/                   Impaired/Entitled to         55.1%                    $141,000 / 100%      Each Holder of an Allowed
Unsecured Claims             vote                                                                       Class R3K Claim will be
                                                                                                        paid in full, including
                                                                                                        Post-Petition Interest.  If
                                                                                                        the amount of the Allowed
                                                                                                        Class R3K Claim plus
                                                                                                        Post-Petition Interest is
                                                                                                        less than $1,000 on an
                                                                                                        Allowance Date, the Holder
                                                                                                        will receive Cash equal to
                                                                                                        the amount of the Allowed
                                                                                                        Class R3K Claim plus
                                                                                                        Post-Petition Interest./33/
                                                                                                        If the amount of the
                                                                                                        Allowed Class R3K Claim
                                                                                                        plus Post-Petition Interest
                                                                                                        is $1,000 or greater on an
                                                                                                        Allowance Date, the Holder
                                                                                                        will receive (without
                                                                                                        duplication in subsequent
                                                                                                        distributions):

                                                                                                        (A)  Cash to the extent the
                                                                                                             Allowed Class R3K im
                                                                                                             plus Post-Petition
                                                                                                             terest exceeds the
                                                                                                             Rounded Claim; and

                                                                                                        (B)  HII Senior Note(s)
                                                                                                             equal in value to the
                                                                                                             Pro Rata Rounded Share
                                                                                                             multiplied by the
                                                                                                             Distributable HII
                                                                                                             Senior Notes Value,
                                                                                                             with the product
                                                                                                             thereof reduced to the
                                                                                                             nearest $1,000
                                                                                                             increment.

                                                                                                        If the ARC is more than
                                                                                                        $167 million, such Holder
                                                                                                        shall receive a Pro Rata
                                                                                                        Residual Share of the Note
                                                                                                        Group HII Equity
                                                                                                        Distribution on the Final
                                                                                                        Payment Date.

                                                                                                        For timing of distributions
                                                                                                        to Holders of Allowed Class
                                                                                                        R3 Claims against the Note
                                                                                                        Group Debtors, see Section
                                                                                                        VI(G) herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4K/NGD Convenience    Impaired/Entitled to         100%                     $6,000 / 100%        Any Holder of an Allowed
Class                        vote                                                                       Class R3K Claim which,
                                                                                                        together with Post-Petition
                                                                                                        Interest, is $1,000 or
                                                                                                        greater may elect to be
                                                                                                        treated as a Holder of a
                                                                                                        Class R4K Claim.  Such
                                                                                                        election must be made on
                                                                                                        the Ballot  before the
                                                                                                        Voting Deadline and cannot
                                                                                                        be made thereafter.  If
                                                                                                        such election is made, the
                                                                                                        Allowed Class R3K Claim
                                                                                                        plus Post-Petition Interest
                                                                                                        shall be automatically
                                                                                                        reduced in complete
                                                                                                        satisfaction of the Claim
                                                                                                        to a $999 Allowed Class R4K
                                                                                                        Claim.  On the Effective
                                                                                                        Date, the New Debtor will
                                                                                                        pay 100% of the Allowed
                                                                                                        Class R4K Claim in Cash./34/
------------------------------------------------------------------------------------------------------------------------------------
Class R5K/                   Impaired/Deemed to           0%                       $1,441,000 / 0%      Except as the Committee
Reorganizing Debtor          reject: Not entitled to                                                    Settlement Agreement
Intercompany Claims          vote                                                                       provides, there will be no
                                                                                                        distribution to Holders of
                                                                                                        Class R5K Claims and such
                                                                                                        Claims shall be
                                                                                                        extinguished on the
                                                                                                        Effective Date.

------------------------------------------------------------------------------------------------------------------------------------
Class R6K/                   Unimpaired/Deemed to         100%                     N/A / 100%           The legal, equitable and
Equity Interests             accept: Not entitled to                                                    contractual rights of the
                             vote                                                                       Holders of Class R6K Equity
                                                                                                        Interests are unaltered by
                                                                                                        the Plan.  Holders of Class
                                                                                                        R6K Equity Interests will
                                                                                                        retain their Equity
                                                                                                        Interests.

====================================================================================================================================

       ----------------------

/32/   The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

/33/   For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3K Claim, $110.00 of Post-Petition Interest (i.e., $800.00 multiplied by 7.5%
                                              ----
multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

/34/   For example, if a Holder of a $2,100.00 Allowed Class R3K Claim elects to be treated as a Holder of a Class R4K Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                              SUBPLAN RL:  HARNISCHFEGER CREDIT CORPORATION (CASE NO. 99-2522 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                  Status/Voting Rights         Initial % Recovery/35/    Projected Claims /          Treatment
                                                                                    Projected Total %
                                                                                        Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3L/                   Impaired/Entitled to         55.1%                    $0 / 100%            Each Holder of an Allowed
Unsecured Claims             vote                                                                       Class R3L Claim will be
                                                                                                        paid in full, including
                                                                                                        Post-Petition Interest.  If
                                                                                                        the amount of the Allowed
                                                                                                        Class R3L Claim plus
                                                                                                        Post-Petition Interest is
                                                                                                        less than $1,000 on an
                                                                                                        Allowance Date, the Holder
                                                                                                        will receive Cash equal to
                                                                                                        the amount of the Allowed
                                                                                                        Class R3L Claim plus
                                                                                                        Post-Petition Interest./36/
                                                                                                        If the amount of the
                                                                                                        Allowed Class R3L Claim
                                                                                                        plus Post-Petition Interest
                                                                                                        is $1,000 or greater on an
                                                                                                        Allowance Date, the Holder
                                                                                                        will receive (without
                                                                                                        duplication in subsequent
                                                                                                        distributions):

                                                                                                        (A)  Cash to the extent the
                                                                                                             Allowed Class R3L plus
                                                                                                             Post-Petition terest
                                                                                                             exceeds the Rounded
                                                                                                             Claim; and

                                                                                                        (B)  HII Senior Note(s)
                                                                                                             equal in value to the
                                                                                                             Pro Rata Rounded Share
                                                                                                             multiplied by the
                                                                                                             Distributable HII
                                                                                                             Senior Notes Value,
                                                                                                             with the product
                                                                                                             thereof reduced to the
                                                                                                             nearest $1,000
                                                                                                             increment.

                                                                                                        If the ARC is more than
                                                                                                        $167 million, such Holder
                                                                                                        shall receive a Pro Rata
                                                                                                        Residual Share of the Note
                                                                                                        Group HII Equity
                                                                                                        Distribution on the Final
                                                                                                        Payment Date.

                                                                                                        For timing of distributions
                                                                                                        to Holders of Allowed Class
                                                                                                        R3 Claims against the Note
                                                                                                        Group Debtors, see Section
                                                                                                        VI(G) herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R3L/NGD Convenience    Impaired/Entitled to         100%                     $0 / 100%            Any Holder of an Allowed
Class                        vote                                                                       Class R3L Claim which,
                                                                                                        together with Post-Petition
                                                                                                        Interest, is $1,000 or
                                                                                                        greater may elect to be
                                                                                                        treated as a Holder of a
                                                                                                        Class R4L Claim.  Such
                                                                                                        election must be made on
                                                                                                        the Ballot before the
                                                                                                        Voting Deadline and cannot
                                                                                                        be made thereafter.  If
                                                                                                        such election is made, the
                                                                                                        Allowed Class R3L Claim
                                                                                                        plus Post-Petition Interest
                                                                                                        shall be automatically
                                                                                                        reduced in complete
                                                                                                        satisfaction of the Claim
                                                                                                        to a $999 Allowed Class R4L
                                                                                                        Claim.  On the Effective
                                                                                                        Date, the New Debtor will
                                                                                                        pay 100% of the Allowed
                                                                                                        Class R4L Claim in Cash./37/
------------------------------------------------------------------------------------------------------------------------------------
Class R6L/                   Unimpaired/Deemed to         100%                     N/A / 100%           The legal, equitable and
Equity Interests             accept: Not entitled to                                                    contractual rights of the
                             vote                                                                       Holders of Class R6L Claims
                                                                                                        are unaltered by the Plan.
                                                                                                        Holders of Class R6L Equity
                                                                                                        Interests will retain their
                                                                                                        Equity Interests.

====================================================================================================================================

       ----------------------

/35/   The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

/36/   For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3L Claim, $110.00 of Post-Petition Interest (i.e., $800.00 multiplied by 7.5%
                                              ----
multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

/37/   For example, if a Holder of a $2,100.00 Allowed Class R3L Claim elects to be treated as a Holder of a Class R3L Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                              SUBPLAN RM:  HARNISCHFEGER TECHNOLOGIES, INC. (CASE NO. 99-2187 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                  Status/Voting Rights         Initial % Recovery/38/    Projected Claims /          Treatment
                                                                                    Projected Total %
                                                                                         Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3M/                   Impaired/Entitled to         55.1%                    $0 / 100%            Each Holder of an Allowed
Unsecured Claims             vote                                                                       Class R3M Claim will be
                                                                                                        paid in full, including
                                                                                                        Post-Petition Interest. If
                                                                                                        the amount of the Allowed
                                                                                                        Class R3M Claim plus
                                                                                                        Post-Petition Interest is
                                                                                                        less than $1,000 on an
                                                                                                        Allowance Date, the Holder
                                                                                                        will receive Cash equal to
                                                                                                        the amount of the Allowed
                                                                                                        Class R3M Claim plus
                                                                                                        Post-Petition Interest./39/
                                                                                                        If the amount of the
                                                                                                        Allowed Class R3M Claim
                                                                                                        plus Post-Petition Interest
                                                                                                        is $1,000 or greater on an
                                                                                                        Allowance Date, the Holder
                                                                                                        will receive (without
                                                                                                        duplication in subsequent
                                                                                                        distributions):

                                                                                                        (A)  Cash to the extent that
                                                                                                             the Allowed Class R3M
                                                                                                             Claim plus Post-
                                                                                                             Petition Interest
                                                                                                             exceeds the Rounded
                                                                                                             Claim; and

                                                                                                        (B)  HII Senior Note(s)
                                                                                                             equal in value to the
                                                                                                             Pro Rata Rounded Share
                                                                                                             multiplied by the
                                                                                                             Distributable HII
                                                                                                             Senior Notes Value,
                                                                                                             with the product
                                                                                                             thereof reduced to the
                                                                                                             nearest $1,000
                                                                                                             increment.

                                                                                                        If the ARC is more than
                                                                                                        $167 million, such Holder
                                                                                                        shall receive a Pro Rata
                                                                                                        Residual Share of the Note
                                                                                                        Group HII Equity
                                                                                                        Distribution on the Final
                                                                                                        Payment Date.

                                                                                                        For timing of distributions
                                                                                                        to Holders of Allowed Class
                                                                                                        R3 Claims against the Note
                                                                                                        Group Debtors, see Section
                                                                                                        VI(G) herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4M/NGD Convenience    Impaired/Entitled to         100%                     $1,000 / 100%        Any Holder of an Allowed
Class                        vote                                                                       Class R3M Claim which,
                                                                                                        together with Post-Petition
                                                                                                        Interest, is $1,000 or
                                                                                                        greater may elect to be
                                                                                                        treated as a Holder of a
                                                                                                        Class R4M Claim.  Such
                                                                                                        election must be made on
                                                                                                        the Ballot  before the
                                                                                                        Voting Deadline and cannot
                                                                                                        be made thereafter.  If
                                                                                                        such election is made, the
                                                                                                        Allowed Class R3M Claim
                                                                                                        plus Post-Petition Interest
                                                                                                        shall be automatically
                                                                                                        reduced in complete
                                                                                                        satisfaction of the Claim
                                                                                                        to a $999 Allowed Class R4M
                                                                                                        Claim.  On the Effective
                                                                                                        Date, the New Debtor will
                                                                                                        pay 100% of the Allowed
                                                                                                        Class R4M Claim in Cash./40/
------------------------------------------------------------------------------------------------------------------------------------
Class R6M/                   Unimpaired/Deemed to         100%                     N/A / 100%           The legal, equitable and
Equity Interests             accept: Not entitled to                                                    contractual rights of the
                             vote                                                                       Holders of Class R6M Equity
                                                                                                        Interests are unaltered by
                                                                                                        the Plan.  Holders of Class
                                                                                                        R6M Equity Interests will
                                                                                                        retain their Equity
                                                                                                        Interests.

====================================================================================================================================

---------------------------------------

/38/   The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

/39/   For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3M Claim, $110.00 of Post-Petition Interest (i.e., $800.00 multiplied by 7.5%
                                              ----
multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

/40/   For example, if a Holder of a $2,100.00 Allowed Class R3M Claim elects to be treated as a Holder of a Class R4M Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                          SUBPLAN RN:  HARNISCHFEGER WORLD SERVICES CORPORATION (CASE NO. 99-2188 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                  Status/Voting Rights       Initial %         Projected Claims / Pro-            Treatment
                                                        Recovery/41/      Jected Total % Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3N/                   Impaired/Entitled to         55.1%                $0 / 100%          Each Holder of an Allowed Class
Unsecured Claims             vote                                                                 R3N Claim will be paid in full,
                                                                                                  including Post-Petition Interest.
                                                                                                  If the amount of the Allowed
                                                                                                  Class R3N Claim plus
                                                                                                  Post-Petition Interest is less
                                                                                                  than $1,000 on an Allowance Date,
                                                                                                  the Holder will receive Cash
                                                                                                  equal to the amount of the
                                                                                                  Allowed Class R3N Claim plus
                                                                                                  Post-Petition Interest./42/  If
                                                                                                  the amount of the Allowed Class
                                                                                                  R3N Claim plus Post-Petition
                                                                                                  Interest is $1,000 or greater on
                                                                                                  an Allowance Date, the Holder
                                                                                                  will receive (without duplication
                                                                                                  in subsequent distributions):

                                                                                                  (A)  Cash to the extent that the
                                                                                                       Allowed Class R3N Claim plus
                                                                                                       Post-Petition Interest
                                                                                                       exceeds the Rounded Claim;
                                                                                                       and

                                                                                                  (B)  HII Senior Note(s) equal in
                                                                                                       value to the Pro Rata Rounded
                                                                                                       Share multiplied by the
                                                                                                       Distributable HII Senior
                                                                                                       Notes Value, with the product
                                                                                                       thereof reduced to the
                                                                                                       nearest $1,000 increment.

                                                                                                  If the ARC is more than $167
                                                                                                  million, such Holder shall
                                                                                                  receive a Pro Rata Residual Share
                                                                                                  of the Note Group HII Equity
                                                                                                  Distribution on the Final Payment
                                                                                                  Date.

                                                                                                  For timing of distributions to
                                                                                                  Holders of Allowed Class R3
                                                                                                  Claims against the Note Group
                                                                                                  Debtors, see Section VI(G) herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4N/NGD Convenience    Impaired/Entitled to         100%                 $0 / 100%          Any Holder of an Allowed Class
Class                        vote                                                                 R3N Claim which, together with
                                                                                                  Post-Petition Interest, is $1,000
                                                                                                  or greater may elect to be
                                                                                                  treated as a Holder of a Class
                                                                                                  R4N Claim.  Such election must be
                                                                                                  made on the Ballot  before the
                                                                                                  Voting Deadline and cannot be
                                                                                                  made thereafter.  If such
                                                                                                  election is made, the Allowed
                                                                                                  Class R3N Claim plus
                                                                                                  Post-Petition Interest shall be
                                                                                                  automatically reduced in complete
                                                                                                  satisfaction of the Claim to a
                                                                                                  $999 Allowed Class R4N Claim.  On
                                                                                                  the Effective Date, the New
                                                                                                  Debtor will pay 100% of the
                                                                                                  Allowed Class R4N Claim in
                                                                                                  Cash./43/
------------------------------------------------------------------------------------------------------------------------------------
Class R5N/                   Unimpaired/Deemed to         100%                 $732,000 / 100%    Except as the Committee
Reorganizing Debtor          accept: Not entitled to                                              Settlement Agreement provides,
Intercompany Claims          vote                                                                 Class R5N Claims will be
                                                                                                  reinstated as of the Effective
                                                                                                  Date.  Each Claim shall include
                                                                                                  interest accrued through but not
                                                                                                  including the Petition Date, but
                                                                                                  such Claim will not include
                                                                                                  interest from the Petition Date
                                                                                                  through the Effective Date or
                                                                                                  Post-Petition Interest.  On the
                                                                                                  Effective Date, interest will
                                                                                                  begin to accrue on Class R5N
                                                                                                  Claims pursuant to the
                                                                                                  prepetition terms.

------------------------------------------------------------------------------------------------------------------------------------
Class R6N/                   Unimpaired/Deemed to         100%                 N/A / 100%         The legal, equitable and
Equity Interests             accept: Not entitled to                                              contractual rights of the Holders
                             vote                                                                 of Class R6N Equity Interests are
                                                                                                  unaltered by the Plan. Holders of
                                                                                                  Class R6N Equity Interests will
                                                                                                  retain their Equity Interests.

====================================================================================================================================

---------------------------------------

/41/   The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

/42/   For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3N Claim, $110.00 of Post-Petition Interest (i.e., $800.00 multiplied by 7.5%
                                              ----
multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

/43/   For example, if a Holder of a $2,100.00 Allowed Class R3N Claim elects to be treated as a Holder of a Class R4N Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                                         SUBPLAN RO:  HCHC, INC. (CASE NO. 99-2189 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
    CLASS/CLAIM        STATUS/VOTING RIGHTS    INITIAL % RECOVERY/44/     PROJECTED CLAIMS /              TREATMENT
                                                                          PROJECTED TOTAL  %
                                                                              RECOVERY
------------------------------------------------------------------------------------------------------------------------------------
Class R3O/            Impaired/Entitled to     55.1%                      $ 192,000 / 100%        Each Holder of an Allowed Class
Unsecured Claims      vote                                                                        R3O Claim will be paid in full,
                                                                                                  including Post-Petition Interest.
                                                                                                  If the amount of the Allowed Class
                                                                                                  R3O Claim plus Post-Petition
                                                                                                  Interest is less than $1,000 on an
                                                                                                  Allowance Date, the Holder will
                                                                                                  receive Cash equal to the amount
                                                                                                  of the Allowed Class R3O Claim
                                                                                                  plus Post-Petition Interest./45/
                                                                                                  If the amount of the Allowed Class
                                                                                                  R3O Claim plus Post-Petition
                                                                                                  Interest is $1,000 or greater on
                                                                                                  an Allowance Date, the Holder will
                                                                                                  receive (without duplication in
                                                                                                  subsequent distributions):

                                                                                                  (A)  Cash to the extent that the
                                                                                                       Allowed Class R3O Claim
                                                                                                       plus Post-Petition Interest
                                                                                                       exceeds the Rounded Claim;
                                                                                                       and
                                                                                                  (B)  HII Senior Note(s) equal in
                                                                                                       value to the Pro Rata Rounded
                                                                                                       Share multiplied by the
                                                                                                       Distributable HII Senior
                                                                                                       Notes Value, with the product
                                                                                                       thereof reduced to the
                                                                                                       nearest $1,000 increment.

                                                                                                  If the ARC is more than $167
                                                                                                  million, such Holder shall receive
                                                                                                  a Pro Rata Residual Share of the
                                                                                                  Note Group HII Equity Distribution
                                                                                                  on the Final Payment Date.

                                                                                                  For timing of distributions to
                                                                                                  Holders of Allowed Class R3 Claims
                                                                                                  against the Note Group Debtors,
                                                                                                  see Section VI(G) herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4O/NGD         Impaired/Entitled        100%                       $0 / 100%               Any Holder of an Allowed Class
Convenience Class     to vote                                                                     R3O Claim which, together with
                                                                                                  Post-Petition Interest, is $1,000
                                                                                                  or greater may elect to be treated
                                                                                                  as a Holder of a Class R4O Claim.
                                                                                                  Such election must be made on the
                                                                                                  Ballot before the Voting Deadline
                                                                                                  and cannot be made thereafter. If
                                                                                                  such election is made, the Allowed
                                                                                                  Class R3O Claim plus Post-Petition
                                                                                                  Interest shall be automatically
                                                                                                  reduced in complete satisfaction
                                                                                                  of the Claim to a $999 Allowed
                                                                                                  Class R4O Claim. On the Effective
                                                                                                  Date, the New Debtor will pay 100%
                                                                                                  of the Allowed Class R4O Claim in
                                                                                                  Cash./46/
------------------------------------------------------------------------------------------------------------------------------------
Class R5O/            Unimpaired/Deemed to     100%                       $18,216,000 /100%       Except as the Committee
Reorganizing Debtor   accept: Not entitled to                                                     Settlement Agreement
Intercompany Claims   vote                                                                        provides, Class R5O Claims will be
                                                                                                  reinstated as of the Effective
                                                                                                  Date. Each Claim shall include
                                                                                                  interest accrued through but not
                                                                                                  including the Petition Date, but
                                                                                                  such Claim will not include
                                                                                                                  ---
                                                                                                  interest from the Petition Date
                                                                                                  through the Effective Date or
                                                                                                  Post-Petition Interest.  On the
                                                                                                  Effective Date, interest will
                                                                                                  begin to accrue on Class R5O
                                                                                                  Claims pursuant to the prepetition
                                                                                                  terms.
------------------------------------------------------------------------------------------------------------------------------------
Class R6O/            Unimpaired/Deemed to     100%                       N/A / 100%              The legal, equitable and
Equity Interests      accept: Not entitled to                                                     contractual rights of the
                      vote                                                                        Holders of Class R6O Equity
                                                                                                  Interests are unaltered by the
                                                                                                  Plan. Holders of Class R6O Equity
                                                                                                  Interests will retain their Equity
                                                                                                  Interests.
------------------------------------------------------------------------------------------------------------------------------------


 ___________________
   /44/   The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

   /45/   For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3O Claim, $110.00 of Post-Petition Interest (i.e., $800.00
                                                            ----
multiplied by 7.5% multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

   /46/   For example, if a Holder of a $2,100.00 Allowed Class R3O Claim elects to be treated as a Holder of a Class R4O Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

                          [Intentionally left Blank]

====================================================================================================================================
                                   SUBPLAN RP:  HCHC UK HOLDINGS, INC. (CASE NO. 99-2190 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
CLASS/CLAIM                  STATUS/VOTING RIGHTS       INITIAL %       PROJECTED CLAIMS /                  TREATMENT
                                                        RECOVERY/47/    PROJECTED TOTAL  %
                                                                            RECOVERY
------------------------------------------------------------------------------------------------------------------------------------
Class R3P/                   Impaired/Entitled to        55.1%          $0 / 100%                   Each Holder of an Allowed Class
Unsecured Claims             vote                                                                   R3P Claim will be paid in full,
                                                                                                    including Post-Petition
                                                                                                    Interest.  If the amount of the
                                                                                                    Allowed Class R3P Claim plus
                                                                                                    Post-Petition Interest is less
                                                                                                    than $1,000 on an Allowance
                                                                                                    Date, the Holder will receive
                                                                                                    Cash equal to the amount of the
                                                                                                    Allowed Class R3P Claim plus
                                                                                                    Post-Petition Interest. /48/ If
                                                                                                    the amount of the Allowed Class
                                                                                                    R3P Claim plus Post-Petition
                                                                                                    Interest is $1,000 or greater
                                                                                                    on an Allowance Date, the
                                                                                                    Holder will receive (without
                                                                                                    duplication in subsequent
                                                                                                    distributions):

                                                                                                    (A)  Cash to the extent that the
                                                                                                         Allowed Class R3P Claim
                                                                                                         plus Post-Petition Interest
                                                                                                         exceeds the Rounded Claim;
                                                                                                         and
                                                                                                    (B)  HII Senior Note(s) equal
                                                                                                         in value to the Pro Rata
                                                                                                         Rounded Share multiplied by
                                                                                                         the Distributable HII
                                                                                                         Senior Notes Value, with
                                                                                                         the product thereof reduced
                                                                                                         to the nearest $1,000
                                                                                                         increment.

                                                                                                    If the ARC is more than $167
                                                                                                    million, such Holder shall
                                                                                                    receive a Pro Rata Residual
                                                                                                    Share of the Note Group HII
                                                                                                    Equity Distribution on the
                                                                                                    Final Payment Date.

                                                                                                    For timing of distributions to
                                                                                                    Holders of Allowed Class R3
                                                                                                    Claims against the Note Group
                                                                                                    Debtors, see Section VI(G)
                                                                                                    herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4P/NGD                Impaired/Entitled to        100%           $1,000 / 100%               Any Holder of an Allowed Class
Convenience Class            vote                                                                   R3P Claim which, together with
                                                                                                    Post-Petition Interest, is
                                                                                                    $1,000 or greater may elect to
                                                                                                    be treated as a Holder of a
                                                                                                    Class R4P Claim.  Such election
                                                                                                    must be made on the Ballot
                                                                                                    before the Voting Deadline and
                                                                                                    cannot be made thereafter.  If
                                                                                                    such election is made, the
                                                                                                    Allowed Class R3P Claim plus
                                                                                                    Post-Petition Interest shall be
                                                                                                    automatically reduced in
                                                                                                    complete satisfaction of the
                                                                                                    Claim to a $999 Allowed Class
                                                                                                    R4P Claim. On the Effective
                                                                                                    Date, the New Debtor will pay
                                                                                                    100% of the Allowed Class R4P
                                                                                                    Claim in Cash./49/
------------------------------------------------------------------------------------------------------------------------------------
Class R5P/                   Unimpaired/Deemed to        100%           $0 / 100%                   Except as the Committee
Reorganizing                 accept: Not entitled                                                   Settlement Agreement provides,
Debtor Inter-                to vote                                                                Class R5P Claims will be
company Claims                                                                                      reinstated as of the Effective
                                                                                                    Date.  Each Claim shall include
                                                                                                    interest accrued through but
                                                                                                    not including the Petition
                                                                                                    Date, but such Claim will not
                                                                                                                              ---
                                                                                                    include interest from the
                                                                                                    Petition Date through the
                                                                                                    Effective Date or Post-Petition
                                                                                                    Interest.  On the Effective
                                                                                                    Date, interest will begin to
                                                                                                    accrue on Class R5P Claims
                                                                                                    pursuant to the prepetition
                                                                                                    terms.

------------------------------------------------------------------------------------------------------------------------------------
Class R6P/                   Unimpaired/deemed to        100%             N/A / 100%                The legal, equitable and
Equity Interests             accept: Not entitled                                                   contractual rights of the
                             to vote                                                                Holders of Class R6P Equity
                                                                                                    Interests are unaltered by the
                                                                                                    Plan. Holders of Class R6P
                                                                                                    Equity Interests will retain
                                                                                                    their Equity Interests.

------------------------------------------------------------------------------------------------------------------------------------

    __________________________

     /47/   The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

     /48/   For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3P Claim, $110.00 of Post-Petition Interest (i.e., $800.00
                                                            ----
multiplied by 7.5% multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

     /49/   For example, if a Holder of a $2,100.00 Allowed Class R3P Claim elects to be treated as a Holder of a Class R4P Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                                         SUBPLAN RQ:  HIHC, INC. (CASE NO. 99-2191 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
CLASS/CLAIM             STATUS/VOTING       INITIAL %         PROJECTED CLAIMS / PROJECTED                  TREATMENT
                           RIGHTS           RECOVERY/50/         TOTAL  % RECOVERY
------------------------------------------------------------------------------------------------------------------------------------
Class R3Q/              Impaired/Entitled   55.1%             $ 0 / 100%                     Each Holder of an Allowed Class R3Q
Unsecured Claims        to vote                                                              Claim will be paid in full, including
                                                                                             Post-Petition Interest.  If the amount
                                                                                             of the Allowed Class R3Q Claim plus
                                                                                             Post-Petition Interest is less than
                                                                                             $1,000 on an Allowance Date, the
                                                                                             Holder will receive Cash equal to the
                                                                                             amount of the Allowed Class R3Q Claim
                                                                                             plus Post-Petition Interest./51/  If
                                                                                             the amount of the Allowed Class R3Q
                                                                                             Claim plus Post-Petition Interest is
                                                                                             $1,000 or greater on an Allowance
                                                                                             Date, the Holder will receive (without
                                                                                             duplication in subsequent
                                                                                             distributions):

                                                                                             (A)  Cash to the extent that the
                                                                                                  Allowed Class R3Q Claim plus
                                                                                                  Post-Petition Interest exceeds the
                                                                                                  Rounded Claim; and
                                                                                             (B)  HII Senior Note(s) equal in value
                                                                                                  to the Pro Rata Rounded Share
                                                                                                  multiplied by the Distributable
                                                                                                  HII Senior Notes Value, with the
                                                                                                  product thereof reduced to the
                                                                                                  nearest $1,000 increment.

                                                                                             If the ARC is more than $167 million,
                                                                                             such Holder shall receive a Pro Rata
                                                                                             Residual Share of the Note Group HII
                                                                                             Equity Distribution on the Final
                                                                                             Payment Date.

                                                                                             For timing of distributions to Holders
                                                                                             of Allowed Class R3 Claims against the
                                                                                             Note Group Debtors, see Section VI(G)
                                                                                             herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4Q/NGD           Impaired/Entitled   100%              $1,000 / 100%                  Any Holder of an Allowed Class R3Q
Convenience Class       to vote                                                              Claim which, together with Post-
                                                                                             Petition Interest, is $1,000 or greater
                                                                                             may elect to be treated as a Holder of
                                                                                             a Class R4Q Claim. Such election must
                                                                                             be made on the Ballot before the Voting
                                                                                             Deadline and cannot be made thereafter.
                                                                                             If such election is made, the Allowed
                                                                                             Class R3Q Claim plus Post-Petition
                                                                                             Interest shall be automatically reduced
                                                                                             in complete satisfaction of the Claim
                                                                                             to a $999 Allowed Class R4Q Claim. On
                                                                                             the Effective Date, the New Debtor will
                                                                                             pay 100% of the Allowed Class R4Q Claim
                                                                                             in Cash./52/
------------------------------------------------------------------------------------------------------------------------------------
Class R5Q/              Unimpaired/Deemed   100%              $3,664,000 / 100%              Except as the Committee Settlement
Reorganizing Debtor     to accept: Not                                                       Agreement provides, Class R5Q Claims
Intercompany Claims     entitled to vote                                                     will be reinstated as of the Effective
                                                                                             Date. Each Claim shall include
                                                                                             interest accrued through but not
                                                                                             including the Petition Date, but such
                                                                                             Claim will not include interest from
                                                                                                        ---
                                                                                             the Petition Date through the Effective
                                                                                             Date or Post-Petition Interest. On the
                                                                                             Effective Date, interest will begin to
                                                                                             accrue on Class R5Q Claims pursuant to
                                                                                             the prepetition terms.
------------------------------------------------------------------------------------------------------------------------------------
Class R6Q/              Unimpaired/Deemed   100%              N/A / 100%                     The legal, equitable and contractual
Equity Interests        to accept: Not                                                       rights of the Holders of Class R6Q
                        entitled to vote                                                     Equity Interests are unaltered by the
                                                                                             Plan.  Holders of Class R6Q Equity
                                                                                             Interests will retain their Equity
                                                                                             Interests.

------------------------------------------------------------------------------------------------------------------------------------

________________________________

     /50/    The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

     /51/    For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3Q Claim, $110.00 of Post-Petition Interest (i.e., $800.00
                                                            ----
multiplied by 7.5% multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

     /52/    For example, if a Holder of a $2,100.00 Allowed Class R3Q Claim elects to be treated as a Holder of a Class R4Q Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                               SUBPLAN RR:  THE HORSBURGH AND SCOTT COMPANY (CASE NO. 99-2192 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
CLASS/CLAIM              STATUS/VOTING        INITIAL %       PROJECTED CLAIMS / PROJECTED                 TREATMENT
                             RIGHTS           RECOVERY/53/        TOTAL  % RECOVERY
------------------------------------------------------------------------------------------------------------------------------------
Class R3R/               Impaired/Entitled     55.1%          $ 3,204,000 / 100%              Each Holder of an Allowed Class R3R
Unsecured Claims         to vote                                                              Claim will be paid in full, including
                                                                                              Post-Petition Interest.  If the
                                                                                              amount of the Allowed Class R3R Claim
                                                                                              plus Post-Petition Interest is less
                                                                                              than $1,000 on an Allowance Date, the
                                                                                              Holder will receive Cash equal to the
                                                                                              amount of the Allowed Class R3R Claim
                                                                                              plus Post-Petition Interest./54/  If
                                                                                              the amount of the Allowed Class R3R
                                                                                              Claim plus Post-Petition Interest is
                                                                                              $1,000 or greater on an Allowance
                                                                                              Date, the Holder will receive
                                                                                              (without duplication in subsequent
                                                                                              distributions):

                                                                                              (A)  Cash to the extent that the
                                                                                                   Allowed Class R3R Claim plus
                                                                                                   Post-Petition Interest exceeds
                                                                                                   the Rounded Claim; and
                                                                                              (B)  HII Senior Note(s) equal in
                                                                                                   value to the Pro Rata Rounded
                                                                                                   Share multiplied by the
                                                                                                   Distributable HII Senior Notes
                                                                                                   Value, with the product thereof
                                                                                                   reduced to the nearest $1,000
                                                                                                   increment.

                                                                                              If the ARC is more than $ 167
                                                                                              million, such Holder shall receive a
                                                                                              Pro Rata Residual Share of the Note
                                                                                              Group HII Equity Distribution on the
                                                                                              Final Payment Date.

                                                                                              For timing of distributions to
                                                                                              Holders of Allowed Class R3 Claims
                                                                                              against the Note Group Debtors, see
                                                                                              Section VI(G) herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4R/NGD            Impaired/Entitled     100%           $ 57,000 / 100%                 Any Holder of an Allowed Class R3R
Convenience Class        to vote                                                              Claim which, together with
                                                                                              Post-Petition Interest, is $1,000 or
                                                                                              greater may elect to be treated as a
                                                                                              Holder of a Class R4R Claim.  Such
                                                                                              election must be made on the Ballot
                                                                                              before the Voting Deadline and cannot
                                                                                              be made thereafter.  If such election
                                                                                              is made, the Allowed Class R3R Claim
                                                                                              plus Post-Petition Interest shall be
                                                                                              automatically reduced in complete
                                                                                              satisfaction of the Claim to a $999
                                                                                              Allowed Class R4R Claim. On the
                                                                                              Effective Date, the New Debtor will
                                                                                              pay 100% of the Allowed Class R4R
                                                                                              Claim in Cash./55/
------------------------------------------------------------------------------------------------------------------------------------
Class R5R/               Unimpaired/Deemed     100%           $12,604,000 / 100%              Except as the Committee Settlement
Reorganizing Debtor      to accept: Not                                                       Agreement provides, Class R5R Claims
Intercompany Claims      entitled to vote                                                     will be reinstated as of the
                                                                                              Effective Date.  Each Claim shall
                                                                                              include interest accrued through but
                                                                                              not including the Petition Date, but
                                                                                              such Claim will not include interest
                                                                                                              ---
                                                                                              from the Petition Date through the
                                                                                              Effective Date or  Post-Petition
                                                                                              Interest.  On the Effective Date,
                                                                                              interest will begin to accrue on
                                                                                              Class R5R Claims pursuant to the
                                                                                              prepetition terms.

------------------------------------------------------------------------------------------------------------------------------------
Class R6R/               Unimpaired/Deemed     100%           N/A / 100%                      The legal, equitable and contractual
Equity Interests         to accept: Not                                                       rights of the Holders of Class R6R
                         entitled to vote                                                     Equity Interests are unaltered by the
                                                                                              Plan. Holders of Class R6R Equity
                                                                                              Interests will retain their Equity
                                                                                              Interests.

------------------------------------------------------------------------------------------------------------------------------------

   _______________________________

    /53/    The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

    /54/    For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3R Claim, $110.00 of Post-Petition Interest (i.e., $800.00
                                                            ----
multiplied by 7.5% multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

   /55/     For example, if a Holder of a $2,100.00 Allowed Class R3R Claim elects to be treated as a Holder of a Class R4R Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                          SUBPLAN RS:  JOY INTERNATIONAL SALES CORPORATION, INC. (CASE NO. 99-2528 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                    Status/Voting Rights    Initial % Recovery/56/  Projected Claims /              Treatment
                                                                                Projected Total %
                                                                                    Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3S/                   Impaired/Entitled to      55.1%                   $0 / 100%                Each Holder of an Allowed
Unsecured Claims             vote                                                                       Class R3S Claim will be
                                                                                                        paid in full, including
                                                                                                        Post-Petition Interest.  If
                                                                                                        the amount of the Allowed
                                                                                                        Class R3S Claim plus
                                                                                                        Post-Petition Interest is
                                                                                                        less than $1,000 on an
                                                                                                        Allowance Date, the Holder
                                                                                                        will receive Cash equal to
                                                                                                        the amount of the Allowed
                                                                                                        Class R3S Claim plus
                                                                                                        Post-Petition Interest./57/
                                                                                                        If the amount of the
                                                                                                        Allowed Class R3S Claim
                                                                                                        plus Post-Petition Interest
                                                                                                        is $1,000 or greater on an
                                                                                                        Allowance Date, the Holder
                                                                                                        will receive (without
                                                                                                        duplication in subsequent
                                                                                                        distributions):

                                                                                                        (A)  Cash to the extent that
                                                                                                             the Allowed Class R3S
                                                                                                             Claim plus Post-
                                                                                                             Petition Interest
                                                                                                             exceeds the Rounded
                                                                                                             Claim; and

                                                                                                        (B)  HII Senior Note(s)
                                                                                                             equal in value to the
                                                                                                             Pro Rata Rounded Share
                                                                                                             multiplied by the
                                                                                                             Distributable HII
                                                                                                             Senior Note Value, with
                                                                                                             the product thereof
                                                                                                             reduced to the nearest
                                                                                                             $1,000 increment.

                                                                                                        If the ARC is more than
                                                                                                        $167 million, such Holder
                                                                                                        shall receive a Pro Rata
                                                                                                        Residual Share of the Note
                                                                                                        Group HII Equity
                                                                                                        Distribution on the Final
                                                                                                        Payment Date.

                                                                                                        For timing of distributions
                                                                                                        to Holders of Allowed Class
                                                                                                        R3 Claims against the Note
                                                                                                        Group Debtors, see Section
                                                                                                        VI(G) herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4S/NGD                Impaired/Entitled to      100%                    $0 / 100%                Any Holder of an Allowed
Convenience Class            vote                                                                       Class R3S Claim which,
                                                                                                        together with Post-Petition
                                                                                                        Interest, is $1,000 or
                                                                                                        greater may elect to be
                                                                                                        treated as a Holder of a
                                                                                                        Class R4S Claim.  Such
                                                                                                        election must be made on
                                                                                                        the Ballot before the
                                                                                                        Voting Deadline and cannot
                                                                                                        be made thereafter.  If
                                                                                                        such election is made, the
                                                                                                        Allowed Class R3S Claim
                                                                                                        plus Post-Petition Interest
                                                                                                        shall be automatically
                                                                                                        reduced in complete
                                                                                                        satisfaction of the Claim
                                                                                                        to a $999 Allowed Class R4S
                                                                                                        Claim.  On the Effective
                                                                                                        Date, the New Debtor will
                                                                                                        pay 100% of the Allowed
                                                                                                        Class R4S Claim in Cash./58/
------------------------------------------------------------------------------------------------------------------------------------
Class R5S/                   Impaired/Deemed to        0%                      $43,000 / 0%             The Holders of Class R5S
Reorganizing Debtor          reject: Not entitled to                                                    Claims shall contribute
Intercompany Claims          vote                                                                       such Claims to the capital
                                                                                                        of New Joy International
                                                                                                        Sales Corporation, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Class R6S/                   Unimpaired/Deemed to      100%                    N/A /100%                The legal, equitable and
Equity Interests             accept: Not entitled to                                                    contractual rights of the
                             vote                                                                       Holders of Class R6S Equity
                                                                                                        Interests are unaltered by
                                                                                                        the Plan.  Holders of Class
                                                                                                        R6S Equity Interests will
                                                                                                        retain their Equity
                                                                                                        Interests.
====================================================================================================================================

   ______________________________________

     /56/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

     /57/ For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3S Claim, $110.00 of Post-Petition Interest (i.e., $800.00
                                                                 ----
     multiplied by 7.5% multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

     /58/ For example, if a Holder of a $2,100.00 Allowed Class R3S Claim elects to be treated as a Holder of a Class R4S Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                                    SUBPLAN RT:  JOY MM DELAWARE, INC. (CASE NO. 99-2193 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                    Status/Voting Rights    Initial % Recovery/59/  Projected Claims /              Treatment
                                                                                Projected Total %
                                                                                    Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3T/                   Impaired/Entitled to      55.1%                   $2,000 / 100%             Each Holder of an Allowed
Unsecured Claims             vote                                                                        Class R3T Claim will be
                                                                                                         paid in full, including
                                                                                                         Post-Petition Interest.
                                                                                                         If the amount of the
                                                                                                         Allowed Class R3T Claim
                                                                                                         plus Post-Petition
                                                                                                         Interest is less than
                                                                                                         $1,000 on an Allowance
                                                                                                         Date, the Holder will
                                                                                                         receive Cash equal to the
                                                                                                         amount of the Allowed
                                                                                                         Class R3T Claim plus
                                                                                                         Post-Petition Interest./60/
                                                                                                         If the amount of the
                                                                                                         Allowed Class R3T Claim
                                                                                                         plus Post-Petition
                                                                                                         Interest is $1,000 or
                                                                                                         greater on an Allowance
                                                                                                         Date, the Holder will
                                                                                                         receive (without
                                                                                                         duplication in subsequent
                                                                                                         distributions):

                                                                                                         (A)  Cash to the extent
                                                                                                              that the Allowed Class
                                                                                                              R3T Claim plus Post-
                                                                                                              Petition Interest
                                                                                                              exceeds the Rounded
                                                                                                              Claim; and

                                                                                                         (B)  HII Senior Note(s)
                                                                                                              equal in value to the
                                                                                                              Pro Rata Rounded Share
                                                                                                              multiplied by the
                                                                                                              Distributable HII
                                                                                                              Senior Notes Value,
                                                                                                              with the product
                                                                                                              thereof reduced to the
                                                                                                              nearest $1,000
                                                                                                              increment.

                                                                                                         If the ARC is more than
                                                                                                         $167 million, such Holder
                                                                                                         shall receive a Pro Rata
                                                                                                         Residual Share of the Note
                                                                                                         Group HII Equity
                                                                                                         Distribution on the Final
                                                                                                         Payment Date.

                                                                                                         For timing of
                                                                                                         distributions to Holders
                                                                                                         of Allowed Class R3 Claims
                                                                                                         against the Note Group
                                                                                                         Debtors, see Section VI(G)
                                                                                                         herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4T/NGD                Impaired/Entitled to      100%                    $1,000 / 100%        Any Holder of an Allowed
Convenience Class            vote                                                                        Class R3T Claim which,
                                                                                                         together with
                                                                                                         Post-Petition Interest, is
                                                                                                         $1,000 or greater may
                                                                                                         elect to be treated as a
                                                                                                         Holder of a Class R4T
                                                                                                         Claim.  Such election must
                                                                                                         be made on the Ballot
                                                                                                         before the Voting Deadline
                                                                                                         and cannot be made
                                                                                                         thereafter.  If such
                                                                                                         election is made, the
                                                                                                         Allowed Class R3T Claim
                                                                                                         plus Post-Petition
                                                                                                         Interest shall be
                                                                                                         automatically reduced in
                                                                                                         complete satisfaction of
                                                                                                         the Claim to a $999
                                                                                                         Allowed Class R4T Claim.
                                                                                                         On the Effective Date, the
                                                                                                         New Debtor will pay 100%
                                                                                                         of the Allowed Class R4T
                                                                                                         Claim in Cash./61/
------------------------------------------------------------------------------------------------------------------------------------
Class R5T/                   Unimpaired/Deemed to      100%                    $31,747,000 / 100%        Except as the Committee
Reorganizing Debtor          accept: Not entitled to                                                     Settlement Agreement
Intercompany Claims          vote                                                                        provides, Class R5T Claims
                                                                                                         will be reinstated as of
                                                                                                         the Effective Date.  Each
                                                                                                         Claim shall include
                                                                                                         interest accrued through
                                                                                                         but not including the
                                                                                                         Petition Date, but such
                                                                                                         Claim will not include
                                                                                                                    ---
                                                                                                         interest from the Petition
                                                                                                         Date through the Effective
                                                                                                         Date or Post-Petition
                                                                                                         Interest.  On the
                                                                                                         Effective Date, interest
                                                                                                         will begin to accrue on
                                                                                                         Class R5T Claims pursuant
                                                                                                         to the prepetition terms.
------------------------------------------------------------------------------------------------------------------------------------
Class R6T/                   Unimpaired/Deemed to      100%                    N/A / 100%                The legal, equitable and
Equity Interests             accept: Not entitled to                                                     contractual rights of the
                             vote                                                                        Holders of Class R6T
                                                                                                         Equity Interests are
                                                                                                         unaltered by the Plan.
                                                                                                         Holders of Class R6T
                                                                                                         Equity Interests will
                                                                                                         retain their Equity
                                                                                                         Interests.
====================================================================================================================================

_________________________________________

     /59/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

     /60/ For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3T Claim, $110.00 of Post-Petition Interest (i.e., $800.00
                                                                 ----
     multiplied by 7.5% multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

     /61/ For example, if a Holder of a $2,100.00 Allowed Class R3T Claim elects to be treated as a Holder of a Class R4T Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                                  SUBPLAN RU:  JOY POWER PRODUCTS, INC. (CASE NO. 99-2529 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                    Status/Voting Rights    Initial % Recovery/62/  Projected Claims /              Treatment
                                                                                Projected Total %
                                                                                    Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3U/                   Impaired/Entitled to      55.1%                   $    0 / 100%            Each Holder of an Allowed
Unsecured Claims             vote                                                                       Class R3U Claim will be
                                                                                                        paid in full, including
                                                                                                        Post-Petition Interest.  If
                                                                                                        the amount of the Allowed
                                                                                                        Class R3U Claim plus
                                                                                                        Post-Petition Interest is
                                                                                                        less than $1,000 on an
                                                                                                        Allowance Date, the Holder
                                                                                                        will receive Cash equal to
                                                                                                        the amount of the Allowed
                                                                                                        Class R3U Claim plus
                                                                                                        Post-Petition Interest./63/
                                                                                                        If the amount of the
                                                                                                        Allowed Class R3U Claim
                                                                                                        plus Post-Petition Interest
                                                                                                        is $1,000 or greater on an
                                                                                                        Allowance Date, the Holder
                                                                                                        will receive (without
                                                                                                        duplication in subsequent
                                                                                                        distributions):

                                                                                                        (A)  Cash to the extent that
                                                                                                             the Allowed Class R3U
                                                                                                             Claim plus Post-
                                                                                                             Petition Interest
                                                                                                             exceeds the Rounded
                                                                                                             Claim; and

                                                                                                        (B)  HII Senior Note(s)
                                                                                                             equal in value to the
                                                                                                             Pro Rata Rounded Share
                                                                                                             multiplied by the
                                                                                                             Distributable HII
                                                                                                             Senior Notes Value,
                                                                                                             with the product
                                                                                                             thereof reduced to the
                                                                                                             nearest $1,000
                                                                                                             increment.

                                                                                                        If the ARC is more than
                                                                                                        $167 million, such Holder
                                                                                                        shall receive a Pro Rata
                                                                                                        Residual Share of the Note
                                                                                                        Group HII Equity
                                                                                                        Distribution on the Final
                                                                                                        Payment Date.

                                                                                                        For timing of distributions
                                                                                                        to Holders of Allowed Class
                                                                                                        R3 Claims against the Note
                                                                                                        Group Debtors, see Section
                                                                                                        VI(G) herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4U/NGD                Impaired/Entitled to      100%                    $    0 / 100%            Any Holder of an Allowed
Convenience Class            vote                                                                       Class R3U Claim which,
                                                                                                        together with Post-Petition
                                                                                                        Interest, is $1,000 or
                                                                                                        greater may elect to be
                                                                                                        treated as a Holder of a
                                                                                                        Class R4U Claim.  Such
                                                                                                        election must be made on
                                                                                                        the Ballot  before the
                                                                                                        Voting Deadline and cannot
                                                                                                        be made thereafter.  If
                                                                                                        such election is made, the
                                                                                                        Allowed Class R3U Claim
                                                                                                        plus Post-Petition Interest
                                                                                                        shall be automatically
                                                                                                        reduced in complete
                                                                                                        satisfaction of the Claim
                                                                                                        to a $999 Allowed R4U
                                                                                                        Claim.  On the Effective
                                                                                                        Date, the New Debtor will
                                                                                                        pay 100% of the Allowed
                                                                                                        Class R4U Claim in Cash./64/
------------------------------------------------------------------------------------------------------------------------------------
Class R5U/                   Impaired/Deemed to        0%                      $393,000 / 0%            The Holders of Class R5U
Reorganizing Debtor          reject: Not entitled to                                                    Claims shall contribute
Intercompany Claims          vote                                                                       such Claims to the capital
                                                                                                        of New Joy Power Products,
                                                                                                        Inc.
------------------------------------------------------------------------------------------------------------------------------------
Class R6U/                   Unimpaired/Deemed to      100%                    N/A /100%                The legal, equitable and
Equity Interests             accept: Not entitled to                                                    contractual rights of the
                             vote                                                                       Holders of Class R6U Equity
                                                                                                        Interests are unaltered by
                                                                                                        the Plan.  Holders of Class
                                                                                                        R6U Equity Interests will
                                                                                                        retain their Equity
                                                                                                        Interests.
====================================================================================================================================

__________________________________________

     /62/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

     /63/ For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3U Claim, $110.00 of Post-Petition Interest (i.e., $800.00
                                                                 ----
     multiplied by 7.5% multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

     /64/ For example, if a Holder of a $2,100.00 Allowed Class R3U Claim elects to be treated as a Holder of a Class R4U Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                               SUBPLAN RV:  JOY TECHNOLOGIES DELAWARE, INC. (CASE NO. 99-2195 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                    Status/Voting Rights    Initial % Recovery/65/  Projected Claims /              Treatment
                                                                                Projected Total %
                                                                                    Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3V/                   Impaired/Entitled to      55.1%                   $    0 / 100%            Each Holder of an Allowed
Unsecured Claims             vote                                                                       Class R3V Claim will be
                                                                                                        paid in full, including
                                                                                                        Post-Petition Interest.  If
                                                                                                        the amount of the Allowed
                                                                                                        Class R3V Claim plus
                                                                                                        Post-Petition Interest is
                                                                                                        less than $1,000 on an
                                                                                                        Allowance Date, the Holder
                                                                                                        will receive Cash equal to
                                                                                                        the amount of the Allowed
                                                                                                        Class R3V Claim plus
                                                                                                        Post-Petition Interest./66/
                                                                                                        If the amount of the
                                                                                                        Allowed Class R3V Claim
                                                                                                        plus Post-Petition Interest
                                                                                                        is $1,000 or greater on an
                                                                                                        Allowance Date, the Holder
                                                                                                        will receive (without
                                                                                                        duplication in subsequent
                                                                                                        distributions):

                                                                                                        (A)  Cash to the extent that
                                                                                                             the Allowed Class R3V
                                                                                                             Claim plus Post-
                                                                                                             Petition Interest
                                                                                                             exceeds the Rounded
                                                                                                             Claim; and

                                                                                                        (B)  HII Senior Note(s)
                                                                                                             equal in value to the
                                                                                                             Pro Rata Rounded Share
                                                                                                             multiplied by the
                                                                                                             Distributable HII
                                                                                                             Senior Notes Value,
                                                                                                             with the product
                                                                                                             thereof reduced to the
                                                                                                             nearest $1,000
                                                                                                             increment.

                                                                                                        If the ARC is more than
                                                                                                        $167 million, such Holder
                                                                                                        shall receive a Pro Rata
                                                                                                        Residual Share of the Note
                                                                                                        Group HII Equity
                                                                                                        Distribution on the Final
                                                                                                        Payment Date.

                                                                                                        For timing of distributions
                                                                                                        to Holders of Allowed Class
                                                                                                        R3 Claims against the Note
                                                                                                        Group Debtors, see Section
                                                                                                        VI(G) herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4V/NGD                Impaired/Entitled to      100%                    $1,000 / 100%            Any Holder of an Allowed
Convenience Class            vote                                                                       Class R3V Claim which,
                                                                                                        together with Post-Petition
                                                                                                        Interest, is $1,000 or
                                                                                                        greater may elect to be
                                                                                                        treated as a Holder of a
                                                                                                        Class R4V Claim.  Such
                                                                                                        election must be made on
                                                                                                        the Ballot  before the
                                                                                                        Voting Deadline and cannot
                                                                                                        be made thereafter.  If
                                                                                                        such election is made, the
                                                                                                        Allowed Class R3V Claim
                                                                                                        plus Post-Petition Interest
                                                                                                        shall be automatically
                                                                                                        reduced in complete
                                                                                                        satisfaction of the Claim
                                                                                                        to a $999 Allowed Class R4V
                                                                                                        Claim.  On the Effective
                                                                                                        Date, the New Debtor will
                                                                                                        pay 100% of the Allowed
                                                                                                        Class R4V Claim in Cash./67/
------------------------------------------------------------------------------------------------------------------------------------
Class R6V/                   Unimpaired/Deemed to      100%                    N/A / 100%               The legal, equitable and
Equity Interests             accept: Not entitled to                                                    contractual rights of the
                             vote                                                                       Holders of Class R6V Equity
                                                                                                        Interests are unaltered by
                                                                                                        the Plan.  Holders of Class
                                                                                                        R6V Equity Interests will
                                                                                                        retain their Equity
                                                                                                        Interests.
====================================================================================================================================

_________________________________________

     /65/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

     /66/ For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3V Claim, $110.00 of Post-Petition Interest (i.e., $800.00
                                                                 ----
     multiplied by 7.5% multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

     /67/ For example, if a Holder of a $2,100.00 Allowed Class R3V Claim elects to be treated as a Holder of a Class R4V Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                                        SUBPLAN RW:  J.P.D., INC. (CASE NO. 99-2525 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim         Status/Voting Rights    Initial %       Projected Claims/
                                            Recovery/68/    Projected Total  %                       Treatment
                                                               Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3W/          Impaired/Entitled to    55.1%           $0/100%               Each Holder of an Allowed Class R3W Claim will be
Unsecured Claims    vote                                                          paid in full, including Post-Petition Interest. If
                                                                                  the amount of the Allowed Class R3W Claim plus
                                                                                  Post-Petition Interest is less than $1,000 on an
                                                                                  Allowance Date, the Holder will receive Cash equal
                                                                                  to the amount of the Allowed Class R3W Claim plus
                                                                                  Post-Petition Interest./69/ If the amount of the
                                                                                  Allowed Class R3W Claim plus Post-Petition
                                                                                  Interest is $1,000 or greater on an Allowance
                                                                                  Date, the Holder will receive (without duplication
                                                                                  in subsequent distributions):

                                                                                  (A)  Cash to the extent that the Allowed Class R3W
                                                                                       Claim plus Post-Petition Interest exceeds the
                                                                                       Rounded Claim; and
                                                                                  (B)  HII Senior Note(s) equal in value to the Pro
                                                                                       Rata Rounded Share multiplied by the
                                                                                       Distributable HII Senior Notes Value, with
                                                                                       the product thereof reduced to the nearest
                                                                                       $1,000 increment.

                                                                                  If the ARC is more than $167 million, such Holder
                                                                                  shall receive a Pro Rata Residual Share of the
                                                                                  Note Group HII Equity Distribution on the Final
                                                                                  Payment Date.

                                                                                  For timing of distributions to Holders of Allowed
                                                                                  Class R3 Claims against the Note Group Debtors,
                                                                                  see Section VI(G) herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4W/NGD       Impaired/Entitled to    100%            $0/100%               Any Holder of an Allowed Class R3W Claim which,
Convenience Class   vote                                                          together with Post-Petition Interest, is $1,000 or
                                                                                  greater may elect to be treated as a Holder of a
                                                                                  Class R4W Claim. Such election must be made on the
                                                                                  Ballot before the Voting Deadline and cannot be
                                                                                  made thereafter. If such election is made, the
                                                                                  Allowed Class R3W Claim plus Post-Petition
                                                                                  Interest shall be automatically reduced in
                                                                                  complete satisfaction of the Claim to a $999
                                                                                  Allowed Class R4W Claim. On the Effective Date,
                                                                                  the New Debtor will pay 100% of the Allowed Class
                                                                                  R4W Claim in Cash./70/
------------------------------------------------------------------------------------------------------------------------------------
Class R6W/          Unimpaired/Deemed to    100%            N/A/100%              The legal, equitable and contractual rights of the
Equity Interests    accept: Not entitled                                          Holders of Class R6W Equity Interests are
                    to vote                                                       unaltered by the Plan. Holders of Class R6W Equity
                                                                                  Interests will retain their Equity Interests.
====================================================================================================================================

     ___________________________
     /68/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

     /69/ For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3W Claim, $110.00 of Post-Petition Interest (i.e., $800.00
                                                                 ----
     multiplied by 7.5% multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

     /70/ For example, if a Holder of a $2,100.00 Allowed Class R3W Claim elects to be treated as a Holder of a Class R4W Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                                    SUBPLAN RX: JTI UK Holdings, Inc. (CASE NO. 99-2196 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim         Status/Voting Rights    Initial %       Projected Claims/
                                            Recovery/71/    Projected Total  %                       Treatment
                                                               Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3X/          Impaired/Entitled to    55.1%           $0/100%               Each Holder of an Allowed Class R3X Claim will be
Unsecured Claims    vote                                                          paid in full, including Post-Petition Interest.
                                                                                  If the amount of the Allowed Class R3X Claim plus
                                                                                  Post-Petition Interest is less than $1,000 on an
                                                                                  Allowance Date, the Holder will receive Cash equal
                                                                                  to the amount of the Allowed Class R3X Claim plus
                                                                                  Post-Petition Interest./72/ If the amount of the
                                                                                  Allowed Class R3X Claim plus Post-Petition
                                                                                  Interest is $1,000 or greater on an Allowance
                                                                                  Date, the Holder will receive (without duplication
                                                                                  in subsequent distributions):

                                                                                  (A)  Cash to the extent that the Allowed Class R3X
                                                                                       Claim plus Post-Petition Interest exceeds the
                                                                                       Rounded Claim; and
                                                                                  (B)  HII Senior Note(s) equal in value to the Pro
                                                                                       Rata Rounded Share multiplied by the
                                                                                       Distributable HII Senior Notes Value, with
                                                                                       the product thereof reduced to the nearest
                                                                                       $1,000 increment.

                                                                                  If the ARC is more than $167 million, such Holder
                                                                                  shall receive a Pro Rata Residual Share of the
                                                                                  Note Group HII Equity Distribution on the Final
                                                                                  Payment Date.

                                                                                  For timing of distributions to Holders of Allowed
                                                                                  Class R3 Claims against the Note Group Debtors,
                                                                                  see Section VI(G) herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4X/NGD       Impaired/Entitled to    100%            $1,000/100%           Any Holder of an Allowed Class R3X Claim which,
Convenience Class   vote                                                          together with Post-Petition Interest, is $1,000 or
                                                                                  greater may elect to be treated as a Holder of a
                                                                                  Class R4X Claim. Such election must be made on the
                                                                                  Ballot before the Voting Deadline and cannot be
                                                                                  made thereafter. If such election is made, the
                                                                                  Allowed Class R3X Claim plus Post-Petition
                                                                                  Interest shall be automatically reduced in
                                                                                  complete satisfaction of the Claim to a $999
                                                                                  Allowed Class R4X Claim. On the Effective Date,
                                                                                  the New Debtor will pay 100% of the Allowed Class
                                                                                  R4X Claim in Cash./73/
------------------------------------------------------------------------------------------------------------------------------------
Class R5X/          Unimpaired/Deemed to    100%            $0/100%               Except as the Committee Settlement Agreement
Reorganizing        accept:  Not entitled                                         provides, Class R5X Claims will be reinstated as
Debtor              to vote                                                       of the Effective Date.  Each Claim shall include
Intercompany                                                                      interest accrued through but not including the
Claims                                                                            Petition Date, but such Claim will not include
                                                                                                                     ---
                                                                                  interest from the Petition Date through the
                                                                                  Effective Date or Post-Petition Interest. On the
                                                                                  Effective Date, interest will begin to accrue on
                                                                                  Class R5X Claims pursuant to the prepetition
                                                                                  terms.
====================================================================================================================================

     ___________________________
     /71/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

     /72/ For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3X Claim, $110.00 of Post-Petition Interest (i.e., $800.00
                                                                 ----
     multiplied by 7.5% multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

     /73/ For example, if a Holder of a $2,100.00 Allowed Class R3X Claim elects to be treated as a Holder of a Class R4X Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                                    SUBPLAN RX: JTI UK HOLDINGS, INC. (CASE NO. 99-2196 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class R6X/          Unimpaired/Deemed to    100%            N/A/100%              The legal, equitable and contractual rights of
Equity Interests    accept:  Not entitled                                         the Holders of Class R6X Equity Interests are
                    to vote                                                       unaltered by the Plan.  Holders of Class R6X
                                                                                  Equity Interests will retain their Equity
                                                                                  Interests.
====================================================================================================================================

====================================================================================================================================
                                   SUBPLAN RY:  MINING SERVICES, INC. (CASE NO. 99-2530 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim         Status/Voting Rights    Initial %       Projected Claims/
                                            Recovery/74/    Projected Total  %                       Treatment
                                                               Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3Y/          Impaired/Entitled to    55.1%           $0/100%               Each Holder of an Allowed Class R3Y Claim will be
Unsecured Claims    vote                                                          paid in full, including Post-Petition Interest.
                                                                                  If the amount of the Allowed Class R3Y Claim plus
                                                                                  Post-Petition Interest is less than $1,000 on an
                                                                                  Allowance Date, the Holder will receive Cash equal
                                                                                  to the amount of the Allowed Class R3Y Claim plus
                                                                                  Post-Petition Interest./75/ If the amount of the
                                                                                  Allowed Class R3Y Claim plus Post-Petition
                                                                                  Interest is $1,000 or greater on an Allowance
                                                                                  Date, the Holder will receive (without duplication
                                                                                  in subsequent distributions):

                                                                                  (A)  Cash to the extent that the Allowed Class R3Y
                                                                                       Claim plus Post-Petition Interest exceeds the
                                                                                       Rounded Claim; and
                                                                                  (B)  HII Senior Note(s) equal in value to the Pro
                                                                                       Rata Rounded Share multiplied by the
                                                                                       Distributable HII Senior Notes Value, with
                                                                                       the product thereof reduced to the nearest
                                                                                       $1,000 increment.

                                                                                  If the ARC is more than $167 million, such Holder
                                                                                  shall receive a Pro Rata Residual Share of the
                                                                                  Note Group HII Equity Distribution on the Final
                                                                                  Payment Date.

                                                                                  For timing of distributions to Holders of Allowed
                                                                                  Class R3 Claims against the Note Group Debtors,
                                                                                  see Section VI(G) herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4Y/NGD       Impaired/Entitled to    100%            $1,000/100%           Any Holder of an Allowed Class R3Y Claim which,
Convenience Class   vote                                                          together with Post-Petition Interest, is $1,000
                                                                                  or greater may elect to be treated as a Holder of
                                                                                  a Class R4Y Claim. Such election must be made on
                                                                                  the Ballot before the Voting Deadline and cannot
                                                                                  be made thereafter. If such election is made, the
                                                                                  Allowed Class R3Y Claim plus Post-Petition
                                                                                  Interest shall be automatically reduced in
                                                                                  complete satisfaction of the Claim to a $999
                                                                                  Allowed Class R4Y Claim. On the Effective Date,
                                                                                  the New Debtor will pay 100% of the Allowed Class
                                                                                  R4Y Claim in Cash./76/
------------------------------------------------------------------------------------------------------------------------------------
Class R5Y/          Impaired/Deemed to      0%              $495,000/0%           The Holders of Class R5Y Claims shall contribute
Reorganizing        reject: Not entitled                                          such Claims to the capital of New Mining
Debtor              to vote                                                       Services, Inc.
Intercompany
Claims
------------------------------------------------------------------------------------------------------------------------------------
Class R6Y/          Unimpaired/Deemed to    100%            N/A/100%              The legal, equitable and contractual rights of
Equity Interests    accept: Not entitled                                          the Holders of Class R6Y Equity Interest are
                    to vote                                                       unaltered by the Plan. Holders of Class R6Y
                                                                                  Equity Interests will retain their Equity
                                                                                  Interests.
====================================================================================================================================

     ____________________________
     /74/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

     /75/ For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3Y Claim, $110.00 of Post-Petition Interest (i.e., $800.00
                                                                 ----
     multiplied by 7.5% multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

     /76/ For example, if a Holder of a $2,100.00 Allowed Class R3Y Claim elects to be treated as a Holder of a Class R4Y Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                           SUBPLAN RZ:  PEABODY & WIND ENGINEERING CORPORATION (CASE NO. 99-2534 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim         Status/Voting Rights    Initial % Recovery/77/     Projected Claims / Projected              Treatment
                                                                              Total % Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3Z/          Impaired/Entitled to      55.1%            $6,000 / 100%                            Each Holder of an Allowed
Unsecured Claims    vote                                                                                Class R3Z Claim will be
                                                                                                        paid in full, including
                                                                                                        Post-Petition Interest.  If
                                                                                                        the amount of the Allowed
                                                                                                        Class R3Z Claim plus
                                                                                                        Post-Petition Interest is
                                                                                                        less than $1,000 on an
                                                                                                        Allowance Date, the Holder
                                                                                                        will receive Cash equal to
                                                                                                        the amount of the Allowed
                                                                                                        Class R3Z Claim plus
                                                                                                        Post-Petition Interest./78/
                                                                                                        If the amount of the
                                                                                                        Allowed Class R3Z Claim
                                                                                                        plus Post-Petition Interest
                                                                                                        is $1,000 or greater on an
                                                                                                        Allowance Date, the Holder
                                                                                                        will receive (without
                                                                                                        duplication in subsequent
                                                                                                        distributions):

                                                                                                        (A)  Cash to the extent that
                                                                                                             the Allowed Class R3Z
                                                                                                             Claim plus Post-
                                                                                                             Petition Interest
                                                                                                             exceeds the Rounded
                                                                                                             Claim; and

                                                                                                        (B)  HII Senior Note(s)
                                                                                                             equal in value to the
                                                                                                             Pro Rata Rounded Share
                                                                                                             multiplied by the
                                                                                                             Distributable HII
                                                                                                             Senior Notes Value,
                                                                                                             with the product
                                                                                                             thereof reduced to the
                                                                                                             nearest $1,000
                                                                                                             increment.

                                                                                                        If the ARC is more than
                                                                                                        $167 million, such Holder
                                                                                                        shall receive a Pro Rata
                                                                                                        Residual Share of the Note
                                                                                                        Group HII Equity
                                                                                                        Distribution on the Final
                                                                                                        Payment Date.

                                                                                                        For timing of distributions
                                                                                                        to Holders of Allowed Class
                                                                                                        R3 Claims against the Note
                                                                                                        Group Debtors, see Section
                                                                                                        VI(G) herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4Z/NGD       Impaired/Entitled to      100%             $0 / 100%                                Any Holder of an Allowed
Convenience Class   vote                                                                                Class R3Z Claim which,
                                                                                                        together with Post-Petition
                                                                                                        Interest, is $1,000 or
                                                                                                        greater may elect to be
                                                                                                        treated as a Holder of a
                                                                                                        Class R4Z Claim.  Such
                                                                                                        election must be made on
                                                                                                        the Ballot  before the
                                                                                                        Voting Deadline and cannot
                                                                                                        be made thereafter.  If
                                                                                                        such election is made, the
                                                                                                        Allowed Class R3Z Claim
                                                                                                        plus Post-Petition Interest
                                                                                                        shall be automatically
                                                                                                        reduced in complete
                                                                                                        satisfaction of the Claim
                                                                                                        to a $999 Allowed Class R4Z
                                                                                                        Claim.  On the Effective
                                                                                                        Date, the New Debtor will
                                                                                                        pay 100% of the Allowed
                                                                                                        Class R4Z Claim in Cash./79/
------------------------------------------------------------------------------------------------------------------------------------
Class R6Z/          Impaired/Deemed to        0%               N/A / 0%                                 If Subplan RZ and Subplan
Equity Interests    reject: Not entitled to                                                             RGG are confirmed as set
                    vote                                                                                forth herein then, on the
                                                                                                        Effective Date: (i) all
                                                                                                        Class R6Z Equity Interests
                                                                                                        will be canceled and
                                                                                                        Holders of Class R6Z Equity
                                                                                                        Interests will not receive
                                                                                                        a distribution under the
                                                                                                        Plan; (ii)  Joy will
                                                                                                        receive 100% of the common
                                                                                                        stock of New Peabody & Wind
                                                                                                        Engineering Corporation,
                                                                                                        and (iii) Joy will
                                                                                                        contribute its Class R5GG
                                                                                                        Claim of approximately
                                                                                                        $24.5 million to the
                                                                                                        capital of New Ecolaire
                                                                                                        Incorporated.
===================================================================================================================================


_____________________________________

     /77/    The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

     /78/    For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3Z Claim, $110.00 of Post-Petition Interest (i.e., $800.00
                                                                 ----
     multiplied by 7.5% multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

     /79/    For example, if a Holder of a $2,100.00 Allowed Class R3Z Claim elects to be treated as a Holder of a Class R4Z Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                                         SUBPLAN RAA:  RCHH, INC. (CASE NO. 99-2199 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim         Status/Voting Rights    Initial % Recovery/80/     Projected Claims / Projected              Treatment
                                                                              Total % Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3AA/         Impaired/Entitled to      55.1%                   $0 / 100%                         Each Holder of an Allowed
Unsecured Claims    vote                                                                                Class R3AA Claim will be
                                                                                                        paid in full, including
                                                                                                        Post-Petition Interest.  If
                                                                                                        the amount of the Allowed
                                                                                                        Class R3AA Claim plus
                                                                                                        Post-Petition Interest is
                                                                                                        less than $1,000 on an
                                                                                                        Allowance Date, the Holder
                                                                                                        will receive Cash equal to
                                                                                                        the amount of the Allowed
                                                                                                        Class R3AA Claim plus
                                                                                                        Post-Petition Interest./81/
                                                                                                        If the amount of the
                                                                                                        Allowed Class R3AA Claim
                                                                                                        plus Post-Petition Interest
                                                                                                        is $1,000 or greater on an
                                                                                                        Allowance Date, the Holder
                                                                                                        will receive (without
                                                                                                        duplication in subsequent
                                                                                                        distributions):

                                                                                                        (A)  Cash to the extent that
                                                                                                             the Allowed Class R3AA
                                                                                                             Claim plus Post-
                                                                                                             Petition Interest
                                                                                                             exceeds the Rounded
                                                                                                             Claim; and

                                                                                                        (B)  HII Senior Note(s)
                                                                                                             equal in value to the
                                                                                                             Pro Rata Rounded Share
                                                                                                             multiplied by the
                                                                                                             Distributable HII
                                                                                                             Senior Notes Value,
                                                                                                             with the product
                                                                                                             thereof reduced to the
                                                                                                             nearest $1,000
                                                                                                             increment.

                                                                                                        If the ARC is more than
                                                                                                        $167 million, such Holder
                                                                                                        shall receive a Pro Rata
                                                                                                        Residual Share of the Note
                                                                                                        Group HII Equity
                                                                                                        Distribution on the Final
                                                                                                        Payment Date.

                                                                                                        For timing of distributions
                                                                                                        to Holders of Allowed Class
                                                                                                        R3 Claims against the Note
                                                                                                        Group Debtors, see Section
                                                                                                        VI(G) herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4AA/NGD Con  Impaired/Entitled to      100%             $0 / 100%                                Any Holder of an Allowed
 venience Class     vote                                                                                Class R3AA Claim which,
                                                                                                        together with Post-Petition
                                                                                                        Interest, is $1,000 or
                                                                                                        greater may elect to be
                                                                                                        treated as a Holder of a
                                                                                                        Class R4AA Claim.  Such
                                                                                                        election must be made on
                                                                                                        the Ballot  before the
                                                                                                        Voting Deadline and cannot
                                                                                                        be made thereafter.  If
                                                                                                        such election is made, the
                                                                                                        Allowed Class R3AA Claim
                                                                                                        plus Post-Petition Interest
                                                                                                        shall be automatically
                                                                                                        reduced in complete
                                                                                                        satisfaction of the Claim
                                                                                                        to a $999 Allowed Class
                                                                                                        R4AA Claim.  On the
                                                                                                        Effective Date, the New
                                                                                                        Debtor will pay 100% of the
                                                                                                        Allowed Class R4AA Claim in
                                                                                                        Cash./82/
------------------------------------------------------------------------------------------------------------------------------------
Class R5AA/         Impaired/Deemed to        0%               $2,588,000 / 0%                          Except as the Committee
Reorganizing Debtor reject: Not entitled to                                                             Settlement Agreement
Intercompany Claims vote                                                                                provides, there will be no
                                                                                                        distribution to Holders of
                                                                                                        Class R5AA Claims and such
                                                                                                        Claims shall be
                                                                                                        extinguished on the
                                                                                                        Effective Date.

------------------------------------------------------------------------------------------------------------------------------------
Class R6AA/         Unimpaired/Deemed to      100%             N/A/100%                                 The legal, equitable and
Equity Interests    accept: Not entitled to                                                             contractual rights of the
                    vote                                                                                Holders of Class R6AA
                                                                                                        Equity Interests are
                                                                                                        unaltered by the Plan.
                                                                                                        Holders of Class R6AA
                                                                                                        Equity Interests will
                                                                                                        retain their Equity
                                                                                                        Interests.

------------------------------------------------------------------------------------------------------------------------------------


________________________________

     /80/    The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

     /81/    For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3AA Claim, $110.00 of Post-Petition Interest (i.e., $800.00 multiplied b y 7.5 multiplied by 1.8333) would be added
      ----
     to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

     /82/    For example, if a Holder of a $2,100.00 Allowed Class R3AA Claim elects to be treated as a Holder of a Class R4AA Claim, such Claim shall be automatically reduced to and such Holder will receive in Cash and the remainder of the Claim will not be paid and will be discharged.

                                   SUBPLAN RBB:  SOUTH SHORE CORPORATION (CASE NO. 99-2200 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim         Status/Voting Rights    Initial % Recovery/83/     Projected Claims / Projected              Treatment
                                                                              Total % Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3BB/         Impaired/Entitled to      55.1%                   $0 / 100%                         Each Holder of an Allowed
Unsecured Claims    vote                                                                                Class R3BB Claim will be
                                                                                                        paid in full, including
                                                                                                        Post-Petition Interest. If
                                                                                                        the amount of the Allowed
                                                                                                        Class R3BB Claim plus
                                                                                                        Post-Petition Interest is
                                                                                                        less than $1,000 on an
                                                                                                        Allowance Date, the Holder
                                                                                                        will receive Cash equal to
                                                                                                        the amount of the Allowed
                                                                                                        Class R3BB Claim plus
                                                                                                        Post-Petition Interest./84/
                                                                                                        If the amount of the
                                                                                                        Allowed Class R3BB Claim
                                                                                                        plus Post-Petition Interest
                                                                                                        is $1,000 or greater on an
                                                                                                        Allowance Date, the Holder
                                                                                                        will receive (without
                                                                                                        duplication in subsequent
                                                                                                        distributions):

                                                                                                        (A)  Cash to the extent that
                                                                                                             the Allowed Class R3BB
                                                                                                             Claim plus Post-
                                                                                                             Petition Interest
                                                                                                             exceeds the Rounded
                                                                                                             Claim; and

                                                                                                        (B)  HII Senior Note(s)
                                                                                                             equal in value to the
                                                                                                             Pro Rata Rounded Share
                                                                                                             multiplied by the
                                                                                                             Distributable HII
                                                                                                             Senior Notes Value,
                                                                                                             with the product
                                                                                                             thereof reduced to the
                                                                                                             nearest $1,000
                                                                                                             increment.

                                                                                                        If the ARC is more than
                                                                                                        $167 million, such Holder
                                                                                                        shall receive a Pro Rata
                                                                                                        Residual Share of the Note
                                                                                                        Group HII Equity
                                                                                                        Distribution on the Final
                                                                                                        Payment Date.

                                                                                                        For timing of distributions
                                                                                                        to Holders of Allowed Class
                                                                                                        R3 Claims against the Note
                                                                                                        Group Debtors, see Section
                                                                                                        VI(G) herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4BB/NGD      Impaired/Entitled to      100%             $0 / 100%                                Any Holder of an Allowed
Convenience Class   vote                                                                                Class R3BB Claim which,
                                                                                                        together with Post-Petition
                                                                                                        Interest, is $1,000 or
                                                                                                        greater may elect to be
                                                                                                        treated as a Holder of a
                                                                                                        Class R4BB Claim.  Such
                                                                                                        election must be made on
                                                                                                        the Ballot  before the
                                                                                                        Voting Deadline and cannot
                                                                                                        be made thereafter.  If
                                                                                                        such election is made, the
                                                                                                        Allowed Class R3BB Claim
                                                                                                        plus Post-Petition Interest
                                                                                                        shall be automatically
                                                                                                        reduced in complete
                                                                                                        satisfaction of the Claim
                                                                                                        to a $999 Allowed Class
                                                                                                        R4BB Claim.  On the
                                                                                                        Effective Date, the New
                                                                                                        Debtor will pay 100% of the
                                                                                                        Allowed Class R4BB Claim in
                                                                                                        Cash./85/
------------------------------------------------------------------------------------------------------------------------------------
Class R5BB/         Unimpaired/Deemed to      100%             $7,870,000 / 100%                        Except as the Committee
Reorganizing        Not entitled to                                                                     Settlement Agreement
Debtor accept:      vote                                                                                provides, Class R5BB Claims
Intercompany                                                                                            will be reinstated as of
Claims                                                                                                  the Effective Date.  Each
                                                                                                        Claim shall include
                                                                                                        interest accrued through
                                                                                                        but not including the
                                                                                                        Petition Date, but such
                                                                                                        Claim will not include
                                                                                                        interest from the Petition
                                                                                                        Date through the Effective
                                                                                                        Date or Post-Petition
                                                                                                        Interest.  On the Effective
                                                                                                        Date, interest will begin
                                                                                                        to accrue on Class R5BB
                                                                                                        Claims pursuant to the
                                                                                                        prepetition terms.
------------------------------------------------------------------------------------------------------------------------------------

____________________________________

     /83/    The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

     /84/    For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3BB Claim, $110.00 of Post-Petition Interest (i.e., $800.00
                                                                 ---
    multiplied by 7.5% multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

    /85/     For example, if a Holder of a $2,100.00 Allowed Class R3BB Claim elects to be treated as a Holder of a Class R4BB Claim, such Claim shall be automatically reduced to $999.00 and such Holder will receive $999.00 in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                                   SUBPLAN RBB:  SOUTH SHORE CORPORATION (CASE NO. 99-2200 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class R6BB/         Unimpaired/Deemed to      100%             N/A / 100%                               The legal, equitable and
Equity Interests    accept: Not entitled to                                                             contractual rights of the
                    vote                                                                                Holders of Class R6BB
                                                                                                        Equity Interests are
                                                                                                        unaltered by the Plan.
                                                                                                        Holders of Class R6BB
                                                                                                        Equity Interests will
                                                                                                        retain their Equity
                                                                                                        Interests.

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
                                SUBPLAN RCC:  SOUTH SHORE DEVELOPMENT, LLC (CASE NO. 99-2201 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim       Status/Voting Rights  Initial % Recovery/86/   Projected Claims / Projected              Treatment
                                                                        Total % Recovery
------------------------------------------------------------------------------------------------------------------------------
Class R3CC/       Impaired/Entitled to    55.1%                  $0 / 100%                     Each Holder of an Allowed Class R3CC
Unsecured Claims  vote                                                                         Claim will be paid in full, including
                                                                                               Post-Petition Interest. If the amount
                                                                                               of the Allowed Class R3CC Claim plus
                                                                                               Post-Petition Interest is less than
                                                                                               $1,000 on an Allowance Date, the
                                                                                               Holder will receive Cash equal to the
                                                                                               amount of the Allowed Class R3CC
                                                                                               Claim plus Post-Petition
                                                                                               Interest./87/ If the amount of the
                                                                                               Allowed Class R3CC Claim plus Post-
                                                                                               Petition Interest is $1,000 or
                                                                                               greater on an Allowance Date, the
                                                                                               Holder will receive (without
                                                                                               duplication in subsequent
                                                                                               distributions):

                                                                                               (A)  Cash to the extent that the
                                                                                                    Allowed Class R3CC Claim plus
                                                                                                    Post-Petition Interest exceeds
                                                                                                    the Rounded Claim; and

                                                                                               (B)  HII Senior Note(s) equal in
                                                                                                    value to the Pro Rata Rounded
                                                                                                    Share multiplied by the
                                                                                                    Distributable HII Senior Notes
                                                                                                    Value, with the product thereof
                                                                                                    reduced to the nearest $1,000
                                                                                                    increment.

                                                                                               If the ARC is more than $167 million,
                                                                                               such Holder shall receive a Pro Rata
                                                                                               Residual Share of the Note Group HII
                                                                                               Equity Distribution on the Final
                                                                                               Payment Date.

                                                                                               For timing of distributions to
                                                                                               Holders of Allowed Class R3 Claims
                                                                                               against the Note Group Debtors, see
                                                                                               Section VI(G) herein.
------------------------------------------------------------------------------------------------------------------------------------
Class R4CC/NGD    Impaired/Entitled to    100%                  $0 / 100%                      Any Holder of an Allowed Class R3CC
Convenience Class vote                                                                         Claim which, together with Post-
                                                                                               Petition Interest, is $1,000 or
                                                                                               greater may elect to be treated as a
                                                                                               Holder of a Class R4CC Claim. Such
                                                                                               election must be made on the Ballot
                                                                                               before the Voting Deadline and cannot
                                                                                               be made thereafter. If such election
                                                                                               is made, the Allowed Class R3CC Claim
                                                                                               plus Post-Petition Interest shall be
                                                                                               automatically reduced in complete
                                                                                               satisfaction of the Claim to a $999
                                                                                               Allowed Class R4CC Claim. On the
                                                                                               Effective Date, the New Debtor will
                                                                                               pay 100% of the Allowed Class R4CC
                                                                                               Claim in Cash./88/
------------------------------------------------------------------------------------------------------------------------------------

     ________________________

     /86/    The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

     /87/    For example, assuming an Effective Date of April 1, 2001 (1.8333 interest years), and a Post-Petition Interest rate of 7.5% for an $800.00 Allowed Class R3CC Claim, $110.00 of Post-Petition Interest (i.e., $800.00
                                                                  ---
     multiplied by 7.5% multiplied by 1.8333) would be added to the Claim and the Holder of such Claim would receive $910.00 Cash as of the Initial Payment Date.

     /88/    For example, if a Holder of a $2,100.00 Allowed Class R3CC Claim elects to be treated as a Holder of a Class R4CC Claim, such Claim shall be automatically reduced to $999.00 and such Holder will receive $999.00 in Cash and the remainder of the Claim will not be paid and will be discharged.

====================================================================================================================================
                                SUBPLAN RCC: SOUTH SHORE DEVELOPMENT, L.L.C (CASE NO.99-2201 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class R5CC/           Unimpaired/Deemed to      100%   $9,327,000 / 100%   Except as the Committee Settlement Agreement provides,
Reorganizing Debtor   accept: Not entitled to                              Class R5CC Claims will be reinstated as of the Effective
Intercompany Claims   vote                                                 Date. Each Claim shall include interest accrued through
                                                                           but not including the Petition Date, but such Claim will
                                                                           not interest from the Petition Date through the Effective
                                                                           ---
                                                                           Date or Post-Petition Interest. On the Effective Date,
                                                                           interest will begin to accrue on Class R5CC Claims
                                                                           pursuant to the prepetition terms.

------------------------------------------------------------------------------------------------------------------------------------
Class R6CC/           Unimpaired/Deemed to      100%  N/A / 100%           The legal, equitable and contractual rights of the
Equity Interests      accept: Not entitled to                              Holders of Class R6CC Equity Interests are unaltered by
                      vote                                                 the Plan. Holders of Class R6CC Equity Interests will
                                                                           retain their Equity Interests.
====================================================================================================================================

       F. Treatment of Classified Claims against the Stock Group Debtors

====================================================================================================================================
                                SUBPLAN RDD:  AMERICAN LONGWALL MEXICO, INC. (CASE NO. 99-2542 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim        Status/Voting Rights  Initial % Recovery/89/    Projected Claims / Projected          Treatment
                                                                      Total  %
                                                                      Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3DD/        Impaired/Entitled     N/A                    $0 / Unknown                The Debtors believe there are no Allowed
Unsecured Claims   to vote                                                                  Class R3DD Claims. If there are Allowed
                                                                                            Class R3DD Claims, such Holder will
                                                                                            receive their Pro Rata Share of New
                                                                                            American Longwall Mexico, Inc. common
                                                                                            stock; provided, however, that the
                                                                                                   --------  -------
                                                                                            Holder of Class R6DD Equity Interests
                                                                                            shall continue to have the exclusive use
                                                                                            of such trade name and shall be
                                                                                            automatically deemed the owner of any
                                                                                            trademark or service mark owned by
                                                                                            American Longwall Mexico, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Class R6DD/        Impaired/Entitled     N/A                    N/A / 0% or 100%            If there are Allowed Class R3DD Claims,
Equity Interests   to vote                                      depending on whether        then the Class R6DD Equity Interests
                                                                there are Class R3DD        will be canceled. If there are no
                                                                Claims.                     Allowed Class R3DD Claims, then Holders
                                                                                            of Class R6DD Equity Interests will
                                                                                            retain their Equity Interests.

====================================================================================================================================

__________________________

/89/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

====================================================================================================================================
                              SUBPLAN REE:  DOBSON MANAGEMENT SERVICES, INC. (CASE NO. 99-2546 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                  Status/Voting Rights  Initial % Recovery/90/     Projected Claims /                Treatment
                                                                          Projected Total % Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3EE/                  Impaired/Entitled     N/A                    $0 / Unknown                  The Debtors believe there
Unsecured Claims             to vote                                                                    are no Allowed Class R3EE
                                                                                                        Claims.  If there are
                                                                                                        Allowed Class R3EE Claims,
                                                                                                        such Holder will receive
                                                                                                        their Pro Rata Share of New
                                                                                                        Dobson Management Services,
                                                                                                        Inc. common stock.

------------------------------------------------------------------------------------------------------------------------------------
Class R6EE/                  Impaired/Entitled     N/A                    N/A / 0% or 100% depending    If there are Allowed Class
Equity Interests             to vote                                      on whether there are          R3EE Claims, then the Class
                                                                          Allowed Class R3EE Claims     R6EE Equity Interests will
                                                                                                        be canceled.  If there are
                                                                                                        no Allowed Class R3EE
                                                                                                        Claims, then Holders of
                                                                                                        Class R6EE Equity Interests
                                                                                                        will retain their Equity
                                                                                                        Interests.
====================================================================================================================================

___________________________

/90/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

====================================================================================================================================
                                  SUBPLAN RFF: ECOLAIRE EXPORT FSC, INC. (CASE NO. 99-2519 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim            Status/Voting Rights     Initial % Recovery/91/         Projected Claims /               Treatment
                                                                          Projected Total % Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3FF/          Impaired/Entitled to     N/A                       $0 / Unknown                    Holders of Allowed Class
Unsecured Claims     vote                                                                               R3FF Claims will receive
                                                                                                        their Pro Rata Share of New
                                                                                                        Ecolaire Export FSC, Inc.
                                                                                                        common stock.
------------------------------------------------------------------------------------------------------------------------------------
Class R6FF/          Impaired/Deemed to       N/A                       N/A / 0%                        On the Effective Date,
Equity Interests     reject: Not entitled to                                                            Class R6FF Equity Interests
                     vote                                                                               will be canceled.
====================================================================================================================================

_________________________

/91/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

====================================================================================================================================
                                   SUBPLAN RGG:  ECOLAIRE INCORPORATED (CASE NO. 99-2520 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim            Status/Voting Rights        Initial % Recovery/92/   Projected Claims /                Treatment
                                                                            Projected Total %
                                                                                Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3GG/            Impaired/Entitled to       N/A                     $13,000 / Unknown         Holders of Allowed Class R3GG
Unsecured Claims       vote                                                                         Claims will receive their Pro
                                                                                                    Rata Share of New Ecolaire
                                                                                                    Incorporated common stock.
------------------------------------------------------------------------------------------------------------------------------------
Class R5GG/            Impaired/Deemed to         N/A                     _____ / 0% or 100%         Except as the Committee
Reorganizing  Debtor   reject:  Not entitled to                           depending on whether       Settlement Agreement provides,
Intercompany Claims    vote                                               Subplan RGG is             if Subplan RZ and Subplan RGG
                                                                          confirmed.                 are confirmed as set forth
                                                                                                     herein, Joy will contribute its
                                                                                                     Class R5GG Claim of
                                                                                                     approximately $24.5 million to
                                                                                                     the capital of New Ecolaire
                                                                                                     Incorporated. If either Subplan
                                                                                                     RZ or Subplan RGG is not
                                                                                                     confirmed, then Joy will not
                                                                                                     waive its Class R5GG Claim and
                                                                                                     such Claim will be treated as
                                                                                                     an Allowed Class R3GG Claim.
------------------------------------------------------------------------------------------------------------------------------------
Class R6GG/            Impaired/Deemed to         N/A                     N/A / 0%                   On the Effective Date, Class
Equity Interests       reject: Not entitled to                                                       R6GG Equity Interests will be
                       vote                                                                          canceled.
====================================================================================================================================

__________________________
/92/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

====================================================================================================================================
                                    SUBPLAN RHH:  GULLICK DOBSON INC. (CASE NO. 99-2521 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim           Status/Voting Rights  Initial % Recovery/93/       Projected Claims /                Treatment
                                                                    Projected Total % Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3HH/          Impaired/Entitled     N/A                     $0 / Unknown                 The Debtors believe there are no
Unsecured Claims     to vote                                                                    Allowed Class R3HH Claims. If
                                                                                                there are Allowed Class R3HH Claims,
                                                                                                such Holder will receive their Pro
                                                                                                Rata Share of New Gullick Dobson
                                                                                                Inc. common stock; provided,
                                                                                                                   --------
                                                                                                however, that the Holder of Class
                                                                                                -------
                                                                                                R6HH Equity Interests shall continue
                                                                                                to have the exclusive use of such
                                                                                                trade name and shall be deemed the
                                                                                                owner of any trademark or service
                                                                                                mark owned by Gullick Dobson Inc.
------------------------------------------------------------------------------------------------------------------------------------
Class R6HH/          Impaired/Entitled     N/A                     N/A / 0% or 100% depending   If there are Allowed Class
Equity Interests     to vote                                       on whether there are         R3HH Claims, then the Class
                                                                   Allowed Class R3HH Claims.   R6HH Equity Interests will be
                                                                                                canceled. If there are no Allowed
                                                                                                Class R3HH Claims, then Holders of
                                                                                                Class R6HH Equity Interests will
                                                                                                retain their Equity Interests.
====================================================================================================================================

_______________________________

/93/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

====================================================================================================================================
                                SUBPLAN RII:  HARNISCHFEGER OVERSEAS, INC. (CASE NO. 99-2523 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim          Status/Voting Rights  Initial % Recovery/94/    Projected Claims /                Treatment
                                                                      Projected Total %
                                                                          Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3II/          Impaired/Entitled     N/A                     $0 / Unknown               The Debtors believe there are no
Unsecured Claims     to vote                                                                  Allowed Class R3II Claims. If there
                                                                                              are Allowed Class R3II Claims, such
                                                                                              Holder will receive their Pro Rata
                                                                                              Share of New Harnischfeger Overseas,
                                                                                              Inc. common stock; provided, however,
                                                                                                                 --------  -------
                                                                                              that the Holder of Class R6II Equity
                                                                                              Interests shall continue to have the
                                                                                              exclusive use of such trade name and
                                                                                              shall be deemed the owner of any
                                                                                              trademark or service mark owned by
                                                                                              Harnischfeger Overseas, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Class R6II/          Impaired/Entitled     N/A                     N/A / 0% or 100%           If there are Allowed Class
Equity Interests     to vote                                       depending on whether       R3II Claims, then the Class R6II
                                                                   there are Allowed Class    Equity Interests will be canceled. If
                                                                   R3II Claims.               there are no Allowed Class R3II
                                                                                              Claims, then Holders of Class R6II
                                                                                              Equity Interests will retain their
                                                                                              Equity Interests.
====================================================================================================================================

___________________________

/94/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

====================================================================================================================================
                                  SUBPLAN RJJ:  JOY ENERGY SYSTEMS, INC. (CASE NO. 99-2526 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim             Status/Voting Rights    Initial % Recovery/95/      Projected Claims /              Treatment
                                                                            Projected Total %
                                                                                 Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3JJ/             Impaired/Entitled to      N/A                     $0 / Unknown            The Debtors believe there
Unsecured Claims        vote                                                                      are no Allowed Class R3JJClaims.
                                                                                                  If there are Allowed Class R3JJ
                                                                                                  Claims, such Holder will receive
                                                                                                  their Pro Rata Share of New Joy
                                                                                                  Energy Systems, Inc. common stock;
                                                                                                  provided, however, that the Holder
                                                                                                  --------  -------
                                                                                                  of Class R6JJ Equity interests
                                                                                                  shall continue to have the
                                                                                                  exclusive use of such trade name
                                                                                                  and shall be deemed the owner of
                                                                                                  any trademark or service mark
                                                                                                  owned by Joy Energy Systems, Inc

------------------------------------------------------------------------------------------------------------------------------------
Class R5JJ/             Impaired/Deemed to        N/A                     $2,574,000 / 0%         The Holders of Class R5JJ Claims
Reorganizing Debtor     reject: Not entitled to                                                   shall contribute such Claims to
Intercompany Claims     vote                                                                      the capital of New Joy Energy
                                                                                                  Systems, Inc.

------------------------------------------------------------------------------------------------------------------------------------
Class R6JJ/             Impaired/Entitled to      N/A                     N/A / 0% or 100%        If there are Allowed Class R3JJ
Equity Interests        vote                                              depending on whether    Claims, then the Class R6JJ Equity
                                                                          there are Allowed Class Interests will be canceled. If
                                                                          R3JJ Claims.            there are no Allowed Class R3JJ
                                                                                                  Claims, then Holders of Class R6JJ
                                                                                                  Equity Interests will retain their
                                                                                                  Equity Interests.
====================================================================================================================================


__________________________

/95/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

====================================================================================================================================
                         SUBPLAN RKK:  JOY ENVIRONMENTAL TECHNOLOGIES, INC. (CASE NO. 99-2527 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                    Status/Voting Rights     Initial % Recovery/96/      Projected Claims /             Treatment
                                                                                  Projected Total  %
                                                                                        Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3KK/                  Impaired/Entitled                 N/A                 $250,000 / Unknown     Each Holder of an Allowed
Unsecured Claims              to vote                                                                     Class R3KK Claim will
                                                                                                          receive its Pro Rata
                                                                                                          Share of New Joy
                                                                                                          Environmental
                                                                                                          Technologies, Inc.
                                                                                                          ("JET") common stock.
                                                                                                          Each Holder of an Allowed
                                                                                                          Class R3KK Claim can
                                                                                                          participate in the
                                                                                                          potential refund
                                                                                                          generated as a result of
                                                                                                          a currently pending audit
                                                                                                          in the Republic of China.
                                                                                                          New HII will represent
                                                                                                          New JET in such audit and
                                                                                                          will pay the expenses
                                                                                                          (but not any charge that
                                                                                                          may result from the
                                                                                                          audit) associated with
                                                                                                          such audit.  If such
                                                                                                          audit is successful, New
                                                                                                          HII will be reimbursed
                                                                                                          the expenses it paid on
                                                                                                          New JET's behalf, and New
                                                                                                          HII will receive 50% of
                                                                                                          the net recovery and New
                                                                                                          JET will receive 50% of
                                                                                                          the net recovery.  The
                                                                                                          Holders of Class R6KK
                                                                                                          Equity Interests shall
                                                                                                          continue to have the
                                                                                                          exclusive use of such
                                                                                                          trade name and shall be
                                                                                                          deemed the owner of any
                                                                                                          trade name or service
                                                                                                          mark owned by JET.
------------------------------------------------------------------------------------------------------------------------------------
Class R5KK/                  Impaired/Deemed to                N/A                 $48,000,000 / 0%       The Holders of Class R5KK
Reorganizing Debtor          reject:  Not entitled to                                                     Claims shall contribute
Intercompany Claims          vote                                                                         such Claims to the
                                                                                                          capital of New JET.  In
                                                                                                          consideration of Joy
                                                                                                          contributing its Class
                                                                                                          R5KK Claim of
                                                                                                          approximately $48 million
                                                                                                          against JET to New JET's
                                                                                                          capital, JET will cause
                                                                                                          its subsidiary, Smith
                                                                                                          Machine Works, Inc.
                                                                                                          ("Smith"), to waive its
                                                                                                          Class R5B Claim against
                                                                                                          Joy of approximately
                                                                                                          $270,000.  Smith's Class
                                                                                                          R5B Claim against Joy
                                                                                                          will be expunged on the
                                                                                                          Effective Date.  Joy's
                                                                                                          Class R5KK Claim against
                                                                                                          JET will be expunged on
                                                                                                          the Effective Date.
------------------------------------------------------------------------------------------------------------------------------------
Class R6KK/                  Impaired/Deemed to                0%                       $         0 / 0%  Class R6KK Equity
Equity Interests             reject:  Not entitled to                                                     Interests will be
                             vote                                                                         canceled.
====================================================================================================================================

     ______________________________

     /96/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

====================================================================================================================================
                               SUBPLAN RLL:  MIP PRODUCTS, INC. (CASE NO. 99-2532 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                  Status/Voting Rights  Initial % Recovery/97/       Projected Claims /                Treatment
                                                                          Projected Total  % Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3LL/                  Impaired/Entitled     N/A                    $0 / Unknown                  The Debtors believe there
Unsecured Claims             to vote                                                                    are no Allowed Class R3LL
                                                                                                        Claims.  If there are
                                                                                                        Allowed Class R3LL Claims,
                                                                                                        such Holders will receive
                                                                                                        their Pro Rata Share of New
                                                                                                        MIP Products, Inc. common
                                                                                                        stock; provided, however,
                                                                                                              ---------  -------
                                                                                                        that the Holders of Class
                                                                                                        R6LL Equity Interests shall
                                                                                                        continue to have the
                                                                                                        exclusive use of such trade
                                                                                                        name and shall be deemed
                                                                                                        the owner of any trademark
                                                                                                        or service mark owned by
                                                                                                        MIP Products, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Class R6LL/                  Impaired/Entitled     N/A                    N/A / 0% or 100% depending    If there are Allowed Class
Equity Interests             to vote                                      on whether there are          R3LL Claims, then the Class
                                                                          Allowed Class R3LL Claims.    R6LL Equity Interests will
                                                                                                        be canceled. If there are
                                                                                                        no Allowed Class R3LL
                                                                                                        Claims, then Holders of
                                                                                                        Class R6LL Equity Interests
                                                                                                        will retain their Equity
                                                                                                        Interests.
====================================================================================================================================

     _______________________

     /97/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

====================================================================================================================================
                                    SUBPLAN RMM:  NEW ECOLAIRE, INC. (CASE NO. 99-2531 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim              Status/Voting Rights         Initial %      Projected  Claims / Projected            Treatment
                                                    Recovery/98/            Total % Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3MM/                 Impaired/Entitled          N/A        $0 / Unknown                     The Debtors believe there are no
Unsecured Claims            to vote                                                                Allowed Class R3MM Claims.  If
                                                                                                   there are Allowed Class R3MM
                                                                                                   Claims, such Holders will
                                                                                                   receive their Pro Rata Share of
                                                                                                   New Ecolaire, Inc.  common stock.
------------------------------------------------------------------------------------------------------------------------------------
Class R6MM/                 Impaired/Entitled         N/A        N/A / 0% or 100% depending on     If there are Allowed Class R3MM
Equity Interests            to vote                              whether there are Allowed Class   Claims, then the Class R6MM
                                                                 R3MM Claims.                      Equity Interests will be
                                                                                                   canceled. If there are no
                                                                                                   Allowed Class R3MM Claims, then
                                                                                                   Holders of Class R6MM Equity
                                                                                                   Interests will retain their
                                                                                                   Equity Interests.
====================================================================================================================================

     ____________________________

     /98/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

====================================================================================================================================
                                           SUBPLAN RNN:  P.W.E.C., INC. (CASE NO. 99-2533 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                  Status/Voting Rights   Initial %       Projected Claims / Projected                 Treatment
                                                   Recovery/99/          Total  % Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3NN/                    Impaired/Entitled       N/A          $0 / Unknown                   The Debtors believe there are no
Unsecured Claims               to vote                                                             Allowed Class R3NN Claims.  If
                                                                                                   there are Allowed Class R3NN
                                                                                                   Claims, such Holders will
                                                                                                   receive their Pro Rata Share of
                                                                                                   New P.W.E.C., Inc. common stock.
------------------------------------------------------------------------------------------------------------------------------------
Class R6NN/                    Impaired/Entitled       N/A       N/A / 0% or 100% depending on     If there are Allowed Class R3NN
Equity Interests               to vote                           whether there are Allowed Class   Claims, then the Class R6NN
                                                                 R3NN Claims.                      Equity Interests will be
                                                                                                   canceled. If there are no
                                                                                                   Allowed Class R3NN Claims, then
                                                                                                   Holders of Class R6NN Equity
                                                                                                   Interests will retain their
                                                                                                   Equity Interests.
====================================================================================================================================

     ________________________________

     /99/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

===================================================================================================================================
                                    SUBPLAN ROO:  RYL, LLC (CASE NO. 99-2539 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                  Status/Voting Rights   Initial %     Projected Claims / Projected                 Treatment
                                                   Recovery/100/          Total  % Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3OO/                  Impaired/Entitled     N/A            $0 / Unknown                     The Debtors believe there are no
Unsecured Claims             to vote                                                               Allowed Class R3OOClaims.  If
                                                                                                   there are Allowed Class R3OO
                                                                                                   Claims, such Holders will
                                                                                                   receive their Pro Rata Share of
                                                                                                   New RYL, LLC  common stock.

------------------------------------------------------------------------------------------------------------------------------------
Class R6OO/                  Impaired/Entitled     N/A           N/A / 0% or 100% depending on     If there are Allowed Class R3OO
Equity Interests             to vote                             whether there are Allowed Class   Claims, then the Class R6OO
                                                                 R3OO Claims.                      Equity Interests will be
                                                                                                   canceled.  If there are no
                                                                                                   Allowed Class R3OO Claims, then
                                                                                                   Holders of Class R6OO Equity
                                                                                                   Interests will retain their
                                                                                                   Equity Interests.
====================================================================================================================================

     ____________________________________

     /100/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

================================================================================================================================
                                 SUBPLAN RPP:  SMITH MACHINE WORKS, INC. (CASE NO. 99-2540 (PJW))
--------------------------------------------------------------------------------------------------------------------------------
    Class/Claim        Status/Voting Rights          Initial % Recovery/101/    Projected Claims /              Treatment
                                                                                Projected Total %
                                                                                    Recovery
--------------------------------------------------------------------------------------------------------------------------------
Class R3PP/           Impaired/Entitled to vote      N/A                        $0 / Unknown           Holders of Allowed Class
Unsecured Claims                                                                                       R3PP Claims will receive
                                                                                                       their Pro Rata Share of
                                                                                                       New Smith Machine Works,
                                                                                                       Inc. common stock.

--------------------------------------------------------------------------------------------------------------------------------
Class R6PP/           Impaired /Deemed to            N/A                        N/A / 0%               On the Effective Date,
Equity Interests      accept:  Not entitled to                                                         Class R6PP Equity
                      vote                                                                             Interests will be
                                                                                                       canceled.
====================================================================================================================================

________________________________
/101/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

====================================================================================================================================
                                        SUBPLAN RQQ:  SMK COMPANY (CASE NO. 99-2541 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim             Status/Voting Rights    Initial %       Projected Claims / Projected                 Treatment
                                                Recovery/102/        Total  % Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class R3QQ/             Impaired/Entitled       N/A           $0 / Unknown                        The Debtors believe there are no
Unsecured Claims        to vote                                                                   Allowed Class R3QQ Claims.  If
                                                                                                  there are Allowed Class R3QQ
                                                                                                  Claims, such Holders will
                                                                                                  receive their Pro Rata Portion
                                                                                                  of New SMK Company common stock.
-------------------------------------------------------------------------------------------------------------------------------
Class R6QQ/             Impaired/Entitled       N/A           N/A / 0% or 100% depending on       If there are Allowed Class R3QQ
Equity Interests        to vote                               whether there are Allowed Class     Claims, then the Class R6QQ
                                                              R3QQ Claims.                        Equity Interests will be
                                                                                                  canceled.  If there are no
                                                                                                  Allowed Class R3QQ Claims, then
                                                                                                  Holders of Class R6QQ Equity
                                                                                                  Interests will retain their
                                                                                                  Equity Interests.
====================================================================================================================================

_________________________________

/102/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

     G. Treatment of Classified Claims against the Liquidating Debtors

====================================================================================================================================
                                     SUBPLAN LA:  BELOIT CORPORATION (CASE NO. 99-2177 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
      Class/Claim         Status/Voting Rights      Initial % Recovery/103/    Projected Claims /                Treatment
                                                                               Projected Total
                                                                               % Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class L3A/                Impaired/Entitled to       2.5%                      $338,100,000 to             Except as Committee
Unsecured Claims,         vote                                                 $500,000,000/6.5%           Settlement Agreement
including Liquidating                                                          to 25%/104/                 provides, each Holder
Debtor Intercompany                                                                                        of an Allowed L3A
Claims                                                                                                     Claim will receive
                                                                                                           that Holder's Pro Rata
                                                                                                           Share of Distributable
                                                                                                           Net Beloit Proceeds as
                                                                                                           of any Allowance Date.
                                                                                                           The first distribution
                                                                                                           will be made on the
                                                                                                           Initial Payment Date
                                                                                                           and subsequent
                                                                                                           distributions will be
                                                                                                           made consistent with
                                                                                                           Section VI(I) herein.

------------------------------------------------------------------------------------------------------------------------------------
Class L4A/                Impaired/Entitled to       5%                        $10,610,000 / 5%            Any Holder of an
Liquidating Debtor        vote                                                                             Allowed L3A Claim may
Convenience Class                                                                                          elect to be treated as
                                                                                                           a Holder of a Class
                                                                                                           L4A Claim. Any such
                                                                                                           election must be made
                                                                                                           on the Ballot and no
                                                                                                           Creditor can elect
                                                                                                           Class L4A treatment
                                                                                                           after the Voting
                                                                                                           Deadline.  Any Allowed
                                                                                                           L3A Claim whose Holder
                                                                                                           elects to have treated
                                                                                                           as a Class L4A Claim,
                                                                                                           upon such election,
                                                                                                           shall receive the
                                                                                                           lesser of (a) $1,000
                                                                                                           or (b) five percent of
                                                                                                           such Creditor's
                                                                                                           Allowed Class L3A
                                                                                                           Claim./105/  The Plan
                                                                                                           Administrator shall
                                                                                                           pay each Holder of an
                                                                                                           Allowed Class L4A
                                                                                                           Claim such amount  in
                                                                                                           Cash from Beloit's
                                                                                                           estate on the later of
                                                                                                           the Initial Payment
                                                                                                           Date or the date on
                                                                                                           which such Claim
                                                                                                           becomes an Allowed
                                                                                                           Claim, and the
                                                                                                           remainder of the
                                                                                                           Allowed Class L4A
                                                                                                           Claim shall not be
                                                                                                           paid.

-----------------------------------------------------------------------------------------------------------------------------------
Class L6A/                Impaired/Deemed to         N/A                       N/A / 0%                    On the Effective Date,
Equity Interests          reject: Not entitled to                                                          all Equity Interests
                          vote                                                                             in Beloit Corporation
                                                                                                           will be canceled.
                                                                                                           Holders of Class L6A
                                                                                                           Equity Interests will
                                                                                                           not receive a
                                                                                                           distribution under the
                                                                                                           Plan.
====================================================================================================================================

________________________________

/103/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

/104/ The Projected Total % Recovery could be significantly higher depending on the Plan Administrator's success in recovering the Retained Actions listed on
Schedule IX(I)(5)(iv) of the Exhibit Book.
---------------------

/105/ For example, if a Holder of a $1,200 Class L3A Claim elects the Liquidating Debtors Administrative Convenience Class, such Holder will receive $60 in Cash. The remaining $1,140 Liquidating Debtors Administrative Convenience Claim shall not be paid. If a Holder of a $21,000 Class L3A Claim elects the Liquidating Debtors Administrative Convenience Class, such Holder will receive $1,000 in Cash. The remaining $20,000 Liquidating Debtors Administrative Convenience Class will not be paid and will be discharged.

====================================================================================================================================
                                    SUBPLAN LB:  BELOIT HOLDINGS, INC. (CASE NO. 99-2543 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
        Class/Claim           Status/Voting Rights    Initial % Recovery/106/    Projected Claims /                Treatment
                                                                                 Projected Total  %
                                                                                    Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class L3B/                    Impaired/Entitled       0%                       $0 / 0%                   Except as the Committee
Unsecured Claims,             to vote                                                                    Settlement Agreement
including Liquidating                                                                                    provides, each Holder of an
Debtor Intercompany Claims                                                                               Allowed L3B Claim will
                                                                                                         receive that Holder's Pro
                                                                                                         Rata Share of Distributable
                                                                                                         Net Beloit Proceeds as of
                                                                                                         any Allowance Date.  The
                                                                                                         first distribution will be
                                                                                                         made on the Initial Payment
                                                                                                         Date and subsequent
                                                                                                         distributions will be made
                                                                                                         consistent with Section
                                                                                                         VI(I) herein.

------------------------------------------------------------------------------------------------------------------------------------
Class L6B/                    Impaired/Entitled       N/A                      N/A /100%                 Equity Interests will
Equity Interests              to vote                                                                    continue to be held by
                                                                                                         Beloit, but the Liquidating
                                                                                                         Debtors' charter shall be
                                                                                                         amended to prohibit
                                                                                                         distributions on Equity
                                                                                                         Interests unless and until
                                                                                                         all Claims are either (a)
                                                                                                         Disallowed by Final Order
                                                                                                         or (b) paid in full.
====================================================================================================================================

_________________________________

/106/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

====================================================================================================================================
                             SUBPLAN LC:  BELOIT INTERNATIONAL SERVICES, INC. (CASE NO. 99-2544 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
     Class/Claim              Status/Voting Rights    Initial % Recovery/107/    Projected Claims /                Treatment
                                                                                 Projected Total  %
                                                                                    Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class L3C/                    Impaired/Entitled      0%                         $0 / 0 %                Except as the Committee
Unsecured Claims,             to vote                                                                   Settlement Agreement
including Liquidating                                                                                   provide, each Holder of an
Debtor Intercompany Claims                                                                              Allowed L3C Claim will
                                                                                                        receive that Holder's Pro
                                                                                                        Rata Share of Distributable
                                                                                                        Net Beloit Proceeds as of
                                                                                                        any Allowance Date.  The
                                                                                                        first distribution will be
                                                                                                        made on the Initial Payment
                                                                                                        Date and subsequent
                                                                                                        distributions will be made
                                                                                                        consistent with Section
                                                                                                        VI(I) herein.

------------------------------------------------------------------------------------------------------------------------------------
Class L6C/                    Impaired/Entitled      N/A                        N/A /100%               Equity Interests will
Equity Interests              to vote                                                                   continue to be held by
                                                                                                        Beloit, but the Liquidating
                                                                                                        Debtors' charter shall be
                                                                                                        amended to prohibit
                                                                                                        distributions on Equity
                                                                                                        Interests unless and until
                                                                                                        all Claims are either (a)
                                                                                                        Disallowed by Final Order or
                                                                                                        (b) paid in full.
====================================================================================================================================

_________________________________

/107/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

====================================================================================================================================
                                   SUBPLAN LD:  BELOIT IRON WORKS, INC. (CASE NO. 99-2545 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
   Class/claim                 Status/voting Rights    Initial % Recovery/108/    Projected Claims /                Treatment
                                                                                  Projected Total  %
                                                                                      Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class L3D/                     Impaired/Entitled      0%                        $13,000 / 0 %            Except as the Committee
Unsecured Claims,              to vote                                                                   Settlement Agreement
including Liquidating                                                                                    provide, each Holder of an
Debtor Intercompany Claims                                                                               Allowed L3D Claim will
                                                                                                         receive that Holder's Pro
                                                                                                         Rata Share of Distributable
                                                                                                         Net Beloit Proceeds as of
                                                                                                         any Allowance Date.  The
                                                                                                         first distribution will be
                                                                                                         made on the Initial Payment
                                                                                                         Date and subsequent
                                                                                                         distributions will be made
                                                                                                         consistent with Section
                                                                                                         VI(I) herein.

------------------------------------------------------------------------------------------------------------------------------------
Class L6D/                     Impaired/Entitled      N/A                       N/A /100%                Equity Interests will
Equity Interests               to vote                                                                   continue to be held by
                                                                                                         Beloit, but the Liquidating
                                                                                                         Debtors' charter shall be
                                                                                                         amended to prohibit
                                                                                                         distributions on Equity
                                                                                                         Interests unless and until
                                                                                                         all Claims are either (a)
                                                                                                         Disallowed by Final Order
                                                                                                         or (b) paid in full.
====================================================================================================================================

_________________________________

/108/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

====================================================================================================================================
                                  SUBPLAN LE:  BELOIT PULPING GROUP INC. (CASE NO. 99-2178 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
     Class/Claim              Status/Voting Rights  Initial % Recovery/109/    Projected Claims/            Treatment
                                                                               Projected Total %
                                                                                   Recovery
------------------------------------------------------------------------------------------------------------------------------------
 Class L3E/                   Impaired/Entitled     0%                         $0/0%                   Except as the Committee
 Unsecured Claims,            to vote                                                                  Settlement Agreement
 including Liquidating                                                                                 provide, each Holder of an
 Debtor Intercompany Claims                                                                            Allowed L3E Claim will
                                                                                                       receive that Holder's Pro
                                                                                                       Rata Share of Distributable
                                                                                                       Net Beloit Proceeds as of
                                                                                                       any Allowance Date.  The
                                                                                                       first distribution will be
                                                                                                       made on the Initial Payment
                                                                                                       Date and subsequent
                                                                                                       distributions will be made
                                                                                                       consistent with Section
                                                                                                       VI(I) herein.
------------------------------------------------------------------------------------------------------------------------------------
 Class L6E/                   Impaired/Entitled     N/A                        N/A/100%                Equity Interests will
 Equity Interests             to vote                                                                  continue to be held by
                                                                                                       Beloit, but the Liquidating
                                                                                                       Debtors' charter shall be
                                                                                                       amended to prohibit
                                                                                                       distributions on Equity
                                                                                                       Interests unless and until
                                                                                                       all Claims are either (a)
                                                                                                       Disallowed by Final Order or
                                                                                                       (b) paid in full.
====================================================================================================================================

______________________

   /109/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

====================================================================================================================================
                                  SUBPLAN LF:  BELOIT TECHNOLOGIES, INC. (CASE NO. 99-2179 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
     Class/Claim              Status/Voting Rights  Initial % Recovery/110/    Projected Claims/            Treatment
                                                                               Projected Total %
                                                                                   Recovery
------------------------------------------------------------------------------------------------------------------------------------
 Class L3F/                   Impaired/Entitled     .7%                        $23,000/100%            Except as the Committee
 Unsecured Claims,            to Vote                                                                  Settlement Agreement
 including Liquidating                                                                                 provide, each Holder of an
 Debtor Intercompany Claims                                                                            Allowed L3F Claim will
                                                                                                       receive that Holder's Pro
                                                                                                       Rata Share of Distributable
                                                                                                       Net Beloit Proceeds as of
                                                                                                       any Allowance Date. The
                                                                                                       first distribution will be
                                                                                                       made on the Initial Payment
                                                                                                       Date and subsequent
                                                                                                       distributions will be made
                                                                                                       consistent with Section
                                                                                                       VI(I) herein.
------------------------------------------------------------------------------------------------------------------------------------
 Class L6F/                   Impaired/Entitled     N/A                        N/A/100%                Equity Interests will
 Equity Interests             to vote                                                                  continue to be held by
                                                                                                       Beloit, but the Liquidating
                                                                                                       Debtors' charter shall be
                                                                                                       amended to prohibit
                                                                                                       distributions on Equity
                                                                                                       Interests unless and until
                                                                                                       all Claims are either (a)
                                                                                                       Disallowed by Final Order or
                                                                                                       (b) paid in full.
====================================================================================================================================

________________________

   /110/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

====================================================================================================================================
                                    SUBPLAN LG:  FITCHBURG CORPORATION (CASE NO. 99-2185 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
     Class/Claim              Status/Voting Rights  Initial % Recovery/111/    Projected Claims/            Treatment
                                                                               Projected Total %
                                                                                   Recovery
------------------------------------------------------------------------------------------------------------------------------------
 Class L3G/                   Impaired/Entitled     0%                         $0/0%                   Except as the Committee
 Unsecured Claims,            to vote                                                                  Settlement Agreement
 including Liquidating                                                                                 provide, each Holder of an
 Debtor Intercompany Claims                                                                            Allowed L3G Claim will
                                                                                                       receive that Holder's Pro
                                                                                                       Rata Share of Distributable
                                                                                                       Net Beloit Proceeds as of
                                                                                                       any Allowance Date.  The
                                                                                                       first distribution will be
                                                                                                       made on the Initial Payment
                                                                                                       Date and subsequent
                                                                                                       distributions will be made
                                                                                                       consistent with Section
                                                                                                       VI(I) herein.

------------------------------------------------------------------------------------------------------------------------------------
 Class L6G/                   Impaired/Entitled     N/A                        N/A/100%                Equity Interests will
 Equity Interests             to vote                                                                  continue to be held by
                                                                                                       Beloit, but the Liquidating
                                                                                                       Debtors' charter shall be
                                                                                                       amended to prohibit
                                                                                                       distributions on Equity
                                                                                                       Interests unless and until
                                                                                                       all Claims are either (a)
                                                                                                       Disallowed by Final Order or
                                                                                                       (b) paid in full.
====================================================================================================================================

______________________________

   /111/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

====================================================================================================================================
                                  SUBPLAN LH:  BWRC DUTCH HOLDINGS, INC. (CASE NO. 99-2181 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
     Class/Claim              Status/Voting Rights  Initial % Recovery/112/    Projected Claims/            Treatment
                                                                               Projected Total %
                                                                                   Recovery
------------------------------------------------------------------------------------------------------------------------------------
 Class L3H/                   Impaired/Entitled     0%                         $0/0%                   Except as the Committee
 Unsecured Claims,            to Vote                                                                  Settlement Agreement
 including Liquidating                                                                                 provide, Beloit Corporation
 Debtor Intercompany Claims                                                                            will contribute an amount not
                                                                                                       to exceed $1,000 to BWRC
                                                                                                       Dutch Holdings, Inc. Each
                                                                                                       Holder of an Allowed Class
                                                                                                       L3H Claim will receive to
                                                                                                       that Holder's the Pro Rata
                                                                                                       Share of the Distributable
                                                                                                       Net Beloit Proceeds as of any
                                                                                                       Allowance Date. The first
                                                                                                       distribution will be made on
                                                                                                       the Initial Payment Date and
                                                                                                       subsequent distributions will
                                                                                                       be made consistent with
                                                                                                       Section VI(I) herein.
------------------------------------------------------------------------------------------------------------------------------------
 Class L6H/                   Impaired/Entitled     N/A                        N/A/100%                Equity Interests will
 Equity Interests             to vote                                                                  continue to be held by
                                                                                                       Beloit, but the Liquidating
                                                                                                       Debtors' charter shall be
                                                                                                       amended to prohibit
                                                                                                       distributions on Equity
                                                                                                       Interests unless and until
                                                                                                       all Claims are either (a)
                                                                                                       Disallowed by Final Order or
                                                                                                       (b) paid in full.
====================================================================================================================================

____________________________

   /112/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

====================================================================================================================================
                                         SUBPLAN LI:  BWRC, INC. (CASE NO. 99-2182 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
     Class/Claim              Status/Voting Rights  Initial % Recovery/113/    Projected Claims/            Treatment
                                                                               Projected Total %
                                                                                   Recovery
------------------------------------------------------------------------------------------------------------------------------------
 Class L3I/                   Impaired/Entitled     N/A                        $0/100%                 Except as the Committee
 Unsecured Claims,            to Vote                                                                  Settlement Agreement
 including Liquidating                                                                                 provide, each Holder of an
 Debtor Intercompany Claims                                                                            Allowed L3I Claim will
                                                                                                       receive that Holder's Pro
                                                                                                       Rata Share of Distributable
                                                                                                       Net Beloit Proceeds as of any
                                                                                                       Allowance Date. The first
                                                                                                       distribution will be made on
                                                                                                       the Initial Payment Date and
                                                                                                       subsequent distributions will
                                                                                                       be made consistent with
                                                                                                       Section VI(I) herein.
------------------------------------------------------------------------------------------------------------------------------------
 Class L4I/                   Impaired/Entitled     100%                       $1,000/100%             Each Holder of an Allowed
 Liquidating Debtor           to Vote                                                                  Class L3I Claims may elect
 Convenience Class                                                                                     to be treated as a Holder of
                                                                                                       an Allowed Class L4I Claim.
                                                                                                       Any such election must be
                                                                                                       made in the Ballot, and no
                                                                                                       Creditor can elect Class L4I
                                                                                                       Claim treatment afer the
                                                                                                       Voting Deadline. A Class L3I
                                                                                                       Claim shall not exceed
                                                                                                       $15,000. Any Allowed Class
                                                                                                       L3I Claim that exceeds
                                                                                                       $15,000 but whose Holder
                                                                                                       elects to be treated as a
                                                                                                       Class L4I Claim shall be
                                                                                                       automatically reduced in
                                                                                                       complete satisfaction of the
                                                                                                       Claim to a $15,000 Allowed
                                                                                                       Class L4I Claim./114/ On the
                                                                                                       Initial Payment Date, the
                                                                                                       Plan Administrator shall pay
                                                                                                       100% of the Allowed Class L4I
                                                                                                       Claim in Cash./115/
------------------------------------------------------------------------------------------------------------------------------------
 Class L6I/                   Impaired/Entitled     N/A                        N/A/100%                Equity Interests will
 Equity Interests             to vote                                                                  continue to be held by
                                                                                                       Beloit, but the Liquidating
                                                                                                       Debtors' charter shall be
                                                                                                       amended to prohibit
                                                                                                       distributions on Equity
                                                                                                       Interests unless and until
                                                                                                       all Claims are either (a)
                                                                                                       Disallowed by Final Order or
                                                                                                       (b) paid in full.
====================================================================================================================================

__________________________

   /113/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

   /114/ For example, if a Holder of a $20,000 Allowed Class L3I Claim elects to be treated as the Holder of a Class L4I Claim, such Claim shall be automatically reduced to $15,000 and such Holder will receive $15,000 in Cash and will be discharged.

   /115/ For example, if a Holder of a $10,000 Allowed Class L3I Claim elects to be treated as the Holder of an Allowed Class L4I Claim, the Plan Administrator shall pay $10,000 on account of such claim and will be discharged.

====================================================================================================================================
                   SUBPLAN LJ:  OPTICAL ALIGNMENT SYSTEMS AND INSPECTION SERVICES, INC. (CASE NO. 99-2197 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
     Class/Claim              Status/Voting Rights  Initial % Recovery/116/    Projected Claims/            Treatment
                                                                               Projected Total %
                                                                                   Recovery
------------------------------------------------------------------------------------------------------------------------------------
 Class L3J/                   Impaired/Entitled     6%                         $246,000/100%           Except as the Committee
 Unsecured Claims,            to Vote                                                                  Settlement Agreement
 including Liquidating                                                                                 provide, each Holder of an
 Debtor Intercompany Claims                                                                            Allowed L3J Claim will
                                                                                                       receive that Holder's Pro
                                                                                                       Rata Share of Distributable
                                                                                                       Net Beloit Proceeds as of any
                                                                                                       Allowance Date. The first
                                                                                                       distribution will be made on
                                                                                                       the Initial Payment Date and
                                                                                                       subsequent distributions will
                                                                                                       be made consistent with
                                                                                                       Section VI(I) herein.
------------------------------------------------------------------------------------------------------------------------------------
 Class L4J/                   Impaired/Entitled     100%                       $ 134,000/100%          Each Holder of an Allowed
 Liquidating Debtor           to Vote                                                                  Class L3J Claims may elect
 Convenience Class                                                                                     to be treated as a Holder of
                                                                                                       an Allowed Class L4J Claim.
                                                                                                       Any such election must be
                                                                                                       made in the Ballot, and no
                                                                                                       Creditor can elect Class L4J
                                                                                                       Claim treatment afer the
                                                                                                       Voting Deadline.  A Class
                                                                                                       L4J Claim shall not exceed
                                                                                                       $15,000.  Any Allowed Class
                                                                                                       L3J Claim that exceeds
                                                                                                       $15,000 but whose Holder
                                                                                                       elects to be treated as a
                                                                                                       Class L4J Claim shall be
                                                                                                       automatically reduced in
                                                                                                       complete satisfaction of the
                                                                                                       Claim to a $15,000 Allowed
                                                                                                       Class L4J Claim./117/  On the
                                                                                                       Initial Payment Date, the
                                                                                                       Plan Administrator shall pay
                                                                                                       100% of the Allowed Class
                                                                                                       L4J Claim in Cash./118/
------------------------------------------------------------------------------------------------------------------------------------
 Class L6J/                   Impaired/Entitled     N/A                        N/A/100%                Equity Interests will
 Equity Interests             to vote                                                                  continue to be held by
                                                                                                       Beloit, but the Liquidating
                                                                                                       Debtors' charter shall be
                                                                                                       amended to prohibit
                                                                                                       distributions on Equity
                                                                                                       Interests unless and until
                                                                                                       all Claims are either (a)
                                                                                                       Disallowed by Final Order or
                                                                                                       (b) paid in full.
====================================================================================================================================


_________________________________

   /116/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

   /117/ For example, if a Holder of a $20,000 Allowed Class L3J Claim elects to be treated as the Holder of a Class L4J Claim, such Claim shall be automatically reduced to $15,000 and such Holder will receive $15,000 in Cash and will be discharged.

   /118/ For example, if a Holder of a $10,000 Allowed Class L3J Claim elects to be treated as the Holder of an Allowed Class L4J Claim, the Plan Administrator shall pay $10,000 on account of such claim and will be discharged.

====================================================================================================================================
                                         SUBPLAN LK:  PEAC, INC. (CASE NO. 99-2535 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                  Status/Voting Rights  Initial % Recovery/119/     Projected Claims /                Treatment
                                                                              Projected Total  %
                                                                                    Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class L3K/                   Impaired/Entitled      0%                        $0 / 0 %                 Except as the Committee
Unsecured Claims,            to vote                                                                   Settlement Agreement
including Liquidating                                                                                  provide, each Holder of an
Debtor Intercompany Claims                                                                             Allowed L3K Claim will
                                                                                                       receive that Holder's Pro
                                                                                                       Rata Share of Distributable
                                                                                                       Net Beloit Proceeds as of
                                                                                                       any Allowance Date.  The
                                                                                                       first distribution will be
                                                                                                       made on the Initial Payment
                                                                                                       Date and subsequent
                                                                                                       distributions will be made
                                                                                                       consistent with Section
                                                                                                       VI(I) herein.

------------------------------------------------------------------------------------------------------------------------------------
Class L6K/                   Impaired/Entitled     N/A                        N/A /100%                Equity Interests will
Equity Interests             to vote                                                                   continue to be held by
                                                                                                       Beloit, but the Liquidating
                                                                                                       Debtors' charter shall be
                                                                                                       amended to prohibit
                                                                                                       distributions on Equity
                                                                                                       Interests unless and until
                                                                                                       all Claims are either (a)
                                                                                                       Disallowed by Final Order or
                                                                                                       (b) paid in full.
 ===================================================================================================================================

--------------------------------------

     /119/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

====================================================================================================================================
                       SUBPLAN LL:  PRINCETON PAPER COMPANY, L.L.C. a/k/a FITCHBURG (CASE NO. 99-2198 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                  Status/Voting Rights  Initial % Recovery/120/      Projected Claims /                Treatment
                                                                           Projected Total  % Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class L3L/                   Impaired/Entitled      0%                     $51,685,000 / > than 0% up     Except as the Committee
Unsecured Claims,            to vote                                       to 10% depending on the        Settlement Agreement
including Liquidating                                                     Plan Administrator's            provide, each Holder of
Debtor Intercompany Claims                                                success in recovering the       an Allowed L3L Claim will
                                                                           Retained Actions listed in     receive that Holder's Pro
                                                                           Schedule IX(I)(5)(v) of the
                                                                           --------------------           Rata Share of
                                                                           Exhibit Book                   Distributable Net Beloit
                                                                                                          Proceeds as of any
                                                                                                          Allowance Date. The first
                                                                                                          distribution will be made
                                                                                                          on the Initial Payment
                                                                                                          Date and subsequent
                                                                                                          distributions will be
                                                                                                          made consistent with
                                                                                                          Section VI(I) herein.

------------------------------------------------------------------------------------------------------------------------------------
Class L6L/                   Impaired/Entitled     N/A                     N/A /100%                      Equity Interests will
Equity Interests             to vote                                                                      continue to be held by
                                                                                                          Beloit, but the
                                                                                                          Liquidating Debtors'
                                                                                                          charter shall be amended
                                                                                                          to prohibit distributions
                                                                                                          on Equity Interests
                                                                                                          unless and until all
                                                                                                          Claims are either (a)
                                                                                                          Disallowed by Final Order
                                                                                                          or (b) paid in full.
 ===================================================================================================================================

-------------------------------------------
     /120/   The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

====================================================================================================================================
                                         SUBPLAN LM:  PEOC, INC. (CASE NO. 99-2536 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                  Status/Voting Rights  Initial % Recovery/121/      Projected Claims /                Treatment
                                                                              Projected Total  %
                                                                                    Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class L3M/                   Impaired/Entitled      0%                       $0 / 0 %                  Except as the Committee
Unsecured Claims,            to vote                                                                   Settlement Agreement
including Liquidating                                                                                  provide, each Holder of an
Debtor Intercompany Claims                                                                             Allowed L3M Claim will
                                                                                                       receive that Holder's Pro
                                                                                                       Rata Share of Distributable
                                                                                                       Net Beloit Proceeds as of
                                                                                                       any Allowance Date.  The
                                                                                                       first distribution will be
                                                                                                       made on the Initial Payment
                                                                                                       Date and subsequent
                                                                                                       distributions will be made
                                                                                                       consistent with Section
                                                                                                       VI(I) herein.

------------------------------------------------------------------------------------------------------------------------------------
Class L6M/                   Impaired/Entitled     N/A                     N/A /100%                   Equity Interests will
Equity Interests             to vote                                                                   continue to be held by
                                                                                                       Beloit, but the Liquidating
                                                                                                       Debtors' charter shall be
                                                                                                       amended to prohibit
                                                                                                       distributions on Equity
                                                                                                       Interests unless and until
                                                                                                       all Claims are either (a)
                                                                                                       Disallowed by Final Order or
                                                                                                       (b) paid in full.
====================================================================================================================================

----------------------------------------
     /121/   The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

====================================================================================================================================
                                          SUBPLAN LN: PMAC, INC. (CASE NO. 99-2537 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                  Status/Voting Rights  Initial % Recovery/122/       Projected Claims /                Treatment
                                                                              Projected Total  %
                                                                                    Recovery
------------------------------------------------------------------------------------------------------------------------------------
Class L3N/                   Impaired/Entitled      0%                       $0 / 0 %                  Except as the Committee
Unsecured Claims,            to vote                                                                   Settlement Agreement
including Liquidating                                                                                  provide, each Holder of an
Debtor Intercompany Claims                                                                             Allowed L3N Claim will
                                                                                                       receive that Holder's Pro
                                                                                                       Rata Share of Distributable
                                                                                                       Net Beloit Proceeds as of
                                                                                                       any Allowance Date.  The
                                                                                                       first distribution will be
                                                                                                       made on the Initial Payment
                                                                                                       Date and subsequent
                                                                                                       distributions will be made
                                                                                                       consistent with Section
                                                                                                       VI(I) herein.

------------------------------------------------------------------------------------------------------------------------------------
Class L6N/                   Impaired/Entitled      N/A                      N/A /100%                 Equity Interests will
Equity Interests             to vote                                                                   continue to be held by
                                                                                                       Beloit, but the Liquidating
                                                                                                       Debtors' charter shall be
                                                                                                       amended to prohibit
                                                                                                       distributions on Equity
                                                                                                       Interests unless and until
                                                                                                       all Claims are either (a)
                                                                                                       Disallowed by Final Order or
                                                                                                       (b) paid in full.
====================================================================================================================================

----------------------------------------
     /122/   The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

------------------------------------------------------------------------------------------------------------------------------------
                                SUBPLAN LO:  RADER RESOURCE RECOVERY, INC. (CASE NO. 99-2538 (PJW))
------------------------------------------------------------------------------------------------------------------------------------
Class/Claim                Status/Voting          Initial %    Projected Claims /                     Treatment
                               Rights           Recovery/123/  Projected Total  %
                                                                   Recovery

Class L3O/               Impaired/Entitled   0%                4,500 / 0 %           Except as the Committee Settlement Agreement
Unsecured Claims,        to vote                                                     provide, each Holder of an Allowed L3O Claim
including                                                                            will receive that Holder's Pro Rata Share of
Liquidating Debtor                                                                   Distributable Net Beloit Proceeds as of any
Intercompany Claims                                                                  Allowance Date. The first distribution will be
                                                                                     made on the Initial Payment Date and subsequent
                                                                                     distributions will be made consistent with
                                                                                     Section VI(I) herein.

Class L6O/               Impaired/Entitled   N/A               N/A /100%             Equity Interests will continue to be held by
Equity Interests         to vote                                                     Beloit, but the Liquidating Debtors' charter
                                                                                     shall be amended to prohibit distributions on
                                                                                     Equity Interests unless and until all Claims
                                                                                     are either (a) Disallowed by Final Order or (b)
                                                                                     paid in full.

_____________________________

     /123/ The Initial % Recovery is premised on the Debtors' estimate of the aggregate amount of Claims that will be Allowed as of the Allowance Date before the Initial Payment Date.

     H. Comparison of the debt of the Reorganizing Debtors and the New Debtors

      Although only the U.S. entities of the Reorganizing Debtors filed Chapter 11 and are subject to the Plans, both Joy and P&H have significant operations which are conducted through various non-debtor foreign subsidiaries which will be part of the consolidated operations of New HII, New Joy and New P&H. A detailed summary of the various categories of Claims and the proposed treatments of such Claims can be found in Section II herein. The following tables summarize the estimated Claims and projected capital structure of the consolidated Reorganizing Debtors, including their foreign operations.

          1.   Estimated Claims against the Reorganizing Debtors

     In simplified terms, the estimated Claims against the Reorganizing Debtors, including their foreign operations, are outlined below. The foreign operations are referenced in Exhibit X(C)(10), note k of the Exhibit Book.
                  ----------------

Estimated Claims
--------------------------------------------------------------------------------------------
($ in thousands)

                                          HII           Note Group       Stock Group Debtors           Total
                                          ---            Debtors         -------------------           -----
                                                         -------
U.S. Reorganizing Debtors:
   Administrative                $          260.4           2,090.1                    $      -        $      2,350.5

   Secured                                1,932.6           3,692.3                           -               5,625.0

   Priority                                  68.6              18.2                           -                  86.8

   Tax Priority                                 -           1,985.8                         0.3               1,986.1

   Unsecured                          1,159,445.1         109,600.8                       263.0           1,269,308.9
                                 ------------------------------------------------------------------------------------
     Subtotal                    $    1,161,706.7       $ 117,387.2                    $  263.4        $  1,279,357.3


Foreign Subsidiaries:                         N/A               N/A                         N/A        $     80,100.0

---------------------------------------------------------------------------------------------------------------------
Total                            $    1,161,706.7       $ 117,387.2                   $   263.4        $  1,359,457.3
---------------------------------------------------------------------------------------------------------------------

          2.   Debt After The Effective Date

     In simplified terms, the Subplans for the Reorganizing Debtors provide for the (i) assumption of certain foreign debt obligations of certain foreign operating subsidiaries of Joy and P&H; (ii) payment in full of the Allowed Class R3 Claims against the Note Group Debtors by issuance of the HII Senior Notes;
(iii) payment of borrowing under the DIP Facility and other payments required for the emergence from Chapter 11 from the Exit Financing Facility and (iv) conversion of the Allowed Class R3A Claims into New HII Common Stock. the projected consolidated capital structure of the New Debtors, including their foreign operations, is outlined below. This structure assumes the payment of Allowed Priority, Administrative and DIP Facility Claims. This structure reflects total estimated Allowed Class R3 Claims against the Note Group Debtors of $97.0 million plus Post-Petition Interest on such Claims from the Petition Date through the estimated Effective Date of March 31, 2001.

               New Capital Structure
               ---------------------------------------------------------
               ($ in thousands)
                                                                 New
                                                                  HII
                                                                  ---
               U.S. Debtors:

                    Exit Financing Facility                     $144,900
                    Capital Leases                                   900
                    Reinstated IRBs                               12,600
                    HII Senior Notes (Projected ARC)             108,508
                                                                --------
                         Sub-total                              $266,908

               Foreign Subsidiaries:
                     Secured                                    $ 80,100
               ---------------------------------------------------------
               Total                                            $347,008
               ---------------------------------------------------------


III GENERAL INFORMATION

    A. Overview of Chapter 11

    Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and equity interest holders. In addition to permitting rehabilitation of a debtor, another goal of Chapter 11 is to promote equality of treatment of similarly situated creditors and equity interest holders with respect to the distribution of a debtor's assets.

    The commencement of a Chapter 11 case creates an estate that is comprised of all of the legal and equitable property interests of the debtor as of the petition date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession."

    The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and equity interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the
                                                                  Page 80 of 273
plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes the obligations specified under the confirmed plan.

    After a plan of reorganization has been Filed, the holders of claims against or equity interest in a debtor are permitted to vote to accept or reject the plan. Before soliciting acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtors are submitting this Disclosure Statement to holders of Claims against and Equity Interests in the Debtors to satisfy the requirements of section 1125 of the Bankruptcy Code.

    B. Description and History of Business

       1. The Debtors

    HII, a direct successor to a business begun over 115 years ago, manages a group of global, strategically-integrated mining equipment businesses that are recognized leaders in the design, manufacture, marketing, distribution and service of capital machinery and equipment and aftermarket parts. As discussed in more detail below, on the Petition Date, HII also owned the Pulp and Paper Machinery business of Beloit Corporation ("Beloit"). As described below, substantially all of Beloit's operating assets were sold during the Bankruptcy Cases.

    HII, through its domestic and international subsidiaries, currently manufactures and markets products classified in two segments: Surface Mining Equipment and Underground Mining Machinery. HII's two primary subsidiaries Harnischfeger Corporation ("P&H") and Joy Technologies Inc. ("Joy") directly and indirectly own most of HII's other subsidiaries (including foreign subsidiaries). P&H is a major producer of surface mining equipment for the extraction of ores and minerals and provides extensive operational support for many types of equipment used in surface mining. Joy is a major manufacturer of underground mining equipment for the extraction of bedded minerals and offers comprehensive service locations near major mining regions worldwide.

    An organizational chart summarizing the Debtors and non-debtor affiliates is attached as Exhibit III(B)(1) of the Exhibit Book. Substantially all of HII's
            -----------------
domestic entities are Debtors in these Bankruptcy Cases. Certain Debtors are inactive corporations or non-operating entities as described below.

               (a) HII

     HII's corporate staff supports the activities of the Surface Mining Equipment and Underground Mining Machinery segments. These functions include the Chief Executive Officer, finance and treasury, human resources and law. Treasury, internal audit, tax and controller functions report to the Chief Financial Officer at the HII level. The human resources, law and controller functions report to the (i) Chief Operating Officers of the Surface Mining Equipment and Underground Mining Machinery segments for operational matters and
(ii) Chief Executive Officer or the Chief Financial Officer for corporate matters.

     HII currently has offices in St. Francis, Wisconsin. Certain of HII's staff functions are located at P&H's and Joy's principal offices. Benefit, Inc., a Debtor and a direct HII subsidiary, is headquartered at HII's offices in St. Francis. As discussed below, Benefit, Inc. administers post-retirement medical insurance and life insurance programs for HII, P&H, Joy, Beloit and Joy Environmental Technologies, Inc.

     HII has the following Debtor subsidiaries in addition to P&H, Joy and
Beloit: (i) HIHC, Inc. owns the stock of Dobson Park Industries, Inc. ("Dobson") and two non-debtor subsidiaries and contracts with a third party to provide office space and employee services; (ii) South Shore Corporation which leases the land and buildings to HII for its current St. Francis, Wisconsin headquarters and (iii) South Shore Development, LLC until recently owned undeveloped land immediately south of HII's current St. Francis, Wisconsin headquarters. Neither South Shore entity has employees. Dobson owns the stock of Dobson Management Services, Inc., Dobson Management Services, Inc. and SMK Company are inactive Debtor subsidiaries of HII.

     At the time of filing the Bankruptcy Cases, HII's common stock was traded on the New York Stock Exchange ("NYSE") under the ticker symbol "HPH." On December 3, 1999, the NYSE announced that it would suspend trading in the common stock of HII after the close of the market December 8, 1999, in view of the fact that HII had Filed bankruptcy and its market capitalization had fallen below $50 million. On December 9, 1999, HII common stock began trading over the counter, bulletin board, under the ticker symbol "HRZIQ." Approximately 48 million shares are outstanding under the Plan. Upon confirmation of HII's Subplan, these shares will be canceled.

               (b) Selected Historical Financial Information for Note Group
                   Debtors

     The table below sets forth selected financial data for HII's mining equipment operations (P&H and Joy), net of related corporate expenses. These figures are for the Note Group Debtors and are comparable with the financial projections attached as Exhibit X(C)(10) of the Exhibit Book.
                        ---------------

                                    For the Fiscal Years ending October 31,
                        ----------------------------------------------------------------
($ millions)             1995      1996       1997       1998       1999        2000/124/
                        ------   --------   --------   --------   --------   -----------
Net Sales               $941.8   $1,405.9   $1,467.3   $1,212.3   $1,114.1     $ 1,118.0

EBITDA                   132.4      207.0      219.0      105.8       80.7/125/    117.2/126/

EBITDA as % of Sales      14.1%      14.7%      14.9%       8.7%       7.2%         10.5%

Capital Expenditures    $ 28.4   $   36.7   $   72.8   $   53.5   $   26.6     $    32.4

     No assurances can be made that past financial performance is indicative of future financial levels that HII's operations may achieve. Significant economic and competitive changes have occurred in the mining equipment industry since the mid-1990's, including the increased consolidation of HII's customers, improved efficiencies of new equipment that have lowered the overall number of new units of equipment needed, and the financial challenges of many developing country economies (e.g., Russia, China).

               (c) Joy

     Founded in 1919 by Joseph Francis Joy to produce a coal loader that he invented, Joy established its principal manufacturing facility in Franklin, Pennsylvania in 1924 and later added shuttle cars and continuous miners to its underground mining machinery products. HII acquired Joy in 1994. Joy's principal businesses at that time were underground mining machinery and air pollution control and ash handling equipment. The air pollution control and ash handling equipment business was divested in 1995. In fiscal 1996, Dobson Park Industries, PLC, a United Kingdom based company with underground mining equipment products, was acquired.

     Joy is currently the leading manufacturer of underground mining equipment. It manufactures and services mining equipment for the underground extraction of coal and other bedded minerals. Joy products include continuous miners, complete longwall mining systems, longwall shearers, roof supports, armored face conveyors, shuttle cars, continuous haulage systems, flexible conveyor trains and roof bolters. Joy also maintains an extensive network of service and replacement parts distribution centers to rebuild and service equipment and to sell replacement parts in support of its installed base. This network includes seven service centers in the United States and five outside the United States, all of which are strategically located in major underground mining regions.


______________________________

/124/  Unaudited results

/125/ Excludes $133.0 million of reorganization, restructuring, and other non-recurring charges.

/126/ Excludes $69.9 million or reorganization, restructuring, and other non-recurring charges.

     Joy's principal manufacturing operations are in Franklin, Pennsylvania. The Underground Mining Machinery segment also has significant operations in the United Kingdom, Australia and South Africa, as well as sales offices in Poland, India, Russia, and the People's Republic of China.

     Joy has the following Debtor subsidiaries: (i) HCHC UK Holdings, Inc. and JTI UK Holdings, Inc. which own Harnischfeger ULC, which directly or indirectly owns all of the companies comprising Joy's United Kingdom operations; (ii) Joy MM Delaware, Inc. which owns and licenses to other Joy entities the rights in certain material intellectual property (principally patents, unpatented know-how and trademarks); and (iii) Joy Technologies Delaware, Inc. which owns the shares of several inactive subsidiaries and of Joy Environmental Technologies, Inc., a Delaware corporation that sold its air pollution control and ash handling business to an unrelated third party in 1995 and that at this time has no assets other than some accounts receivable, de minimis bank accounts and no known material liabilities other than certain unassumed prepetition warranty obligations. Joy also owns (directly or indirectly) the following inactive shell Debtor subsidiaries: Ecolaire Export FSC, Inc., Ecolaire Incorporated, J.P.D., Inc., Joy Energy Systems, Inc., Joy International Sales Corporation, Inc., Joy Power Products, Inc., Mining Services, Inc., New Ecolaire, Inc., P.W.E.C., Inc., Peabody & Wind Engineering Corp. and Smith Machine Works, Inc.

               (d) Joy:  Historical Financial Information
                   --------------------------------------

     Financial information about Joy's business segments, backlog, research and development expenses and geographic areas of operation is contained in Exhibit
                                                                       -------
III(B)(3)(a) of the Exhibit Book. Please see Section III(B)(1)(b) herein for
------------
financial information from the years 1995 through 2000.

               (e) Joy:  Employees
                   ---------------

     As of August 31, 2000, Joy had approximately 4,300 employees, of which approximately 2,345 were employed in the United States. Approximately 1,115 of the United States employees are represented by local unions under collective bargaining agreements. Joy believes that it maintains generally good relationships with its employees.

               (f) Joy:  Cyclicality
                   -----------------

     The Joy business, excluding aftermarket activity, has demonstrated cyclicality over the years. This cyclicality is driven primarily by product life cycles, new product introductions, competitive pressures and other economic factors affecting the mining industry, such as commodity prices (particularly coal prices) and consolidations in the coal mining industry.

               (g) Joy:  Distribution
                   ------------------

     Joy sells its original equipment, parts, components and services directly to its customers through an infrastructure consisting of 41 company-owned, strategically located facilities in 9 countries consisting of sales offices, service centers and warehouses. Joy also has a joint venture company in Mexico. The services provided by these locations include total machine rebuilds, component repairs and rebuilds, diagnostic services, minesite repairs, and operator and maintenance training.

               (h) Joy:  Competitive Conditions
                   ----------------------------

     Joy conducts its domestic and foreign operations under highly competitive market conditions, requiring that its products and services be competitive in terms of value delivered to the customer as reflected by price, quality, productivity, durability, operating cost, service and delivery.

     Joy is a leading manufacturer of underground mining equipment. Its continuous mining machinery, longwall shearers, continuous haulage equipment, roof supports and armored face conveyors compete with a number of worldwide manufacturers of such equipment. Joy's rebuild services compete with a large number of local repair shops. Joy also competes with various regional suppliers in the sale of replacement parts for Joy equipment.

     Joy competes on the basis of providing superior productivity, reliability and service and lower overall cost to its customers.

               (i) Joy:  Raw Materials
                   -------------------

     Joy purchases electric motors, gears, hydraulic parts, electronic components, forgings, steel, clutches and other components and raw materials from outside suppliers. Although Joy purchases certain components and raw materials from a single supplier, alternative sources of supply are available for all such items. Joy believes that it has adequate sources of supply for component parts and raw materials for its manufacturing requirements. No single source is dominant.

               (j) Joy:  Patents and Licenses
                   --------------------------

     Joy and its subsidiaries own numerous patents and trademarks relating to their respective products and manufacturing methods. While Joy does not consider any particular patent or group of patents to be essential to its business, it considers its patents significant to the conduct of its business in certain product areas.

               (k) Joy:  Research and Development
                   ------------------------------

     Joy maintains a strong commitment to research and development, with engineering staffs engaged in full-time research and development of new products and the improvement of existing products. Joy's research and development expenses were $3.1 million in 1999, $9.8 million in 1998 and $8.1 million in 1997.

               (l) Joy:  Environmental and Health and Safety Matters
                   -------------------------------------------------

     Federal, state and local statutes, regulations and ordinances relating to environmental protection and worker health and safety regulate Joy's business. These laws govern current operations, require remediation of environmental impacts associated with past or current operations, and under certain circumstances provide for civil and criminal penalties and fines, as well as injunctive relief. Joy's foreign operations are subject to similar requirements as established by their respective countries.

     Joy has expended substantial managerial time and financial resources to develop and implement programs for continued compliance with these requirements. Joy believes that it has substantially satisfied these diverse requirements. However, because these requirements are complex and in many areas rapidly evolving, there can be no guarantee against the possibility of sizeable additional costs for compliance in the future. These same requirements must also be met by Joy's competitors and, therefore, the costs for present and future compliance with these laws should not create a competitive disadvantage. Further, these laws have not had, and are not presently expected to have, a material adverse effect on Joy.

     Joy's operations and facilities have been and may in the future become the subject of formal or informal enforcement actions or proceedings for alleged noncompliance with either environmental or worker health and safety laws or regulations. Such matters have typically been resolved through direct negotiations with the regulatory agency and have typically resulted in corrective actions or abatement programs. In some cases, however, fines or other penalties have been paid. Historically, such penalties have not been material.

           2.  P&H

     Founded in 1884 as a partnership known as Pawling & Harnischfeger, P&H initially served as a machine shop for industrial firms in Milwaukee, Wisconsin. Early products included overhead cranes, construction cranes and excavators. The construction crane business was divested in 1985 and the overhead crane business was divested in 1998.

     P&H is currently the world's largest producer of electric mining shovels and, in recent years, large walking draglines, and is a major provider of manufacturing, repair and support services for the surface mining industry under the service name P&H MinePro Services ("MinePro"). In addition, P&H is a significant producer of large diameter blasthole drills and dragline bucket products. P&H products are used in mines, quarries and earth moving operations in digging and loading coal, copper, gold, iron ore, oil sands, lead, zinc, bauxite, uranium, phosphate, stone, clay and other ores and minerals. P&H personnel are strategically located close to customers in major surface mining centers around the world to provide service, training, repairs, rebuilds, used equipment services, parts and enhancement kits. MinePro service centers are located in the United States (4), Australia (3), Chile (2), Brazil (1) and South Africa (1).

     P&H's principal operations are in Milwaukee, Wisconsin. The Surface Mining Equipment Group also has significant surface mining equipment operations in Australia, Canada, Brazil and Chile. P&H provides specialized gearing products to heavy industries through its subsidiary, The Horsburgh & Scott Company, a Debtor. American Alloy Company, a Debtor and a subsidiary of The Horsburgh & Scott Company, provides aftermarket parts for the surface mining equipment industry. Other Debtors that are operating companies within the Surface Mining Equipment segment are Field Repair Services, LLC (a provider of services to the domestic surface mining industry) and Harnischfeger World Services Corporation (a provider of services to the international surface mining industry).

     P&H has the following Debtor subsidiaries: (i) HCHC, Inc. owns all of the stock of many of P&H's foreign subsidiaries, of certain inactive domestic subsidiaries, of RCHH, Inc., and of American Longwall, Inc. ("Longwall"); (ii) Longwall owns the stock of American Longwall Face Conveyors, Inc. ("Face Conveyors"), American Longwall Rebuild, Inc. and American Longwall Roof Supports, Inc. ("Roof Supports"); (iii) Face Conveyors and Roof Supports each own a facility that is leased to Joy; and (iv) Harnischfeger Technologies, Inc. owns and licenses to other P&H entities rights in certain material intellectual property (principally in the form of patents, unpatented know-how and trademarks). P&H also owns (directly or indirectly) the following inactive Debtor subsidiaries: American Longwall Mexico, Inc., Gullick Dobson, Inc., Harnischfeger Credit Corporation, Harnischfeger Overseas, Inc., MIP Products, Inc. and RYL, LLC.

               (a) P&H:  Historical Financial Information
                   --------------------------------------

     Financial information about P&H's business segment, backlog, research and development expenses and geographic areas of operation is contained in Exhibit
                                                                       -------
III(B)(4)(a) of the Exhibit Book. Please see section III(B)(1)(b) herein for
------------
financial information from the years 1995 through 2000.

               (b) P&H:  Employees
                   ---------------

     As of August 31, 2000 P&H had approximately 2,525 employees, of which approximately 1,575 were employed in the United States. Approximately 600 of the U.S. employees are represented by local unions under collective bargaining agreements.

               (c) P&H:  Cyclicality
                   -----------------

     P&H's business, excluding aftermarket activity, is subject to cyclical movements in the markets. The original equipment market is driven to a large extent by commodity prices. Rising commodity prices lead to the expansion of existing mines, opening of new mines or re-opening of less efficient mines. Increased mining activity requires new machinery. Although the aftermarket segment is much less cyclical, severe reductions in commodity prices result in removing machines from production and, thus, dampen demand for parts and services. Conversely, significant increases in commodity prices result in higher use of equipment and requirements for more parts and services.

               (d) P&H:  Distribution
                   ------------------

     P&H sales of mining equipment, parts and services are made mostly under the MinePro name. P&H globally distributes a wide variety of parts and provides numerous services, both for its own equipment and for the equipment of third-party manufacturers. Some of the parts are manufactured solely by P&H and are typically key components of its own mining equipment. P&H also sells commodity parts, repair parts for the equipment of alliance partners (manufacturers of other equipment and products for the surface mining industry), as well as alternate source replacement parts for equipment manufactured by competitors.

     P&H offers a wide range of services to its mining customers. Some of these services include motor and transmission rebuilds, upgrades and modernizations, on-site repairs, diagnostics and training.

               (e) P&H:  Competitive Conditions
                   ----------------------------

     P&H conducts its domestic and foreign operations under highly competitive market conditions, requiring that its products and services be competitive in terms of value delivered to the customer, as reflected by price, quality, productivity, durability, operating cost, service and delivery.

     P&H is the leading manufacturer of electric mining shovels and, in recent years, large walking draglines. P&H's shovels and draglines compete with similar products made by another U.S. manufacturer and with foreign manufacturers in certain foreign markets in smaller sizes of such equipment. These products also compete with hydraulic mining excavators, large rubber tired front end loaders and bucket wheel excavators in certain mining applications. P&H's large rotary blasthole drills compete with several worldwide drill manufacturers. P&H's aftermarket services compete with a large number of primarily regional suppliers.

     P&H competes by providing superior productivity, reliability and service and lower overall cost to their customers.

               (f)  P&H: Raw Materials
                    ------------------

     P&H purchases raw and semi-processed steel, castings, forgings, copper and other materials from a number of suppliers. In addition, P&H purchases component parts such as engines, bearings, controls, hydraulic components and a wide variety of mechanical and electrical items, from approximately 1,500 suppliers. Purchases of materials and components are made on a competitive basis with no single source being dominant.

               (g)  P&H: Patents and Licenses
                    -------------------------

     P&H and its subsidiaries own numerous patents and trademarks relating to their respective products and manufacturing methods. Also, patent licenses are granted to others throughout the world and royalties are received under most of these licenses. While P&H does not consider any particular patent or license or group of patents or licenses to be essential to its business, it considers its patents and licenses significant to the conduct of its business in certain product areas.

               (h)  P&H: Research and Development
                    -----------------------------

     P&H maintains a strong commitment to research and development, with engineering staffs engaged in full-time research and development of new products and the improvement of existing products. Research and development expenses at P&H were $8.0 million in 1999, $8.2 million in 1998 and $7.6 million in 1997.

               (i)  P&H: Environmental and Health and Safety Matters
                    ------------------------------------------------

     Federal, state and local statutes, regulations and ordinances relating to environmental protection and worker health and safety regulate P&H's activities. These laws govern current operations, require remediation of environmental impacts associated with past or current operations, and under certain circumstances provide for civil and criminal penalties and fines, as well as injunctive relief. P&H's foreign operations are subject to similar requirements established by their respective countries.

     P&H has expended substantial managerial time and financial resources in developing and implementing programs for continued compliance with these requirements. P&H believes that it has substantially satisfied these diverse requirements. However, because these requirements are complex and, in many areas, rapidly evolving, there can be no guarantee against the possibility of sizeable additional costs for compliance in the future. These same requirements must also be met by P&H's competitors and, therefore, the costs for present and future compliance with these laws should not create a competitive disadvantage. Further, these laws have not had, and are not presently expected to have, a material adverse effect on P&H.

     P&H's operations and facilities have been and may in the future become the subject of formal or informal enforcement actions or proceedings for alleged noncompliance with either environmental or worker health and safety laws or regulations. Such matters have typically been resolved through direct negotiations with the regulatory agency and have typically resulted in corrective actions or abatement programs. In some cases, however, fines or other penalties have been paid. Historically, neither such commitments nor such penalties have been material.

          3.   Beloit

     On the Petition Date, HII's business consisted of P&H and Joy, as well as the pulp and paper making machinery business of Beloit. In light of continuing post-filing losses at Beloit and following an evaluation of the prospects of reorganizing the pulp and paper machinery segment, HII decided to dispose of the segment. Subsequently, Beloit notified certain of its foreign subsidiaries that they could no longer expect funding of their operations to be provided by either Beloit or HII. Certain of the notified subsidiaries filed for or were placed into receivership or other applicable forms of judicial supervision in their respective countries.

     Pursuant to orders approved by the Bankruptcy Court, substantially all of Beloit's businesses and operating assets have been sold. As authorized by the Bankruptcy Court,/5/ the operations of Princeton Paper Company, L.L.C. ("Princeton Paper"), an operator of a pulp and paper making mill, a Debtor and an indirect subsidiary of Beloit, have been discontinued and its assets are also being sold.

     Beloit has the following Debtor subsidiaries: (i) Beloit Holdings, Inc., a Nevada corporation, which owned a fractional minority interest in Beloit's Polish subsidiary; (ii) Beloit Technologies, Inc., which owned and licensed to other Beloit entities rights in certain material intellectual property (principally in the form of patents, unpatented know-how and trademarks); and
(iii) BWRC, Inc., which owns the stock of Optical Alignment Systems and Inspection Services, Inc., a business that was sold during the course of the Bankruptcy Cases, and owns or owned (directly or indirectly) a number of foreign subsidiaries. BWRC, Inc. and Beloit Technologies, Inc. contracted with third parties to provide office space and nominal employee services. Beloit has the following inactive shell Debtor subsidiaries: Beloit International Services, Inc., Beloit Iron Works, Inc., Beloit Pulping Group, Inc., Fitchburg Corporation, PEAC, Inc., PEOC, Inc., PMAC, Inc., and Rader Resource Recovery, Inc.

          4.   Significant Prepetition Funded Indebtedness

               (a)  Prepetition Credit Facility
                    ---------------------------

     Before the Petition Date, HII partially funded the operations of HII and its subsidiaries through a $500 million revolving credit facility established under a certain Revolving Credit Agreement, dated October 17, 1997 (the "Prepetition Credit Facility"), by and among HII, The Chase Manhattan Bank ("Chase") as administrative agent, Chase Securities, Inc. as advisor and arranger, First Chicago Capital Markets, Inc. as syndication agent, Royal Bank of Canada

_______________________

/5/ The Motion and Order approving such sale can be found at docket numbers 254 and 325, respectively.

("RBC") as documentation agent, and certain financial institutions as lenders (together with RBC and Chase, the "Prepetition Lenders"). The Prepetition Credit Facility is unsecured and is fully drawn.

               (b)  Other Liabilities
                    -----------------

     In addition to the Prepetition Credit Facility, HII also issued various prepetition debt securities, including (i) $75 million of 8.9% debentures issued on March 1, 1992, (ii) $75 million of 8.7% debentures issued on June 22, 1992,
(iii) $150 million of 7.25% debentures issued on December 19, 1995, and (iv) $150 million of 6.875% debentures issued on February 25, 1997, pursuant to an Indenture dated March 1, 1992, and supplemented on June 12, 1992.

     In addition, HII has issued $20 million in short-term money market notes and $75 million of senior notes through private placements, and the Debtors presently are indebted under various Industrial Development Revenue Bonds in an amount equal to approximately $32.6 million. As of the Petition Date, HII, Beloit, P&H and Joy had individually guaranteed, in the aggregate, approximately $369 million of their subsidiaries' obligations. The $369 million of guarantees cover, among other obligations, most of the Debtors' foreign subsidiaries' outstanding lines of credit (long and short-term), which aggregate approximately $210 million. Letters of credit issued on behalf of the Debtors and their subsidiaries aggregate approximately $263 million. The Debtors are also obligors under surety bonds issued in the aggregate amount of approximately $193 million.

               (c)  Accounts Receivable Purchase Agreements
                    ---------------------------------------

     Beloit and Standard Chartered Trade Services Corporation ("Standard Chartered") are parties to a master Receivables Purchase Agreement, dated January 12, 1999, pursuant to which Beloit sold certain receivables on a revolving basis to Standard Chartered with up to an aggregate amount of $30 million outstanding at any one time. Beloit is also party to a Receivables Purchase Agreement dated May 5, 1999, by which it agreed to factor up to an aggregate amount of $10 million of receivables with Standard Chartered. As of the Petition Date, the Debtors remain obligated to pay $2.9 million.

     The Debtors entered into two stipulations with Standard Chartered. First, under the Stipulation and Order Regarding Motion to Lift Stay filed by Standard Chartered, entered on August 25, 1999, the following items were agreed to: (i) Beloit was permitted to retain approximately $484,988.00 of funds collected from receivables generated by Optical Alignment Systems and Inspection Services, Inc. ("OASIS") (a Debtor) and Standard Chartered was granted an Allowed general unsecured prepetition claim against Beloit in the amount of $425,000 plus additional amounts representing the funds collected on account of OASIS receivables; (ii) the resolution of the disposition of disputed proceeds of $3,378,564.89 was continued to a later time;

and (iii) Beloit was required to pay Standard Chartered $18,106,328.50 for accounts collected, subject to a preference reserve of $560,000./6/

     Under the Second Stipulation and Order Regarding Motion to Lift Stay filed by Standard Chartered Trade Services Corporation entered on February 11, 2000, the following items were agreed to: (i) Beloit was permitted to retain $3,378,564.89 (the disputed proceeds referred to above) and any interest attributable to such amount, and Standard Chartered was granted an Allowed general unsecured claim against Beloit in the amount of $3,378,564.89; (ii) Beloit was required to pay Standard Chartered the preference reserve of $560,000 (referred to above); and (iii) Beloit was required to pay to Standard Chartered $2,631,499 plus interest for additional receivables./7/

     HII as master servicer, Beloit as seller and Beloit Receivables Corporation ("BRC"), a non-debtor direct subsidiary of Beloit, as purchaser, are parties to a Receivables Sale and Contribution Agreement, dated as of February 26, 1999 (and later amended), pursuant to which Beloit sold certain receivables to BRC. HII, Beloit and BRC are parties to a Receivables Transfer and Servicing Agreement dated as of February 26, 1999 (and later amended), pursuant to which BRC transferred its interest in these receivables to Chase up to an aggregate amount of approximately $25 million. There are no amounts outstanding under this agreement.

     P&H, Joy, The Horsburgh & Scott Company, American Alloy Corporation (collectively, the "Sellers"), HII as master servicer and Harnischfeger Receivables Company, a non-debtor direct subsidiary of P&H, as purchaser ("HRC"), are parties to a Receivables Sale and Contribution Agreement dated as of February 26, 1999 (and later amended), pursuant to which the Sellers sold certain receivables to HRC. P&H, Joy, The Horsburgh & Scott Company, American Alloy Corporation, HII and HRC are parties to a Receivables Transfer and Servicing Agreement dated as of February 26, 1999 (and later amended), pursuant to which HRC transferred an interest in these receivables to Chase up to an aggregate amount of $35 million. There are no amounts outstanding under this agreement. The Debtors were authorized by the Bankruptcy Court to dissolve BRC and HRC and BRC and HRC were dissolved effective August 22, 2000.

          5.   Intercompany Relationships

     The Debtors have a variety of intercompany arrangements and relationships, including the following:

_________________________

/6/ The motion and First Stipulation and Order to Lift Stay filed by Standard Chartered Trade can be found at docket numbers 225 and 962, respectively.

/7/ Standard Chartered Trade can be found at docket numbers 225 and 2735, respectively.

               (a)  Intercompany: Grid Note Obligations
                    -----------------------------------

     HII, on the one hand, and each of Joy, P&H and Beloit (the "First Tier Subsidiaries"), on the other hand, performed certain services for each other or incurred obligations to each other which, as an operational matter, served as a consideration for unsecured revolving notes (the "Grid Notes") maintained at HII's corporate headquarters. As obligations were incurred between the entities, the outstanding balance due to or from HII with respect to each of the First Tier Subsidiaries was updated on a daily basis. HII's records indicate that, as of the Petition Date and after giving effect to further analysis that has occurred since the Petition Date, the Grid Notes reflect that (i) Beloit owed HII approximately $650.9 million; (ii) Joy owes HII approximately $50.6 million; and (iii) HII owed approximately $23.6 million to P&H. Proofs of Claim reflecting these charges have been filed. As a matter of practice, the Grid Notes incorporate the obligations arising from six kinds of ongoing transactions: (i) tax sharing arrangements; (ii) working capital financing;
(iii) miscellaneous charges; (iv) management services; (v) guarantee fees; and
(vi) divestiture proceeds. Under the Committee Settlement Agreement, (a) under the Liquidating Debtors' Subplans, there will be no distributions to any Reorganizing Debtor on account of amounts that accrued on the Grid Notes before the Petition Date, and (b) under the Reorganizing Debtors' Subplans, there will be no distributions to any Liquidating Debtor on account of amounts that accrued on the Grid Notes before the Petition Date.

                    (i)  Intercompany: Tax Sharing Arrangements

     In connection with HII's acquisition of Beloit, HII, Beloit and other HII subsidiaries entered into an Intercompany Income Tax Allocation Agreement dated as of October 31, 1986 (the "Tax Agreement"). Not all Debtors have executed the Tax Agreement, and certain current or former subsidiaries of HII that are not Debtors have executed the Tax Agreement. Among other obligations, the Tax Agreement contemplates that HII and its direct subsidiaries file consolidated federal income tax returns. Each subsidiary is obligated to pay HII the amount of any federal income tax for which the subsidiary would be liable if it filed its own return. Conversely, to the extent a tax attribute of any given subsidiary reduces the consolidated tax group's liability below the amount for which the consolidated group would otherwise be liable, HII is obligated to pay this difference to such subsidiary. Members of the consolidated tax group are also obligated to pay each other to the extent the election to file a consolidated federal income tax return increases or decreases state tax liability. HII also indemnifies each subsidiary against any federal income tax liability imposed on the subsidiary as a result of its inclusion in the consolidated return to the extent the liability exceeds the amount the subsidiary owed to HII under the Tax Agreement. Intercompany tax payments are made through the Grid Notes. The Debtors believe that the Liquidating Debtors do not have a Claim against the Reorganizing Debtors under the Tax Agreement. Under the Committee Settlement Agreement, the Liquidating Debtors will receive no distribution from the Reorganizing Debtors on account of the Tax Agreement.

                    (ii)   Intercompany: Working Capital Financing

     HII entered into written agreements with each of the First Tier Subsidiaries pursuant to which HII agreed to make unsecured advances to each of these subsidiaries for working capital as needed and each subsidiary agreed to advance to HII on an unsecured basis any cash generated from their operations in excess of their immediate needs. Advances bore interest at specified contractual rates. HII invested excess balances, funded deficits, and otherwise managed the cash of the First Tier Subsidiaries and their subsidiaries. As between Reorganizing Debtors and Liquidating Debtors, under the Committee Settlement Agreement, (A) a Liquidating Debtor will not make a distribution to a Reorganizing Debtor to the extent a Reorganizing Debtor has a prepetition claim against a Liquidating Debtor based on working capital financing; and (B) a Reorganizing Debtor will not make a distribution to a Liquidating Debtor to the extent a Liquidating Debtor has a prepetition claim against a Reorganizing Debtor based on working capital financing. To the extent such claims accrue after the Petition Date, they will be treated as Administrative Claims.

     Although the written agreements reflecting these cash management agreements with HII were entered into with the First Tier Subsidiaries and not with any of their subsidiaries, Joy's subsidiaries kept track of and recorded on their books advances made by Joy's subsidiaries to Joy as unsecured loans directly to HII, rather than consolidating these loans on their books as advances to Joy.

                    (iii)  Intercompany: Miscellaneous Expenses and Chargebacks

     From time to time HII paid miscellaneous expenses of the First Tier Subsidiaries and then accounted for this payment internally as a chargeback against the relevant subsidiary. These amounts that accrued before the Petition Date are reflected in the Grid Notes summarized in subparagraph 7(a) hereof, and, under the Committee Settlement Agreement, there will be no distribution on account of such amounts. Amounts that accrued after the Petition Date are included in the amounts listed in subparagraph (k) hereof, and they will be treated as Administrative Claims.

                    (iv)   Intercompany: Management Services

     HII entered into a Management Agreement with Beloit dated as of November 1, 1986 ("Beloit Management Agreement") pursuant to which, in exchange for a fee of 2% of consolidated sales, HII provided Beloit and its subsidiaries with advice and services in matters of organization and administration, labor relations, ERISA, public and governmental relations, financial policies, taxation, legal affairs, and various other management matters. Such advice and services included but were not limited to: executive, treasury, tax, legal, financial, audit and management information services. HII provided similar services to Joy and P&H for which Joy and P&H owed HII a fee calculated on the same basis. Each of the First Tier Subsidiaries likewise provided certain management services to their respective subsidiaries, although Joy and

P&H did not accrue charges on their books for these services. Under the Committee Settlement Agreement, HII's Administrative Claim against Beloit on account of management fees up to $8 million is waived. The Committee Settlement Agreement does not address such Administrative Claim based on management fees to the extent they exceed $8 million.

                    (v)   Intercompany: Guaranty Fees

     Pursuant to the Beloit Management Agreement, HII charged Beloit a 1% fee for guaranties that HII issued on behalf of Beloit or its subsidiaries. In practice, HII also assessed P&H and Joy fees for guaranties that HII issued on their behalf or on behalf of their subsidiaries. These guaranty fees that accrued before the Petition Date are reflected in the Grid Notes summarized in subparagraph 7(a) hereof, and, under the Committee Settlement Agreement, there will be no distribution on account of such fees. Amounts that accrued after the Petition Date are included in the amounts listed in subparagraph (k) hereof and will be treated as Administrative Claims.

                    (vi)  Intercompany: Divestiture Proceeds

     P&H sold its material handling equipment division in 1998. This sale resulted in approximately $115 million in cash proceeds that were loaned to HII. In addition, P&H dividended certain amounts to HII. The obligations between P&H and HII arising from these transactions were incorporated in the Grid Note balance between P&H and HII. This relationship is not affected by the Committee Settlement Agreement.

               (b)  Intercompany: Loans/Notes
                    -------------------------

     Routinely, various subsidiaries of First Tier Subsidiaries made loans to their own subsidiaries and, on occasion, to other subsidiaries of First Tier Subsidiaries. The borrowing and lending subsidiaries were not necessarily Debtors in these cases. Generally, most loans were interest-bearing and were evidenced by notes or similar documents. Most loans were unsecured. Schedule
                                                                     --------
III(B)(7)(b) of the Exhibit Book shows the amounts owed by each of relevant
------------
subsidiary Debtor to other HII-related entities as of the Petition Date. These Claims, with the Claims listed on Schedule III (B)(7)(c) of the Exhibit Book,
                                  ----------------------
total the Claims listed in Exhibit to the Debtors' 44/th/ Omnibus Objection to
Claims: Objection to Intercompany Claims, and such Claims will be reinstated, except as specified in Sections XI(A)(4) and (5) or otherwise herein. Under the Committee Settlement Agreement, (a) under the Liquidating Debtors' Subplans, there will be no distributions to any Reorganizing Debtor on account of such Reorganizing Debtor's claims against a Liquidating Debtor listed on Schedule
                                                                    --------
III(B)(7)(c), and (b) under the Reorganizing Debtors' Subplans, there will be no
------------
distributions to any Liquidating Debtor on account of such Liquidating Debtor's claims against a Reorganizing Debtor listed on Schedule III(B)(7)(c). Under the
                                               ---------------------
Committee Settlement Agreement, any intercompany loans or notes that accrued after the Petition Date are included in the amounts listed in subparagraph (k) hereof and will be treated as Administrative Claims.

     In 1995, HII made an unsecured advance of $124.8 million to Beloit, which Beloit in turn transferred to its wholly-owned subsidiary, Beloit Pulping Group Inc. ("Pulping"), partly in the form of a capital contribution and the balance as an unsecured advance. Pulping used these funds to acquire pulping machinery business assets from an unrelated party. This unsecured advance is unpaid and is evidenced by a note with a due date of December 15, 2025. Before the Petition Date, Pulping transferred all of the purchased assets (other than real estate) to Beloit. Under the Committee Settlement Agreement, HII will receive no distribution on account of this prepetition claim against Beloit.

               (c)  Intercompany: Trade and Advances
                    --------------------------------

     The Beloit Management Agreement provided that Beloit or its subsidiaries would charge HII or any of HII's other subsidiaries at the seller's fully-absorbed standard cost of manufacture for any manufactured goods that HII or its subsidiaries bought from Beloit or its subsidiaries. In practice, however, Beloit and its subsidiaries sold nothing to HII and sold no material amounts of manufactured goods to HII's other subsidiaries. Likewise, neither Joy nor P&H sold any material amounts of manufactured goods to each other, to each other's subsidiaries, or to Beloit or its subsidiaries. Beloit and its subsidiaries sold significant amounts of manufactured products among themselves as did P&H and Joy with their respective subsidiaries. Schedule III(B)(7)(c) of the
                                             ---------------------
Exhibit Book shows the amounts owed by each relevant subsidiary Debtor to other HII related entities as of the Petition Date. These Claims, with the Claims listed on Schedule III(B)(7)(b) of the Exhibit Book, total the Claims listed in
          ---------------------
Exhibit B to the Debtors' 44/th/ Omnibus Objection to Claims: Objection to Intercompany Claims filed, and such claims will be reinstated, except as specified in Sections XI(A)(4) and (5) or otherwise herein. As between Reorganizing Debtors and Liquidating Debtors, under the Committee Settlement Agreement, (A) a Liquidating Debtor will not make a distribution to a Reorganizing Debtor to the extent a Reorganizing Debtor has a prepetition claim against a Liquidating Debtor based on a trade or advance; and (B) a Reorganizing Debtor will not make a distribution to a Liquidating Debtor to the extent a Liquidating Debtor has a prepetition claim against a Reorganizing Debtor based on a trade or advance. To the extent such claims accrue after the Petition Date, they will be treated as Administrative Claims.

               (d)  Intercompany: Cross-Subsidiary Equity Ownership.
                    -----------------------------------------------

     In most cases, all of the business operations of a First Tier Subsidiary occur through divisions or subsidiaries of such First Tier Subsidiary. In a few cases, however, for various reasons, a company or group of companies that functionally support the business of one First Tier Subsidiary are owned or controlled by another First Tier Subsidiary. For example, Harnischfeger (U.K.) Limited, which conducts P&H's United Kingdom operations, is an indirect subsidiary of Joy and American Longwall Face Conveyors, Inc. and American Longwall Roof Supports, Inc., which leases facilities to Joy, are indirect subsidiaries of P&H. These matters are unaffected by the Committee Settlement Agreement.

               (e)  Intercompany: Contingent Obligations: Letters of Credit
                    -------------------------------------------------------

     From time to time, the First Tier Subsidiaries and their subsidiaries have been required to provide letters of credit as support for warranty obligations, bidding commitments, advance payment obligations, refund obligations, and similar obligations arising in the ordinary course of operations of the First Tier Subsidiaries or their subsidiaries. Generally, the letters of credit were applied for by HII on behalf of the First Tier Subsidiary or their subsidiary and issued under HII's credit facilities on behalf of the First Tier Subsidiary or their subsidiary. As of the Petition Date, letters of credit with an aggregate unfunded exposure of approximately $184.6 million were outstanding.
No unreimbursed letter of credit fundings existed as of the Petition Date. In virtually all cases, HII is the account party on these letters of credit for the benefit of one or more subsidiaries. In practice, the subsidiary benefitting from any letter of credit has paid all fees and reimbursed the issuing bank on any draws on the letters of credit, even though that subsidiary was not the named account party on the letter of credit. Under the Committee Settlement Agreement, HII will have an Allowed L3 Claim against Beloit on account of such letters of credit if the beneficiaries thereof receive full payment from any
                  --
source other than distributions under Beloit's liquidating Subplan.

               (f)  Intercompany:  Contingent Obligations - Guaranties
                    --------------------------------------------------

     From time to time, HII and its First Tier Subsidiaries issued guarantees or comfort letters on an unsecured basis in favor of certain suppliers and lenders to the First Tier Subsidiaries' foreign subsidiaries. As of the Petition Date, approximately $369.2 million of these guaranties and comfort letters were outstanding. Included in this amount were the following significant transactions.

     The United Kingdom indirect non-debtor subsidiaries of the First Tier Subsidiaries entered into pooled funding arrangements with certain foreign-based banks as a means of obtaining working capital financing for the UK subsidiaries while lowering borrowing costs. These pooling arrangements provided uncommitted borrowing and bank guarantee facilities and included cross indemnity obligations between the UK incorporated subsidiaries. In the case of the UK facility, HII guaranteed repayment to the foreign banks providing the backup credit facilities. As of the Petition Date, approximately $66.7 million was outstanding under the facility, including approximately $7.7 million relating to bank guarantees. HII further guaranteed certain repurchase obligations of Beloit with respect to unsecured notes receivable originally issued in favor of Beloit. As of the Petition Date, HII was contingently liable for up to $83.1 million of these obligations. In no case is there a written agreement obligating the subsidiary benefitting from a guaranty to reimburse the guarantor for payments made on a guaranty. In practice through the Petition Date, the relevant subsidiary benefitting from a HII guaranty has paid all obligations that the guaranty supports. Under the Committee Settlement Agreement, HII will have an Allowed L3 Claim against Beloit on account of such guarantees if the
                                                                      --
beneficiaries thereof receive full payment from any source other than distributions under Beloit's liquidating Subplan.

               (g)  Intercompany:  Contingent Obligations - Surety Bonds
                    ----------------------------------------------------

     From time to time, in the ordinary course, HII has caused surety bonds to be issued to support performance obligations of various First Tier Subsidiaries and their respective subsidiaries. Under an agreement with the bonding agency that issues bonds with respect to the operations of the First Tier Subsidiaries, HII is jointly and severally liable to the bonding agency for reimbursement obligations of the First Tier Subsidiaries. As of the Petition Date, HII was contingently liable for approximately $78.2 million under various surety bonds, excluding the bond issued for the Potlatch litigation. See Section IV(J)(4) herein. HII and the relevant subsidiaries that require the issuance of these bonds have not entered into any written agreements providing for their respective rights and obligations if and to the extent the surety bonds are drawn. Under the Committee Settlement Agreement, HII will have an Allowed L3 Claim against Beloit on account of such surety bonds if the beneficiaries
                                                     --
thereof receive full payment from any source other than distributions under Beloit's liquidating Subplan.

               (h)  Intercompany:  Post-Retirement Medical and Life Insurance
                    ---------------------------------------------------------
                    Benefit Obligations
                    -------------------

     In 1998, Benefit, Inc., a majority-owned subsidiary of HII ("Benefit"), assumed liabilities of HII, P&H, Joy, Beloit and JET (the "Employers") to their current and former U.S. employees for post-retirement medical and life insurance benefits. In exchange: (i) HII assigned an unsecured promissory note of HIHC, Inc. guaranteed by HII; (ii) P&H assigned an unsecured promissory note of HCHC, Inc. guaranteed by P&H; (iii) Joy assigned an unsecured promissory note of Joy MM Delaware, Inc. guaranteed by Joy; (iv) Beloit assigned an unsecured promissory note of BWRC, Inc. guaranteed by Beloit; and (v) JET transferred $1.4 million to Benefit. Simultaneously, Benefit issued voting preferred stock to each Employer. Under the Committee Settlement Agreement, Benefit will not receive a distribution under Beloit's or BWRC's liquidating Subplan on account of the prepetition BWRC note that Beloit assigned to Benefit, but Benefit will have an Allowed Administrative Claim against Beloit for post-petition employee benefits that Benefit paid to Beloit employees or former employees.

     All Employers (other than HII) then sold their preferred stock of Benefit to HII. Effective October 1, 1998, all outstanding preferred stock of Benefit was sold by HII to Blue Ridge Investments LLC, a Delaware limited liability company ("Blue Ridge") for approximately $5.45 million.

               (i)  Intercompany: Real Estate Leases
                    --------------------------------

     South Shore Corporation, a Debtor and a wholly-owned subsidiary of HII, leases to HII the building and land at which HII's headquarters are currently located. Monthly rent under the lease, the term of which extends through October 31, 2001, is $62,500. At the Petition Date, three indirect subsidiaries of P&H (American Longwall Rebuild, Inc. ("Rebuild"), American Longwall Roof Supports, Inc., and American Longwall Face Conveyors, Inc., leased certain property to subsidiaries of Joy. Since the Petition Date, Rebuild has sold the buildings that it leased to Joy and Joy has ceased payments on the lease. The two remaining American Longwall companies each own and lease to Joy a single building and underlying real estate. These matters are unaffected by the Committee Settlement Agreement.

               (j)  Intercompany: Licensing Arrangements
                    ------------------------------------

     Each of the First Tier Subsidiaries has a subsidiary that owns material intellectual property (principally in the form of patents, unpatented know-how and trademarks) that the subsidiary licenses to its related First Tier Subsidiary and related companies. Annual royalty payments from Beloit, Joy, and P&H to their related subsidiaries approximate $18 million, $14 million, and $15 million, respectively. These relationships are not affected by the Committee Settlement Agreement.

               (k)  Intercompany:  Administrative Claims Between Reorganizing
                    ---------------------------------------------------------
                    Debtors
                    -------

     Each Holder of an Intercompany Administrative Claim listed in Schedule
                                                                   --------
III(B)(7)(k) of the Exhibit Book hereto (i) agrees to waive its right to receive
------------
Cash on the Effective Date and (ii) will be treated as a Holder of an Allowed Class R5 Claims.

               (l)  Intercompany: Administrative Claims Between a Liquidating
                    ---------------------------------------------------------
                    Debtor and a Reorganizing Debtor
                    --------------------------------

     The Intercompany Administrative Claims discussed below will be treated as described below if the following Subplans are confirmed: (i) Subplan LA (Beloit); (ii) Subplan RA (HII); (iii) Subplan LF (Beloit Technologies, Inc.) and (iv) Subplan RC (P&H).

     Beloit has an Intercompany Administrative Claim against HII in the amount of approximately $20,143,000. This amount reflects the intercompany post-petition accounts as of November 30, 2000, primarily consisting of the cash resulting from the sale of Beloit which was managed consistent with the DIP and Cash Management Order./8/ On the Effective Date, the Exit Financing Facility will provide New HII with sufficient Cash to pay Beloit this Administrative Claim, recalculated as of the Effective Date, in full, provided that, after the
                                                       -------- ----
Confirmation Date HII shall first deduct from such $20,143,000 (or the updated amount of Beloit's Administrative Claim against HII as of the Confirmation Date) any HII Allowed Administrative Claims against Beloit that HII has not waived under the Committee Settlement Agreement and HII shall pay Beloit the balance thereof after such deduction.

          Under the Committee Settlement Agreement, the Liquidating Debtors waive their rights to assert Administrative Claims against the Reorganizing Debtors, except for the Liquidating

____________________________

/8/    The DIP and Cash Management Motion and Order can be found at docket number 28.

Debtors' right to claim proceeds of sales of Beloit assets, net of the appropriate deduction by HII for HII's Administrative Claims against the Liquidating Debtors. Other than these net sale proceeds, there were no liquidated post-petition claims that the Liquidating Debtors held against the Reorganizing Debtors, except as noted below. In connection with its general theories as to substantive consolidation and the like, the Beloit Committee asserted that some of its asserted claims against HII had administrative claim status. HII and the Harnischfeger Creditors Committee disagreed and argued that HII had no liability for the Liquidating Debtors' post-petition actions.

     Beloit has an Intercompany Administrative Claim against P&H in the amount of $118,000. This Administrative Claim derives from P&H's post-petition purchases of assets from Beloit. This Administrative Claim is waived under the Committee Settlement Agreement.

     Under the Committee Settlement Agreement, with regard to Administrative Claims the Reorganizing Debtors may have against the Liquidating Debtors, HII waives only the right to post-petition management fees that are less than $8 million, as summarized in Subsection (iv) hereof.

               (m)  Intercompany: Administrative Claims Between Liquidating
                    -------------------------------------------------------
                    Debtors
                    -------

     Beloit Technologies, Inc. has an Intercompany Administrative Claim against Beloit in the amount of $43,900,000. This Administrative Claim derives from Bankruptcy Court approved post-petition sales of Beloit Technologies, Inc.'s assets. Because all third party Claims against Beloit Technologies, Inc. total approximately $23,500, it is estimated that Beloit will pay $23,500 to Beloit Technologies, Inc and Beloit will keep the remainder of this amount.

     In addition, the Intercompany Administrative Claims listed on Schedule
                                                                   --------
III(B)(7)(m) of the Exhibit Book between Liquidating Debtors will be paid in
--------------------------------
full on the Effective Date.

               (n)  Intercompany: Asserted Reclamation Claims
                    -----------------------------------------

     All Debtors that assert a Reclamation Claim against another Debtor, waive the right to assert Administrative Claim Status on account of the Reclamation Claims. Instead such Claims shall be deemed reinstated as of the Effective Date. With respect to Beloit Walmsley's Reclamation Claim(s) of approximately $402,198 against Beloit, if Beloit Walmsley asserts such Reclamation Claim(s) against Beloit, then Beloit will assert post-petition claim(s) against Beloit Walmsley that exceed the amount of Beloit Walmsley's Reclamation claim(s) against Beloit. Under the Committee Settlement Agreement, (A) Liquidating Debtors will not make a distribution to Reorganizing Debtors on account of Reorganizing Debtors' alleged Reclamation Claims against Liquidating Debtors and
(B) Reorganizing Debtors will not make a distribution to Liquidating Debtors on account of Liquidating Debtors' alleged Reclamation Claims against Reorganizing Debtors.

          (o)  Settlement of Intercompany Claims and Intercreditor Issues
               ----------------------------------------------------------
               Between the Estates of the Reorganizing Debtors and the
               -------------------------------------------------------
               Liquidating Debtors
               -------------------

     Many of the intercompany claims and intercreditor issues raised by the foregoing description of intercompany claims are being settled between the Reorganizing Debtors and the Liquidating Debtors under the Committee Settlement Agreement, if that settlement is approved. For a summary of all of the terms of the Committee Settlement Agreement, see Section V(D) herein.

     C.   Events Leading to the Commencement of the Bankruptcy Cases

          1.   1997

     HII reported record revenues of $3.12 billion for fiscal 1997 (November 1996 through October 1997). For the five-year period ending with fiscal 1997, revenues had increased each year (from $1.41 billion in fiscal 1993). Net income for fiscal 1997 was reported at $139.8 million. Leading the way in 1997 was the Pulp and Paper Machinery segment, reflecting continued strength in the market for papermaking machines, particularly in the Pacific Rim and Latin America. Sales of mining equipment increased due to growth in the aftermarket business and steady original equipment sales in both the surface and the underground mining equipment businesses. Sales for 1997 included results from two major acquisitions that occurred in fiscal 1996: the underground mining equipment business of Dobson Park Industries and the pulping machinery business of Ingersoll-Rand Company.

          2.   1998

     In fiscal year 1998, reported revenues for the year dropped to $2.05 billion. The decrease in revenues reflected the sale in 1998 of the Material Handling Equipment segment ($353.4 million in revenues in fiscal 1997) and lower sales in the Pulp and Paper Machinery, Surface Mining Equipment and Underground Mining Machinery segments. Deflated pulp and paper prices and economic collapse across the Pacific Rim resulted in significantly reduced spending among pulp and paper producers worldwide. This reduced spending contributed to significant overcapacity among the worldwide pulp and papermaking machinery companies, leading to severe price competition. As a result, Beloit sales declined from $1.26 billion in 1997 to $829.8 million in 1998, along with a significant decline in margins. Furthermore, Beloit suffered cost overruns on certain contracts in Indonesia and settled certain other contract disputes resulting in $164.4 million of losses. Lastly, Beloit underwent significant cost reductions resulting in restructuring charges totaling $65 million during 1998. The decline in sales and resultant margins, the losses on contracts, and the restructuring charges together contributed to a decline in operating results for the segment from a profit of $76.5 million in 1997 to a loss of $368.7 million in 1998.

     Unfavorable economic conditions in the mining industry adversely impacted sales by the Surface Mining Equipment and Underground Mining Machinery segments. As a result of lower prices and lower demand for copper, coal and other minerals, mining companies shut down some mines, downsized operations to bring production more in line with expected demand and reduced spending to minimize cash needs. Mining companies focused on scaling back expenditures on capital equipment and maintenance. As a result, consolidated net sales for the mining equipment segment for fiscal year 1998 were $1.21 billion, down 17% from $1.47 billion the previous fiscal year. Operating income slid to $82 million, down 59% from $201.8 million in fiscal 1997.

     In an attempt to counteract market weaknesses affecting their business segments, the Debtors embarked on cost-cutting programs in 1998 involving all of their business segments, with the intention of reducing costs by approximately $110 million and terminating approximately 3,100 employees. HII sold its Material Handling Equipment business unit, its smallest segment, and executed a restructuring effort at Beloit to downsize plant capacity and to realign global manufacturing and engineering capabilities. In a further effort to avert a looming liquidity crisis, HII commenced negotiations with Chase, as administrative agent for the Prepetition Lenders under the Prepetition Credit Facility, in an attempt to establish a larger credit facility.

          3.   1999

     Continued depressed markets for Pulp and Paper Machinery and Surface Mining Equipment and Underground Mining Equipment resulted in further losses during fiscal 1999 before the Petition Date. In April 1999, HII suspended dividend payments and retained Chase Securities, Inc. to assist it in pursuing other strategic alternatives. Also in April, Beloit was granted a new trial in the Potlatch lawsuit, thereby setting aside a 1997 judgment against Beloit in the amount of $95 million ($120 million with fees, costs and interest). HII continued to reduce costs, lower headcount and close plants. During this period, HII also continued to explore a variety of financing proposals to provide additional working capital.

     In late May, 1999, the Chief Executive and Chief Financial Officers resigned and the board of directors elected John Nils Hanson as the new Chief Executive Officer and Robert B. Hoffman as non-executive Chairman. On June 1, 1999, HII reported an operating loss of $74.3 million for the second quarter of fiscal 1999 ended April 30, 1999. For the second quarter, consolidated net sales were up slightly to $488.1 million, compared to $477.8 million in the equivalent year-earlier period, but order bookings declined to $412 million, compared to $505 million in the second quarter of 1998. Losses for the second quarter were made up of both operating losses and potential valuation reserves. HII also reported that it continued to seek needed liquidity and to explore all options with respect to its businesses.

IV.  EVENTS DURING THE BANKRUPTCY CASES

     On June 7, 1999, the Initial Debtors/9/ Filed their respective voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. On June 28, 1999, the Additional Debtors/10/ Filed their respective voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. The Initial Debtors and the Additional Debtors are collectively referred to herein as the "Debtors." The Debtors are operating their businesses and managing their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

     The following describes some of the major events during the Bankruptcy
Cases.

     A.   Appointment of the Harnischfeger Creditors Committee

     On June 24, 1999, the Office of the United States Trustee appointed the Official Committee of Unsecured Creditors of HII (the "Harnischfeger Creditors Committee") to represent the interests of the Debtors' unsecured Creditors. Since its formation, the Debtors have consulted with the Harnischfeger Creditors Committee concerning the administration of the Bankruptcy Cases. The Debtors have kept the Harnischfeger Creditors Committee informed about the Debtors' operations and have sought the concurrence of the Harnischfeger Creditors Committee for actions and transactions taken outside of the ordinary course of the Debtors' businesses. The Harnischfeger Creditors Committee has participated actively, together with the Debtors' management and professionals, in, among other things, reviewing the Debtors' business plans and operations. The Debtors and their respective professionals have met with the Harnischfeger Creditors Committee and its professionals on numerous occasions in connection with the negotiation of the Plan. The current members of the Harnischfeger Creditors Committee and their attorneys and advisors are as follows:

--------------------------------------------------------------------------------
Harnischfeger Creditors Committee
--------------------------------------------------------------------------------
_________________________

/9/ The Initial Debtors are: Harnischfeger Industries, Inc., American Alloy Company, American Longwall Face Conveyors, Inc., American Longwall, Inc., American Longwall Rebuild, Inc., American Longwall Roof Supports, Inc., Beloit Corporation, Beloit Pulping Group Inc., Beloit Technologies, Inc., Benefit, Inc., BWRC Dutch Holdings, Inc., BWRC, Inc., Dobson Park Industries, Inc., Field Repair Services, LLC, Fitchburg Corporation, Harnischfeger Corporation d/b/a P&H Mining Equipment, Harnischfeger Technologies, Inc., Harnischfeger World Services Corporation, HCHC, Inc., HCHC UK Holdings, Inc., HIHC, Inc., The Horsburgh & Scott Company, Joy MM Delaware, Inc., Joy Technologies Inc. d/b/a Joy Mining Machinery, Joy Technologies Delaware, Inc., JTI UK Holdings, Inc., Optical Alignment Systems and Inspection Services, Inc., Princeton Paper Company, L.L.C. a/k/a Fitchburg, RCHH, Inc., South Shore Corporation, and South Shore Development, LLC.

/10/ The Additional Debtors are: American Longwall Mexico, Inc., Beloit Holdings, Inc., Beloit International Services, Inc., Beloit iron Works, Inc., Dobson Management Services, Inc., Ecolaire Export FSC, Inc., Ecolaire Incorporated, Gullick Dobson Inc., Harnischfeger Credit Corporation, Harnischfeger Overseas, Inc., J.P.D., Inc., Joy Energy Systems, Inc., Joy Environmental Technologies, Inc., Joy International Sales Corporation, Inc., Joy Power Products, Inc., Mining Services, Inc., MIP Products, Inc., New Ecolaire, Inc., Peabody & Wind Engineering Corporation, PEAC, Inc., PEOC, Inc., PMAC, Inc., P.W.E.C., Inc., Rader Resource Recovery, Inc., RYL, LLC, Smith Machine Works, Inc., and SMK Company.

--------------------------------------------------------------------------------
HSBC Bank USA, as Indenture Trustee           Conseco Capital Management, Inc.
140 Broadway - 12/th/ Floor                   11825 N. Pennsylvania Street
New York, NY 10005-1180                       Carmel, IN 46032
--------------------------------------------------------------------------------
United Steelworkers of America,               Bank One
AFL-CIO                                       200 South Wacker Drive
c/o Cohen Weiss & Simon                       Chicago, IL 60603
330 W. 42/nd/ Street - 25/th/ Floor
New York, NY 10036
--------------------------------------------------------------------------------
PNC Bank, N.A.                                National Westminster Bank PLC
249 Fifth Avenue                              135 Bishops Gate
Pittsburgh, PA 15222                          London EC2M 3UR
                                              United Kingdom
--------------------------------------------------------------------------------
J. Weldon Cole
3939 Gaineswood Lane
Tuscaloosa, AL 35406
--------------------------------------------------------------------------------
Co-Counsel to Harnischfeger Creditors
Committee
--------------------------------------------------------------------------------
Lindsee P. Granfield, Esq.                    David B. Stratton, Esq.
Cleary, Gottlieb, Steen & Hamilton            Pepper Hamilton LLP
One Liberty Plaza                             1201 North Market Street,
New York, NY 10006                            Suite 1600
                                              Wilmington DE 19801
--------------------------------------------------------------------------------
Financial Advisor to Harnischfeger            Investment Banker to Harnischfeger
Creditor Committee                            Creditors Committee
--------------------------------------------------------------------------------
Martin Nachimson                              Eric Siegert
John Sordillo                                 David Hilty
Ernst & Young LLP                             Houlihan, Lokey, Howard & Zukin
1133 Avenue of the Americas, 44/th/ Floor     685 Third Avenue, 15/th/ Floor
New York, NY 10036                            New York, NY 10017

--------------------------------------------------------------------------------

     Rockwell International Corporation, Sun Trust N.A., Intelligroup, Inc. and Georgia-Pacific Corporation are former members of the Harnischfeger Creditors Committee.

     B.   Appointment of the Beloit Committee

     The Beloit Committee was formed by the U.S. Trustee on May 12, 2000 in recognition of the differing interests of the creditors of Beloit and its subsidiaries and the creditors of the other Debtors. The Beloit Committee has reviewed, inter alia, (a) allegations of potential substantive consolidation of Beloit and its subsidiaries with or into one or more of the other Debtors, (b) the piercing of the corporate veil of one or more of the Reorganizing Debtors,
(c) intercompany claims between the Debtors, (d) the allocation of administrative claims among the Debtors and (e) potential claims against the directors and officers of the Debtors and their professional advisors. The Debtors consulted with the Beloit Committee in connection with matters related to Beloit and have kept the Beloit Committee informed about matters relating to Beloit. The current members of the Beloit Committee and their attorneys and advisors are as follows:

--------------------------------------------------------------------------------
Members of the Beloit Committee
--------------------------------------------------------------------------------
John Hopp                                         M. Bruce Daiger
Franklin High Yield Tax-Free Income               SunTrust Bank
777 Mariners Island Boulevard                     225 East Robinson Street
San Mateo, CA 94404                               Suite 250
                                                  Orlando, FL 32801
--------------------------------------------------------------------------------
Charles Germain                                   Rachael A. Simonoff, Esq.
Rockwell International Corporation                US Bancorp Libra
1201 S. Second Street                             11766 Wilshire Boulevard,
Milwaukee, WI 53204                               Suite 870
                                                  Los Angeles, CA 90025
--------------------------------------------------------------------------------
Pamela A. Mull                                    Nick Agopian
Potlatch Corporation                              Circul-Aire
601 West Riverside Avenue, Suite 1100             3999 Cote Vertu
Spokane, WA 99210                                 Montreal (Quebec)
                                                  CANADA H4R 1R2
--------------------------------------------------------------------------------
Walzen Irle GmbH
Attn: Tanya K. Dietrich
Walzen Irle GmbH
Postbox 31 61 D-57244
Netphen-Denz/Germany
-------------------------------------------------------------------------------
Co-Counsel for the Beloit Committee
--------------------------------------------------------------------------------
Wendell H. Adair, Jr., Esq.                       Robert J. Dehney, Esq.
Stroock & Stroock & Lavan LLP                     Morris, Nichols,
180 Maiden Lane                                   Arsht & Tunnel
New York, NY 10036                                1201 N. Market Street
                                                  P.O. Box 1347
                                                  Wilmington, DE 19899-1347
--------------------------------------------------------------------------------
Financial Advisors for the Beloit
Committee
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
David J. Boland, CPA
BDO Seidman, LLP
700 N. Pearl St., Suite 2000
Dallas, TX 75201-2867
--------------------------------------------------------------------------------

     C.   Appointment of the Equity Committee

     On October 13, 1999, the Office of the United States Trustee appointed the Official Committee of Equity Security Holders (the "Equity Committee"). The current members of the Equity Committee and their attorneys are as follows:

--------------------------------------------------------------------------------
Members of the Equity Committee
--------------------------------------------------------------------------------
Frank E. Joyce                                   Rudolf Rothe
17150 N. Augusta Lane                            6775 W. Becker Street
Surprise, AZ 85374                               Milwaukee, WI 53219
--------------------------------------------------------------------------------
Co-Counsel for Equity Committee
--------------------------------------------------------------------------------
Edward S. Weisfelner, Esq.                       Joanne B. Wills, Esq.
Erica M. Ryland, Esq.                            Klehr Harrison Harvey
Berlack, Israels & Liberman LLP                  Branzburg & Ellers LLP
120 West 45/th/ Street                           919 Market Street, Suite 1000
New York, NY 10036                               Wilmington, DE 19801
--------------------------------------------------------------------------------
Financial Advisors to the Equity
Committee
--------------------------------------------------------------------------------
Seymour Preston
Goldin Associates LLC
767 5/th/ Avenue
28/th/ Floor
New York, NY 10153
--------------------------------------------------------------------------------

     D.   Stabilization of Business

          1.   First-Day Orders

     On the Petition Date, the Debtors filed numerous traditional "first day motions" which were granted after a hearing before the Bankruptcy Court. The first day orders included, among other things: an (i) order directing joint administration; (ii) order authorizing the employment and compensation of ordinary course professionals; (iii) order (a) deeming utilities adequately assured of future performance and (b) establishing procedure for determining adequate assurances pursuant to section 366 of the Bankruptcy Code; (iv) order authorizing the Debtors to pay prepetition claims relating to shipping charges; (v) order authorizing the Debtors to pay sales and use taxes; (vi) order authorizing the Debtors to honor and continue prepetition customer program and practices; (vii) order authorizing the Debtors to continue their cash management system; (viii) order authorizing the Debtors to pay prepetition claims of essential trade creditors and (ix) interim order approving post-petition financing.

          2.   First Day Employee Order

     On June 7, 1999, the Bankruptcy Court entered the Order: (a) Authorizing, but not Requiring, Payment of Certain Prepetition (i) Wages, Salaries, Incentive Pay and Other Compensation, (ii) Employee Medical, Pension and Similar Benefits,
(iii) Reimbursable Employee Expenses, (iv) Workers' Compensation Benefits, and
(v) Amounts Relating to Retiree Health Benefits; and (b) Authorizing and Directing Applicable Banks and Other Financial Institutions to Receive, Process, Honor and Pay all Checks Presented for Payment and to Honor all Funds Transfer Requests Made by the Debtors relating to the foregoing (the "First Day Employee Order")./11/ Under the First Day Employee Order, the Bankruptcy Court authorized the Debtors to (i) pay and continue certain prepetition employee wages, related compensation and benefits; (ii) honor their obligations under the Joy Early Retirement Incentive Program; and (iii) honor their obligations under an early retirement program at P&H.

          3.   DIP Facility

     On July 8, 1999, the Bankruptcy Court approved a two-year, $750 million Revolving Credit, Term Loan and Guaranty Agreement underwritten by The Chase Manhattan Bank (the "DIP Facility") consisting of three tranches:/12/ (i) Tranche A $350 million revolving credit facility; (ii) Tranche B $200 million term loan facility; and (iii) Tranche C $200 million standby letter of credit facility. Effective May 30, 2000, the Debtors voluntarily reduced the size of the DIP Facility to $350 million. The third amendment to the DIP Facility dated as of June 16, 2000 reduced the size of Tranche A to $250 million, redefined Tranche B as a $100 million revolving loan facility expiring December 31, 2000, and eliminated Tranche C. The fourth amendment to the DIP Facility dated as of August 3, 2000 provides for the syndication of the DIP Facility amongst Chase (as agent) and certain other lenders.

     Under the amended DIP Facility, proceeds may be used to fund post-petition working capital and other general corporate purposes during the term of the DIP Facility and to pay up to $35 million of prepetition claims of critical vendors. Tranche A may be used for both revolving loans and issuance of certain letters of credit, limited to a maximum of $210 million in letters of credit, consisting of a $190 million sub-limit for standby letters of credit and a $20 million sub-limit for import documentary letters of credit. Additionally, in the case of standby letters of
___________________________________

/11/  The First Day Employee Motion and Order can be found at docket number 27.

/12/   The Motion and Order Approving Post Petition Financing can be found at docket numbers 30 and 321, respectively.

credit, the aggregate letters of credit outstanding in favor of lenders to HII's foreign subsidiaries are limited (when aggregated with loans and investments made to repay the indebtedness of foreign subsidiaries) to $100 million. Further, letters of credit issued in connection with performance and bid requirements, customer advances and progress payments and surety bonds of HII's foreign subsidiaries are limited to $100 million.

     Borrowings under the DIP Facility are subject to a 'borrowing base' calculation which includes eligible accounts receivable, unbilled accounts receivable, work-in-process, raw materials, finished goods, machinery and equipment and intellectual property, each as defined in the amended DIP Facility agreement. Availability of funds for the benefit of Beloit are limited to an amended DIP Facility agreement. Availability of funds for the benefit of Beloit are limited to an aggregate principal amount not in excess of the sum of the portion of the net cash proceeds received from the sales of Beloit assets, plus $23 million, plus an amount not in excess of $17 million in respect of letters of credit issued for Beloit's benefit. Availability of funds under the DIP Facility for the benefit of Beloit is further limited by the requirement that Beloit's cumulative EBITDA loss (as defined), will be not more than $50 million for the period from May 1, 2000 through December 31, 2000. No further funds will be available to Beloit under the DIP Facility after December 31, 2000. Loans and advances may be made to Beloit after the Tranche B maturity date of December 31, 2000 if (i) the APP Note has not been sold before the Tranche B maturity date and only until such time until the APP Note is sold and (ii) the funds available to Beloit are limited to the amounts set forth in the borrowing base and the EBITDA loss limitations set forth above continue to be complied with.

     The DIP Facility imposes monthly minimum EBITDA tests and quarterly limits on capital expenditures. At July 31, 2000, $25 million in direct borrowings had been drawn under the DIP Facility and classified as a current liability and letters of credit in the face amount of $34.8 million had been issued under the DIP Facility. The Debtors are jointly and severally liable under the DIP Facility.

     The DIP Facility benefits from superpriority administrative claim status as provided under the Bankruptcy Code. Under the Bankruptcy Code, a superpriority claim is senior to unsecured prepetition claims and all other administrative expenses incurred in the Bankruptcy Cases. Direct borrowings under the DIP Facility accrue interest at LIBOR + 2.75% per annum on the outstanding borrowings. Letters of credit accrue interest at 2.75% per annum (plus a fronting fee of 0.25% to Chase) on the outstanding face amount of each letter of credit. In addition, the Debtors pay a commitment fee of 0.50% per annum on the unused amount of the commitment payable monthly in arrears. The DIP Facility matures on the earlier of the substantial consummation of a plan of reorganization of the Debtors or June 6, 2001.

     In proceedings Filed with the Bankruptcy Court, the Debtors agreed, inter alia, with the Harnischfeger Creditors Committee, to a number of restrictions regarding transactions with foreign subsidiaries and Beloit:

     . The Debtors agreed to give at least five days prior written notice to the Harnischfeger Creditors Committee of the Debtors' intention to (a) make loans or advances to, or investments in, any foreign subsidiary for working capital purposes after June 16, 2000 in an aggregate amount in excess of $75 million; (b) make loans or advances to, or investments in, any foreign subsidiary to repay the existing indebtedness or cause letters of credit to be issued in favor of a creditor of a foreign subsidiary in an aggregate amount, cumulatively, in excess of $30 million; or (c) make post-petition loans or advances to, or investments in, Beloit or any of Beloit's subsidiaries in excess of $115 million. In September 1999, the Debtors notified the Harnischfeger Creditors Committee that it intended to exceed the $115 million amount. The Debtors subsequently agreed, with the approval of the Bankruptcy Court, to provide the Harnischfeger Creditors Committee with weekly cash requirement forecasts for Beloit, to restrict funding of Beloit to forecasted amounts, to provide the Harnischfeger Creditors Committee access to information about the Beloit divestiture and liquidation process, and to consult with the Harnischfeger Creditors Committee regarding the Beloit divestiture and liquidation process.

     . In addition, the Debtors agreed to give notice to the Harnischfeger Creditors Committee and to the MFS Funds with respect to any liens created by or on a foreign subsidiary or on any of its assets to secure any indebtedness.

     Continuation of unfavorable business conditions or other events could require the Debtors to seek further modifications or waivers of certain covenants of the DIP Facility. In such event, there is no certainty that the Debtors would obtain such modifications or waivers to avoid default under the DIP Facility.

     The principal sources of liquidity for the Debtors' operating requirements have been cash flows from operations and borrowings under the DIP Facility. While the Debtors expect that such sources will provide sufficient working capital to operate its businesses, there can be no assurances that such sources will prove to be sufficient.

          4.   DIP Facility as it relates to the Debtors' foreign affiliates

     As of the Petition Date, certain foreign subsidiaries of the Debtors maintained short-term bank credit lines with various foreign lenders. Subject to limitations in the DIP Facility, the Debtors are permitted to provide credit support to foreign subsidiaries to encourage the foreign lenders to maintain these credit lines. Under the DIP Facility as amended, the aggregate amount of letters of credit in favor of lenders to foreign subsidiaries and loans and investments to repay indebtedness of foreign subsidiaries is limited to $100 million and Liens on the assets of foreign subsidiaries granted to secure indebtedness for borrowed money of such subsidiaries in existence on the Petition Date are allowed to aggregate $200 million.

          5.   Other Material Motions Approved by the Bankruptcy Court

     Other motions or matters approved by the Bankruptcy Court may be material to some parties in interest that are not described in the Disclosure Statement. To review all pleadings filed with the Bankruptcy Court, the docket can be accessed over the Internet at http://www.deb.uscourts.gov.

     E.   Relationships with Foreign Lenders

          1.   Before the Petition Date

     Certain of HII's non-U.S. subsidiaries maintained lending arrangements with various third party financial institutions in order to fund working capital and other business needs. As of the Petition Date, HII's non-U.S. subsidiaries had loans outstanding with foreign lenders of $190.5 million. Generally the loans were in the form of unsecured demand notes. In addition, foreign lenders had issued letters of credit in the aggregate face amount of $63.5 million on behalf of HII's non-U.S. subsidiaries.

     HII's non-U.S. subsidiaries bought and sold products from and to one another and from and to HII's U.S. subsidiaries. HII's subsidiaries also borrowed funds from one another for working capital and other purposes. As of the Petitions Date, over $4.0 billion in intercompany loans were outstanding among HII and the subsidiaries of HII. These intercompany financing arrangements often involved loans between subsidiaries of different business segments. For instance, a subsidiary of P&H might loan money to a subsidiary of Joy or Beloit. In the United Kingdom, a formal pooling arrangement was established under which a Joy subsidiary, Harnischfeger Industries Limited, managed the borrowing arrangements with certain U.K. lenders on behalf of and among the U.K. subsidiaries of Joy, P&H and Beloit.

          2.   After the Petition Date

     Each foreign third party lender was contacted after the Petition Date and informed of the Debtors' bankruptcy filings and how the filings might affect their lending arrangements. Substantially all of the foreign lenders agreed to forbear demanding repayment of their loans and entered into negotiations to restructure the loans. HII and its subsidiaries have sought to convert the foreign lending arrangements in the United Kingdom, Australia and South Africa to committed term facilities. The foreign lenders in those countries have generally sought some form of security for the loans in exchange for converting the demand loans to committed term facilities. The negotiations to restructure the loans in these countries are continuing. The majority of lending arrangements in other countries were with subsidiaries of Beloit and are consequently being addressed through the Beloit liquidation process.

          3.   Expectations After Reorganization

     HII expects that, at the time the Plan is confirmed, foreign lending arrangements in the United Kingdom, Australia and South Africa will have been converted to committed term facilities that enable HII to exit bankruptcy without the need to (i) immediately refinance the foreign lending arrangements in these countries and (ii) provide financing for HII's non-U.S. subsidiaries through the Exit Financing Facility.

     F.   Vendor Relations

          1.   Reclamation Claims Program

     Shortly before and after the Petition Date, a significant number of the Debtors' vendors asserted demands, pursuant to Section 2-702 of the Uniform Commercial Code and section 546(c) of the Bankruptcy Code, to reclaim goods with a total invoice cost estimated to be $19,537,024.40. In addition, immediately after the Petition Date, certain vendors initiated adversary proceedings based on their reclamation demands, seeking the return of or payment for reclaimed goods and injunctions against the Debtors' sale or other disposition of such goods. Other vendors and factors indicated that resolution of their reclamation demands would be critical to their ongoing business relationships with the Debtors, including the provision of trade credit. Thus, if unresolved, the reclamation demands posed a significant threat to the Debtors' businesses and potentially represented a source of significant and costly litigation.

     To address these concerns, the Debtors sought approval of a comprehensive program to reconcile, resolve consensually and satisfy the reclamation claims asserted against their estates. By order dated June 7, 1999, the Bankruptcy Court established a streamlined procedure for reconciling and paying reclamation claims (the "Reclamation Claims Program")./13/ In accord with the Reclamation Claims Program, on November 30 of 1999, the Bankruptcy Court entered an Order granting the Debtors' Second Reclamation (the "Second Reclamation Motion")./14/ The Second Reclamation Motion specified which reclamation claims were Valid Reclamation Claims and which were not. Once reconciled, Valid Reclamation Claims were either (a) paid in full in exchange for the underlying vendor's agreement to provide the applicable Debtor with ordinary and customary trade terms and credit lines or (b) if the applicable Debtor and the underlying vendor were unable to reach agreement on the extension of trade terms and credit lines, treated as an Allowed Administrative Claim to be satisfied in accordance with the terms of the Plan and secured by a first-priority lien pursuant to section 546(c)(2)(B) of the Bankruptcy Code on all of the applicable Debtor's assets, subject to existing third party Liens. Under the Plan, each holder of an Allowed Administrative Claim (to the extent not already paid before the Effective Date) will be paid in full on the Effective Date.

__________________________

/13/ The Reclamation Claims Program Motion and Order can be found at docket number 22.

/14/ The Second Reclamation Motion and Order can be found at docket numbers 1474 and 1740, respectively.

     On August 7, 2000, the Debtors filed Debtors' Motion to Clarify Order Granting Debtors' Second Motion stating (i) Reclamation Claims that will be treated as Valid, (ii) Reclamation Claims that Require Additional Information, and (iii) Reclamation Claims that are untimely (the "Clarifying Motion/15/"). As specified in the Clarifying Motion, Beloit has paid $0 Valid Reclamation Claims
                                                   ---
and $360,118.42 Valid Reclamation Claims must be paid as Valid Administrative Claims; Princeton Paper Company, L.L.C. has paid $0 Valid Reclamation Claims and $150,856.22 Valid Reclamation Claims must be paid as Valid Administrative Claims; P&H has paid $442,132.49 Valid Reclamation Claims and $316,968.33 must be paid as Valid Administrative Claims; The Horsburgh & Scott Company has paid $51,147.11 Valid Reclamation Claims and $45,984.00 Valid Reclamation Claims must be paid as Valid Administrative Claims; HII has paid $0 Valid Reclamation Claims and $0 must be paid as Valid Administrative Claims; Joy has paid $1,882,765.76 Valid Reclamation Claims and $735,794.99 must be paid as Valid Administrative Claims; and American Alloy Company has paid $0 Valid Reclamation Claims and $15,245.66 must be paid as Valid Administrative Claims.

     G.   Sale of Beloit

     The Debtors announced on October 8, 1999 their plan to dispose of the Pulp and Paper Machinery segment: (i) in light of continuing losses at Beloit, (ii) following an evaluation of the prospects of reorganizing this segment, and (iii) after consultation with the Harnischfeger Creditors Committee, which at the time included members who were creditors of Beloit. Subsequently, Beloit notified certain of its foreign subsidiaries that they could no longer expect Beloit or any of the other Debtors to fund their operations. Certain of the notified subsidiaries have since filed or were placed into receivership or other applicable forms of judicial supervision in their respective countries.

     On November 8, 1999, the Bankruptcy Court approved procedures and an implementation schedule for the divestiture of Beloit (the "Sales Procedures")./16/ Upon approval of the Sales Procedures, the Debtors engaged in vigorous negotiations with numerous parties for the sale of Beloit. No bidders were interested in Beloit's operations as a whole. Rather, interested parties expressed their desire for certain segments of Beloit's operations. After the auction of the Beloit assets, which commenced on January 10, 2000 and ended on January 11, 2000, five Asset Purchase Agreements relating to the sale of assets of Beloit were entered into./17/.
________________________

/15/ The Clarifying Motion can be found at docket number 5379. Additionally, on November 10, 2000, the Debtors filed their Notice of Amendment to Exhibits D and E of Debtors' Motion to Clarify Order Granting Debtors' Second Motion stating (i) Reclamation Claims that will be treated as Valid, (ii) Reclamation Claims that Require Additional Information, and (iii) Reclamation Claims that are untimely reflecting additional payment of Valid Reclamation Claims (the "Amended Exhibits"). An Order granting the relief sought in the Clarifying Motion, including the Amended Exhibits was entered on November 22, 2000.

/16/ The Motion and Order Approving Sales Procedures can be found at docket numbers 1481 and 1594, respectively.

/17/ The Asset Purchase Agreements for O&OC, Valmet, MHI and GL&V can be found at docket number 2071. The Asset Purchase Agreement for RCI can be found at docket number 2073. The Orders Approving the Sales for RCI, O&OC,

The following chart summarizes the relevant dates concerning the five Asset Purchase Agreements:

-----------------------------------------------------------------------------------------
                                         Bankruptcy                         Approximate
      Asset Purchase Agreement        Court Approval      Closing Date       Proceeds
-----------------------------------------------------------------------------------------
Asset Purchase Agreement              February 1, 2000  February 15, 2000  $3.5 million
dated as of January 10, 2000,
among O&OC Acquisition
Company, Inc., and Optical
Alignment Systems and
Inspection Services, Inc. for the
Oasis division (including Oasis
Canada) in the form of a
management buyout
-----------------------------------------------------------------------------------------
Asset Purchase Agreement              February 1, 2000  March 15, 2000     $11.3 million
dated as of January 10, 2000,
among RCI Acquisition, Inc.,
Beloit Corporation, Beloit
Technologies, Inc., and Rader
Resource Recovery, Inc. for the
Woodyard division in the form
of a management buyout
-----------------------------------------------------------------------------------------
Asset Purchase Agreement              February 8, 2000  February 29, 2000  $28.5 million
dated as of December 31, 1999,
among Groupe Laperriere &
Verreault ("GL&V") Inc. and
Beloit Corporation for itself and
on behalf of certain of its
Subsidiaries for the Pulping and
Finishing divisions.
-----------------------------------------------------------------------------------------
Restated and Conformed Asset          February 8, 2000  June 9, 2000       $22 million
Purchase Agreement between
Mitsubishi Heavy Industries,
Ltd.
and Beloit Corporation
-----------------------------------------------------------------------------------------

_________________

/17/ (...continued)
Valmet, MHI and GL&V can be found at docket numbers 2290, 2291, 2386, 2387 and 2388, respectively.

-----------------------------------------------------------------------------------------
                                         Bankruptcy                         Approximate
      Asset Purchase Agreement        Court Approval      Closing Date       Proceeds
-----------------------------------------------------------------------------------------
Amended and Restated Asset            February 8, 2000  May 11, 2000       $177.5 million
Purchase Agreement dated as of
January 10, 2000 among
Valmet Corporation and Beloit
Corporation, Beloit
Technologies, Inc., and Bobo 1
S.A.R.L. for the Paper Machine
Technology, aftermarket and
Roll divisions
-----------------------------------------------------------------------------------------

     The gross amount of the above-described sales proceeds has been used to pay
(a) Allowed Administrative Claims against the Liquidating Debtors, (b) Beloit's operating expenses, and (c) post-petition obligations that arose under the Grid Note. The remainder of the proceeds was placed in accounts consistent with the cash management order. As of the date of this Disclosure Statement, there is approximately $20.143 million remaining of the sale proceeds summarized above.

     After the above-described auction in January, Beloit had remaining assets to sell. The Debtors informed a number of parties that these assets were still available for sale. Beloit received several bid proposals for the assets. The bid proposals provided for certain assets to be sold outright to the buyer and some to be sold on a consignment basis whereby Beloit would share in the profits. Beloit evaluated these bid proposals and participated in lengthy negotiations with the bidders. At the conclusion of the April 17, 2000 auction for these assets, two Asset Purchase Agreements were executed . These Asset Purchase Agreements were subsequently approved by the Bankruptcy Court on April 19, 2000./18/ These transactions were closed on May 9 and 10, 2000. The following chart summarizes the relevant properties involved and values received related to the two Asset Purchase Agreements:

______________

/18/ The Orders Approving the Sales for Hilco and Myron Bowling can be found at docket numbers 3277 and 3278, respectively.

-----------------------------------------------------------------------------------------
      Asset Purchase Agreement                Assets Sold              Approximate
                                                                        Proceeds
-----------------------------------------------------------------------------------------
Asset Purchase Agreement dated        .  machinery and equipment     $ 2,334,860.92/19/
as of April 17, 2000 among               located at 141 North Farmer
Hilco Auction & Appraisal                Street Otsego, MI
Services, LLC, Great American
Asset Management, Henry               .  real estate and certain
Butcher International, Ltd.,             machinery and equipment
Continental Plants and Beloit            located at 48 Rawls Springs
Corporation and Beloit Canada            Loop Road, Hattiesburg,
Ltd./Ltee. (the "Hilco Buyers")          MS

                                      .  real estate and certain
                                         machinery and equipment
                                         located at 1 Innovation
                                         Drive, Renfrew, Ontario
                                         K7V4H4
-----------------------------------------------------------------------------------------
Asset Purchase Agreement dated        .  real estate and certain     $10,258,857.00/21/
as of April 17, 2000 among               machinery and equipment
Myron Bowling Auctioneers,               located at 1 St. Lawrence
Inc., Enterprise Auctioneers,            Avenue, Beloit, WI
Inc., Stargate Realty Acquisition
Co., Yoder Machinery                 .   certain machinery and
Company, Weldon F. Stump and             equipment located at 1165
Company, Inc., Mohawk                    Prairie Hill Road, Rockton,
Machinery, Inc., Giuffre I LLC,          IL
Giuffre II, LLC, Perfection
Machinery and Beloit
Corporation/20/ (the "Myron
Bowling Buyers")


-----------------------------------------------------------------------------------------

/19/ In addition to this amount, Beloit received proceeds for certain assets that were sold on a consignment basis by the Hilco Buyers. These amounts are included in the Liquidating Debtors Recovery Analysis attached as Exhibit IV(G)
                                                                  -------------
of the Exhibit Book.

/20/ Pursuant to the terms of the Asset Purchase Agreement, the parties agreed to negotiate in good faith and all due diligence with the relevant federal and state environmental authorities concerning terms for the Myron Bowling Buyers to acquire the real estate located at 1165 Prairie Hill Road, Rockton, IL (the "Beloit R&D Center"), and for resolving any environmental cleanup liability related to the Beloit R&D Center. The Myron Bowling Buyers may be willing to assume such liability. The specific terms of any agreement will be presented to the Bankruptcy Court for approval once finalized. See Section VI(I)(5) for further explanation.

/21/ In addition to this amount, Beloit received proceeds for the certain assets that were sold on a consignment basis from the Myron Bowling Buyers. These amounts are including the Liquidating Debtors Recovery Analysis attached as
Exhibit IV(G) of the Exhibit Book.
-------------

     Beloit also sold substantially all of its international affiliates through share sales of the following Beloit international operating companies:

-------------------------------------------------------------------------------------
                           Debtor-Shareholder/      Execution    Approval    Closing
Entity Name                % Held                   Date         Date        Date
-------------------------------------------------------------------------------------
Beloit Industrial Ltda.    Beloit/82.09%            3/3/00       Notice per  3/3/00
(Brazil)                                                         de
                                                                 minimis
                                                                 order

-------------------------------------------------------------------------------------
Beloit Africa Pty. Ltd.    BWRC/100%                  6/6/00         6/7/00  6/19/00
(South Africa)

-------------------------------------------------------------------------------------
Beloit Australia Pty.      Beloit/100%                6/6/00         6/7/00  6/28/00
Ltd.

-------------------------------------------------------------------------------------
Beloit GmbH                BWRC/100%                  6/7/00         6/7/00   7/3/00
(Germany)

-------------------------------------------------------------------------------------
Beloit Poland, S.A.        Beloit/99.90%             5/11/00         5/2/00  8/18/00
                           Beloit Holdings,
                           Inc./
                           00.06%
-------------------------------------------------------------------------------------
Beloit Italia, S.P.A.      BWRC/99.98%               6/22/00        7/19/00  8/22/00
-------------------------------------------------------------------------------------
Beloit Tullins, S.A.       Bobo/S.A.R.L. 100%        6/16/00        7/19/00  8/31/00
(France)

-------------------------------------------------------------------------------------

     The Debtors who owned the shares sold in the above-described transactions realized the corresponding amounts as proceeds from purchase price: Beloit Industrial Ltda. $50,000; Beloit Australia Pty. Ltd.-AUS $300,000; Beloit Africa Pty. Ltd.-$90,000; Beloit Poland S.A.-$50,001; Beloit Italia S.P.A.- $1,650,000./22/

________________

/22/ In these and in the rest of the shares sales in the table, substantial benefits were realized by the share-owning Debtors in the form of waived intercompany obligations and the avoidance of potential liabilities from local insolvency proceedings.

     HII classified Beloit as a discontinued operation in its Consolidated Financial Statements as of October 31, 1999, and has restated its consolidated statements of operation for prior periods. The loss from discontinued operations was $798.2 million, $188.8 million and $45.3 million in 1999, 1998 and 1997, respectively.

     The results of all of the above sales are summarized in the Liquidating Debtors Recovery Analysis as of November 30, 2000 attached as Exhibit IV(G) of
                                                              -------------
the Exhibit Book. The Liquidating Debtors Recovery Analysis shows as of November 30, 2000, a midpoint net recovery of approximately $58,397,000 to be distributed to Holders of Claims against the Liquidating Debtors. Because the Liquidating Debtors are not substantively consolidated, the percentage recovery for Allowed Class L3 Claims differs for each Liquidating Debtors. The Liquidating Debtors Recovery Analysis may change, however, as described in
Section XIV herein.

     H.   De Minimis Asset Sales

     On August 25, 1999, the Bankruptcy Court entered the Order Establishing Procedures for the Sale and Abandonment of De Minimis Assets (the "De Minimis Sale Order")./23/ Under the De Minimis Sale Order, the Debtors were authorized to sell (i) assets with a fair market value of $100,000 without Bankruptcy Court approval or notice and (ii) assets with fair market value in excess of $100,000 but less than $1,000,000 upon notice to certain parties. Assets with a fair market value in excess of $1,000,000 were sold after Bankruptcy Court approval was obtained.



     I. Pension and Employee Matters

        1.   Pension and Benefit Plan Issues

             (a) Qualified Pension Plans and Qualified Savings Plans
                 ---------------------------------------------------

     Each New Debtor expects to sponsor its respective Qualified Pension Plan (i.e., Harnischfeger Industries Salaried Employees' Retirement Plan;
-----
Harnischfeger Industries Hourly Employees' Retirement Plan; Dobson Park Industries, Inc. and Affiliates Cash Balance Plan and The Horsburgh & Scott Company Employees' Retirement Plan) and Qualified Savings Plan under the same terms and conditions that existed before the Petition Date subject to each New Debtor's right to amend and/or terminate the Qualified Pension Plan or Qualified Savings Plan in accordance with its terms and as provided by applicable law.
The New Debtors shall also be bound by paragraph 6 of the Committee Settlement Agreement with regard to the Shared Pension Plans. The Plan in no way discharges, releases, or relieves the Debtors or New Debtors, any member of their controlled group (as defined in 29 U.S.C. (S) 1301(a)(14) or any other party in any capacity from any liability with respect to the Qualified Pension Plans under any law or regulatory provision relating to the Qualified Pension Plans. The Pension Benefit Guaranty

_________________

/23/ The De Minimis Sale Motion and Order can be found at docket numbers 640 and 989, respectively.

Corporation and the Qualified Pension Plans shall not be enjoined or precluded from enforcing such liability as a result of the Plan's provisions or confirmation.

             (b)  Non-Qualified Benefit Plans
                  ---------------------------

     Current and former employees of the Debtors may have Claims based on Non-Qualified Benefit Plans. Such Claims against the Reorganizing Debtors are defined and treated as follows (i) to the extent such a Claim is Allowed against HII and payable on or before March 31, 2001 it will be treated as a Class R3A Claim in the amount listed in Schedule XI(A)(5) of the Exhibit Book; (ii) to the
                              -----------------
extent such a Claim is Allowed against any Note Group Debtor and is payable on or before February 28, 2001, it will be treated as a Class R3 Claim against the respective Note Group Debtor in the amount listed in Schedule XI(A)(5) of the
                                                     -----------------
Exhibit Book; (iii) to the extent such a Claim is otherwise payable by HII under applicable law and payable after March 31, 2001, it will be paid pursuant to the terms of the applicable Non-Qualified Benefit Plan; (iv) to the extent such a Claim is otherwise payable by any Note Group Debtor under applicable law and is payable after February 28, 2001, it will be paid pursuant to the terms of the applicable Non-Qualified Benefit Plan, and (v) notwithstanding the foregoing, to the extent such Claims relate to amounts held in the HII Deferred Compensation Trust under the terms of the HII Executive Incentive Plan or the HII Supplemental Retirement and Stock Funding Plan for the benefit of the respective Claimants, such Claims are Allowed Class R3A Claims in the respective amounts as of the Petition Date as listed under the heading "Rabbi Trust" on Schedule
                                                                  --------
XI(A)(5) of the Exhibit Book.  The names of the Claimants who will be paid
--------
pursuant to Subsections (iii) and (iv) of this Section are listed on Schedule
                                                                     --------
XI(A)(5) of the Exhibit Book except to the extent such Claimants have already
--------
been paid.  Please refer to Section XI(A)(5) herein and Schedule XI(A)(5) of the
                                                        -----------------
Exhibit Book to find the list of Claims referred to in subsections (i) and (ii) of this paragraph.

             (c)  Other Benefits
                  --------------

     Claims based on severance agreements between Debtors and former employee Claimants of the Debtors, to the extent Allowed, are treated as Class R3 or Class L3 Claims against the applicable Debtor. For purposes of clarification, the Claims of Jeffery T. Grade ("Grade") and Francis M. Corby, Jr. ("Corby"), if Allowed, would be treated as Class R3A Claims. To the extent the claims of Grade and Corby are not settled, then the Harnischfeger Creditors Committee and the Debtors intend to object to such Claims. In any event, Messrs. Grade and Corby will not receive future employee benefits under any Non-Qualified Plan or other program or contract, other than the Harnischfeger Industries Salaried Employees' Retirement Plan.

     Neither Grade nor Corby have a right or claim under the Supplemental Retirement and Stock Funding Plan dated as of December 6, 1998, or the Long-Term Compensation Plan for Key Executives dated as of December 17, 1998. Grade and Corby waived any such rights or claims when they executed their respective Termination and Release Agreement dated as of May 24, 1999. It is questionable whether the Termination and Release Agreements executed by Grade and Corby are executory contracts as used in Section 365 of the Bankruptcy Code. Grade and Corby allege that they have administrative claims against HII in the aggregate amount of $9 million. The Debtors disagree with such asserted claims. If these claims are ultimately Allowed as Administrative Claims, HII will have sufficient funds to pay such claims from the Exit Financing Facility and ongoing operations.

     The New Debtors will assume any prepetition agreements regarding tax equalization, travel or reimbursement of relocation expenses with their employees or employees of their subsidiaries (but not those of the Liquidating Debtors or the direct subsidiaries of the Liquidating Debtors) working outside the United States.

     The Liquidating Debtors will assume the prepetition agreements listed on
Schedule IV(I)(1)(c) of the Exhibit Book regarding tax equalization, travel or
--------------------
reimbursement of relocation expenses with their employees or their employees of subsidiaries working outside the United States.

        2.   Employee Retention Programs

             (a) Beloit Incentive Retention Program
                 ----------------------------------

     On June 28, 1999, the Bankruptcy Court entered the Order approving the Beloit Incentive Retention Program./24/ Approximately fifty of Beloit's employees participated in the Beloit Incentive Retention Program. The employees are the senior management of Beloit's worldwide operations, excluding Beloit's president and his staff. Under the Beloit Incentive Retention Program, employees who remained employed by Beloit through July 1, 1999 received a bonus based on a percentage of their salary. The aggregate amount of the bonus paid was approximately $1.3 million, an average of $26,000 per employee. Employees who remained employed by Beloit through July 1, 2000 received another bonus.
The aggregate amount of such bonus was approximately $196,000, an average of approximately $32,670 per employee. In addition, under the Employee Order (defined below), employees eligible under both the Beloit Incentive Program and the Employee Retention Program (defined below), were authorized to elect incentive payments under either program.

             (b) Joy Early Retirement Program
                 ----------------------------

     On August 25, 1999, the Bankruptcy Court entered the Order Authorizing Joy Technologies, Inc. to Implement an Early Retirement Program (the "Joy Early Retirement Order")./25/ The Joy Early Retirement Order authorized Joy to implement an early retirement program that provided a one-time voluntary exit incentive to up to fifty-four eligible salaried Joy

____________

/24/ The Beloit Incentive Retention Motion and Order can be found at docket numbers 27 and 308, respectively.

/25/ The Joy Early Retirement Motion and Order can be found at docket numbers 812 and 980, respectively.

employees in the U.S., excluding officers of Joy (the "Joy Early Retirement Program"). The Joy Early Retirement Program consisted of two types of payments. First, Joy paid each employee that participated in the Joy Early Retirement Program a fixed amount of twenty-six weeks salary at the employee's current base salary over a twelve month period. Second, Joy paid each employee two-thirds of the employee's estimated 1999 primary social security amount, commencing the thirteenth month of the employee's retirement and terminating when the employee turns sixty-five years old. Payments under the Joy Early Retirement Program totaled $1,972,570.

             (c) Employee Retention Program
                 --------------------------

     On September 30, 1999, the Bankruptcy Court entered the Order (i) Authorizing the Debtors to Implement Key Employee Retention and Severance Programs and (ii) Approving Various Additional Employee Related Agreements and Actions, (as amended, the "Employee Order")./27/ The Employee Order authorized the Debtors to: (i) implement a key employee retention and severance program (the "Employee Retention Program"); (ii) allow employees to elect payment under the Beloit Incentive Program; (iii) assume certain employment-related agreements; (iv) enter into certain employment-related agreements; (v) enter into certain consulting agreements; and (vi) distribute stock held in a rabbi trust.

     The Employee Retention Program consists of five components: (i) the Annual Incentive Plan (the expected total cost at target is $4,549,127.00 for fiscal year 2000); (ii) the Stay/ Emergence Bonus Plan (expected total cost of $7,842,287.00, of which $3,550,023.00 which has not yet been paid); (iii) the Change in Control Agreement Plan; (iv) the Severance Plan; and (v) a CEO discretionary fund of $500,000. Claims that arise under the Employee Retention Program are Administrative Claims that, if not yet paid, will be treated according to the Plan.

     On February 8, 2000, the Bankruptcy Court entered the Order Modifying The Terms of The Employee Retention Program Approved in the Employee Order (i) Authorizing The Debtors to Implement Key Employee Retention And Severance Program; and (ii) Approving Various Additional Employee Related Agreements and Actions (the "Amended Employee Order")/28/. Under the Amended Employee Order, the Bankruptcy Court authorized the Debtors to amend the Employee Order as follows: (i) define change of control ("COC") for purposes of the Employee Retention Program in the same way COC is defined in the Debtors' then current COC agreements, with modifications to comply with the Employee Order and the Chapter 11 environment; (ii) add two employees to the list of current employees with whom the Debtors may enter into COC agreements; (iii) clarify the Debtors' authority and establish procedures for the Debtors to identify employees covered under the Stay/Emergence and Severance components of

_____________

/27/ The Employee Motion and Order can be found at docket numbers 1114 and 1263, respectively.

/28/ The Amended Employee Motion and Order can be found at docket numbers 2232 and 2384, respectively.

the Employee Retention Program and (iv) approve the Annual Incentive Plan component of the Employee Retention Program for fiscal year 2000.

             (d) Employee Retention and Severance Program for Beloit Claims
                 ----------------------------------------------------------
                 Team
                 ----

     On April 11, 2000, the Court approved the Order (i) Authorizing Beloit Corporation to Implement Key Employee Retention and Severance Program for Claims Team (the "Beloit Claims Team Retention Order")./29/ The Beloit Claims Team Retention Order authorizes Beloit to implement a retention and severance program for eight employees who will analyze and resolve the proofs of claim Filed against Beloit. This retention program includes: (i) salaries; (ii) completion bonuses; and (iii) severance bonuses, all described in the motion seeking approval of the Beloit Claims Team Retention Order.

     J. Certain Non-Debt Claims and Settlements

     The following describes certain material non-debt claims and settlements related to the Bankruptcy Cases. There might be other non-debt claims and settlements material to some parties in interest that are not described in the Disclosure Statement. To review all pleadings filed with the Bankruptcy Court, the docket can be accessed over the Internet at http://www.deb.uscourts.gov. Additionally, the Debtors' claims agent, Poorman-Douglas, can be contacted at
(503) 350-4260 for information relating to proofs of claim Filed in the Bankruptcy Cases.

        1.   Asia Pulp & Paper

     On March 22, 2000, the Bankruptcy Court entered the Order Approving Settlement of the APP Litigation Pursuant to Fed. R. Bankr. P. 9019 (the "APP Settlement Order")./30/ The APP Settlement Order authorized the Debtors to enter into a Deed of Settlement regarding certain litigation matters related to 811/812 (the "APP Settlement").

     Under the APP Settlement, on April 6, 2000, Beloit received $25,000,000 in cash and a promissory note in the face amount of $110, 000,000 payable by IKPP and guaranteed by APP (the "Promissory Note"). The principal is payable in eight equal quarterly installments of $13,750,000 commencing March 31, 2001. The interest rate for the Note is fifteen percent per annum, payable semi-annually on March 31 and September 30 of each year commencing September 30, 2000. The final interest payment will be with respect to the three month period ending December 31, 2002.

____________

/29/ The Beloit Claims Team Retention Motion and Order can be found at docket numbers 2901 and 3005, respectively.

/30/ The APP Settlement Motion and Order can be found at docket numbers 2713 and 2850, respectively.

     On April 11, 2000, APP and IKPP exchanged the Promissory Note for a similar note (the "APP Note") issued under an indenture. The Promissory Note was canceled and returned to APP and $15,951,550 (constituting the Collateral, as defined below) was returned to HII. Additionally, Beloit Asia and the Debtors have agreed to make available to APP components of the Machines currently in their possession on an "as is where is" basis. APP paid the September 30, 2000 interest payment on the APP Note of $8,275,000.

     On July 6, 2000, the Court entered the Order Authorizing the Employment and Retention of Merrill Lynch, Pierce, Fenner & Smith, Incorporated as Placement Agent to sell the APP Note for Beloit./31/

     On October 25, 2000, the Bankruptcy Court entered the Order Approving Settlement with APP and Certain of its Affiliates Pursuant to Fed. R. Bankr. P. 9019 (the "Second APP Settlement Order") conditioned up the Settlement Agreement being amended to clarify that HII's indemnity obligations under Clause 10(A) of the Settlement Agreement do not pertain in any way to the matters described in Clause 10(C) of the Settlement Agreement. The Second APP Settlement Order authorized the Debtors to enter into a Deed of Settlement regarding all disputes arising in connection with contracts for the sale and purchase of two paper making machines known as PPM 3 (808) and MPM 11 (807) (the "Second APP Settlement")./32/

     Under the Second APP Settlement, APP and certain of its affiliates drew $17 million from two 10% letters of credit issued by HII. Under the Second APP Settlement, APP and certain of its affiliates are obligated to pay Beloit $794,130.00. In addition, certain residual obligations were permitted to be assigned to APP.

          2.   P.T. Kiani Kertas

     Beloit was part of an unincorporated consortium that entered into a contract, dated June 27, 1994, with an Indonesian company, P.T. Kiani Kertas, to provide the design, procurement and supply of components of a pulp mill that was installed at the mill site in Indonesia by a contractor retained by P.T. Kiani Kertas directly. Beloit believes that it has fully performed and that the contract is completed. P.T. Kiani Kertas does not contest that the majority of the contract is performed, but disputes certain aspects of the Woodyard portion. P.T. Kiani Kertas withheld approximately US $10 million dollars from Beloit, which is the final installment payment due Beloit under the contract. Pursuant to provisions in the contract, in September of 2000 Beloit filed a demand for arbitration with the ICC to recover all amounts due and owing Beloit under the contract, as well as interest. The arbitration will be held in New York City, and the law of the State of New York will apply.

______________________

/31/ The Merrill Lynch Application and Order can be found at docket numbers 4533 and 4711, respectively.

/32/ The Second APP Settlement Motion and Order can be found at docket numbers 6433 and 6738, respectively.

                                                                 Page 122 of273

          3.   The Securities Litigation

     HII and certain of its present and former senior executives have been named defendants in a class action, captioned In re Harnischfeger Industries, Inc.
                                        ------------------------------------
Securities Litigation in the United States District Court for the Eastern
---------------------
District of Wisconsin (the "Securities Litigation"). The action seeks damages in an unspecified amount on behalf of an alleged class of purchasers of HII's common stock, based principally on allegations that HII's disclosures with respect to APP contracts of Beloit, described above, violated the federal securities laws. This matter is stayed with respect to the Debtors by the automatic stay imposed by the Bankruptcy Code, but it is not stayed against officers or directors.

     The Available Director and Officer Insurance may be a potential source of recovery for the Securities Litigation. The Securities Litigation may compete with other claims, including those retained by the Plan Administrator for such insurance proceeds. There has been no ruling as to whether the proceeds of the Available Director and Officer Insurance are property of the estate. Some or all of the Available Director and Officer Insurance may contain "insured v. insured" exclusions which would limit or preclude coverage for claims by one insured against another. The existence of such an exclusion could affect the recovery of any claims asserted by Plan Administrator against the Debtors' directors and officers.

          4.   Potlatch

     Filed originally in 1995, the Potlatch lawsuit is a prepetition claim against Beloit related to a 1989 purchase of pulp line washers supplied by Beloit for less than $15 million. In June, 1997, a Lewiston, Idaho jury awarded the Potlatch Corporation ("Potlatch") $95 million in damages in the case which, together with fees, costs and interest to April 2, 1999, approximated $120 million. On April 2, 1999, the Supreme Court of Idaho vacated the judgment of the Idaho District Court in the Potlatch lawsuit and remanded the case for a new trial. The litigation has been stayed as a result of the bankruptcy filings. Potlatch Filed a motion with the Bankruptcy Court to lift the stay. The Debtors opposed this motion and the motion was denied without prejudice.

          5.   Environmental Claims

          A number of environmental Claims have been asserted against the Debtors involving a number of sites and locations. Only one of the Claims was in litigation on the Petition Date. Most, but not all, of the claims arise under CERCLA, the federal "Superfund" law. In several instances the face amount of the proof of claim reflects the expected cleanup cost of the entire site rather than the appropriate Debtor's share of potential cleanup cost, and thus substantially overstates the Debtor's potential liability. The most significant of the environmental claims are listed below.

               (a)  Route 52 (Bluefield, West Virginia)
                    -----------------------------------

     The site is a former Joy facility. The EPA asserts that Joy is liable for approximately $10 million in cleanup costs expended by EPA, plus additional sums for EPA indirect and oversight costs, and for penalties and other damages for alleged violations of an EPA administrative order. Joy has asserted it is liable, if at all, for only a small portion of the claimed expended costs. By agreement of the parties, the matter was mediated. After several mediation sessions, the parties agreed to the following settlement, subject to the required approvals within the federal government: (i) the EPA will be allowed a Class R3B Claim (Claim Number 10284) in the amount of $7 million and (ii) New Joy will pay the EPA an additional principal amount of $1.5 million within 6.5 years of the Effective Date, with interest to accrue at the rate of 6.18% from the Effective Date. Once the requisite government approvals have been obtained, the Debtors will serve notice, pursuant to the ADR Order, reflecting this settlement and the proposed settlement agreement.

               (b)  Rockton, Illinois Facility
                    --------------------------

     The site is a facility owned and formerly operated by Beloit. Beloit is performing an interim cleanup and a site investigation under a consent decree with Illinois EPA. A final remedy remains to be selected. The United States filed a proof of claim seeking $119,000 in unreimbursed past costs and additional costs of implementing response action of approximately $3-5 million. Illinois EPA filed a proof of claim for $99,985.89. The United States and Illinois EPA have advised the Debtors their claims may exceed the amounts identified in their proofs of claim.

               (c)  New Philadelphia, Ohio Site
                    ---------------------------

     The site is a former Joy facility for which Joy retained cleanup responsibility. Cleanup is being overseen by the State of Ohio. Site studies are essentially complete. The State of Ohio filed a proof of claim estimating the cost of future cleanup activities at approximately $1.5 million, and seeking approximately an additional $80,000 for costs incurred by the State of Ohio. Pursuant to a stipulation between the Ohio Environmental Protection Agency (the "Ohio EPA") and Joy approved by the Bankruptcy Court on December 8, 2000, the parties agreed to reduce proof of claim number 5691 to $50,000 (the "Ohio EPA Claim") and that Joy will remediate and reimburse certain post-petition oversight costs of the Ohio EPA facility pursuant to a consent remediation order to be negotiated with the Ohio EPA (the "Ohio EPA Stipulation")./33/


________________________

/33/ The Ohio EPA Stipulation can be found at docket number 7184.

               (d)  MIG/DeWane Site
                    ---------------

     The site is a former landfill. Beloit is one of hundreds of parties involved at the site. Prepetition, Beloit was a member of a group funding the cleanup. Approximately 30 companies that share potential liability at the site filed proofs of claim against Beloit. The total of the face amounts of the proofs of claim is approximately $236 million, reflecting multiple duplicative claims for the site's estimated cleanup costs. The companies claim to have spent approximately $8 million, and estimate remaining cleanup costs in a range of approximately $25 million. Beloit has objected that the claims are wholly or partly barred as contingent contribution claims as used in section 502(e)(1)(B) of the Bankruptcy Code. The parties that share potential liability filed an objection indicating that the total amount claimed by the groups may be $2,125,000. In any event, Beloit asserts that its responsibility for the site is only a small percent of costs incurred.

               (e)  Welsh Road Site
                    ---------------

     The site is a former landfill in Pennsylvania. Cleanup is being overseen by EPA. Ecolaire, Inc. is one of many companies with asserted liability at the site. The United States filed a proof of claim identifying $9,667,827 in claimed response costs. Ecolaire and the United States have reached tentative agreement that, in lieu of the claimed amount, the United States shall have an allowed claim of $13,277. The agreement remains subject to review and final approval by government officials.

               (f)  Breslube-Penn Site
                    ------------------

     The site is in Pennsylvania. Joy is one of many companies with asserted liability at the site. The United States filed proof of claim number 10284 for both the Breslube Site and the Bluefield Site. The claim identified cleanup costs of $2,786,243.05 incurred as of August 31, 1999 for the Breslube Site. Pursuant to a stipulation between the EPA and Joy that will be presented to the Court after this Disclosure Statement is mailed to you (the "Breslube-Penn Stipulation"), proof of claim number 10284 will be withdrawn as it relates to the Breslube-Penn Site and the United States' claim with respect to the Breslube Site will be resolved after the conclusion of the Bankruptcy Cases according to non-bankruptcy law and procedure

               (g)  Marina Cliffs Site-Cleanup
                    --------------------------

     This site is in Wisconsin. EPA is overseeing the cleanup. P&H is one of many companies with asserted liability at the site. The United States filed a proof of claim for past and future cleanup costs. Prepetition, P&H entered into a settlement with other companies at the site and received an indemnity from them against further cleanup liability. The United States has agreed to treat its claim as zero if, as expected, EPA finalizes a settlement with the companies that indemnify P&H, and on September 21, 2000 the Court approved a stipulation that so provides./34/

               (h)  Marina Cliffs Site-Damages
                    --------------------------

     Several defendants in a tort lawsuit related to the Marina Cliffs site filed proofs of claim against P&H for contribution to any liability they may bear to plaintiffs. P&H objected that the Claims are barred as contingent contribution Claims under section 502(e)(1)(B) of the Bankruptcy Code. On September 21, 2000 the Bankruptcy Court entered an Order expunging these Claims./35/

               (i)  O'Brien Machinery Site
                    ----------------------

     Beliot formerlr owned this site in Pennsylvania. The EPA is overseeing the cleanup. Beloit believes all responsibility is attributable to the site's current owner. The United States filed a proof of claim for at least $1,157,426.43 incurred as of September 15, 1999.

               (j)  Schiller Park Property
                    ----------------------

     P&H formerly owned this property in Illinois. The current owner Filed a proof of claim for $172,262.00 related to alleged environmental contamination of the property. P&H has denied liability.

          6.   Inland Empire

     Inland Empire Paper Co. ("Inland") filed proof of claim number 3748 in the amount of $32 million, pertaining to a contract for a new paper machine. On September 1, 2000, Inland drew down a letter of credit, for which HII is the account party, in the amount of approximately $15.1 million. That draw will reduce the amount of Inland's proof of claim number 3748 against Beloit by approximately $15.1 million and increase HII's prepetition claim against Beloit by $15.1 million. HII's prepetition claim against Beloit is resolved in the Committee Settlement Agreement. Beloit disputes the remaining amount of approximately $17 million of Inland's claim.

          7.   Filed claims asserting asbestos-related liability

     To the best of the Debtors' knowledge, approximately 2,031 asbestos-related proofs of claim have been Filed against the Debtors (Joy or its subsidiaries:
803; P&H or its subsidiaries: 1,002; Beloit: 227).

/34/ The Stipulation and Order regarding The Marina Cliffs Site can be found at docket number 6143.

/35/ The Order Expunging Claims regarding The Marina Cliffs Site can be found at docket number 6144.

     A number of asbestos-related claims Filed against HII duplicate those filed against its subsidiaries. HII is merely a holding company that did not manufacture any products; therefore, it is highly unlikely that any asbestos-related claims will be Allowed against HII.

     According to data available to the Debtors regarding asbestos-related claims that were settled before the Petition Date, Joy or its subsidiaries has settled asbestos-related claims for an aggregate average of less than $100.00 per plaintiff; other such claims were dismissed. Substantially all of these settled claims were paid by Joy's or its subsidiaries' insurers. This rounded-up average for Joy (or its subsidiaries) does not consider the claims of over a thousand plaintiffs that have been dismissed before the Petition Date. Even assuming every Filed asbestos-related proof of claim against Joy or its subsidiaries settles for this rounded-up average amount and is not dismissed, the Debtors estimate a maximum Allowed asbestos-related claims against Joy of $80,300. This aggregate amount is not a material potential liability to Joy or its subsidiaries. Joy and its subsidiaries dispute that they have any liability
                                                                   ---
for the asbestos-related claims Filed against them, and Joy and its subsidiaries reserve the right to object to any such claims on any ground.

     Because P&H sold its division that is the subject of asbestos-related lawsuits, P&H does not directly handle asbestos-related claims. On information and belief, however, the insurer has responded to all such claims and paid any settled amounts. In addition, P&H is indemnified for all asbestos-related claims that have been Filed. Therefore, P&H believes that the P&H estate will
not be found liable for any asbestos-related claims.    P&H disputes that it has
any liability for the asbestos-related claims Filed against it, and P&H reserves
---
the right to object to any such Claims on any ground.

     To the best of the Debtors' knowledge, Beloit's insurers have been responding to any asbestos-related claims filed by Beloit, and Beloit has been paying approximately 58% of costs relating to such claims and Beloit's insurers have covered the remaining 42%. Before the Petition Date, it appears that Beloit and/or the insurance companies settled asbestos-related claims for substantially less than $5,000 each; other such claims were dismissed. Assuming every Filed asbestos-related proof of claim against Beloit settles for this rounded-up average amount and is not dismissed, the Debtors estimate Beloit's maximum liability for Filed asbestos-related proofs of claim is $1,135,000, as compared to $2.947 billion total of Adjusted Claims Filed against Beloit. See
Exhibit IV(K)(4)(i) of the Exhibit Book.  The Debtors estimate that the total
-------------------
amount of Allowed Claims against Beloit will be between $338 million and $500 million. See Section II(G) hereof. This aggregate potential liability is not material to Beloit. Beloit disputes that it has any liability for the asbestos-related claims Filed against it, and Beloit reserves the right to object to any such claim on any ground.

     K.   Claims Process and Bar Date

          1.   Schedules and Statements

     On August 2, 1999, the Debtors Filed their respective schedules of assets and liabilities and statements of financial affairs with the Bankruptcy Court. The Schedules have been amended from time to time, most recently on January 28, 2000, to include additional Creditors and to modify certain information relating to previously listed Claims./36/


          2.   Bar Date Order

     On November 30, 1999, the Bankruptcy Court entered the Order Fixing Bar Date For Filing Proofs of Claim And Approving Form and Manner of Notice of Bar Date (the "Bar Date Order")./37/ Under the Bar Date Order, all Creditors (including governmental entities) were required to File proofs of claim or be barred from asserting any Claim against the Debtors, and voting upon or receiving distributions under a confirmed plan of Bankruptcy of the Debtors no later than February 29, 2000. Proofs of claim were not required to be Filed at this time by Creditors holding or wishing to assert Claims against the Debtors of the following types: (i) Claims listed in the Debtors' Schedules of Liabilities Filed with the Bankruptcy Court, or any amendments thereto, which are not therein listed as "contingent," "unliquidated" or "disputed," and which are not disputed by the Creditors holding such claims as to amount or classification; (ii) Claims on account of which a proof of claim has already been properly Filed with the Bankruptcy Court; (iii) Claims previously allowed by order of the Bankruptcy Court; and (iv) Claims allowable under 11 U.S.C. (S) 507(a)(1) as expenses of administration. Any Claim based on a rejected executory contract must be filed by the time established pursuant to Bankruptcy Rule 3002(c)(4), but no later than the later of 30 days after the (i) Effective Date or (ii) delivery of a notice of amendment of the Executory Contract Schedules.



          3.   Claims Settlement Programs

     To assist in the expeditious and efficient settlement of outstanding claims, the Debtors developed a general claims settlement program to permit the resolution and, where applicable, the payment of certain types of claims. On August 25, 1999, the Bankruptcy Court entered the Order Authorizing and Approving Omnibus Procedure for Settling Claims And Causes of Action Brought by or Against the Debtors in a Judicial, Administrative, Arbitral or Other Action or


________________________________

/36/ The Schedules of Assets and Liabilities and Statements of Financial Affairs filed on 8/2/99 can be found at docket numbers 512-546; those filed on 8/4/99 can be found at docket numbers 555-635; those filed on 12/28/99 can be found at docket numbers 1896-1936; and those filed on 11/28/99 can be found at docket numbers 2257, 2258 and 2287.

/37/ The Bar Date Motion and Order can be found at docket numbers 1678 and 1742, respectively.

Proceeding (the "Claims Settlement Order")./38/ The Claims Settlement Order, amended by the ADR Order as described below, authorized the Debtors to settle claims and causes of action filed in a judicial, administrative, arbitral or other action or proceeding by (i) any of them against non-insider third parties (the "Settling Parties") or (ii) any of the Settling Parties against the Debtors as well any crossclaims and counterclaims asserted against any of the Debtors by Settling Parties (or against the Settling Parties by any of the Debtors) in connection with such claims and causes of action, without obtaining a specific Order from this Bankruptcy Court authorizing the settlement, in accordance with the established procedures. Generally, the Debtors were permitted to (i) enter into settlements not exceeding $100,000 without further notice or action by the Bankruptcy Court and (ii) enter into a settlements exceeding $100,000 but not exceeding $1,000,000 only if the Debtors provided written notice (a "Settlement Notice") to the U.S. Trustee, the Harnischfeger Creditors Committee and the DIP Lenders of the terms of the settlement. The Debtors sought Bankruptcy Court approval for settlements exceeding $1,000,000.

     On June 30, 2000, the Bankruptcy Court entered the Order (A) Authorizing Mediation/Arbitration Procedures and (B) Approving the Appointment of (i) JAMS as Claims Resolution Facilitator and (ii) Judge Fenning as Claims Resolution Supervisor (the "ADR Order")./39/ Under the ADR Order, the Debtors were authorized to implement procedures to resolve claims. The procedures consist of the following three options: (i) settlement; (ii) mediation and (iii) arbitration (with the option of de novo review by the Bankruptcy Court if a
                                -- ----
motion is timely filed by the claimant or the Debtors).

     Under the settlement option, the Debtors are permitted to (i) enter into settlements without notice or Court approval if (a) the disputed amount/40/ does not exceed $100,000 and (b) the settled claim does not exceed $500,000 and (ii) enter into settlements by sending a Settlement Notice to the U.S. Trustee, the Committees and the DIP Lenders if the disputed amount exceeds $100,000 but does not exceed $5,000,000 and the settled claim amount exceeds $500,000. The Debtors sought Court approval of all other settlements.

     If the Debtors are unable to settle a claim, then the Debtors may elect, at the Debtors' sole discretion, to refer a claim to mediation or non-binding arbitration. If a settlement is entered into during a mediation, then a stipulation containing a certification by the mediator that the settlement is not unfair and complies with the standards under Bankruptcy Rule 9019 will be entered into, filed with the Court and served on the Beloit Committee and the Harnischfeger Creditors Committee (with 10 days to object).

----------------------
/38/ The Claims Settlement Motion and Order can be found at docket numbers 641 and 978, respectively.

/39/ The ADR Motion and Order can be found at docket numbers 4213 and 4614, respectively.

/40/ The disputed amount means the difference between (i) for commercial claims, the Debtors' books and records, and for all other claims, the Debtors' scheduled amount of the claim (and if such claim is not scheduled, then this amount shall be zero for purposes of determining the disputed amount) and (ii) the proposed settlement amount.

     If a claim is referred to arbitration, the arbitration will (i) estimate the claim pursuant to section 502(c) of the Bankruptcy Code and (ii) establish the amount and other characteristics (e.g., priority, secured, unsecured, etc.)
                                      ----
of the claim for all purposes, including voting and distribution purposes. Unless a Creditor elects to be bound by the arbitration, either party may file a motion for de novo review of the arbitrator's award. For claims defined in 28
           -- ----
U.S.C. (S) 157(b)(5), the Debtors may file a statement of estimated values (listing the arbitration awards as estimated values), and such values shall be used as estimated values for voting purposes, pursuant to Bankruptcy Rule 3018(a).

          4.   Claims Objections

     The Debtors continue to review, analyze and resolve Claims on an ongoing basis as part of the claims reconciliation process, and have filed numerous objections to proofs of claim and scheduled amounts.

     The current aggregate amount of Adjusted Claims against each Debtor is summarized in Exhibit IV(K)(4)(i) of the Exhibit Book. The current aggregate
              -------------------
amount of Projected Claims against each Debtor is summarized in Exhibit
                                                                -------
IV(K)(4)(ii) of the Exhibit Book.
------------

     The Debtors anticipate that additional omnibus and individual claims objections will be Filed in the near future, including in advance of the deadline for holders of Claims to return Ballots accepting or rejecting the Plan, and that the effect of certain objections could be to prohibit certain Claim holders from voting absent the Bankruptcy Court's temporary allowance of such Claims for voting purposes.

     Notwithstanding the ongoing claims reconciliation process, the actual ultimate aggregate amount of Allowed Class R3 and Class L3 Claims may differ significantly from Exhibit IV(K)(4)(i) of the Exhibit Book (listing Adjusted
                   -------------------
Claims) or Exhibit IV(K)(4)(ii) of the Exhibit Book (listing Projected Claims).
           --------------------
The type and amount of assets distributed to Holders of Allowed Class R3 and L3 Claims may be adversely affected by the outcome of the claims resolution process.

          5.   Equity Claims are Subordinated

     On November 8, 2000, the Bankruptcy Court granted the Debtors' Motion to Subordinate Claims premised on Equity Interests (the "Subordination Motion")/41/. These Claims were listed in Exhibit A of the Subordination Motion and are included in the definition of Equity Interests against HII (Class R6A). Because the order granting the Subordination Motion subordinates these Claims to Unsecured Claims, it is not necessary for the Debtors to object to these Claims.


_______________________________

/41/ The Subordination Motion and Order can be found at docket numbers 6443 and 6957, respectively.

          6.   P&H, Joy and HII Claims Team

     Claims resolution teams have been formed at P&H, Joy and HII. Each team is headed by an in-house attorney and includes employee representatives from purchasing, human resources, tax and finance functions. Members of the P&H, Joy and HII claims teams are not separately compensated for their claims resolution work and will continue to review, verify, object, contest, settle and otherwise resolve claims against P&H, Joy and HII throughout the reorganization process.

          7.   Beloit Claims Team

     Because substantially all of Beloit's operating assets have been sold, Beloit's management decided that the most efficient and effective way to manage its claims resolution process was to maintain a limited team of employees dedicated solely to the project. Under the Beloit Claims Team Retention Order, the Bankruptcy Court authorized Beloit to retain eight individuals who will analyze the multitude of claims Filed in these cases (the "Claims Team")./42/ The Bankruptcy Court approved a program for the Claims Team with three main components. The Bankruptcy Court approved a salary, a bonus upon completion of the claims resolution process, and a severance package (the "Program") for each member of the Claims Team. The Program was designed to retain the services of the Claims Team during the reorganization process. As part of the Program, Claims Team members agreed to withdraw any claims against Beloit or HII based on any understandings or agreements not specified in the Program.

     The claims resolution process will include reviewing, verifying, objecting to and contesting the claims Filed against Beloit. Beloit expects that the claims resolution process may continue for more than one year. Beloit generated a general budget for the operation of the Beloit claims facility. The estimated cost for one year of operation of the Beloit claims facility and the Program is approximately $1,086,000.00.

          8.   Preparation of Projected Claims

     Since April, 2000, the claims teams described above, with the assistance of the Debtors' professionals, have been reviewing and analyzing the Claims asserted against the Debtors. As a result of these efforts, substantial progress has been made in (i) reconciling the amount and classification of outstanding claims and (ii) asserting and prosecuting objections to Claims. In addition, the claims teams have, among other things, (i) identified Claims or categories of Claims for future resolution, (ii) identified existing or potential claims disputes, and (iii) developed analyses of potential Claims anticipated that may be filed or asserted in the future, such as rejection damage Claims arising out of the future rejection of executory contracts and unexpired leases.


__________________________

/42/ The Beloit Claims Team Retention Motion and Order can be found at docket numbers 2901 and 3005, respectively.

     Through these various activities, the Debtors have developed Projected Class R3 and Class L3 Unsecured Claims in each Class established under the Plan. These estimates have been prepared by each claims team, based primarily on the following: (a) the outcome of claim reconciliations and claim objections to date, (b) projections based on anticipated future claim reconciliations and claim objections, (c) the comparison of asserted claims against the Debtors' books and records, (d) the Debtors' experience in reconciling Claims prior to and following the commencement of the Bankruptcy Cases, (e) the historical experience of the Debtors' professionals in other Chapter 11 cases, (f) an analysis of the litigation risks associated with Disputed claims, and (g) other legal and factual analyses unique to particular Claims and types of Claims.

     The Projected Class R3 and Class L3 Unsecured Claims are identified in
Exhibit IV(k)(4)(ii) of the Exhibit Book and forms the basis of project
--------------------
recoveries in that Class.  See Section II.  Notwithstanding the Debtors'
                           ---
substantial efforts in developing their Projected Claims, the preparation of such items is inherently uncertain and, accordingly, there is no assurance that such estimates will accurately predict the actual amount of Allowed Claims in these cases. As a result, the actual amount of Allowed Class R3 and L3 Unsecured Claims may differ significantly from the Debtors' projections contained herein.

     L.   Jay Alix Disqualification Motion

     On or about August 31, 2000, the U.S. Trustee filed a Motion to (i) Disqualify JA&A, (2) Disgorge Compensation and Reimbursement Paid to JA&A and
(3) to Prospectively Deny Compensation and Reimbursement to JA&A (the "Jay Alix Disqualification Motion"). In the Jay Alix Disqualification Motion, the U.S. Trustee averred that Mr. Robert Dangremond, a principal of JA&A testified (in part) that he was serving as a director of Beloit post-petition. Based upon Mr. Dangremond's testimony, the U.S. Trustee believes that JA&A may not be a "disinterested person" and/or may "hold or represent an interest adverse to the estate" in contravention of section 327 of the Bankruptcy Code. In the Jay Alix Disqualification Motion, the U.S. Trustee left the issue of the disallowance of compensation/reimbursement paid to/requested by JA&A to the discretion of the Bankruptcy Court. Based upon information and belief, the U.S. Trustee avers that the compensation/reimbursement paid to/requested by JA&A totals at least $8 million. The Jay Alix Disqualification Motion has been assigned to The Honorable Mary F. Walrath of the Bankruptcy Court for disposition.

     The Debtors object to the relief requested in the Jay Alix Disqualification Motion.

     From the Petition Date to the date of the Disclosure Statement, JA&A has Filed fee applications in which JA&A requests that the court approve approximately $8.8 million in fees and $600,000 in expenses. These fees and expenses relate to professional services to all Debtors in connection with a broad range of financial advisory services. The Debtors estimate that JA&A's fees from the Petition Date through the Effective Date will be approximately $10.4 million in the aggregate and that JA&A's expenses from the Petition Date through the Effective

Date will be approximately $750,000 in the aggregate. The Court has approved some of JA&A's Filed fee applications. Some of these Court-approved fees and expenses have been paid to JA&A. If the Jay Alix Disqualification Motion is granted, then the Court could order JA&A to disgorge a portion or all of these paid fees and to return such payment to the Debtors. If disgorgement is ordered, then distributions to creditors of the Liquidating Debtors could be increased.

     Allocation of JA&A's fees between the Reorganizing Debtors and the Liquidating Debtors has not yet been determined. The Committee Settlement Agreement, however, does state that the "Shared Fees" defined therein (which relate to "administration, operation, liquidation and/or divestiture of the assets of the [Liquidating Debtors] and any foreign subsidiary thereof") shall be allocated one-half to the Liquidating Debtors and one-half to the Reorganizing Debtors. The Committee Settlement Agreement further provides that the Reorganizing Debtors' allocation of the Shared Fees is capped at $12.5 million and that, under certain circumstances, the Reorganizing Debtors could be reimbursed for up to $6.25 million of their contribution to the Shared Fees. It has not yet been determined (a) what portion of the Shared Fees will be deemed a portion of JA&A's fees or (b) what impact any Court-ordered disgorgement of JA&A's fees would have on the Committee Settlement Agreement. It is the Debtors' position that the allocation of the Shared Fees specified in the Committee Settlement Agreement will be unaffected by any such disgorgement order.

     At the Disclosure Statement Hearing, the Court stated that neither the Plan nor the Confirmation Order may release JA&A from any disgorgement obligations that may be granted in connection with the Jay Alix Disqualification Motion.

     The U.S. Trustee, the Beloit Committee or any other party may assert other causes of action against JA&A premised on theories not summarized in the Jay Alix Disqualification Motion. The Debtors believe that if the Plan is confirmed as proposed, then (A) the Release provisions found in Section IX(E) of the Disclosure Statement and Section XIV(D) of the Plan and (B) the Exculpation provisions found in Section IX(F) of the Disclosure Statement and Section XIV(E) of the Plan will relieve JA&A of any such liability. The Release and Exculpation sections cited herein may be broader than the indemnification provision of the contract under which JA&A was retained by the Debtors pursuant to Bankruptcy Court order dated July 8, 1999.

     JA&A (and all of the Debtors' professionals) will be protected by the Release sections of the Disclosure Statement and Plan cited above, and by the Exculpation sections of the Disclosure Statement and Plan cited above. Section IX(E) of the Disclosure Statement and Section XIV(D) of the Plan provide that the "Releasing Parties" release JA&A (and all of the Debtors' professionals) of any action that occurred before the Effective Date in connection with the Bankruptcy Cases. "Releasing Parties" means each Debtor and each Holder that returns a Ballot but fails to mark the Ballot Check Off.

     In addition, regardless of whether a party marks the Ballot Check Off, the Exculpation provisions found in Section IX(F) herein and Section XIV(E) of the Plan will relieve JA&A of any liability due to any action taken in connection with the Bankruptcy Cases. Because the Debtors retained JA&A after the Petition Date, the Exculpation provisions would relieve JA&A of any liability due to any liability to any party based on JA&A's actions related to the Bankruptcy Cases.

     As mentioned in Section V(C)(12) herein, before the Confirmation Date, Beloit may hire JA&A pursuant to the Jay Alix Contract with the consent and approval of the Beloit Committee. This contract does not yet exist because Beloit has not yet decided whether or not it will hire JA&A to assist the estates of the Liquidating Debtors post Effective Date. If Beloit decides to hire JA&A pursuant to the Jay Alix Contract, then (a) the Jay Alix Contract will be Filed with the Court before the Confirmation Hearing and (b) the Jay Alix Contract shall not be effective unless the Court approves such agreement.

     If the Court approves the Jay Alix Contract, then the Plan Administrator may feel conflicted from pursuing JA&A under any theory, because the Plan Administrator would need the services of JA&A to administer the Liquidating Debtors' Subplans. In any event, if the Plan is confirmed as proposed, the Debtors believe that JA&A will be protected by the Release sections and Exculpation sections cited above.


V.   THE PLAN OF REORGANIZATION

     A.   Introduction

     This Section of the Disclosure Statement summarizes the Plan, which has been Filed. This summary is qualified in its entirety by the Plan. YOU SHOULD READ THE PLAN IN ITS ENTIRETY, AND DISCUSS THE DISTRIBUTIONS AND RIGHTS TO WHICH YOU ARE ENTITLED THEREUNDER WITH YOUR ADVISORS.

     In general, a Chapter 11 plan of reorganization (i) divides claims and equity interests into separate classes, (ii) specifies the property that each class is to receive under the plan and (iii) contains other provisions necessary to the reorganization of the debtor. Under the Bankruptcy Code, "claims" and "equity interests" are classified rather than "creditors" and "shareholders" because such entities may hold claims or equity interests in more than one class. For purposes of this Disclosure Statement, the term "Holder" refers to the holder of a Claim or Equity Interest, respectively, in a particular Class under the Plan.

     A Chapter 11 plan may specify that certain classes of claims or equity interests are either to be paid in full upon effectiveness of the plan or are to remain unchanged by the reorganization effectuated by the plan. Such classes are referred to as "unimpaired" and, because of such favorable treatment, are deemed to accept the plan. Accordingly, it is not necessary to solicit votes from the holders of claims or equity interests in such classes. A Chapter 11 plan also may specify that certain classes will not receive any distribution of property or retain any claim against a debtor. Such classes are deemed not to accept the plan and, therefore, need not be solicited to vote to accept or reject the plan.

     Classes that are unimpaired under the Plan and are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code are listed Section II herein.

     Classes that will receive no distribution and retain no property under the Plan and are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and are listed in Section II herein.

     Payments to be made under the Plan will be made on the Effective Date or as soon thereafter as is practicable, or at such other time or times as are specified in the Plan.

     The Reorganizing Debtors and the Liquidating Debtors believe that under the Plan, each Holder will obtain a recovery in an amount not less than the recovery which otherwise would be obtained if the assets of the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

     For the treatment of Claims against or Equity Interests in each of the Debtors, see Section II herein.

     B.   Implementation of the Reorganizing Subplans

     Each of the transactions required to implement this Plan shall be implemented in accordance with this Section V(B) and the Restructuring Transactions described in Schedule V(B) of the Exhibit Book. The description in
                          -------------
this Section of the organizational and ownership structures, governance and assets and liabilities of the entities to be organized and reorganized under the Plan assumes that the transactions required to implement this Plan have been completed.

          1.   Payment of Allowed Administrative Claims

     Except as otherwise agreed by Holders of Allowed Administrative Claims, each Reorganizing Debtor on the Effective Date shall pay in full in Cash Allowed Administrative Claims against each of them respectively that, by their terms, are due and payable as of the Effective Date, including without limitation (a) amounts owed on the DIP Facility that are not paid or otherwise satisfied by other entities, at which time, except for such obligations of the Debtors that, by their terms, survive termination of the DIP Facility, the Reorganizing Debtors (and their affiliates) shall have no further obligations under the DIP Facility, (b) statutory fees, (c) Allowed Claims of Professionals and (d) the HII Indenture Trustee Expenses in an amount not to exceed $30,000. Payment shall be conditioned upon the Holders' tender of notes or other instruments that evidence their Claims or upon their compliance with such other procedures as are provided for in the Plan.

          2.   Payment of Allowed Convenience Claims

     On the Effective Date each Reorganizing Debtor shall pay in Cash in full all Allowed Convenience Claims (Class R4) against such Reorganizing Debtor conditioned upon their tender of notes or other instruments evidencing their Claims.

          3.   HII

               (a)  Organization of New HII
                    -----------------------

     As of the Effective Date, 100% of the New HII Common Stock will be owned by
(a) Holders of Allowed Class R3A Claims and (b) if the ARC exceeds $167 million in the aggregate, Holders of Allowed Class R3 Claims against the Note Group Debtors. Pursuant to the Plan, Holders of other Allowed Class R3 Claims may become holders of the New HII Common Stock after the Effective Date. The authorized capital stock of New HII shall have the rights, privileges, limitations and restrictions set forth in the Restated Certificate of Incorporation, except as such terms may be amended pursuant to the terms of this Plan and the Restructuring Transactions and as permitted under the Restated Certificate of Incorporation and applicable non-bankruptcy law. At any time before the Effective Date, New HII may choose, in its sole and absolute discretion, to change its name in accordance with applicable non-bankruptcy law.

               (b)  Assets and Liabilities of HII
                    -----------------------------

     On the Effective Date, New HII will own, among other assets, 100% of the outstanding capital stock, or ownership interests in Joy, P&H, HIHC, Inc., South Shore Corporation, South Shore Development, LLC, two non-Debtor subsidiaries (Industries Insurance, Inc., a Vermont captive insurance company, and HARE, Inc., an inactive Delaware corporation), and 100% of the outstanding common capital stock of Benefit, Inc., free and clear of liens, Claims, and encumbrances (except any liens granted to secure the Exit Financing Facility, Claims under the DIP Facility that by their terms survive termination of the DIP Facility, and obligations under the Plan). In addition, New HII will (i) issue the HII Senior Notes to purchase the Rounded Claims, (ii) borrow funds under the Exit Financing Facility, and (iii) have guarantee, letter of credit, or similar credit support obligations for certain foreign subsidiaries, as more fully described in Section VI(J) of this Disclosure Statement. Other than the foregoing liens, Claims, and obligations, it is not anticipated that New HII will have any material indebtedness on the Effective Date.

               (c)  Governance of HII
                    -----------------

     From and after the Effective Date, New HII's business will be managed by and under the direction of the New HII Board of Directors, as it may be constituted from time to time pursuant to the Restated Certificate of Incorporation, HII's New Bylaws, and applicable non-bankruptcy law. As of the Effective Date, the officers and directors of New Debtors that were not formerly Liquidating Debtors will be those persons identified on Schedule XIII(A) of the
                                                        ----------------
Exhibit Book hereto, as that list may be modified or amended.  Schedule XIII(A)
                                                               ----------------
of the Exhibit Book shall be Filed no later than ten days before the Confirmation Date.

               (d)  Exit Financing Facility
                    -----------------------

     To finance the Cash requirements to consummate this Plan and to provide HII and its affiliates with working capital on a going-forward basis, HII shall enter into the Exit Financing Facility on the Effective Date. The Exit Financing Facility shall be in an amount of not less than $400 million, and it may be secured by certain assets of HII and/or its affiliates and may be guaranteed by certain affiliates (including other Reorganizing Debtors).

               (e)  Registration of New HII Common Stock
                    ------------------------------------

     Commencing on the Effective Date, New HII shall use commercially reasonable efforts to (i) register those shares of New HII Common Stock and HII Senior Notes that are subject to registration under a Registration Rights Agreement and
(ii) list the New HII Common Stock on the New York Stock Exchange, the Nasdaq National Market, or another national stock exchange.

               (f)  Approval of New HII Stock Incentive Plan
                    ----------------------------------------

     On the Effective Date, Holders of Class R3A Claims will own the Distributable New HII Common Stock and the Holders of Class R3 Claims against the Note Group Debtors will be beneficial owners of the Note Group HII Equity Distribution (subject to adjustment as Claims are resolved). Notwithstanding the rights of the Holders of Class R3 Claims against the Note Group Debtors to the Note Group HII Equity Distribution, if Class R3A votes to accept the Plan, then New HII and the shareholders of New HII shall be deemed to have approved the Harnischfeger Industries, Inc. 2001 Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan is intended to promote the long-term growth and profitability of New HII and its subsidiaries by providing directors, officers and employees of, or to whom an offer of employment has been extended by, New HII and its subsidiaries with incentives to maximize shareholder value and otherwise contribute to the success of New HII. After the Effective Date, grants of incentive or non-qualified stock options, stock appreciation rights, either alone or in tandem with options, performance awards, or any combination of the foregoing may be made under the Stock Incentive Plan at the discretion of New HII's Board of Directors. There shall be no grants of restricted stock under the Stock Incentive Plan.

                    (i) Persons Eligible for Grants. Officers and employees of New HII and its subsidiaries and affiliates are eligible to participate in the Stock Incentive Plan. Non-employee directors of New HII are eligible to participate in the Stock Incentive Plan. The Stock Incentive Plan is designed to remain in effect for ten years.

                    (ii) Administration. The Stock Incentive Plan will be administered by the Human Resources Committee of New HII's Board of Directors (the "Human Resources Committee") which shall consist of at least three (3) members.

                    (iii) Authorized Shares. Subject to adjustments for stock
                          splits, stock dividends, or other changes in corporate structure, the Stock Incentive Plan provides that the maximum number of shares of common stock available for grant under the Stock Incentive Plan is 5,556,000 shares of New HII Common Stock, of which a maximum of 20% of such shares may be allocated to incentive stock options.

                    (iv) Term. The term of options granted under the Stock Incentive Plan may not exceed 10 years. The Human Resources Committee shall provide vesting schedules in each award agreement.

                    (v) Exercise. Unless otherwise determined by the Human Resources Committee, options under the Stock Incentive Plan will have an exercise price equal to the fair market value of the common stock on the date of grant. A participant exercising an option may pay the exercise price in cash or, if approved by the Human Resources Committee, with previously acquired shares of common stock or in a combination of cash and stock. The Human Resources Committee, in its discretion, may allow the cashless exercise of options through the use of a broker-dealer and may allow for the grant of reload options (with terms identical to those of the original options) to optionees who exercise options with payment through the previously acquired shares of stock.

                  (vi) Other Awards. A stock appreciation right permits a participant to receive cash or shares of common stock, or a combination thereof, as determined by the Human Resources Committee. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share of common stock on the date of exercise over the stock appreciation right exercise price, multiplied by the number of shares with respect to which the stock appreciation right is exercised. Performance units may be granted subject to performance goals and/or service-based restrictions, and will be payable in cash or shares of common stock or a combination as determined by the Human Resources Committee. Dividend and interest equivalents with respect to awards and other awards based on the value of common stock may also be granted.

                  (vii) Transferability of Options and Stock Appreciation Rights. Options and stock appreciation rights are nontransferable other than by will or the laws of descent and distribution or, at the discretion of the Human Resources Committee, pursuant to a written beneficiary designation and, in the case of a non-qualified option, pursuant to a gift to members of the holder's immediate family. The gift may be made directly or indirectly or by means of a trust or partnership or limited liability company and, during the participant's lifetime, may be exercised only by the participant, any such permitted transferee or a guardian, legal representative or beneficiary.

                  (viii) Change in Control. The Human Resources Committee may provide in the terms of any grant that, in the event of a change in control, any option or stock appreciation right that is not then exercisable and vested will become fully exercisable and vested and performance units will be deemed earned. Change in control means generally (1) the acquisition by a person of an amount of common stock representing a percentage no less than 20% of outstanding common stock or voting securities of New HII; (2) a change in the majority of the members of New HII's Board of Directors, unless approved by the incumbent directors;
                          (3) the consummation of certain mergers or other business combinations, or certain sales of all or substantially all assets, unless after such a transaction, New HII shareholders prior to such transaction own more than 50% of the resulting entity, members of New HII's Board of Directors before the transaction constitute a majority of New HII's Board of Directors of the resulting entity, and no person owns a percentage no less than 20% or more of the outstanding common stock or voting securities; or (4) approval by New HII's stockholders of a liquidation, dissolution or sale of substantially all assets. In addition, the Human Resources Committee may provide an optionee with the right, whether or not an option is fully exercisable and in lieu of the payment of the option price for the shares of New HII common stock being purchased under the option, to elect to surrender all or part of the option to New HII and receive cash, within 30 days of such election, in an amount equal to the spread between the change in control price per share of New HII common stock (which is based on the higher of (i) the highest reported sales price per share of New HII common stock reported on any national exchange on which New HII shares are listed during the 60-day period prior to or including the date of a change of control of New HII or (ii) the highest price per share of New HII common stock paid in any tender or exchange offer or other transaction involving a change of control of New HII) and the exercise price multiplied by the number of shares of common stock granted under such optionee's option.

         (ix) Amendments and Termination. New HII's Board of Directors may at any time amend or terminate the Stock Incentive Plan and may amend the terms of any outstanding option or other award, except that no termination or amendment may impair the rights of participants as they relate to outstanding options or awards. No such amendment to the Stock Incentive Plan may be made without the approval of New HII's stockholders to the extent such approval is required by law or by applicable stock exchange rules. In the event an award is granted to an individual who is employed outside the United States and who is not compensated from a payroll maintained in the United States, the Human Resources Committee may, in its sole discretion, modify the provisions of the Stock Incentive Plan as they pertain to such individual to comply with applicable foreign law.

               (g)  HII Prepetition Notes and the HII Indenture
                    -------------------------------------------

     As of the Effective Date, the HII Prepetition Notes and the HII Indenture and all other documents executed or delivered in connection with the aforesaid documents shall be of no further force or effect, other than, with respect to the HII Prepetition Notes, to entitle the holders of the HII Prepetition Notes to the distributions described herein. As set forth in Section XIV(F), the HII Prepetition Notes must be presented for cancellation to the HII Indenture Trustee in order to receive the distributions described herein.

          4.   Note Group Debtors

               (a)  Organization of Note Group Debtors
                    ----------------------------------

     As of the Effective Date, 100% of the capital stock of each New Note Group Debtor will be owned by the same entity that owned such Note Group Debtor immediately before the Effective Date, free and clear of all liens, Claims, and encumbrances (except for any liens granted to secure the Exit Financing Facility) except that all of the issued shares of capital stock of New Peabody& Wind and New American Longwall, Inc. shall be issued on the Effective Date to New Joy. The authorized capital stock of the New Note Group Debtors shall be in such amount and have the rights, privileges, limitations and restrictions set forth in their existing certificates of incorporation (or other constitutive documents, as applicable) , except as such terms may be amended pursuant to the terms of this Plan and the Restructuring Transactions and permitted under their respective constitutive documents and applicable non-bankruptcy law.

               (b)  Assets and Liabilities of Note Group Debtors
                    --------------------------------------------

     On the Effective Date, the New Note Group Debtors will own, among other things, their own operating assets and 100% of the capital stock or ownership interests of the entities that such New Note Group Debtor owned before the Effective Date, free and clear of all liens, Claims and encumbrances (except for liens granted to secure the Exit Financing Facility, obligations under the DIP Facility that by their terms survive termination of that facility, and obligations specifically provided for in this Plan), provided that, if any
                                                     -------- ----
Allowed Claims against a Stock Group Debtor exceed the value of its assets, all of any New Note Group Debtor's ownership in any Stock Group Debtor will be canceled as of the Effective Date and such Holders of such Claims shall receive a Pro Rata Share of the stock of such Stock Group Debtor. In addition, because New HII is purchasing the Rounded Claims, the Note Group Debtors will be indebted to New HII, which indebtedness will be treated as intercompany claims after the Effective Date.

               (c)  Governance of Note Group Debtors
                    --------------------------------

     From and after the Effective Date, the New Note Group Debtors' businesses will be managed by and under the direction of their respective boards of directors, as they may be constituted from time to time pursuant to their certificates of incorporation (or other constituent documents, as applicable), their bylaws, and applicable non-bankruptcy law. The officers and directors of the New Note Group Debtors will be those individuals listed on Schedule XIII(A)
                                                               ----------------
of the Exhibit Book, as such Schedules may be modified or amended.  Schedule
                                                                    --------
XIII(A) of the Exhibit Book shall be Filed  no later than ten days before the
-------
Confirmation Date.

          5.    Stock Group Debtors

                (a) Organization of Stock Group Debtors
                    -----------------------------------

     As of the Effective Date, 100% of the capital stock of or other equity interest each of the Stock Group Debtors will be owned by the holders of the respective Allowed Class R3 Claims against each of them. If there are no Allowed Class R3 Claims against a Stock Group Debtor, such stock or other equity interest shall be retained by the same entity that owned such stock, before the Effective Date. The authorized capital stock of each of the Stock Group Debtors shall have the par value and other rights, privileges, limitations and restrictions set forth in their respective certificates of incorporation (or similar constitutive documents, as applicable), except as such terms may be amended pursuant to the terms of the Plan and the Restructuring Transactions and permitted under their respective constitutive documents and applicable non-bankruptcy law.

               (b)  Assets and liabilities of the Stock Group Debtors
                    -------------------------------------------------

     On the Effective Date, each Stock Group Debtor will own its own operating assets and (to the extent it owned any equity interests in other companies immediately prior to the Effective Date) equity interests in other entities, free and clear of liens, Claims, and encumbrances (except for any Claims under the DIP Facility that by their terms survive termination of the facility and obligations under the Plan); provided, however, that all of Ecolaire, Inc.'s
                             --------  -------
ownership in Peabody & Wind Engineering Corp. shall be canceled in exchange for Joy's contribution to Ecolaire's capital of Joy's Claim of approximately $24.5 million against Ecolaire, Inc. Other than for obligations under the DIP Facility, it is not anticipated that any of the Stock Group Debtors will have any material indebtedness on the Effective Date.

               (c)  Governance of Stock Group Debtors
                    ---------------------------------

     From and after the Effective Date, the Stock Group Debtors' businesses will be managed by and under the direction of their respective boards of directors, as they may be constituted from time to time pursuant to their respective constitutive documents, bylaws, and applicable non-bankruptcy law. At the Effective Date, the directors and officers of the Stock Group Debtors will be those persons listed on Schedule XIII(A) of the Exhibit Book, as such
                           ----------------
Schedules may be modified or amended. Schedule XIII(A) of the Exhibit Book shall
                                      ----------------
be Filed no later than ten days before the Confirmation Date.

     C.   Implementation of the Liquidating Subplans

     Each of the transactions required to implement the Plan with respect to the Liquidating Debtors shall be implemented in accordance with Section VII of the Plan. The description in this Section of the organizational and ownership structures, governance and assets and liabilities of the entities to be liquidated under the Plan assumes that the transactions required to implement the Plan have been completed.

          1.   Organization of Liquidating Debtors

     On the Effective Date, all of the capital stock of Beloit issued before the Effective Date will be deemed canceled and of no further force and effect, and all Class L6A Equity Interests in Beloit will be deemed extinguished without any further corporate action. On the Effective Date, each existing member of Beloit's board of directors will resign or be deemed to have been terminated.
On the Effective Date, Beloit shall be deemed to transfer to the Liquidating Trust all of its right, title and interest (1) in all of its assets and (2) in, and the Liquidating Trust will assume all of Beloit's obligations under, the Jay Alix Contract, if Beloit and JA&A enter into the Jay Alix Contract. The capital stock or other ownership interests issued by each of Beloit's Debtor and non-Debtor subsidiaries will continue to be issued and outstanding in the same amounts and held by the same parties as immediately before the Effective Date.

          2.   Assets and Liabilities

     Each Liquidating Debtor other than Beloit shall retain the same assets as it held immediately before the Effective Date, which shall be deemed revested in each of them upon the occurrence of the Effective Date pursuant to section 1141(b) of the Bankruptcy Code, including any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral), and the Liquidating Debtors and the Plan Administrator are authorized to take all necessary actions to preserve such privileges. In connection with the transfer of Beloit's assets to the Liquidating Trust, including rights and causes of action, any attorney-client privilege, work product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) or otherwise belonging to Beloit shall, on the Effective Date, be deemed to transfer to the Liquidating Trust and the Plan Administrator and its representatives. Beloit and the Plan Administrator are authorized to take all necessary actions to effectuate the transfer of such privileges. Pursuant to section 1141(d)(3) of the Bankruptcy Code, no Claims against any Liquidating Debtor shall be discharged under the Plan, but those Claims shall be paid only as provided in and pursuant to the terms of the Plan.

          3.   Governance of Liquidating Debtors

     On the Effective Date, Beloit and the Liquidating Trust shall be deemed to have executed the Plan Administrator Agreement among them and the Plan Administrator. As more specifically set forth in the Plan Administrator Agreement, the Plan Administrator shall not be authorized to operate any businesses of Beloit or its subsidiaries except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Liquidating Trust, and its responsibility shall be to liquidate the assets of Beloit and each of its subsidiaries and to distribute those assets pursuant to the terms of the Plan and the Plan Administrator Agreement. The Plan Administrator shall not be authorized to modify the terms of the Plan Administrator Agreement on behalf of Beloit or the Liquidating Trust in any respect that is adverse to the interests of Beloit, its subsidiaries, the Liquidating Trust, or any Holder of Claims against any of them except upon prior order of the Bankruptcy Court after notice to parties in interest. On the Effective Date, compliance with the provisions of the Plan with respect to the Liquidating Debtor shall become the general responsibility of the Plan Administrator, which shall be appointed as estate representative for each Liquidating Debtor pursuant to the Plan Administrator Agreement and the Plan. As of the Effective Date, the officers and directors of the Liquidating Debtors other than Beloit will be those persons identified on Schedule XIII(B) of the Exhibit Book, as may be modified or
              ----------------
amended.  Schedule XIII(B) of the Exhibit Book shall be Filed no later than ten
          ----------------
days before the Confirmation Date. The Plan Administrator shall be authorized to elect or retain officers and directors for the Liquidating Debtors after the Effective Date to the extent provided in the Plan Administrator Agreement.

          4.   Funding expenses of the Liquidating Debtors

     Notwithstanding anything contained in the Plan to the contrary, the Post-Confirmation Assets of the Liquidating Debtors (or, in the case of Beloit, the Liquidating Trust) shall be available first to satisfy the obligations relating to the fees, costs and expenses of (i) the Plan Administrator (including the reasonable fees and expenses of the Plan Administrator's counsel), (ii) JA&A if Beloit and JA&A enter into the Jay Alix Agreement pursuant to Section V(C)(12) of the Disclosure Statement, and (iii) the post Effective Date Liquidating Debtors' counsel and the post Effective Date reasonable expenses of the Advisory Committee but not fees for the Advisory Committee, any of its members, or for any consultant or counsel retained by the Advisory Committee or by any of the Advisory Committee's members; provided, however, that (A) payment of the fees,
                              --------  -------
costs, and expenses specified in subparagraphs (i), (ii) and (iii) above shall only take place after satisfaction of all Allowed Administrative Claims (regardless of whether such Administrative Claims became allowed before or after the Confirmation Date) and (B) such Plan Administrator fees, costs and expenses shall not be payable from (i) the EPA Holdback, (ii) the Post-Petition Accommodations Holdback, or (iii) the Disputed Administrative Claim Cash Reserve. The Disputed Administrative Claim Cash Reserve shall include estimates for Beloit's professionals' fees and expenses incurred before the Effective Date. Each Liquidating Debtor (or, in the case of Beloit, the Liquidating Trust) shall finance the liquidation of their assets and payment of claims from Cash on hand on the Effective Date and from proceeds received thereafter from the liquidation of assets. Beloit shall have no obligation to provide any funding with respect to the Liquidating Trust after Beloit's assets are deemed transferred to the Liquidating Trust.

          5.   Corporate Action

     On the Effective Date (or as promptly thereafter as practicable), the Plan Administrator shall cause the Liquidating Trust to vote Beloit's equity interests in each of the Debtor subsidiaries so as to cause each Debtor subsidiary to restate such subsidiary's certificate of incorporation or similar charter documents such that the restated charter document, together with any amendments thereto, shall provide, among other things, that: (a) the issuance of non-voting equity securities shall be prohibited in compliance with the requirements of section 1123(a)(6) of the Bankruptcy Code and (b) no distributions shall be made on account of any Class L6 Equity Interest in a Liquidating Debtor subsidiary unless and until, with respect to such subsidiary, all Claims against such Liquidating Debtor subsidiary have been disallowed pursuant to a Final Order or have been paid in full as provided for in such Liquidating Debtor's subsidiary's Subplan. On the Effective Date (or as promptly thereafter as practicable), the Plan Administrator shall cause the following events to occur: (c) it shall cause the Liquidating Trust on behalf of Beloit and Beloit's subsidiaries to terminate their participation in the Qualified Pension Plans and the Qualified Savings Plans, (d) it shall reserve the Liquidating Estate Claim Holdback, (e) it shall commence reasonable efforts to cause Beloit to dissolve or otherwise terminate its existence, (f) it shall cause the board of directors of each of the direct and indirect subsidiaries of Beloit to adopt bylaws that are consistent with the Plan and the Plan Administrator Agreement, (g) it shall make the deposits for the EPA Holdback and the Post-Petition Accommodations Holdback, and (h) it shall take such other actions as are necessary and appropriate to cause the Liquidating Trust and Beloit's subsidiaries to take the other actions described herein.

          6.   Payment of Allowed Administrative Claims

     Except as otherwise agreed by Holders of Allowed Administrative Claims, each Liquidating Debtor (or in the case of Beloit, the Liquidating Trust) on the Initial Payment Date shall pay in full in Cash all Allowed Administrative Claims against each of them respectively that, by their terms, are due and payable as of the Effective Date, including without limitation (a) amounts, if any, owed on the DIP Facility that are not paid or otherwise satisfied by other entities, at which time, except for such obligations of the Debtors that, by their terms, survive termination of the DIP Facility, and thereafter the Liquidating Debtors (and their affiliates) shall have no further obligations under the DIP Facility,
(b) statutory fees, and (c) Allowed Claims of Professionals (subject to the Committee Settlement Agreement, if any) pursuant to the procedures set forth in the Confirmation Order. Payment shall be conditioned upon the Holders' tender of notes or other instruments that evidence their Claims or upon their compliance with such other procedures as provided in the Plan.

          7.   Payment of Allowed Convenience Claims

     On the Initial Payment Date each Liquidating Debtor (or in the case of Beloit, the Liquidating Trust) shall pay in cash in full all Allowed Convenience Claims (Class L4) against such Liquidating Debtor conditioned upon their tender of notes or other instruments evidencing their Claims or such other procedures as are provided for in the Plan.

          8.   Powers of the Plan Administrator

               (a) Except as directed by the Advisory Committee pursuant to the Plan Administrator Agreement, the powers of the Plan Administrator on behalf of the Liquidating Trust shall, without any further Bankruptcy Court approval (except as otherwise specifically described herein), include (i) the power to invest funds in, and withdraw, make distributions and pay taxes and other obligations owed by each Liquidating Debtor from funds, held by the Plan Administrator and/or the Liquidating Debtor in accordance with the Plan, (ii) subject to approval of the Bankruptcy Court as to the payment of fees to professional persons and the timing therefor, the power to compensate and engage employees and professional persons to assist the Plan Administrator with respect to its responsibilities, (iii) the power to institute, prosecute, defend, compromise and settle claims and causes of action on behalf of or against the Liquidating Debtor, (iv) the power to take all steps and execute all instruments and documents necessary to effectuate the Plan, (v) liquidating the Post-Confirmation Estate Assets and providing for the distribution of the net proceeds thereof in accordance with the provisions of the Plan and the Plan Administrator Agreement and (vi) such other powers as may be vested in or assumed by the Plan Administrator pursuant to the Plan, Bankruptcy Court order, the Plan Administrator Agreement or as may be necessary and proper to carry out the provisions of the Plan.

               (b) Except as directed by the Advisory Committee pursuant to the Plan Administrator Agreement, the Plan Administrator shall, as a representative of each Liquidating Debtor's estate (and of the Liquidating Trust), litigate any causes of action and rights to payment on claims that belonged to any Liquidating Debtor before the Effective Date, that may be pending on the Confirmation Date or that are instituted by the Liquidating Debtors (or the Liquidating Trust) thereafter, to a Final Order, and the Plan Administrator may compromise and settle such claims, without approval of the

                  Bankruptcy Court. The liquidation of the Liquidating Debtors and the Post-Confirmation Estate Assets may be accomplished either through the prosecution, compromise and settlement, abandonment or dismissal of any or all claims, rights or causes of action, or otherwise. Except as directed by the Advisory Committee pursuant to the Plan Administrator Agreement, the Plan Administrator shall have the absolute right to pursue or not to pursue any and all claims, rights, or causes of action, as it determines is in the best interests of the holders of Allowed Claims against each Liquidating Debtor, and shall have no liability for the outcome of its decision. The Plan Administrator may incur any reasonable and necessary expenses in liquidating and converting the Post-Confirmation Estate Assets to cash. The Plan Administrator may purchase any insurance the Plan Administrator reasonably deems necessary or appropriate. See also "C. Governance of Liquidating Debtors."

            (c) Except as directed by the Advisory Committee pursuant to the Plan Administrator Agreement, the Plan Administrator shall have the power (i) to prosecute for the benefit of the holders of Allowed Claims against each Liquidating Debtor all claims, rights and causes of action of the Liquidating Debtor or the Liquidating Trust (whether such suits are brought in the name of the Post-Confirmation Estate, the Liquidating Debtor, or otherwise), and (ii) to otherwise perform the functions and take the actions provided for or permitted herein or in any other agreement executed by the Plan Administrator pursuant to the Plan and the Plan Supplement. Any and all proceeds generated from such claims, rights, and causes of action shall be the property of the related Liquidating Debtor (or in the case of Beloit, the Liquidating Trust). Notwithstanding anything herein to the contrary, the Plan Administrator may not commence or prosecute any claims against any current or former officers and directors of any Debtor, except where recourse is limited solely to Available Directors and Officers Insurance. See also "3. Governance of Liquidating Debtors."

        9.  Termination of Plan Administrator

     The duties, responsibilities and powers of the Plan Administrator shall terminate in accordance with the terms of the Plan Administrator Agreement.

          10.  Exculpation

     From and after the Effective Date, the Plan Administrator, the Liquidating Trust's employees and each of their professionals and representatives and each member of the Advisory Committee shall be exculpated and held harmless by each Liquidating Debtor, the Liquidating Trust and by all Persons and entities, including, without limitation, Holders of Claims and other parties in interest, from any and all claims, causes of action and other assertions of liability arising out of the discharge of the powers and duties conferred upon the Plan Administrator or the Advisory Committee by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of gross negligence, recklessness, breach of fiduciary duty, fraud, or wilful misconduct of such Plan Administrator or employee of the Liquidating Trust or Advisory Committee Member. No Holder of a Claim or other party in interest will have or pursue any claim or cause of action against the Plan Administrator, the Liquidating Trust, or the employees, professionals, or representatives of either the Plan Administrator or the Liquidating Trust or against any member of the Advisory Committee for making payments in accordance with the Plan or for implementing the provisions of the Plan (except only to the extent due to the gross negligence, breach of fiduciary duty, fraud, or wilful misconduct of the Plan Administrator or Advisory Committee member, respectively).

          11. Indemnification of the Plan Administrator and Advisory Committee Members

     The Liquidating Trust shall indemnify, defend and hold harmless the Plan Administrator, the Plan Administrator's and the Liquidating Trust's employees and any of their professionals or representatives and each member of the Advisory Committee from and against any and all claims, causes of action, liabilities, obligations, losses, damages or expenses (including reasonable attorneys' fees) (other than only to the extent due to their own respective gross negligence, recklessness, breach of fiduciary duty, or fraud, wilful misconduct after the Effective Date) to the fullest extent permitted by applicable law in connection with their capacity as Plan Administrator or Advisory Committee member (including acting as trustee for the Liquidating Trust and/or as employees or professionals or representatives of the Liquidating Trust) or in connection with any matter arising out of or related to the Plan Administrator Agreement or the affairs of the Liquidating Trust.

          12.  Description of the Plan Administrator and the Advisory Committee

     The Plan Administrator shall be BDO Seidman, LLP, or such other person or entity identified by the Beloit Committee no later than ten days before the Confirmation Date as the Plan Administrator in an appropriate pleading Filed with the Bankruptcy Court. A description of the Plan Administrator's background is set forth on Exhibit V(C)(12) of the Exhibit Book. The compensation for the
                ----------------
Plan Administrator shall be reasonable compensation based on hourly rates normally charged by such entity that is approved by the Bankruptcy Court or such other reasonable compensation as to which the Plan Administrator and the Advisory Committee may agree pursuant to the Plan Administrator Agreement.

     Before the Confirmation Date, Beloit and JA&A may enter into the Jay Alix Contract with the consent and approval of the Beloit Committee, which will provide for compensation for JA&A as specified therein. There is no certainty that Beloit and JA&A will enter into the Jay Alix Contract before the Confirmation Date. If they do not do so, then the Liquidating Trust will acquire no rights or obligations with respect to the Jay Alix Contract, and the tasks to be performed after the Effective Date by JA&A pursuant to the Jay Alix Contract will be performed instead by the Plan Administrator or its designees. To the extent that JA&A performs duties otherwise ascribed to the Plan Administrator pursuant to the Jay Alix Contract, JA&A shall be entitled to the same powers, exculpation and indemnification described in Section V(C)(8), (10) and (11) herein and as included in the Jay Alix Contract. Generally, and as more specifically provided in the Plan Administrator Agreement, the Plan Administrator shall be authorized to act unless it is otherwise directed by the Advisory Committee. As of the Effective Date, the Advisory Committee shall consist of the members of the Beloit Committee that are ready willing and able to serve on the Advisory Committee ("Beloit Representatives") and of a representative of the Reorganizing Debtors ("HII Representative"). Thereafter, determination of the identity of the Beloit Representatives and of the HII Representative on the Advisory Committee shall be made as provided in the by-laws for the Advisory Committee, provided that only New HII shall be authorized
                                 -------- ----
to remove or replace the HII Representative or to fill any vacancy on the Advisory Committee arising from the resignation, death, removal or disqualification of the HII Representative. The rights, duties, and obligations of the Advisory Committee shall be as provided in the Plan and the Plan Administrator Agreement.

          13.  Special Provisions Related to Liquidating Trust

               (a)  Purpose of the Liquidating Trust.
                    --------------------------------

     The Liquidating Trust shall be established for the primary purpose of liquidating the assets of Beloit, in accordance with Treasury Regulation Section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Liquidating Trust. It is not anticipated that Beloit or the Liquidating Trust will incur any United States federal income tax liability from the transfer of Beloit's assets to the Liquidating Trust.

               (b)  Transfer of Assets.
                    ------------------

                    (i) The transfer of Beloit's assets and rights, obligations and causes of action to the Liquidating Trust shall be made, as provided herein, for the benefit of the holders of Allowed Class L3 Claims subject to the payment of Administrative Expenses, Allowed Priority Tax Claims and Class L4

                         Claims. Distributions shall be made to holders only to the extent such holders are entitled to distributions under the Plan. In this regard, in full and complete satisfaction of Allowed Class L3 Claims, Beloit's assets will be transferred to the Liquidating Trust for the benefit of holders of Allowed Class L3 Claims in accordance with the Plan. Upon the transfer of Beloit's assets, Beloit shall have no further interest in or with respect to its assets or the Liquidating Trust.

                    (ii) For all federal income tax purposes, all parties
                         (including, without limitation, Beloit, the Plan Administrator and the beneficiaries of the Liquidating Trust) shall treat the transfer of assets to the Liquidating Trust, in accordance with the terms of the Plan, as a transfer by Beloit to the holders of Allowed Class L3 Claims, followed by a transfer by such holders to the Liquidating Trust, and the beneficiaries of the Liquidating Trust shall be treated as the grantors and owners thereof.

               (c)  Valuation of Assets.
                    -------------------

     As soon as possible after the Effective Date, the Liquidating Trust shall value its assets, and the Liquidating Trust shall apprise, in writing, the beneficiaries of the Liquidating Trust of such valuation (subject to the liabilities provided in the Plan Administrator Agreement and in the Plan). The valuation shall be used consistently by all parties (including Beloit, the Plan Administrator and the beneficiaries of the Liquidating Trust) for all federal income tax purposes.

               (d)  Investment Powers.
                    -----------------

     The right and power of the Plan Administrator to invest assets transferred to the Liquidating Trust, the proceeds thereof, or any income earned by the Liquidating Trust, shall be limited to the right and power to invest such assets (pending periodic distributions in accordance with the Plan) in cash and equivalents; provided, however, that (a) the scope of any such permissible
             --------  -------
investments shall be limited to include only those investments, or shall be expanded to include any additional investments, as the case may be, that a liquidating trust, within the meaning of Treasury Regulation Section 301.7701-4(d) may be permitted to hold, pursuant to the Treasury Regulations, or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise, and (b) the Plan Administrator may expend the assets of the Liquidating Trust (i) as reasonably necessary to meet contingent liabilities and to maintain the value of the assets in the Liquidating Trust during liquidation, (ii) to pay any and all expenses of administering the Liquidating Trust (including, but not limited to, any taxes imposed on the Liquidating Trust or fees, costs and expenses in connection with litigation), and (iii) to satisfy other liabilities incurred or assumed by the Liquidating Trust (or to which the assets of the Liquidating Trust are otherwise subject) in accordance with the Plan or the Plan Administrator Agreement; provided, however, that in no event
                                          --------  -------
shall the Plan Administrator use any funds reserved as the Post-Petition Accommodations Holdback, the EPA Holdback or otherwise held back relating to Disputed Administrative Claims.

               (e)  Reporting Duties
                    ----------------

                    (i)  Federal Income Tax: Subject to definitive guidance from
                         ------------------
                         the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Plan Administrator of a private letter ruling if the Plan Administrator so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Plan Administrator), the Plan Administrator shall file returns for the Liquidating Trust as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a). Subject to the previous sentence, the Plan Administrator shall also annually send to each beneficiary of the Liquidating Trust a separate statement setting forth the holder's share of items of income, gain, loss, deduction or credit and will instruct all such beneficiaries to report such items on their federal income tax returns.

                    (ii) Allocations of Liquidating Trust Taxable Income:
                         -----------------------------------------------

                         (i) Allocations of the Liquidating Trust's taxable income shall be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described herein) if, immediately prior to such deemed distribution, the Liquidating Trust had distributed all of its other assets (valued for this purpose at their tax book value) to the beneficiaries of the Liquidating Trust (treating any Holder of a Disputed Claim, for this purpose, as a current beneficiary of the Liquidating Trust entitled to distributions), taking into account all prior and concurrent distributions from the Liquidating Trust (including all distributions held in reserve pending the resolution of Disputed Claims).

                         (ii) Taxable loss of the Liquidating Trust will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining assets of the Liquidating Trust. The tax book value of the assets of the Liquidating Trust for this purpose shall equal their fair market value on the Effective Date or, if later, the date such assets were acquired by the Liquidating Trust, adjusted in either case in accordance with tax accounting principles prescribed by the IRC, the regulations and other applicable administrative and judicial authorities and pronouncements.

                  (iii)  Other.
                         -----

     The Plan Administrator shall file (or cause to be filed) any other statements, returns or disclosures relating to the Liquidating Trust that are required by any governmental unit.

            (f)   Plan Administrator Agreement.
                  ----------------------------

     On the Effective Date, the Liquidating Trust will be established and become effective for the benefit of the holders of Administrative Expense Claims, Tax Claims, and Allowed Claims in Classes L3 and L4, as their interests may appear. The form of Plan Administrator Agreement shall be filed with the Court before the Confirmation Date and shall contain provisions customary to trust agreements utilized in comparable circumstances, including, but not limited to, any and all provisions necessary to ensure the continued treatment of the Liquidating Trust as a grantor trust and the holders of Allowed Claims as the grantors and owners thereof for federal income tax purposes. All parties (including Beloit, the Plan Administrator and holders of Claims in Classes L3 and L4) shall execute any documents or other instruments as necessary to cause title to the applicable assets to be transferred to the Liquidating Trust.

            (g)   Termination.
                  -----------

     The Liquidating Trust will terminate no later than the fifth (5th) anniversary of the Effective Date; provided, however, that, on or before the
                                   --------  -------
date six (6) months before such termination, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Liquidating Trust for a finite period, if such extension is necessary to the liquidation of the Liquidating Trust's assets. Notwithstanding the foregoing, multiple extensions can be obtained so long as Bankruptcy Court approval is obtained at least six
(6) months before the expiration of each extended term; provided, however, that
                                                        --------  -------
the Plan Administrator receives an opinion of counsel or a favorable ruling from the IRS that any further extension would not adversely affect the status of the Liquidating Trust as a grantor trust for federal income tax purposes.

          14.  Collections of Accounts Receivable

     On August 14, 2000, the Bankruptcy Court entered the Order Authorizing the Employment and Retention of Central Collections Corporation ("CCC") as Collections Agent for Beloit Corporation. Under this Order, Beloit was authorized to retain Central Collections Corporation to act as collection agent to undertake an accounts receivable recovery program and collect unpaid receivables on Beloit's behalf. After the Effective Date, CCC will continue to act as collection agent on behalf of the Liquidating Debtors, provided that
                                                              -------- ----
nothing in the Plan shall limit the power of the Plan Administrator to remove CCC as collection agent in accordance with and subject to the terms of CCC's contract with Beloit and to replace CCC with another collection agent.

          15.  Servicing of Workers Compensation Program

     On June 7, 2000, the Bankruptcy Court entered Order Authorizing Beloit Corporation to Enter Into the Service Agreement Relating to Workers Compensation. Under this Order, and Employers Insurance of Wausau, a Mutual Company ("Wausau") is authorized to furnish claims services to Beloit in connection with Beloit's obligations under the workers' compensation laws of the state or federal jurisdictions in which Beloit has qualified as a self insurer. After the Effective Date, Wausau will continue to service such claims on Beloit's behalf, provided that nothing in the Plan shall limit the power of the
                 -------- ----
Plan Administrator to remove Wausau as servicer in accordance with and subject to the terms of Wausau's contract with Beloit and to replace Wausau with another servicer.

     D.   Summary of the Committee Settlement Agreement

     Subject to certain conditions and termination rights (which were not exercised), the Beloit Committee and the Harnischfeger Creditors Committee on September 21, 2000, reached agreement on the Committee Settlement Agreement that provides for the settlement of many intercompany and intercreditor issues existing between the Reorganizing Debtors (against which the Harnischfeger Creditors Committee's constituency has Claims) and the Liquidating Debtors (against which the Beloit Committee's constituency has Claims). The Committee Settlement Agreement has been incorporated by reference into the Plan and is subject to Bankruptcy Court approval under Bankruptcy Rule 9019 as a settlement of potential Claims and causes of action that may exist between the estates of the Reorganizing Debtors and the Liquidating Debtors. The full text of the Committee Settlement Agreement and all of its terms and conditions can be found by examining Exhibit II of the Exhibit Book, and all creditors of the
             ----------
Reorganizing Debtors and the Liquidating Debtors are urged to carefully review that exhibit for all of the terms of the settlement.

     The intercompany and intercreditor relationships that are affected by the Committee Settlement Agreement are summarized in Section III(B)(7) herein.

     The Committee Settlement Agreement resulted from a factual and legal examination and investigation by the Beloit Committee and the Harnischfeger Creditors Committee (to the extent that each such Committee thought appropriate and with the assistance of those Committees' legal and financial advisors) of potential intercompany and intercreditor issues that exist between the Reorganizing Debtors and the Liquidating Debtors, including, inter alia, the prepetition intercompany claims between and among those estates, certain potential administrative claims that might exist, potential substantive consolidation issues, certain tax and pension issues, and the issue of the potential indemnity claims that might be faced by the Reorganizing Debtors if the Liquidating Debtors did not limit the potential sources of recovery they might seek to tap if the Liquidating Debtors chose to pursue claims, if any, against certain officers and directors. For more information about some of the potential intercompany claims that exist, see Section III(B)(7) herein. The Beloit Committee and the Harnischfeger Creditors Committee on behalf of their differing constituencies negotiated the Committee Settlement Agreement taking into account their respective view of the merits of these issues, the expense and delay that might be attendant to these issues not being settled, and each of those Committees' respective views of the best interests of the differing creditor constituencies that they represent. The negotiation of the Committee Settlement Agreement was done over a four month period, was done at arms length and was vigorously debated. Both the Beloit Committee and the Harnischfeger Creditors Committee support approval of the Committee Settlement Agreement. At the conclusion of that negotiation, each Committee decided that it was better to settle the following issues under the following terms, rather than litigate these issues (which issues and terms are summarized and paraphrased)/43/:

          1.   Prepetition Intercompany Claims

      Except for certain claims described on Schedule 1 to the Committee Settlement Agreement, the prepetition intercompany claims of the Reorganizing Debtors against the Liquidating Debtors and the Liquidating Debtors against the Reorganizing Debtors shall not receive any distributions under the Plan or any Subplan, either because those claims will be subordinated to other creditor claims or because those claims will be waived and released. These claims are listed on Schedule III(B)(7)(b), Schedule III(B)(7)(c) and Schedule
          ---------------------  ---------------------     --------
III(B)(7)(k).
------------

     The most significant prepetition claims waived under this section of the Committee Settlement Agreement are:

     . HII's agreement to receive no distribution on account of its $780 million prepetition claim against Beloit: If HII did not agree to receive no distribution on account of its $780 million claim against Beloit, then HII would hold approximately two-thirds of the prepetition claims against Beloit and distributions to other Beloit creditors would be reduced by two-thirds. Using the Liquidating

________________________

/43/    What follows is merely a summary of the most significant terms of the
Committee Settlement Agreement and is subject to the actual terms of that agreement which each Creditor is urged to carefully review.

          Debtors Recovery Analysis as the estimated total recovery to all Beloit unsecured creditors, if HII's $780 million prepetition claim against Beloit were Allowed and not waived under the Committee Settlement Agreement, then HII would receive between $22.26 million and $55.6 million from the Beloit estate.

     . Beloit's agreement to receive no distribution from P&H on account of Beloit's $9.5 million prepetition claim against P&H: Beloit's claim against P&H would be treated as all other claims against Note Group Debtors. Thus, if Beloit's claim against P&H were Allowed and not waived under the Committee Settlement Agreement, then Beloit would receive $9.5 million (or its equivalent) from P&H.

     . Benefit's (a Reorganizing Debtor) agreement to receive no distribution from BWRC, Inc. (a Liquidating Debtor) on account of Benefit's $6.5 million prepetition claim against BWRC, Inc.: The estimated gross value of the assets of BWRC is over $6.5 million. Thus, if Benefit's $6.5 million claim were Allowed against BWRC and not waived under the Committee Settlement Agreement, then Benefit would receive $6.5 million from BWRC.

          2. Administrative Claims; Professional Fees and Expenses; Management Fees

     The Reorganizing Debtors shall pay one-half of the allowed post-petition fees and expenses of Professionals retained by the Debtors and/or the Beloit Committee and the Harnischfeger Creditors Committee incurred from the Petition Date until the latest Effective Date of any of the Subplans that are attributable to the administration, operation, liquidation and/or divestiture of the assets of the Liquidating Debtors or any of their foreign subsidiaries (the "Shared Fees"), provided that (i) the Reorganizing Debtors' obligation in this
                -------- ----
regard will be capped at $12.5 million and (ii) the Reorganizing Debtors shall receive 50% of all distributions from Beloit after the general unsecured class of creditors of Beloit receive distributions equaling 21% of the Allowed Claims in such class until the Reorganizing Debtors are reimbursed $6.25 million of such Shared Fees that they paid on the Liquidating Debtors' behalf. The Beloit Committee and the Harnischfeger Creditors Committee shall each retain their rights to object to the classification of any fees and expenses as Shared Fees, including, without limitation, the fees and expenses of PricewaterhouseCoopers LLP, and to object to the allowance of any professional fees and expenses in whole or in part, including, without limitation, the final application of PricewaterhouseCoopers Securities LLC. Up to $8 million in post-petition management fees that had either been collected by HII from Beloit or which might be sought from Beloit by HII as an Administrative Claim shall be waived or reimbursed, as the case may be, from HII to Beloit. Any other Allowed Administrative Claims of the Reorganizing Debtors against the Liquidating Debtors shall be paid by the Liquidating Debtors to the Reorganizing Debtors under their respective Subplans, subject to the Beloit Committee's right to object to the allowance of any such administrative claims.

     This portion of the Committee Settlement Agreement is fair because the sale of Beloit relieved HII of certain letter of credit and credit support obligations.

          3.   Potential Director and Officer Claims

     The Liquidating Debtors and the Beloit Committee shall not assert, and shall waive and release, claims, if any, they may have against any of the directors of the Reorganizing Debtors, except to the extent such person also served as an officer and director of the Liquidating Debtors or is a Former Inside HII Director. To the extent that the Liquidating Debtors assert claims, if any, that they may have against (i) any current or former director or officer of any of the Liquidating Debtors arising out of or connected with such person's role as a director or officer of the Liquidating Debtors and (ii) any Former Inside HII Director, the Liquidating Debtors expressly agree that any settlement or judgment against any current or former officer and director of the Liquidating Debtors or any Former Inside HII Director will be payable solely from any Available Director and Officer Insurance.

     As explained in more detail in Section IX (E)(6), herein after much investigation, the Debtors and the Committees agreed that the value of any cause of action against any current or former director or officer of the Liquidating Debtors or any Former Inside HII Director will likely not exceed the value of the Available Director and Officer Insurance. If the potential director and officer claims were not resolved, and released as Section IX(E) provides, then
                                                  -------------
the director and officer claims may ultimately be Allowed against the Debtors, thereby reducing distributions to Unsecured Creditors from the Liquidating Debtors' estates. In any event, because these potential director and officer claims would not be resolved for some time, the Liquidating Debtors would be forced to reserve for such claims.

     The Available Director and Officer Insurance may be a potential source of recovery for the Securities Litigation described in Section IV(J)(3) herein.
The Securities Litigation may compete with other claims, including those retained by the Plan Administrator for such insurance proceeds. There has been no ruling as to whether the proceeds of the Available Director and Officer Insurance are property of the estate. Some or all of the Available Director and Officer Insurance may contain "insured v. insured" exclusions which would limit or preclude coverage for claims by one insured against another. The existence of such an exclusion could affect the recovery of any claims asserted by Plan Administrator against the Debtors' directors and officers.

          4.   No Substantive Consolidation; Other Claims

     None of the Liquidating Debtors, nor the Reorganizing Debtors shall be substantively consolidated, and any such claims shall be waived and released. The Liquidating Debtors shall not assert and shall waive and release Administrative Claims, if any, except as specifically provided in Section III(B)(7)(k) herein they may have against the Reorganizing Debtors other than a claim for any income earned (net of any taxes payable thereon) on the funds of the Liquidating Debtors attributable to the divestiture of the Liquidating Debtors' assets during the post-petition period net of all DIP Facility repayment (principal and interest) properly repaid by the Liquidating Debtors. Separate plans of reorganization, through the Subplans for the Liquidating Debtors, shall be filed for each of the Liquidating Debtors.

     Because each Debtor maintained separate books and records (as evidenced by Section III(c)(7) herein) and observed corporate formalities, the Debtors believe there was little risk of the court substantively consolidating these cases.

          5.   Tax Attributes

     Except for the consideration provided by all the terms of the Committee Settlement Agreement, the Liquidating Debtors shall not be entitled to any compensation or payment under the Tax Agreement between the Liquidating Debtors and the Reorganizing Debtors, and the Liquidating Debtors shall not be entitled to any further compensation or payment for any reason as a result of the Reorganizing Debtors or the New Debtors' past, current or future (i) use of any tax attribute of Beloit or (ii) election to reattribute any Beloit tax attribute to the Reorganizing Debtors or the New Debtors.

     As described in Section III(B)(7)(a)(i), there is a Tax Agreement between HII and Beloit under which Beloit is required to make a payment to HII to the extent that Beloit realizes taxable income in any year and such income is not offset by net operating loss ("NOL") carryforwards from previous Beloit years. In turn, HII is required to make a payment to Beloit to the extent that HII is able to avoid tax liability through its use of NOLs incurred by Beloit. At no point has HII used the NOL of Beloit to reduce its tax liability. In particular, even if Beloit had never participated in filing a consolidated return with HII, HII would have owed no tax for any of the years during which
Beloit suffered NOLs.   Similarly, Beloit would have owed no tax if it were a
separate company. For that reason, no payments have been owed or would be owed under the Intercompany Income Tax Allocation Agreement between Beloit and HII.

     New HII will emerge from bankruptcy with a NOL carryforward as a result of its own activities of approximately $362 million. Under the federal tax consolidated return regulations, New HII will also be permitted to attribute to itself approximately $300 million of NOL carryforwards from Beloit. The Beloit NOL carryforwards would not have any value to Beloit as a liquidating entity and, for the reasons described below, it is uncertain whether New HII will ever benefit from the attribution to itself of the Beloit NOL carryforward.

     Under Section 382 of the Internal Revenue Code, a corporation's NOL carryforwards are subject to a limitation amount if the corporation experiences an ownership change. The amount of the limitation amount is generally equal to the value of the corporation's equity multiplied by approximately 5.3%. Confirmation of the Plan will cause an ownership change for HII. Consequently, New HII's use of its NOL carryforward will be limited to roughly $36 million per year (assuming an equity value for New HII of approximately $688 million). Consequently, because New HII has its own NOL carryforward of approximately $362 million that will be available to New HII, at a minimum HII will have no use for Beloit's NOL for at least 10 years. Moreover, New HII will be able to use Beloit's NOL at that future time only if New HII in fact (i) has used up all of its own NOL carryforward, (ii) has not incurred additional NOLs that New HII could use to offset future taxable income, and (iii) has not experienced another ownership change that further reduces or eliminates New HII's ability to utilize NOL carryforwards. Furthermore, New HII's ability to use the Beloit NOL carryforward after 10 years would itself be limited to $36 million per year, meaning that some portion of the Beloit NOL carryforward will expire unutilized since NOL carryforwards automatically expire 20 years after they are incurred.

     The Beloit Committee asserted that, pursuant to the Tax Agreement described in Section III(B)(7)(a)(i) herein, Beloit was entitled to a portion of the NOL tax benefits that HII enjoyed and/or New HII will enjoy. The Beloit Committee asserted that Beloit's portion of such benefits should be valued at up to $90 million. The Liquidating Debtors will waive their right to assert such a theory. The Debtors and the Harnischfeger Creditors Committee disagreed with the Beloit Committee's conclusion regarding Beloit's rights under the Tax Agreement.

     For these reasons, the Beloit NOL carryforward has no independent value to Beloit and has only speculative, uncertain value to New HII in the distant future. Given the changes that are virtually certain to occur in both the tax law and New HII's business during the next 10 years, it is not reasonable to believe that any value beyond a de minimis amount could be allocated to the Beloit NOL carryforward that Beloit is waiving under the Committee Settlement Agreement.

          6.   Pension Issues

     The Reorganizing Debtors shall not require the separation or termination of any part of the two pension plans covering salaried and wage employees of the Reorganizing Debtors and the Liquidating Debtors which are defined benefit pension plans subject to Title IV of the Employee Retirement Income Security Act of 1974 concerning employees of the Reorganizing Debtors, the Liquidating Debtors or both (the "Shared Pension Plans"). The Shared Pension Plans shall continue after the emergence of the Reorganizing Debtors from Chapter 11 to become the New Debtors, and shall be sponsored by New HII. In addition, the Reorganizing Debtors shall indemnify and hold the Liquidating Debtors harmless for any Allowed Claims asserted against the Liquidating Debtors' estates for payment of benefits under the Shared Pension Plans. The Liquidating Debtors and the Beloit Committee and the Harnischfeger Creditors Committee shall use their best efforts to object to and seek to expunge any Claims that have been filed against the Liquidating Debtors with regard to the Shared Pension Plans, given the continuation of those plans and the obligation of New HII to continue to sponsor the Shared Pension Plans post emergence.

     It is in the best interests of the Reorganizing Debtors to continue the Shared Pension Plans. Pension benefits under the Shared Pension Plans for employees of the Liquidating Debtors are frozen as of the date each such employee terminated employment from the applicable Liquidating Debtor. Therefore, the Reorganizing Debtors are not contributing to the Shared

Pension Plans for future pension benefits for these former employees of the Liquidating Debtors. The only costs associated with such former employees would be a proportionate share of the administrative expenses of the Shared Pension Plans, with the vast majority of the total administrative expenses being incurred regardless of whether the deferred vested benefits of former Liquidating Debtors remain under the Shared Pension Plans.

     In addition, there would be potentially significant costs to the Reorganizing Debtors in terminating the Shared Pension Plans either entirely or solely on behalf of the participants of the Liquidating Debtors. Because ERISA mandates the use of certain conservative actuarial assumptions upon plan termination, it is estimated that the cost of fully funding the pension benefits in accordance with the termination of the Shared Pension Plans could be as much as $22 million, along with the administrative costs of terminating the Plans of approximately $750,000.

     Further, even after terminating the Shared Pension Plans, the Reorganizing Debtors would have to implement some form of retirement benefit, the cost of which, most likely, would equal or exceed the cost of maintaining the Shared Pension Plans. (For example, because of its well-funded status, the Reorganizing Debtors contributed $0 for 1998 and 1999 to the salaried Shared Pension Plan.) Also, certain participants in the hourly Shared Pension Plan are union employees, and the Reorganizing Debtors could not unilaterally terminate the pension benefit as it is the result of collective bargaining.

          7. The terms of the Plan and the Subplans must be consistent with the terms of the Committee Settlement Agreement, and the Effective Date must occur no later than March 15, 2001.

     As mentioned above, the Committee Settlement Agreement settles a multitude of Claims and issues that had been advanced between HII and its subsidiaries (other than Beloit) and Beloit and its subsidiaries. Principal among the issues that had been advanced by the Beloit Committee was that HII's prepetition intercompany claim against Beloit of between $800 and $900 million should be equitably subordinated and/or recharacterized as an equity infusion, as the Beloit Committee alleged that Beloit had become insolvent at or about the time that this intercompany claim had begun to accumulate. The allegation was denied by the Harnischfeger Creditors Committee. In addition, the Beloit Committee alleged that Beloit had been operated for the benefit of HII, both prepetition and post-petition, leading to allegations of additional prepetition and administrative claims and of substantive consolidation, which allegations the Harnischfeger Creditors Committee denied. The Beloit Committee also alleged that HII was to receive a tax benefit from the use of net operating losses for which HII should have to compensate Beloit again, which allegation the Harnischfeger Creditors Committee denied. In addition, while the Shared Pensions Plans cover employees of both HII and its subsidiaries and Beloit and its subsidiaries, the Beloit Committee was concerned that any premature termination of these plans would create artificial termination liability which need not be triggered, because the Shared Pension Plans on an on-going basis presently have funding that would not require additional extraordinary contributions. All of the issues presented a wide range of potential liabilities and a range of potential recoveries which could not be completely quantified without resorting to lengthy litigation, with the costs and associated delay. For example, if the Beloit Committee prevailed on any theory that Beloit should be substantially consolidated with HII or other Reorganizing Debtors, the distribution to Beloit creditors would be significantly increased and the distributions to creditors of the Reorganizing Debtors would be materially and negatively impacted. Conversely, if HII's prepetition unsecured claims against Beloit were determined to be valid and pari passu with other Class L3 Claims, the distribution to non-insider L3 claimants would be substantially reduced.

     The Harnischfeger Creditors Committee and the Beloit Committee sought a compromise of these issues which resulted in the give and take set forth in the Committee Settlement Agreement. The Debtors were consulted during the negotiation of the Committee Settlement Agreement and reviewed the Committee Settlement Agreement after it was executed and determined that, in the Debtors' view, it was in the best interests of the Debtors' estates.

VI. PROVISIONS GOVERNING DISTRIBUTIONS UNDER THE PLAN AND TREATMENT OF CERTAIN CONTINGENT CLAIMS

     A.   Distributions for Claims Allowed as of the Allowance Date

          1.   General

     If a Claim or Equity Interest is Allowed as of the first Allowance Date, then the first distributions will be made on the Initial Payment Date. Distributions on account of Claims or Equity Interests that become Allowed Claims or Allowed Equity Interests after the first Allowance Date shall be made pursuant to Section XI(C) of the Plan. Notwithstanding the foregoing, all Administrative Expense Claims that are allowed as of the Effective Date shall receive distributions on the Effective Date.

          2.   Allocation Between Principal and Accrued Interest

     The aggregate consideration paid to Holders in respect of their Allowed Claims shall be treated under the Plan as allocated first to the principal amount of such Allowed Claim to the extent thereof and, thereafter, to the interest, if any, accrued thereon through the Effective Date.

          3.   Tax Payment on "Wage" Distributions under HII Subplan

     If any distribution under the HII Subplan is deemed "wages" for tax purposes, then in order to receive such distribution from HII the creditor must pay to HII the employment tax liability on such distribution, as determined by HII. If the creditor fails to pay such employment tax liability before the Final Payment Date for HII, then no distribution will be made to the creditor on account of its wage claim against HII and such Claim shall be expunged on the Final Payment Date for HII. If the creditor pays such employment tax liability, then HII shall (a) make the distribution required under the Plan, and (b) remit the tax payment received from the creditor to the appropriate taxing authority.

     B.   Method of Distributions to Holders of Claims

          1.   Reorganizing Debtors

     The New Debtors, or such third-party disbursing agent as the New Debtors may employ, will make all distributions required under the Reorganizing Subplans. Each disbursing agent that the New Debtors may employ will serve without bond. Any disbursing agent may employ or contract with other entities to assist in or make the distributions required by the Reorganizing Subplans.

     Each third-party disbursing agent that the New Debtors may employ will receive from the respective New Debtor, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services; provided, however, that if the Reorganizing Debtors select or employ a
--------  -------
disbursing agent before the Effective Date, such selection and/or employment shall only be effective with the consent of the Harnischfeger Creditors Committee. These payments will be made on terms agreed to with the New Debtors, and will not be deducted from distributions to be made pursuant to the Reorganizing Subplan to holders of Allowed Claims or Allowed Equity Interests receiving distributions from a third party disbursing agent.

          2.   Liquidating Debtors

     The Plan Administrator, or such third-party plan administrator as the Plan Administrator or Beloit may employ, will make all distributions required under the Liquidating Subplans. Each such third-party plan administrator will serve without bond. Any such third-party plan administrator may employ or contract with other entities to assist in or make the distributions required by the Liquidating Subplans.

     Each third-party plan administrator providing services related to distributions pursuant to the Liquidating Subplans will receive from the Plan Administrator, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to by the Plan Administrator, and the Plan Administrator shall reserve a reasonable amount to pay the Plan Administrator's and any third party plan administrator's anticipated aggregate fees and expenses from amounts to be distributed to Holders of Allowed Class L3 Claims so that such fees and expenses are borne by all Holders of Class L3 Claims on a pro rata basis.

     C.   Insured Claims

          1.   Background of Insurance

     Before the acquisition of Beloit in 1986, P&H and its subsidiaries maintained their own insurance and Beloit and its subsidiaries maintained their own insurance. After 1986, following the acquisition of Beloit and the formation of HII, a combined insurance program was established by HII for P&H, Beloit and HII. Before the acquisition of Joy in 1994, Joy and its subsidiaries maintained their own insurance. After HII acquired Joy and its subsidiaries, Joy became insured by certain policies arranged by HII.

     The Debtor-specific insurance policies maintained by P&H before 1986, Beloit before 1986, and Joy before 1994 are referred to herein as the "Separate
Insurance."   Historically, claims covered by the Shared Insurance have been significantly less than the coverage the Shared Insurance provided. However, the Shared Insurance incorporates substantial self-insurance features, which limit the insurance dollars available for covered claims. In certain circumstances, Separate Insurance covers events also covered by Shared Insurance.

          2.   Distributions Relating to Allowed Insured Claims/44/

          Distributions to Holders of Allowed Insured Claims will be divided into two parts. The first part involves Claims where the sum of the amount of the Allowed Insured Claims plus the Debtor's expenses on account of such Claims (plus all other claims that arise from the same occurrence with respect to claims which invoke coverage from insurance policies with self-insurance retentions or deductibles on a per occurrence basis) equals or is less than the SIR Amount as defined below (the "SIR Insured Claim"). The SIR Amount means the greater of (a) the per occurrence self-insured retention amount for the applicable Debtor(s), or (b) the per occurrence deductible amount payable by the applicable Debtor(s) under the relevant insurance policy, or (c) the per occurrence reimbursement obligation of the applicable Debtor(s) to the insurance carrier for sums expended by the carrier on account of such Claim. The second part involves Claims where the sum of the amount of the Allowed Insured Claims plus the Debtor's expenses on account of such Claims (plus all other claims that arise from the same occurrence with respect to claims which invoke coverage from insurance policies with self-insurance retentions or deductibles on a per occurrence basis) exceeds the SIR Amount (the "Covered Allowed Insured Claim"). Any aggregate self-insured retention or deductible shall be ignored in determining whether an Allowed Insured Claim is treated as an SIR Insured Claim or bifurcated into an SIR Insured Claim and a Covered Allowed Insured Claim, as discussed above, such that all Allowed Insured Claims are treated equally. Distribution will be as follows:


_________________________

/44/ Proceeds of first-party insurance shall be directly be paid to the New Debtors or the Liquidating Debtors, as appropriate.

               (a)  SIR Insured Claims
                    ------------------

     An SIR Insured Claim shall be treated the same as any other Allowed Claim under the Plan, and (a) the Allowed Insured Claim shall be deemed satisfied, regardless of the amount actually distributed to the Holder of the relevant Allowed Insured Claim under the applicable Subplan and (b) the Debtors shall pay the defense or other costs in liquidating the Claim after receiving Court authority to pay such fees, if necessary.

     If an insurance carrier pays any party on account of an SIR Insured Claim, such payment shall, within two weeks of receipt thereof, be repaid by that party to the New Debtor or the Plan Administrator, as the case may be. A party's failure to timely make such payment shall result in the party owing the New Debtors or the Plan Administrator, as the case may be, 1% of such amount paid by the insurer, for each Business Day after the two-week grace period specified above until the amount is repaid. For example, a two-week delay, after the two-week grace period specified above, will result in a 10% penalty.

               (b)  Covered Allowed Insured Claims
                    ------------------------------

     Covered Allowed Insured Claims shall be satisfied as follows: (i) the Allowed Insured Claim, up to the SIR Amount (if applicable), shall be treated as any Allowed Claim under the Plan and that portion of the Allowed Insured Claim shall be deemed satisfied, regardless of the amount actually distributed to the Holder of the relevant Allowed Insured Claim under the applicable Subplan, and
(ii) the insurance carrier under any applicable insurance policy providing coverage for the Allowed Insured Claim shall satisfy the portion, if any, of an Allowed Insured Claim that exceeds the SIR Amount (the "Over-SIR Amount") and, on the Effective Date, the Debtors shall be discharged of any liability for the Over-SIR Amount. If a Covered Allowed Insured Claim is satisfied in full by an insurance carrier(s), then such Covered Allowed Insured Claim shall be deemed satisfied and the Holder thereof will not receive any distribution under the Plan, and the Debtors shall be discharged of any liability thereon.

     The New Debtors or the Plan Administrator, as the case may be, shall cooperate in any proceedings against their insurance carriers for recovery of Covered Allowed Insured Claims for the benefit of the Holders of the Covered Allowed Insured Claims, but nothing in this Plan constitutes a promise or guarantee that any insurance carrier will ultimately pay any party on account of a Covered Allowed Insured Claim.

               (c)  Aggregate exhaustion
                    --------------------

     New HII shall receive all amounts for which any Debtor may be entitled to payment by any insurance carrier because of the satisfaction of either (a) the self-insured aggregate retention amount for the applicable insurance policy or
(b) the aggregate deductible amount under the relevant insurance policy, or (c) the aggregate reimbursement obligation to the insurance carrier for sums expended by the carrier on account of such Claim, including defense costs.

               (d)  Reimbursement of defense costs
                    ------------------------------

     If an Allowed Insured Claim, plus the amount other Debtors incurred for
                                  ----
defense or other costs in liquidating the Claim, exceeds the SIR Amount, then the insurance carrier(s) shall pay the New Debtors, or the Plan Administrator, as the case may be, the fees and costs of liquidating the Claim to the extent the fees and expenses exceed the SIR Amount.

     D.   Delivery of Distributions and Undeliverable or Unclaimed Distributions

          1.   Delivery of Distributions in General

     Subject to Rule 9010 of the Bankruptcy Rules, other than distributions to holders of the HII Notes, distributions to Holders of Allowed Claims shall be made at the address of the Holder of such Claim as indicated on the records of Poorman-Douglas as of the Record Date. If any Claim has been assigned pursuant to Bankruptcy Rule 3001(e), distributions on account thereof shall be made at the address contained on the notice of assignment form, provided that such form
                                                        -------- ----
is received by Poorman-Douglas on or before the Record Date. The HII Indenture Trustee, on behalf of New HII, will make distributions to the holders of the HII Notes in the manner described in subsection 2 below. Except as otherwise provided by the Plan with respect to undeliverable distributions, distributions shall be made in accordance with the provisions of the applicable indenture, participation agreement, loan agreement or analogous instrument or agreement.

     Specifically, distributions to Holders of Class R3A Claims arising under the Prepetition Credit Facility shall be delivered to Chase for distribution to such Holders under the terms of the Prepetition Credit Facility.

          2.   Delivery of Distributions to Holders of HII Prepetition Notes:
               Payments to be made to the HII Indenture Trustee

     The payments and distributions to be made under the Plan to holders of the HII Prepetition Notes shall be made to the HII Indenture Trustee, which, subject to any rights or claims of the HII Indenture Trustee (such as claims for reasonable compensation and reimbursement of expenses, disbursements and advances including the reasonable compensation and expenses and disbursements of its agents and counsel) under the HII Indenture, shall transmit such payments and distribution to holders of the HII Prepetition Notes. The reasonable HII Indenture Trustee Expenses relating to making distributions to the holders of the HII Prepetition Notes, in an amount not to exceed $30,000, shall be an Administrative Claim. Conditioned upon the Plan being confirmed on or before March 15, 2001, the Debtors and the HII Indenture Trustee have also agreed for purposes of the Plan that the HII Indenture Trustee Expenses not paid as an Administrative Claim, in an amount not to exceed $250,000, shall be an additional Allowed amount to the Claim Filed by the HII Indenture Trustee with respect to the HII Indenture. The Debtors and the HII Indenture Trustee reserve their rights with the respect to the HII Indenture

Trustee Expenses if the Plan or a substantially similar plan is not confirmed by March 15, 2001. All payments to holders of the HII Prepetition Notes shall only be made to such holders after the surrender by such holders of the HII Prepetition Notes, or in the event that any such HII Prepetition Note is lost, stolen, mutilated or destroyed, delivery of evidence satisfactory to the HII Indenture Trustee and HII of the loss, theft, mutilation or destruction of such HII Prepetition Note or, in HII's sole and absolute discretion, an affidavit of such holder in accordance with Article 8 of the Uniform Commercial Code, or a surety bond, the amount and form of which shall be satisfactory to the HII Indenture Trustee and HII, from a surety company satisfactory to the HII Indenture Trustee and HII. Upon surrender of such certificates, the HII Indenture Trustee shall cancel such HII Prepetition Notes and deliver such canceled HII Prepetition Notes to HII or otherwise dispose of same as HII may reasonably request. As soon as practicable after (a) surrender of HII Prepetition Notes evidencing such holder's claim or (b) delivery of the affidavit or bond, the HII Indenture Trustee shall distribute to the holders thereof such holder's Pro Rata Share in accordance with the respective rights of the HII Indenture Trustee and such holder under the terms of the HII Indenture. If such holder has not complied with the provisions hereof within one (1) year following the Effective Date, such holder shall be deemed to have no further Claim against the Debtors, the Debtors' estates or the HII Indenture Trustee. As soon as practicable after the date which is one (1) year following the Effective Date of the Plan, the HII Indenture Trustee shall deliver to HII the distributions which a holder holding an HII Prepetition Note would have received had such holder surrendered such HII Prepetition Note evidencing such claim to HII, and, upon such delivery, the HII Indenture Trustee shall have no further responsibility with respect to the HII Indenture or the provisions of the Plan.

          3.   Undeliverable Distributions

               (a) Holding of Undeliverable Distributions
                   --------------------------------------

     If any Allowed Claim Holder's distribution is returned to the Debtors as undeliverable, no further distributions shall be made to such Holder unless and until Poorman-Douglas is notified in writing of such Holder's then-current address. Undeliverable distributions shall remain in the possession of the Debtors pursuant to this Section until such time as a distribution becomes deliverable. Undeliverable Cash (including interest and maturities on the HII Senior Notes) shall not be entitled to any interest, dividends or other accruals of any kind.

               (b) Failure to Claim Undeliverable Distributions
                   --------------------------------------------

     Any Holder of an Allowed Claim that does not assert a Claim pursuant to the Plan for an undeliverable distribution within one year after the distribution is distributed shall be deemed to have waived its Claim for such undeliverable distribution and shall be forever barred from asserting any such Claim against the Reorganizing Debtors, the Liquidated Debtors or their property. In such cases: (i) any Cash held for distribution on account of such Claims shall be property of the New Debtors or the Liquidating Trust, free of any restrictions thereon; (ii) any HII Senior Notes held for distribution on account of such Claims shall be canceled and of no further force or effect; and (iii) any New HII Common Stock held for distribution on account of such Claims shall be canceled. Nothing contained in the Plan shall require the New Debtors or the Plan Administrator to attempt to locate any Holder of an Allowed Claim.

               (c) Notice of Unclaimed Distributions
                   ---------------------------------

     On or before the first anniversary of the Initial Payment Date, the Reorganizing Debtors or the Plan Administrator, as the case may be, shall File a list of unclaimed distributions with the Bankruptcy Court.

          4.   Tax Withholding From Distributions

     Unless (i) agreed to in writing by the New Debtors or the Plan Administrator or (ii) required by applicable law (such as, where applicable, withholding for employment taxes), the Debtors will not withhold any tax amount from distributions under the Plan. Any agreement between the Debtors and a Creditor regarding tax withholdings shall be deemed null and void and shall not affect distributions under the Plan.

          5.   Time Bar to Cash Payments

     Checks issued on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the date of issuance thereof. Requests for reissuance of any check shall be made in writing directly to the New Debtors or the Plan Administrator, as the case may be, by the Holder of the Allowed Claim with respect to which such check originally was issued. Any Claim in respect of such a voided check shall be made in writing on or before the later of the first anniversary of the Effective Date or ninety (90) days afer the date of issuance of such check. After such date, all Claims in respect of void checks shall be discharged and forever barred.

          6.   Means of Cash Payments

     At the option of the applicable Debtor, New Debtor or Plan Administrator, any Cash payment to be made pursuant to this Plan will be made in U.S. dollars by checks drawn on or by wire transfer from a domestic bank selected by the applicable Debtor, New Debtor or Plan Administrator; provided, however, that
                                                     --------  -------
cash payments to foreign holders of Allowed Claims may be made at the option of the applicable Debtor, New Debtor or Plan Administrator in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. No post-Effective Date interest may be paid on Cash distributions hereunder.

     E.   Foreign Currency Exchange Rate

     As of the Effective Date, any Claim asserted in currency(ies) other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the Monday, June 7, 1999 as quoted at 4 p.m. mid-range spot rate of exchange for the applicable currency as published in The Wall Street Journal, National Edition, the day after the
             -----------------------
Petition Date. A table of mid-range exchange spot rates that were published in The Wall Street Journal the day after the Petition Date is annexed as Exhibit
-----------------------                                               -------
VI(E) of the Exhibit Book.
-----

     F. Allowed Class R3A Claims against HII/45/: Timing and Calculation of Amounts to Be Distributed

        1.   Semiannual Distributions of New HII Common Stock

     On the Payment Date following each Allowance Date, New HII shall distribute Distributable New HII Common Stock calculated as of such Allowance Date to Holders of Allowed Class R3A Claims. Each Holder of an Allowed Class R3A Claim shall receive its Pro Rata Share of the Distributable New HII Common Stock less New HII Common Stock previously distributed to such Holder with respect to the Allowed Class R3A Claim. The first distribution will be made on the Payment Date following the Allowance Date after a Class R3A Claim is Allowed.
Semiannual distributions shall continue until the Final Payment Date for Class R3A Claims. New HII may more frequently issue the Distributable New HII Common Stock to Holders of Allowed Class R3A Claims in New HII's sole and absolute discretion.

        2.   Minimum Distribution

     Notwithstanding any other provision of this Plan, only whole numbers of shares of New HII Common Stock will be issued. When any distribution on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New HII Common Stock that is not a whole number, the actual distribution of shares of such stock will be rounded as follows: (i) fractions equal to or greater than 1/2 will be rounded to the next higher whole number and (ii) fractions less than 1/2 will be rounded to the next lower number. The total number of shares of the New HII Common Stock to be distributed to Allowed Class R3A Claims will be adjusted as necessary to account for the rounding provided for in this Section. No consideration will be provided in lieu of fractional shares that are rounded down.

        3.   Announcement of Final Payment Date for HII

     New HII shall File a statement indicating that the Final Payment Date has or will occur. Such statement shall not be served on any party.

     G. Allowed Class R3 Claims against the Note Group Debtors:/46/ Timing and Calculations of Amounts to be Distributed to Holders of Claims

_______________

/45/ As noted in Section II(E), Holders of Allowed Class R3A Claims may elect to be treated as R4A Claims.

/46/ As noted in Section II(F), Holders of Allowed Class R3 Claims against the Note Group Debtors may elect to be treated as Class R4 Claims against the Note Group Debtors.

          1. Distribution of Cash to Holders of Allowed Class R3 Claims Against the Note Group Debtors that are, with Post-Petition Interest, less than $1,000

     Each Holder of an Allowed Class R3 Claim against the Note Group Debtors, that, together with Post-Petition Interest, is less than $1,000 will receive Cash in the amount of its Allowed Claim plus Post-Petition Interest on the Payment Date after the Allowance Date after the Class R3 Claim against the Note Group Debtors is Allowed.

          2. Distributions to Holders of Allowed Class R3 Claims Against the Note Group Debtors that, with Post-Petition Interest, are $1,000 or greater

     The following applies to Allowed Class R3 Claims against the Note Group Debtors that, together with Post-Petition Interest that are $1,000 or greater:

               (a)  Semi-Annual Distribution of (i) Cash and (ii) HII Senior
                    --------------------------------------------------------
                    Note(s)
                    -------

     If, as of an Allowance Date, the amount of an Allowed Class R3 Claim against a Note Group Debtor, together with Post Petition Interest, is $1,000 or greater, then on the following Payment Date the Holder of such Claim will receive (without duplication in subsequent distributions) (i) Cash, to the extent the Claim plus Post-Petition Interest exceeds the Holder's Rounded Claim and (ii) HII Senior Note(s) equal in value to the Pro Rata Rounded Share multiplied by the Distributable HII Senior Notes Value, with the product thereof reduced to the nearest $1,000 increment, plus Cash equal to any interest that accrued on such HII Senior Note(s) since the Effective Date.

     The first distribution will be made on the Payment Date following the Allowance Date after the Class R3 Claim against the Note Group Debtors is Allowed. Semi-Annual distributions shall continue until the Final Payment Date for the Note Group Debtors. New HII may more frequently make distributions in New HII's sole and absolute discretion.

               (b)  Maximum Principal Amount of the HII Senior Notes
                    ------------------------------------------------

     The HII Senior Notes will be issued in denominations of $1,000. In no event shall the aggregate principal amount of HII Senior Notes exceed $167 million. The principal amount of HII Senior Notes may be less than $167 million depending on the ARC on the Final Payment Date for the Note Group Debtors.

               (c)  Distribution of the Note Group HII Equity Distribution
                    ------------------------------------------------------

     If the ARC is more than $167 million at any time, then New HII will pay on the Final Payment Date to Holders of Allowed Class R3 Claims against the Note Group Debtors such Holder's Pro Rata Residual Share of the Note Group HII Equity Distribution.

     Notwithstanding any other provision of this Plan, only whole numbers of shares of New HII Common Stock will be issued. When any distribution on account of a Rounded Claim would otherwise result in the issuance of a number of shares of New HII Common Stock that is not a whole number, the actual distribution of shares of such stock will be rounded as follows: (i) fractions equal to or greater than 1/2 will be rounded to the next higher whole number and (ii) fractions less than 1/2 will be rounded to the next lower number. No consideration will be provided in lieu of fractional shares that are rounded down.

               (d)  Discretion to adjust payments
                    -----------------------------

     Notwithstanding anything contained herein or in any other document filed in connection with the Plan to the contrary, New HII shall have the ability for administrative convenience, using its reasonable business judgment, if the ARC exceeds $167 million on the Final Payment Date, to adjust the proportionate distribution of Cash, HII Senior Notes or the Note Group HII Equity Distribution to Holders of Allowed Class R3 Claims against the Note Group Debtors such that the individualized proportionate distributions of Cash, HII Senior Notes and the Note Group HII Equity Distribution differ from the aggregate proportionate distributions of Cash, HII Senior Notes and the Note Group HII Equity Distribution to all Holders of Allowed R3 Claims against the Note Group Debtors, provided that such adjustments shall not cause a material difference in
-------- ----
distributions under the Plan.

               (e) Announcement of Final Payment Date for the Note Group Debtors
                   -------------------------------------------------------------


     New HII shall File a statement indicating that the Final Payment Date has or will occur. Such statement shall not be served on any party.

     H. Allowed Class R3 Claims against the Stock Group Debtors: Timing and Calculations of Amounts to be Distributed to Holders of Claims

     On the Effective Date, if there are Allowed Class R3 Claims against the respective Stock Group Debtor, the Equity Interests in the respective Stock Group Debtor will be canceled. Each Holder of an Allowed Class R3 Claim against a Stock Group Debtor will receive its Pro Rata Share of newly issued common stock of the respective Stock Group Debtor. There will not be a holdback of common stock issued with respect to Allowed Class R3 Claims against the Stock Group Debtors. If a Claim against a Stock Group Debtor becomes Allowed after the Effective Date, then the respective New Stock Group Debtor shall issue additional common stock such that the Holder of such Allowed Claim receives its Pro Rata Share of such Stock Group Debtor's new common stock.

     If there are no Allowed R3 Claims against the respective Stock Group Debtor, then Holders of Equity Interests in the respective Stock Group Debtor shall retain their Equity Interests.

I. Allowed Class L3 Claims/47/: Timing and Calculations of Amounts to be Distributed

          1.   Distributions

     On the Payment Date following each Allowance Date, the Plan Administrator shall distribute to each Holder its respective Pro Rata Share of the Distributable Net Beloit Proceeds calculated as of the corresponding Allowance Date. The first distribution will be made on the Payment Date following the Allowance Date after the Class L3 Claim is Allowed. The Plan Administrator may make distributions semiannually if the amount to be distributed is greater than $100,000 in the aggregate on the respective Payment Date. The Plan Administrator may more frequently distribute the Distributable Net Beloit Proceeds in the Plan Administrator's sole and absolute discretion. Distributions in accordance with this Section shall continue until the Final Payment Date for Class L3 Claims.

          2.   Minimum Distribution

     No Cash payment of less than $50.00 shall be made by the Plan Administrator in respect of any Allowed Class L3 Claim unless either a request therefor is made in writing to the Plan Administrator by the Holder of such Claims or the Plan Administrator so determines in its sole and absolute discretion, unless the Advisory Committee directs the Plan Administrator otherwise.

          3.   Liquidating Debtor Asbestos Claims

     If a Holder of a Liquidating Debtor Asbestos Claim elects on the Ballot to have its Claim Allowed in the amount of $150, then (i) the Liquidating Debtors shall be conclusively deemed to waive any objection to said Claim; (ii) the Claim shall be deemed an Allowed Class L3 Claim in the amount of $150 and (iii) the Plan Administrator shall make distributions to the Holder of said Claim in accordance with the applicable Subplan.

     If a Holder of a Liquidating Debtor Asbestos Claim does not elect in the Ballot to have its Claim Allowed in the amount of $150, then it is presumed that the Liquidating Debtor has objected to said Claim and the provisions hereof regarding Disputed Claims shall apply to said Claims.

          4.   Announcement of Final Payment Date for the Liquidating Debtors

     The Plan Administrator shall File a statement indicating that the Final Payment Date has or will occur. Such statement shall not be served in any party.

___________________________

/47/ As noted in Section II(H), Holders of certain Class L3A Claims may be elected to be treated as L4 Claims.

          5.   EPA Holdback

     The Beloit R&D Center is subject to a Consent Decree for Remedial Investigation and Feasibility Study, as amended dated as of October 17, 1991, which requires Beloit to conduct environmental investigations and to perform certain environmental remediation actions. At the conclusion of the investigations, the government is expected to select a final cleanup plan to be set forth in a "record of decision" ("ROD"). As described in a footnote in
Section IV(G), Beloit is negotiating in good faith with the relevant federal and state environmental authorities to allow the Myron Bowling Buyers to acquire the Beloit R&D Center. The goal of those negotiations is (a) to release Beloit from all environmental liabilities related to the Beloit R&D Center and (b) to transfer the Beloit R&D Center and all environmental obligations related thereto to the Myron Bowling Buyers. As of the date of this Disclosure Statement, the negotiations are not yet complete and the ROD is not yet final for the Beloit R&D Center. If the negotiations are successful, then Scenario B reflected in
                                                      ----------
the Recovery Analysis will occur, and the Liquidating Debtors will not be liable on account of the Beloit R&D Center. If the negotiations are unsuccessful, then Scenario A reflected in the Recovery Analysis will occur, and the Plan
----------
Administrator will use the EPA Holdback and the proceeds of the sale of Beloit R&D Center to the Myron Bowling Buyers (such proceeds are expected to $4 million) to provide for remediation of the Beloit R&D Center.

     Until the negotiations are complete, the EPA Holdback will be segregated and held to satisfy potential future environmental expenses of the Beloit R&D Center, and will not be available for other purposes. Similarly, any proceeds from the transfer of the Beloit R&D Center to the Myron Bowling Buyers (such as are expected under Scenario A) will be segregated and held to satisfy potential future environmental expenses of the Beloit R&D Center, and will not be available for other purposes.

     Under the agreement with the Myron Bowling Buyers,- the above-described negotiations are to be completed by July 11, 2001. If Scenario A is the result (that is, if the negotiations to transfer environmental liability to the Myron Bowling Buyers do not succeed), then the amount available to satisfy the government's environmental claims related to the Beloit R&D Center shall consist of the EPA Holdback plus the proceeds of the transfer of the Beloit R&D Center to the Myron Bowling Buyers (expected to be $4 million) (collectively, the "R&D Proceeds"). If Scenario A occurs then the R&D Proceeds shall be the sole remedy available for the government's environmental claims related to the Beloit R&D Center. If the relevant governmental authorities agree that a portion of the R&D Proceeds is not required to resolve the government's claims related to the Beloit R&D Center then that portion shall become part of the Beloit Proceeds distributable under the Liquidating Debtors' Subplans.

If Scenario B is the result (that is, if the negotiations to transfer environmental liability to the Myron Bowling Buyers succeed), then the EPA Holdback shall become part of the Beloit Proceeds distributable under the Liquidating Debtors' Subplans.

     Klobucar Construction Co. ("Klobucar") has asserted a secured claim against Beloit that has allegedly attached to the Beloit R&D Center. The Debtors dispute the secured status of this claim. The Debtors believe that Klobucar's claim is not secured because if Scenario B occurs, the Liquidating Debtor will not realize any proceeds from the Beloit R&D Center, and if Scenario A occurs, it appears unlikely that the R&D Proceeds will exceed costs to remediate the Beloit R&D Center.

          6.   Post-Petition Accommodation Holdback

     Listed in Schedule VI(I)(6) of the Exhibit Book  are post-petition letters
               -----------------
of credit, sureties and guarantees provided by HII for the benefit of Beloit (collectively, the "Post-Petition Accommodations"). If the beneficiaries of the Post-Petition Accommodations require HII to pay such amounts, HII will be entitled to a corresponding Administrative Claim against Beloit, plus any interest, fees or costs that HII incurs on account of the Post-Petition Accommodations. Accordingly, a portion (as agreed to by the Harnischfeger Creditors Committee and Beloit Committee or in the absence of such agreement, an amount determined by the Bankruptcy Court) of the Post-Petition Accommodations will be reserved by the Plan Administrator from the Beloit Proceeds. The letters of credit that constitute the Post-Petition Accommodations will expire no later than November 1, 2001 and will not be renewed. Upon such expiration and as the sureties and guarantees become irrelevant, the Post-Petition Accommodations Holdback will be adjusted. The amount of the Post-Petition Accommodations may be adjusted in the period from the date the Disclosure Statement is approved to the date of the Confirmation Hearing.

     J.   Certain Contingent Claims

          Many of the Debtors' contracts involve long-term projects for which letters of credit were issued. Listed in Schedule VI(J)(i) of the Exhibit Book
                                          -----------------
are letters of credit that are currently outstanding but undrawn. These letters of credit will be either replaced or secured by additional letters of credit issued under the Exit Financing Facility. As the letters of credit are replaced or secured by additional letters of credit, the contingent claims asserted by the issuers of the prepetition letters of credit listed on Schedule VI(J)(i) of
                                                            -----------------
the Exhibit Book will be expunged. Advance written notice of such proposed expungement will be given to the issuers of letters of credit listed on Schedule
                                                                        --------
VI(J)(i) of the Exhibit Book.  If a letter of credit listed on Schedule V(J)(i)
--------                                                       ----------------
of the Exhibit Book is drawn before it is replaced or secured by additional letters of credit, the resulting prepetition claim will be treated as a Class R3A Claim (if the letter of credit was issued before the Petition Date) or (B) an Administrative Claim (if the letter of credit was issued under the DIP Facility).

     Similarly, HII, Joy and P&H (acting independently) issued guarantees of certain of their respective subsidiaries' obligations. On the Effective Date:
(i) New HII will restate certain existing guarantees listed on Schedule
                                                               --------
VI(J)(ii) of the Exhibit Book or enter into new guarantees listed on Schedule
---------                                                            --------
VI(J)(ii) of the Exhibit Book, such that the guarantees (whether restated or
---------

new) will become effective against New HII/48/; (ii) New Joy will restate certain existing guarantees listed on Schedule VI(J)(ii) of the Exhibit Book or
                                      ------------------
enter into new guarantees listed on Schedule VI(J)(ii) of the Exhibit Book, such
                                    ------------------
that the guarantees (whether restated or new) will become effective against New Joy; and (iii) New P&H will restate certain existing guarantees listed on
Schedule VI(J)(ii) of the Exhibit Book, such that the guarantees will become
------------------
effective against New P&H. Also listed on Schedule VI(J)(ii) of the Exhibit Book
                                          ------------------
are Claims that are associated with the guarantees that New HII, New Joy or New P&H will restate (or issue, as the case may be) as of the Effective Date. The Confirmation Order shall (i) approve New HII's, New Joy's and New P&H's, restatement of their respective guarantees listed on Schedule VI(J)(ii) of the
                                                     ------------------
Exhibit Book, such that such guarantees are enforceable against the respective New Debtor listed on Schedule VI(J)(ii) of the Exhibit Book, and (ii) expunge
                     ------------------
the Claims listed on Schedule VI(J)(ii) of the Exhibit Book.
                     ------------------

     K. Distributions to Professional Escrow Account on the Effective Date

     On the Effective Date, the New Debtors shall deposit Cash into the Professional Escrow Account in an amount reasonably sufficient to pay all Accrued Professional Compensation that has accrued as of the Effective Date; provided, however, that such Cash will be used to satisfy Claims of
--------  -------
Professionals only pursuant to further order of the Bankruptcy Court.

     L.   Setoffs

     The New Debtors or the Plan Administrator may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtors, New Debtors or the Plan Administrator may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the
--------  -------
allowance of any Claim hereunder shall constitute a waiver or release by the Debtors, New Debtors or the Plan Administrator of any such claims, rights and causes of action that the Debtors, New Debtors or the Plan Administrator may possess against such Holder. Notwithstanding any other provision of the Plan,
(1) only Reorganizing Debtor Intercompany Claims may be set off against Reorganizing Debtor Intercompany Claims and (2) only Liquidating Debtor Intercompany Claims may be set off against Liquidating Debtors Intercompany Claims. Upon confirmation of the Plan, the Reorganizing Debtors shall be authorized, but not required, to offset Reorganizing Debtor Intercompany Claims, and the Liquidating Debtors shall be authorized, but not required, to offset Liquidating Debtors Intercompany Claims.

__________________

/48/ Two of the parties with guarantees listed on Schedule VI(J)(ii) of the Exhibit Book are National Westminster Bank PLC and Barclays Bank PLC. Such parties and the Debtors have agreed that no "Triggering Event", as defined in
(i) the Stipulation and Order Resolving, With Respect to National Westminster Bank PLC, Debtors' Thirty-Second Omnibus Objection to Claims -- Objections to Claims filed Against Harnischfeger Industries, Inc. and (ii) Stipulation and Order Resolving, With Respect to Barclays Bank PLC, Debtors' Thirty-Second Omnibus Objection to Claims -- occurred by virtue of the Debtors' filing of a prior draft of the Plan, styled "Joint Plan of Reorganization of the Debtors Under Chapter 11 of the Bankruptcy Code."

     M.   Lost, Stolen, Mutilated or Destroyed Debt Securities

     Any Holder of a Claim evidenced by a note issued before the Petition Date or a note issued under the Prepetition Bank Credit Facility that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Old Note or a note issued under the Prepetition Bank Credit Facility, deliver to the New
Debtors: (1) an affidavit of loss reasonably satisfactory to the New Debtors setting forth the unavailability of such note or instrument; and (2) such additional security or indemnity as may reasonably be required by the New Debtors to hold the New Debtors harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim. Upon compliance with this Section by a Holder of a Claim evidenced by a note issued before the Petition Date or a note issued under the Prepetition Bank Credit Facility, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such note or debenture.

VII. PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS AND EQUITY INTERESTS

     A.   Prosecution of Objections to Claims

          1.   Reorganizing Debtors

     After the Confirmation Date, the New Debtors shall have the exclusive authority to File objections and to settle, compromise, withdraw or litigate to judgment objections to Claims against the Reorganizing Debtors. Notwithstanding any other provision of the Plan and any Claim that is reduced under the Plan, the New Debtors shall have the authority to object to any Claim against the Reorganizing Debtors so reduced under the Plan. Such reduced Claims are not deemed Allowed under the Plan. The New Debtors also reserve the right to resolve any disputed Claims against the New Debtors outside the Bankruptcy Court under applicable governing law. From and after the Effective Date, the New Debtors may settle or compromise any Disputed Claim against the Reorganizing Debtors without approval of the Bankruptcy Court or notice to any other party.

          2.   Liquidating Debtors

     After the Confirmation Date, the Plan Administrator shall have the exclusive authority to File objections and to settle, compromise, withdraw or litigate to judgment objections to Claims against the Liquidating Debtors. Notwithstanding any other provision of the Plan and any Claim that is reduced under the Plan, the Plan Administrator shall have the authority to object to any Claim against the Liquidating Debtors so reduced under the Plan. Such reduced Claims are not deemed Allowed under the Plan. The Plan Administrator also reserves the right to resolve any Disputed Claims against the Liquidating Debtors outside the Bankruptcy Court under applicable governing law. From and after the Effective Date, the Plan Administrator may settle or compromise any Disputed Claim against the Liquidating Debtors without approval of the Bankruptcy Court or notice to any other party.

          3.   Section 502(d) applies to all Claims

     Consistent with section 502(d) of the Bankruptcy Code, no distribution shall be made to a Holder of a Claim that is avoidable as an Avoidance Action unless and until the voidable amount is paid. For example, Creditors listed on the Retained Actions Schedules and their transferees shall not receive distributions under any Subplan until the applicable cause of action is resolved.

     B.   Estimation of Claims

     The New Debtors (in the case of the Reorganizing Debtors) or the Plan Administrator (in the case of the Liquidating Debtors) may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the New Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time, including during litigation concerning any objection to any Claim, and during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the New Debtor or the Plan Administrator, as applicable, may elect to pursue any supplemental proceedings to object to the allowance and any ultimate payment on such Claim. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

     All of the aforementioned claims objection, estimation and resolution procedures are cumulative and not exclusive of one another.

     C.   Distributions on Disputed Claims

     Notwithstanding any provision in the Plan to the contrary, except as otherwise agreed by the New Debtors (for Claims against the Reorganizing Debtors) or the Plan Administrator (for Claims against the Liquidating Debtors) in its sole and absolute discretion, no partial distributions will be made with respect to a Disputed Claim until all disputes with respect to such Claim are resolved by Final Order. Distributions to a Holder whose Claim is Allowed after the first Allowance Date, shall be made on the Payment Date following the Allowance Date after the Claim is Allowed. Subject to the provisions of the Plan, after a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim will receive all distributions to which such Holder is then entitled under the Plan. No post-Effective Date interest shall be paid on Cash distributions hereunder. If a Creditor incorporates more than one Claim in a proof of claim, then (a) the Claims will be considered one Claim for purposes of the Plan, and (b) unless the Plan

Administrator or the Reorganizing Debtor, as the case may be, otherwise agrees in its sole and absolute discretion, no Claim will be bifurcated into an Allowed portion and a Disputed portion.

     D.   Disputed Administrative Claims

          1.   Reorganizing Debtors

     Allowed Administrative Claims against the Reorganizing Debtors as of the Confirmation Date and Allowed Class R1 Claims against the Reorganizing Debtors as of the Confirmation Date will be paid by the New Debtors on the Confirmation Date or, if Allowed after the Effective Date, as soon as practicable after allowance from proceeds of the Exit Financing Facility or ongoing operations. The New Debtors will establish a reserve for Disputed Priority Tax Claims only if directed by order of the Bankruptcy Court.

          2.   Liquidating Debtors:  Creation of Reserve

     On the Effective Date, the Plan Administrator shall either deposit in one or more segregated accounts as the Disputed Administrative Claim Cash Reserve an amount of Cash or establish security or collateral for such reserves as authorized by the Bankruptcy Court in an amount equal to (i) the Adjusted Administrative Claims, the current aggregate amount of which is listed on
Schedule XIV(C)(6)(d) of the Exhibit Book (but for any Adjusted Administrative
-------- ------------
Claim that is also an Insured Claim, the reserved amount shall be reduced to the SIR Amount for such Claim) plus (ii) if a creditor requests an additional amount for the alleged Administrative Claim, an amount determined by the Bankruptcy Court that is appropriate to reserve for the outstanding Disputed Administrative Claims. Adjusted Administrative Claims will include Administrative Claims Filed before the appropriate bar date for Administrative Claims. The Disputed Administrative Claim Cash Reserve shall include estimates for Beloit's professionals' fees and expenses incurred before the Effective Date. Cash held in the Disputed Administrative Claim Cash Reserve shall be held for the benefit of Holders of Disputed Claims pending determination of their entitlement thereto. As Disputed Administrative Claims and the Disputed Class L1 Claims are resolved, Disputed Administrative Claim Cash Reserve shall be adjusted accordingly. The Plan Administrator will establish a reserve for Disputed Priority Tax Claims only if directed by order of the Bankruptcy Court.

     As of the date of the Disclosure Statement, certain Adjusted Administrative Claims against the Liquidating Debtors are (i) aggregated in Schedule
                                                             --------
XIV(C)(6)(d) of the Exhibit Book and additional Adjusted Administrative Claims
------------
are (ii) summarized in Section XIV(C)(6) of the Disclosure Statement. The Projected Administrative Claims against the Liquidating Debtors are listed in
Exhibit IV(K)(4)(ii).  Finally, the Debtors' estimate of all unpaid post-
--------------------
petition claims that they estimate will accrue until the Final Payment Date for the Liquidating Debtors is included in the Liquidating Debtors Recovery Analysis (Exhibit IV(G) of the Exhibit Book).
 -------------

     The Disputed Administrative Claim Cash Reserve will include the full amount of Administrative Claims asserted against any Liquidating Debtor unless such
                                                                 ------
Claim is reduced to a lower amount by Court order or a ruling by an appropriate forum pursuant to the ADR Order, if applicable, or unless the Bankruptcy Court, after notice and a hearing, approves a reserve amount that is less than the face amount of such claims.

          3. Liquidating Debtors: EPA Holdback and Post-Petition Accommodations Holdback

     On the Effective Date, the Plan Administrator shall deposit into two segregated accounts as the EPA Holdback and the Post-Petition Accommodation Holdback, respectively, an amount of Cash required to pay in full the EPA Holdback and the Post-Petition Accommodation Holdback. Cash held to pay the Post-Petition Accommodation Holdback shall be held pending determination of HII's entitlement thereto, which determination may be made with the written consent of New HII and the Plan Administrator, or if such written consent is not given within a reasonable period of time, by application to the Bankruptcy Court on notice to New HII and the Plan Administrator. As the related claims are resolved and any payments from the EPA Holdback or the Post-Petition Accommodations Holdback are made, the EPA Holdback or the Post-Petition Accommodations Holdback shall be adjusted accordingly. As related Claims are resolved by final court order or written consent of HII or the appropriate environmental authorities on the one hand and the Plan Administrator on the other hand, the EPA Holdback and the Post-Petition Accommodation Holdback, as the case may be, shall be adjusted accordingly.

     E.   Reserve of New HII Common Stock

     On the Effective Date, New HII shall maintain as treasury shares the Equity Holdback as of the Effective Date. The Equity Holdback, along with any dividends or other distributions accruing with respect thereto, shall be held for the Holders of Class R3A Claims. As Disputed Class R3A Claims are resolved,
(a) HII shall distribute in accord with Section VI(F) herein New HII Common Stock to Holders of Allowed Class R3A Claims (along with dividends and distributions that accrue after the Effective Date), and (b) the Equity Holdback shall be adjusted. As Disputed Class R3 Claims against the Note Group Debtors are resolved, the Note Group HII Equity Distribution (which is used to calculate the Equity Holdback) shall be adjusted.

     F.   Tax Reporting

          1.   Equity Holdback

          Subject to definitive guidance from the Internal Revenue Service or the courts to the contrary (including the receipt by the New Debtors of a private letter ruling if the New Debtors so request one or the receipt of an adverse determination by the Internal Revenue Service upon audit, if not contested by the New Debtors), the New Debtors shall treat the Equity Holdback as a single trust, consisting of separate and independent shares to be established in respect of each Disputed Claim, in accordance with the trust provisions of the IRC (Sections 641 et seq.) and, to the extent permitted by law, shall report consistently with the foregoing for federal, state and local tax purposes. All Holders of Class R3 Claims shall report, for state and local tax purposes, consistently with the foregoing. In addition, the New Debtors are hereby authorized, on behalf of the Holders of Equity Interests, to request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all taxable periods of the Equity Holdback ending after the Effective Date through the termination of the Equity Holdback in accordance with the Plan.

          2.   Notes Holdback

          Subject to definitive guidance from the Internal Revenue Service or the courts to the contrary (including the receipt by the New Debtors of a private letter ruling if the New Debtors so request one or the receipt of an adverse determination by the Internal Revenue Service upon audit, if not contested by the New Debtors), the New Debtors shall treat the Notes Holdback as a single trust, consisting of separate and independent shares to be established in respect of each Disputed Claim in accordance with the trust provisions of the IRC (Sections 641 et seq.) and, to the extent permitted by law, shall report consistently with the foregoing for federal tax purposes. All Holders of Class R3 Claims shall report, for tax purposes, consistently with the foregoing. In addition, the New Debtors are hereby authorized, on behalf of the Holders of Allowed R3 Claims against the Note Group Debtors, to request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all taxable periods of the Notes Holdback ending after the Effective Date through termination of the Notes Holdback in accordance with the Plan.

     G.   Reserve of HII Senior Notes

     On the Effective Date, New HII shall not issue the HII Senior Notes that represent the Notes Holdback. The Notes Holdback, along with interest that accrues thereon after the Effective Date, shall be held for Holders of R3 Claims against the Note Group Debtors. As Disputed Class R3 Claims against the Note Group Debtors are resolved, (a) HII shall distribute in accord with Section VI(G) HII Senior Notes (along with interest and distributions that accrued after the Effective Date) to Holders of Allowed Class R3 Claims against the Note Group Debtors, (b) the Notes Holdback shall be adjusted and (c) the Note Group HII Equity Distribution shall be adjusted.

     H.   Reserve of Cash for Claims against the Liquidating Debtors

     On the Effective Date, the Plan Administrator shall reserve from the Liquidating Estates the Liquidating Estate Claim Holdback as of the Effective Date. The Liquidating Estate Claim Holdback, along with any interest or other distributions accruing with respect thereto, shall be held for the benefit of Holders of Class L3 Claims. As Disputed Class L3 Claims are resolved, (a) the Plan Administrator in accord with Section VI(I) herein shall distribute the Distributable

Net Beloit Proceeds to Holders of Allowed Class L3 Claims and (b) the Liquidating Estate Claim Holdback shall be adjusted accordingly.

 VIII. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

      The Bankruptcy Code grants the Debtors the power, subject to the approval of the Bankruptcy Court, to assume, assume and assign, or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages incurred by reason of the rejection. In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code.

      A.   Reorganizing Debtors:  Executory Contracts and Unexpired Leases

      Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document entered into pursuant to the Plan, pursuant to sections 365 and 1123(b) of the Bankruptcy Code, all Executory Contracts and Unexpired Leases listed on the Reorganizing Debtors' respective Schedule G of the Schedules and the Executory Contracts and Unexpired Leases listed on Schedule VIII(A) of the Exhibit Book to the Disclosure Statement shall
          ----------------
be deemed assumed by the respective Reorganizing Debtor, as of the Effective Date, except for any Executory Contract and Unexpired Lease:

          . that has been rejected pursuant to an order of the Bankruptcy Court entered before the Confirmation Date;/(49)/

          . that has been assumed pursuant to an order of the Bankruptcy Court entered before the Confirmation Date;/(50)/

          . as to which a motion for approval of the assumption or rejection of such Executory Contract or Unexpired Lease has been filed and served before the Confirmation Date;

          .    the Rejected Corporate Indemnities;

          .    listed on Schedule VIII(A)(iii) of the Exhibit Book, which are
                         ---------------------
          the Executory Contracts and Unexpired Leases that the Reorganizing Debtors will reject, which Schedule shall be included in the Plan Supplement which shall be Filed on or before the Effective Date; provided, however,
          --------  -------

--------------------
/(49)/ A list of the Executory Contracts and Unexpired Leases that the Reorganizing Debtors have rejected as of the date of the Disclosure Statement can be found at Schedule VIII(A)(i).
                -------------------

/(50)/ A list of the Executory Contracts and Unexpired Leases that the Reorganizing Debtors have assumed as of the date of the Disclosure Statement can be found at Schedule VIII(A)(ii).
            --------------------
               that the filing of the Plan Supplement with respect to Executory Contracts and Unexpired Leases with Morris shall not occur until an order is entered in the Morris Chapter 11 case assuming or rejecting such Executory Contracts and Unexpired Leases; or

          . that is a Non-Qualified Benefit Plan of the Reorganizing Debtors referenced in Section IV(I)(1)(b) herein, but any Non-Qualified Benefit Plan not referenced in Section IV(I)(1)(b) herein shall be assumed unless listed on Schedule VIII(A)(iii) of the Plan Supplement.

     The Reorganizing Debtors will assume warranty obligations that relate to prepetition contracts to the extent such warranties are valid under applicable law. On the date of filing of the Plan Supplement, the Reorganizing Debtors shall serve written notice on each non-Debtor party whose Executory Contract or Unexpired Lease the Debtors intend to reject and have included in Schedule
                                                                  --------
VIII(A)(iii) of the Exhibit Book as set forth above.
------------

     Notwithstanding any provision of the Plan, the Debtors shall file a motion by February 1, 2001 to assume or reject the numerous documents that the Debtors executed with Morris or its affiliates on or about October 27, 1997. Any such motion would be conditioned on Morris' assumption or rejection of such contracts in Morris' Chapter 11 case.

     The Debtors are considering whether to assume or reject the Executory Contracts with GE Capital regarding the lease of vehicles and the services of vehicles. This will be resolved in separate litigation or the Plan Supplement.

     On or before January 22, 2000, the Debtors will file a motion to address any Executory Contract between any Debtor and International Business Machines Corporation and IBM Credit Corporation.

     B.   Liquidating Debtors:   Executory Contracts and Unexpired Leases

     Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document entered into pursuant to the Plan, pursuant to sections 365 and 1123(b) of the Bankruptcy Code, (a) all Executory Contracts and Unexpired Leases listed on the Liquidating Debtors' respective Schedule G of the Schedules, (b) the Executory Contracts and Unexpired Leases listed on Schedule VIII(B) of the Exhibit Book to the Disclosure Statement and
          ----------------
(c) all other Executory Contracts and Unexpired Leases shall be deemed rejected by the Liquidating Debtors as of the Effective Date, except for any Executory Contract and Unexpired Lease:

          . that has been rejected pursuant to an order of the Bankruptcy Court entered before the Confirmation Date;/(51)/

          . that has been assumed pursuant to an order of the Bankruptcy Court entered before the Confirmation Date;/(52)/

          . as to which a motion for approval of the assumption or rejection of such Executory Contract or Unexpired Lease has been filed and served prior to the Confirmation Date;

          .    listed on Schedule VIII(B)(iii) of the Exhibit Book which are the
                         ---------------------
               Executory Contracts and Unexpired Lease that the Liquidating
               Debtors will seek to assume, which Schedule shall be included in the Plan Supplement, which shall be Filed on or before the Effective Date; or

          .    that is an insurance policy(ies).

     On the date of filing of the Plan Supplement, the Liquidating Debtors shall serve written notice on each non-Debtor party whose Executory Contract or Unexpired Lease the Debtors intend to assume and have included in Schedule
                                                                  --------
VIII(B)(iii) of the Exhibit Book as set forth above, together with the cure
------------
amount, if any.

     On or before January 22, 2000, the Debtors will file a motion to address any Executory Contract between any Debtor and International Business Machines Corporation and IBM Credit Corporation.

     C.   Amendment of Schedules relating to Executory Contracts or Unexpired
          Leases

      The Debtors reserve the right, at any time before the Confirmation Date, to amend their respective Schedule G of the Schedules to delete any Executory Contract or Unexpired Lease contract, lease or other agreement or to add such agreement, in which event such agreement shall be deemed to be assumed and assigned, or rejected, as applicable. The Debtors shall provide notice of any amendments to their respective Schedule G of the Schedules to the parties affected thereby, the Harnischfeger Creditors Committee and the Beloit Committee.

     The treatment of Executory Contracts or Unexpired Leases described herein does not affect those contracts listed on Schedule G of the Schedules to the extent that such a contract has

-----------------------
/(51)/    A list of the Executory Contracts and Unexpired Leases that the
Liquidating Debtors have rejected as of the date of the Disclosure Statement is attached hereto as Schedule VIII(B)(i).
                                -------------------

/(52)/    A list of the Executory Contracts and Unexpired Leases that the
Liquidating Debtors have assumed as of the date of the Disclosure Statement is attached hereto as Schedule VIII(B)(ii).
                   --------------------
expired or has been fully consummated pursuant to its terms. The contracts listed on Schedule VIII(C) of the Exhibit Book are contracts that were included
          ----------------
on Schedule G of the Schedules but are not an Executory Contract or Unexpired Lease and will not be assumed or rejected under the Plan.

     The listing of a document on the Executory Contract Schedules shall not constitute an admission by the Debtors, Reorganizing Debtors or the Liquidating Debtors that such document is an executory contract or an unexpired lease or that the Debtors, Reorganizing Debtors or the Liquidating Debtors have any liability thereunder.

     D.   Effect of Confirmation Order on Executory Contracts and Unexpired
Leases

     Except as provided below, entry of the Confirmation Order will constitute, as of the Effective Date: (a) the approval, pursuant to sections 365 and 1123(b) of the Bankruptcy Code, of the assumption, assignment, or rejection, as applicable, of the executory contracts and unexpired leases assumed, assigned, or rejected pursuant to Section IX of the Plan, and (b) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume or reject Unexpired Leases of non-residential real property specified in Section IX of the Plan through the date of entry of an order approving the assumption and assignment, or rejection of such Unexpired Leases of non-residential real property, which shall not be later than the Effective Date except for the HII lease of its St. Francis, Wisconsin headquarters, as described below.

     Any lien against a Debtor's property that arises under an Executory Contract that is assumed by the Debtor will not be extinguished or discharged under Sections XIII(B) and XIV(G) of the Plan.

     Executory Contracts and Unexpired Leases listed in the Plan Supplement shall be deemed assumed, assigned or rejected, as the case may be, as of the Effective Date, unless a counterparty to such agreement objects to such treatment within 15 days after the Plan Supplement is filed and served. If such party objects, then the treatment of such agreement shall be determined by the Bankruptcy Court after notice and hearing.

     E.   Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

     Pursuant to the Plan, except as may otherwise be agreed to by the parties, within five business days after the Effective Date, the Debtors shall cure any and all undisputed monetary defaults under any executory contract or unexpired lease assumed or assumed and assigned pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. Schedule VIII(E)(i) and Schedule
                                          -------------------     --------
VIII(E)(ii) of the Exhibit Book list the undisputed cure amounts for the
-----------
contracts to be assumed by the Reorganizing Debtors and the Liquidating Debtors, respectively, under the Plan. If an Executory Contract or Unexpired Lease is not listed on Schedule VIII(E)(i), then the proposed cure amount shall be $0.00.
              -------------------
Such amount shall be deemed full payment of
such Debtor's obligations under section 365(b) of the Bankruptcy Code, unless, 15 days before the Confirmation Hearing (or if the Debtors Filed an amended
Schedule VIII(A)(iii) or Schedule VIII(B)(iii),  then the time frame shall be 15
--------------------     --------------------
days after the amended schedule is filed) the contract counterparty files a Motion disputing: (1) the amount of any cure payments, (2) the ability of the Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption. The disputed cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made only after entry of a Final Order resolving the dispute and approving the assumption.

     F.   Claims based on rejection of Executory Contracts or Unexpired Leases

     Notwithstanding anything in the Bar Date Order to the contrary, Claims arising out of the rejection of executory contracts or unexpired leases pursuant to the Plan must be filed and served on the Debtors pursuant to the procedures specified in the Confirmation Order or another order of the Bankruptcy Court, no later than 30 days after the later of (i) the Effective Date and (ii) delivery of a notice of amendment to Executory Contract Schedules. Any Claim not filed within such time will be forever barred from assertion against the Debtors, their estates, the Reorganizing Debtors, the Liquidating Debtors, their respective successors or their respective properties, or against the Liquidating Trust. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as an Unsecured Claim under the Plan.

     G.   Lease of HII Corporate Headquarters

     The Lease Agreement between South Shore Corporation, a Debtor, and HII for the lease of the Debtors' corporate headquarters located at 3600 South Lake Drive, St. Francis, Wisconsin, shall be terminated as of the closing date of the sale of the premises as approved by the Bankruptcy Court. The Debtors have requested that the Bankruptcy Court hear, on February 7, 2001, a motion to sell such premises. The time period specified in section 365(d)(4) of the Bankruptcy Code shall be deemed extended until such termination date. Under the Fifth Order Pursuant to section 365(d)(4) of the Bankruptcy Code Extending the Time Within Which the Debtors Must Assume or Reject Unexpired Leases of Nonresidential Real Property entered on November 22, 2000, the time period specified under section 365(d)(4) of the Bankruptcy Code is extended to the earlier of the Effective Date or April 1, 2001 for all other leases./(53)/


--------------------------------
/(53)/    The Fifth Motion and Order Extending the Time Within Which the Debtors
Must Assume or Reject Unexpired Leases can be found at docket numbers 6901 and 7354, respectively.

     H. Customer Contracts

     Because the Reorganizing Debtors are assuming all of their customer contracts (unless such customer contract is listed on Schedule VIII(A)(iii) of
                                                      ---------------------
the Exhibit Book as being rejected), the Reorganizing Debtors will cure any and all undisputed monetary defaults. Thus, the Proofs of Claim listed on Schedule
                                                                       --------
VIII(H) attached hereto are hereby expunged.
-------

IX.  OTHER GENERAL PROVISIONS OF THE PLAN

     The following paragraphs summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions of the Plan.

     A.   Severability of Each Subplan

     The Plan is, severally, 58 Subplans of reorganization, one for each Debtor. The confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each Subplan. If any Subplan(s) is not confirmed, then the Debtors reserve the right to either (a) request that other Subplans be confirmed or (b) withdraw some or all Subplans. The Debtors' inability to confirm or election to withdraw any Subplan(s) shall not impair the confirmation of any other Subplan(s).

     B.   Nonseverability of Plan Provisions

     All provisions of the Plan are integral thereto and no provision may be deleted or modified without the Debtors' consent in their sole and absolute discretion, the consent of the Harnischfeger Creditors Committee (which consent shall not be unreasonably withheld or denied) and the consent of the Beloit Committee (which consent shall not be unreasonably withheld or denied).

     C.   Securities to Be Issued Under the Plan

     Two types of securities will be distributed under the Plan: (1) the HII Senior Notes, which will be (a) issued under the Indenture and (b) substantially in accord with the terms specified in the HII Senior Notes Term Sheet (see
Exhibit  IX(C)(i) of the Exhibit Book); and (2) the New HII Common Stock, which
-----------------
will be substantially in accord with the terms specified in the Term Sheet for New HII Common Stock (see Exhibit IX(C)(ii)) of the Exhibit Book). See Section
                          -----------------
VI(A)(5) herein relating to Registration and Listing of Securities.

     No registration statement will be filed under the Securities Act or any state securities laws with respect to the offer and distribution under the Plan of the New HII Common Stock and the HII Senior Notes. The Debtor believes that the provisions of section 1145(a)(1) of the Bankruptcy Code exempt the offer and distribution of such securities under the Plan from federal and state securities registration requirements. Holders of New HII Common Stock or a HII

Senior Note(s) may resell them without registration unless any such Holder is deemed to be an "underwriter" thereof, as defined in section 1145(b)(1) of the Bankruptcy Code. (See Section XIV(D) herein.) The New Debtors will use their commercially reasonable efforts to (i) cause the New HII Common Stock and the HII Senior Notes to be approved for listing on a national securities exchange, such as the New York Stock Exchange and (ii) register the New HII Common Stock and the New HII Senior Notes in accordance with the Registration Rights Agreement.

     D.   Amendments or Modifications to the Plan

     Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors at any time prior to or after the Confirmation Date and before the substantial consummation of the Plan. A holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such Holder.

     E.   Releases, Indemnity and Related Injunction

     The following summarizes the releases, indemnity and related injunctions contained in Section XIV(D) of the Plan. The following section is only a summary, does not purport to be complete and is qualified to the extent it does not set forth the entire text of Section XIV(D) of the Plan.

     With some exceptions and limitations explained below, a group known as the "Releasing Parties" is releasing the following parties from all claims (including derivative claims) relating to the Debtors, the Bankruptcy Cases or the Plan: The Released Parties are the Debtors and all of their current and former officers, directors employees and members; the Official Committees; and the DIP Lender. Attorneys, accountants, investment bankers and other advisors of the foregoing persons are being released from claims relating to their work in connection with the Bankruptcy Cases or the Plan.

     No party is releasing the right to enforce the Debtors' obligations under the Plan and related documents or to enforce assumed contracts.

     The "Releasing Parties " are the Debtors (who are releasing all other Debtors), and holders of claims who vote in favor of the Plan but who do not mark their ballot in the appropriate place to indicate that they do not choose to grant the releases. Holders of HII Equity Interests do not become Releasing
                                                          ---
Parties under the Plan, and retain direct claims, if any, they may have against parties other than Debtors.

     The Confirmation Order will permanently extinguish and enjoin the commencement or prosecution of Released Claims.

     Notwithstanding the releases described above, the Plan Administrator, on behalf of Beloit and other Liquidating Debtors, has retained: a) any claims any Liquidating Debtor may have against any officer or director of any Liquidating Debtor for matters relating to that person's role for a Liquidating Debtor before the Petition Date, and b) claims against "Former Inside HII Directors" for matters occurring before the Petition Date. A Former Inside HII Director is any director of HII who did not serve as such after the Petition Date, who was also an officer of HII.

     Any judgment or settlement obtained by the Plan Administrator will be payable solely from the Debtors' Available Director and Officer Insurance.

     After the Effective Date, with certain limitations explained below, the Reorganizing Debtors will continue to indemnify directors and officers other than Former Inside HII Directors. These continuing indemnification obligations are treated as assumed executory contracts.

     The continuing indemnification obligations of the Reorganizing Debtors are initially capped at $75 million over the Debtors' Available Director and Officer Insurance. However, if creditors with claims exceeding $400 million become Releasing Parties under the balloting procedures described above, the indemnification cap will be reduced to $50 million over the insurance coverage. The cap will be further reduced to $25 million over the insurance coverage if creditors holding more than $600 million in claims become Releasing Parties.

     The Plan contains various procedural requirements for the directors and officers to be entitled to indemnification.

     The reasonable fees and expenses of special counsel retained by HII Directors during the Bankruptcy Cases will be reimbursed or paid by New HII as indemnified obligations.

     The obligations of Liquidating Debtors to indemnify any current or former officers or directors are treated as rejected executory contracts. Claims resulting from such rejection are treated as prepetition unsecured claims against the appropriate Debtor.

     The following paragraphs are the provisions from Section XIV(D) of the
Plan:

          1.   Releases

     As of the Effective Date and except to the extent specified below in
Section IX(D)(2), in consideration for the obligations of the Reorganizing
        --------
Debtors and the Liquidating Debtors under the Plan and the Cash, New HII Common Stock, HII Senior Notes and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, the Releasing Parties will be deemed to forever release, waive and discharge all claims

(including derivative claims), obligations, suits, judgments, damages, demands, debts, rights, liens, interests, causes of action and liabilities (other than the right to enforce the Debtors' or the Reorganizing Debtors' obligations under the Plan and the contracts, instruments, releases, agreements and documents delivered in connection therewith or contracts and leases assumed thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, either directly or derivatively through a Debtor, Reorganizing Debtor or Liquidating Debtor, then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or before the Effective Date, whether on, before or after the Petition Date, in any way relating to a Debtor, the Bankruptcy Cases or the Plan that such Releasing Party has, had or may have (collectively, the "Released Claims") against: (i) the Debtors, (ii) each of the current and former directors, officers, employees and members of the Debtors acting in such respective capacities, (iii) the Harnischfeger Creditors Committee and its members in their respective capacity as committee members, (iv) the Beloit Committee and its members in their respective capacity as committee members, (v) the Equity Committee and its members in their respective capacity as committee members, (vi) the DIP Lenders, and (vii) with respect to all Released Claims in any way relating to the Bankruptcy Cases (including the planning thereof) or the Plan, the attorneys, accountants, investment bankers, consultants, advisors and other representatives of any of the foregoing; provided, however, that the foregoing releases shall
                         --------  -------
not (i) apply to Intercompany Claims that are not impaired under the Plan or
(ii) alter, amend or otherwise in any way adversely affect the rights and causes of action available to the Beloit Committee under the terms of the Committee Settlement Agreement. The foregoing release will be in addition to the discharge of Claims, extinguishment of derivative claims and termination of Equity Interests provided in the Plan and under the Confirmation Order and the Bankruptcy Code and the exculpation provided for in XIV(E) of the Plan.

          2.   Limitations on Releases

     Notwithstanding the provisions of section IX(E)(1) above: (a) the Plan Administrator acting on behalf of the Liquidating Debtors, shall retain the right to assert any and all claims any Liquidating Debtors now has, or hereafter can, shall or may have against (i) any current or former director or officer of any of the Liquidating Debtors arising out of, or in connection with, such person's role as a director or officer of a Liquidating Debtors before the Petition Date and (ii) any Former Inside HII Director arising out of, or in connection with, such person's role as a Former Inside HII Director before the Petition Date; provided, however, that the Plan Administrator shall not assert,
               --------  -------
and shall waive and release, any claim against any of the directors, officers or employees of any of the Reorganizing Debtors except to the extent that such person also served as an officer and director of any of the Liquidating Debtors or is a Former Inside HII Director, and provided further that, notwithstanding
                                        ----------------
anything to the contrary in this paragraph, any settlement or judgment against any current or former director or officer of any Debtor shall be payable solely from any Available Director and Officer Insurance, (b) the holders of Equity Interests shall not be deemed to have released and shall retain direct claims (as opposed to derivative claims), if any, that they may hold against persons or entities that are not Debtors relating to such Equity Interests; and (c) the Plan in no way discharges, releases, or relieves the Debtors or New Debtors, any member of their controlled group (as defined in 29 U.S.C. (S) 1301(a)(14) or any other party in any capacity from any liability with respect to the Qualified Pension Plans under any law or regulatory provision relating to the Qualified Pension Plans. The Pension Benefit Guaranty Corporation and the Qualified Pension Plans shall not be enjoined or precluded from enforcing such liability as a result of the Plan's provisions or confirmation.

          3.   Indemnification

               (a)  Reorganizing Debtor Indemnification.

                    (i) Each Reorganizing Debtor's obligations under the Corporate Indemnities with respect to Claims arising prior to the Effective Date to indemnify any Indemnified Person will be deemed and treated as executory contracts that are (1) amended and limited as provided in Section IX(E)(3)(a)(ii) below, and (2) assumed as so amended by the applicable Reorganizing Debtor pursuant to the Plan and sections 365 and 1123(b) of the Bankruptcy Code as of the Effective Date and shall not be subordinated under section 510 of the Bankruptcy Code or otherwise, or disallowed under section 502(e) of the Bankruptcy Code or otherwise (the "Amended Corporate Indemnities"), as of the Effective Date (and the occurrence of the Effective Date shall be the only condition necessary to such assumption and all requirements for cure and/or adequate assurance of future performance under section 365 for such assumption shall be deemed satisfied). Any and all obligations of the Reorganizing Debtors, other than obligations assumed as amended under the Amended Corporate Indemnities, to indemnify any current or former director, officer, employee or agent for Claims arising prior to the Effective Date shall be deemed and treated as executory contracts that are rejected by the applicable Reorganizing Debtor pursuant to the Plan and sections 365 and 1123(b) of the Bankruptcy Code (the "Rejected Corporate Indemnities"). Notwithstanding anything in this Section IX(E) to the contrary, any and all obligations of the Reorganizing Debtors to indemnify any Former Inside HII Director for any purpose, whether arising under the Corporate Indemnities or otherwise, shall be deemed and treated as executory contracts that are rejected by the applicable

                           Reorganizing Debtor pursuant to the Plan and sections 365 and 1123(b) of the Bankruptcy Code.

                    (ii) As a condition precedent to the assumption of the Amended Corporate Indemnities provided for in the
                           Section IX(E)(3)(a)(i), the Corporate Indemnities shall be amended to provide that, with respect to claims, whether direct or derivative, whether asserted in a civil, criminal, administrative or arbitral proceeding, whether for indemnification or contribution, including claims asserted by an Indemnified Person against another Indemnified Person, based on acts, omissions or events occurring before the Effective Date (the "Pre-Effective Date Indemnified Claims"), the Amended Corporate Indemnities shall limit the maximum aggregate indemnification obligation of the Reorganizing Debtors on a cumulative and collective basis, inclusive of any defense costs, including attorneys' fees and expenses, to such Indemnified Persons to $75 million in excess of and after exhaustion of any available insurance coverage provided by any Available Director and Officer Insurance; provided,
                                                                     --------
                           however, that such obligation shall be reduced to $50
                           -------
                           million in excess of such insurance coverage if Creditors holding Allowed Claims against the Debtors aggregating at least $400 million, but not in excess of $600 million, provide general releases of the Pre-Effective Date Indemnified Claims (the absence of a mark in the Ballot Check Off by any Holder who returns a Ballot voting in favor of the Plan shall qualify as such a general release), if any, held by them against such Indemnified Persons before the Confirmation Date and shall be reduced to $25 million in excess of such insurance coverage if Creditors holding Allowed Claims against the Debtors aggregating in excess of $600 million provide general releases of the Pre-Effective Date Indemnified Claims (the absence of a mark in the Ballot Check Off by any Holder who returns a Ballot voting in favor of the Plan shall qualify as such a general release), if any, held by them against such Indemnified Persons before the Confirmation Date (collectively, the "Amended Pre-Effective Date Corporate Indemnities"); and provided further, that Claims for indemnity which
                               ----------------
                           arise as a result of a claim being asserted against one or more Indemnified Persons after the Petition Date but before the Effective Date, based on acts, omissions or events occurring after the Petition Date but before the Effective Date shall be asserted as Administrative Claims in the appropriate Reorganizing Debtor's chapter 11 case (the "Administrative Indemnity Claims") and the foregoing limitations upon the Amended Pre-Effective Date Corporate Indemnities shall not apply to such Administrative Indemnity Claims, except that, if the Reorganizing Debtors or any party in interest object to the allowance of such Administrative Indemnity Claim, then the Reorganizing Debtors' shall have no obligation to indemnify for a settlement or judgment of the claim underlying such Administrative Indemnity Claim, but shall continue to indemnify such Indemnified Person for the costs to defend such underlying claim unless and until the Bankruptcy Court determines in a Final Order that such Administrative Claim shall be Allowed as an Administrative Claim. If the Bankruptcy Court determines in a Final Order to disallow the Administrative Indemnity Claim, then the Indemnified Person who has received indemnification for defense costs in connection therewith shall repay all amounts received for such defense costs to the applicable Reorganizing Debtor as ordered by the Bankruptcy Court. With respect to Pre-Effective Date Indemnified Claims, the foregoing Amended Pre-Effective Date Corporate Indemnities shall constitute the exclusive indemnity obligation of the Reorganizing Debtors to the Indemnified Persons and shall constitute a settlement under Rule 9019 of the Indemnified Persons' Claims, if any, arising under the Corporate Indemnities prior to the Effective Date as provided in Section IX(D)(3)(a)(x) below. All other indemnification obligations of the Reorganizing Debtors, if any, to the Indemnified Persons shall be waived, released, and discharged by such persons in consideration for the assumption of the Amended Pre-Effective Date Corporate Indemnities

                    (iii) To obtain indemnification for Pre-Effective Date Indemnified Claims under the Amended Pre-Effective Date Corporate Indemnities, the Indemnified Person shall (1) promptly after obtaining notice of the assertion of a Pre-Effective Date Indemnified Claim, provide written notice of the Claim to the Secretary of the appropriate New Reorganizing Debtor (the "Indemnification Notice"), (2) use their reasonable best efforts to cooperate with the relevant New Reorganizing Debtor or Debtors in the defense and disposition of the underlying claim upon which the Indemnification Notice is based, including providing such documentation and information as is reasonably available to the Indemnified Person and is reasonably necessary to enable the appropriate New Reorganizing Debtor or Debtors to defend such underlying claim.

                    (iv) Upon receipt of the Indemnification Notice and subject to the provisions of Section IX(D)(3)(a)(ix) regarding resolution of disputes relating to such notices, the appropriate New Reorganizing Debtor shall have the right and the duty to defend and contest any Pre-Effective Date Indemnified Claim asserted against any Indemnified Person irrespective of whether such claim is groundless, false or fraudulent and shall (i) pay to the Indemnified Person any amounts they are entitled to and (ii) retain counsel from among the Panel Counsel identified on Appendix A to the Directors, Officers and Corporate Liability Insurance Policy (Policy Number __________) issued by National Union Fire Insurance Company of Pittsburgh, PA maintained by HII, or such other counsel mutually acceptable to the Indemnified Person against whom a claim has been asserted and the relevant New Reorganizing Debtor. The New Reorganizing Debtors, not the Indemnified Person, shall be liable for and pay all amounts, costs, expenses, including attorneys' fees, disbursements and judgments incurred in the investigation, adjustment, defense, settlement and/or appeal of such Pre-Effective Date Indemnified Claim; provided, however, that (i) such costs do not exceed
                           --------  -------
                           the indemnity limits established in Section
                           IX(D)(3)(a)(ii), and (ii) if an Indemnified Person actually receives payment from any source including but not limited to any Available Directors and Officers Insurance, contract, agreement or otherwise, for costs and expenses for which such Indemnified Person provides an Indemnification Notice (the "Third Party Indemnity Payment"), then the amount of such Indemnified Person's claim for indemnification against the appropriate New Reorganizing Debtor shall be reduced by such Third Party Indemnity Payment.

                    (v) No Indemnified Person shall have the right to contest an Indemnification Notice under the Amended Pre-Effective Date Corporate Indemnities made by another Indemnified Person even though such request may reduce the maximum aggregate indemnification obligation of the New Reorganizing Debtors remaining under the Amended Pre-Effective Date Corporate Indemnities. Only the New Reorganizing Debtors and the specific Indemnified Person or Persons providing an Indemnification Notice under the Amended Pre-Effective Date Corporate Indemnities may review and contest, if appropriate, such request.

                    (vi) The New Reorganizing Debtors shall have the right, subject to the written consent of the Indemnified Person, which consent shall not be unreasonably withheld, to settle any Pre-Effective Date Indemnified Claim asserted against an Indemnified Person, provided that the settlement consists exclusively of the payment of money by the relevant New Reorganizing Debtor. In no event shall an Indemnified Person settle any Pre-Effective Date Indemnified Claim without the written consent of the appropriate Reorganizing Debtor, which consent shall not be unreasonably withheld.

                    (vii) In the event that a New Reorganizing Debtor indemnifies an Indemnified Person regarding a Pre-Effective Date Indemnified Claim, the New Reorganizing Debtor shall be subrogated to the extent of such indemnification to all of the rights of recovery of the Indemnified Person and such Indemnified Person shall execute all papers reasonably required to take all action necessary to secure such subrogation rights, including execution of such documents as are necessary to enable the New Reorganizing Debtor to bring suit to enforce such rights.

                    (viii) Notwithstanding anything herein to the contrary, all indemnification rights under the Amended Pre-Effective Date Corporate Indemnities shall expire and terminate upon the seventh anniversary of the Effective Date of this Plan.

                    (ix) Unless otherwise agreed between an Indemnified Person who has provided an Indemnification Notice and the applicable New Reorganizing Debtor, any dispute concerning the Indemnified Person's entitlement to indemnification under the Amended Pre-Effective Date Corporate Indemnities shall be promptly submitted to the Delaware Court of Chancery for determination pursuant to Section 145(k) of the Delaware General Corporation Law. Unless and until a final determination is made that the Indemnified Person is not entitled to indemnification under the Amended Pre-Effective Date Corporate Indemnities, the applicable New Reorganizing Debtor shall, on receipt of an Indemnification Notice, promptly indemnify the Indemnified Person to the fullest extent provided under the Amended Pre-Effective Date Corporate Indemnities; provided, however, that if the
                                        --------  -------
                           applicable New Reorganizing Debtor (1) provides the Indemnified Person with proof that the maximum aggregate indemnification obligation of the New Reorganizing Debtors under the Amended Pre-Effective Date Corporate Indemnities has been satisfied, the applicable New Reorganizing Debtor shall have no obligation to indemnify, including without limitation paying the costs of defense, the Indemnified Person unless and until the Delaware Court of Chancery determines otherwise in a final order which is not appealed, or if such order is appealed, in the final order of the final appellate court to review such dispute; and (2) disputes that an Indemnified Person is entitled to indemnification under the Amended Pre-Effective Date Corporate Indemnities, the applicable New Reorganizing Debtor shall have no obligation to pay a settlement or judgment, as distinguished from paying for the costs of the defense of the claim which it shall continue to pay, unless and until the Delaware Court of Chancery determines that the Indemnified Person is entitled to indemnification under the Amended Pre-Effective Date Corporate Indemnities. If the Delaware Court of Chancery determines in a final order which is not appealed, or if such order is appealed, in the final order of the final appellate court to review such dispute, that an Indemnified Person who has received indemnification pursuant to the Amended Pre-Effective Date Corporate Indemnities was not entitled to receive such indemnification, the Indemnified Person shall repay such amount to the applicable New Reorganizing Debtor as is ordered by the Court.

                    (x) The assumption of the Amended Corporate Indemnities provided for in Section IX(D)(3)(a)(i) constitutes a settlement and the complete and sole satisfaction of all Claims, if any, held by Indemnified Persons, other than a Former Inside HII Director, in connection with the rejection of the Rejected Corporate Indemnities and such Indemnified Persons shall not receive any other distribution on account of such Claims under the Plan. This settlement does not compromise, and is without prejudice to, any Claim asserted by an Indemnified Person other than Claims, if any, relating to the Corporate Indemnities and the Rejected Corporate Indemnities. Such settlement shall be approved pursuant to Rule 9019 of the Bankruptcy Rules in connection with confirmation of the Plan. Any Claim held by a Former Inside HII Director in connection with the rejection of all indemnity obligations of the Reorganizing Debtors to such Former Inside HII Director as provided for in
                           Section IX(D)(3)(a)(i) herein, whether arising under the Corporate Indemnities, Rejected Corporate Indemnities or otherwise, shall be treated, if Allowed, as a Class R3 Claim against the appropriate Reorganizing Debtor and such Former Inside HII Directors shall have no right to indemnification under the Amended Corporate Indemnities.

               (b)  Liquidating Debtors Indemnification

     Any and all obligations of the Liquidating Debtors to indemnify any current or former director, officer, employee or agent including any Former Inside HII Director, whether arising under the Corporate Indemnities or otherwise, with respect to Claims arising prepetition or post-petition will be deemed and treated as executory contracts that are rejected by the Liquidating Debtors pursuant to the Plan and sections 365 and 1123(b) of the Bankruptcy Code. Indemnification Claims, if any, resulting from such rejection, if Allowed, shall be treated as Class L3 Claims against the appropriate Liquidating Debtors.

               (c)  HII Director Special Counsel

     In addition to the foregoing indemnification obligations, the reasonable fees and expenses of special counsel retained by HII directors who served as directors during the pendency of these Bankruptcy Cases and which expenses were incurred in connection with these Bankruptcy Cases shall be paid or reimbursed by New HII as indemnified obligations. The Debtors estimate that these fees will total approximately $130,000.

          4.   Injunction

     The Confirmation Order will permanently extinguish all Released Claims and shall permanently enjoin the commencement or prosecution of any Released Claim by any Releasing Party.

          5.   Election to Preserve the Released Claims

     Holders of Claims have the right to elect to not consent to the release of certain persons from the Released Claims. To make such election, the Holder must elect to preserve its rights, if any, with respect to the Released Claims as described in Section IX(E) of the Disclosure Statement and Section XIV(D) of the Plan by marking the Ballot Check-off on the Ballot. If such election is not made, the Holder will be deemed to have consented to the release of the Released Claims.

          6.   Justification for the releases, indemnity and related injunction

     Over a period of several months, both the Harnischfeger Creditors Committee and the Beloit Committee investigated the affairs of the Debtors, with special focus on potential claims that any of the Debtors may have against any of the directors and officers of the Debtors. These investigations included an extensive review of a great volume of documents as well as interviews with management personnel. By way of example, the Beloit Committee reviewed over 40,000 pages of documents.

     Apart from the Committees' investigation, in the spring of 1998, a Special Committee of the HII Board of Directors was appointed to investigate the cost overruns associated with APP contracts. The Special Committee's review conducted by independent counsel included examination of documents and accounting records related to the APP contracts and discussions with employees knowledgeable regarding the contract and cost overruns. The Special Committee concluded that none of the officers or directors of HII had committed any wrongdoing in connection with the reporting of the cost overruns.

     Based upon their investigation and in the context of an overall settlement agreement, the Committees concluded that the releases and indemnities listed above are appropriate, inter alia, because:
                       ----- -----


               (a) The Beloit Committee retained for the benefit of the Liquidating Debtors causes of action, if any, against directors and officers potentially liable to the Liquidating Debtors. The Beloit Committee was satisfied that the Debtors' Available Director and Officer Insurance would be sufficient to cover the amounts recoverable, if any, on account of claims the Plan Administrator may assert against such directors and officers. The Harnischfeger Creditors Committee was satisfied that, in the overall context of the Committee Settlement Agreement and for the reasons described below, the benefits to the Reorganizing Debtors under the Plan justified granting the releases and indemnities contained in the Plan.

               (b) The directors and officers timely filed numerous Claims against the Debtors, asserting Claims based on, among other theories, (i) indemnification as allowed in each Debtor's respective bylaws, and (ii) terms of separately-negotiated engagements. These Claims establish an identity of interest between the Debtors, on the one hand, and the directors and officers, on the other hand, such that suit against any director or officer would be, in essence, a suit against the respective Debtor. Any such suit, which would require the respective Debtor to pay defense fees and expenses, would necessarily deplete assets of such Debtor's estate.

               (c) All directors and officers were involved in designing and implementing the operational restructuring necessary to the Plan. Moreover, (i) the directors and officers of the Liquidating Debtors have been essential to the sale process described herein and (ii) the directors and officers of the Reorganizing Debtors have been (and will be) essential to the ongoing business operations of the Reorganizing Debtors. In either event, the officers and directors have made a substantial contribution to the Bankruptcy Cases.

               (d) If the releases are not granted, then the directors and officers of the Reorganizing Debtors will be distracted from contributing to the Reorganizing Debtors' future business opportunities and the valuation of the Reorganizing Debtors, upon which the Plan is premised, may be at risk. Also, it is important to note that the Reorganizing Debtors' projects are, generally, long-term projects that require "institutional memory." If former officers and directors are denied a release under the Plan, then they would be less likely to assist the Reorganizing Debtors on a formal or informal basis. This loss of "good will" may impede the Reorganizing Debtors in capturing future business.

               (e) If the total releases granted by Holders of Allowed Claims exceeds $400 million, such releases will benefit the Reorganizing Debtors by reducing their exposure under the Amended Corporate Indemnities to $50 million in the aggregate and further to $25 million if Holders of Allowed Claims exceeding $600 million provide such releases.

               (f) The releases and the indemnities are an integral underpinning of the Committee Settlement Agreement. The release provisions remove uncertainty as to the level of potential indemnification claims, which could be an overhang on the equity value of New HII. They also remove any administrative status for any indemnification claims against the Liquidating Debtors thereby benefitting the Liquidating Debtors.

     F.   Exculpation

     The Debtors, the Reorganizing Debtors, the Liquidating Debtors, the Released Parties, the Harnischfeger Creditors Committee, the Equity Committee and the Beloit Committee and their respective members, current or former members, officers, directors, employees, advisors, attorneys, accountants, investment bankers, consultants, agents or other representatives (including their respective current and former directors, officers, employees, members and professionals) shall neither have nor incur any liability to any Person or Entity for any act taken or omitted to be taken in connection with or related to the Bankruptcy Cases, formulation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any other act taken or omitted to be taken in connection with the Bankruptcy Cases; provided, however,
                                                             --------  -------
that this section does not apply to liability for gross negligence or willful misconduct. The foregoing shall not alter, amend or otherwise adversely affect the rights and causes of action available to the Beloit Committee under the terms of the Committee Settlement Agreement.

     G. Cancellation of Existing Securities, Instruments and Agreements Evidencing Claims and Equity Interests

     Pursuant to the Plan and except as otherwise provided in the Plan or any contract, instrument, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made thereunder, the promissory notes, share certificates (including treasury stock), other instruments evidencing any Claims or Equity Interests, and all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such Equity Interests shall be deemed canceled and of no further force and effect, without any further act or action under any applicable agreement, law, regulations, order or rule and the obligations of the Debtors under the notes, share certificates, and other agreements and instruments governing such Claims and Equity Interests shall be discharged.

     The Holders of or parties to such canceled notes, share certificates, and other agreements and instruments shall (i) have no rights arising from or relating to such notes, share certificates, and other agreements and instruments or the cancellation thereof, except the rights provided pursuant to the Plan and
(ii) shall return all such documents to the Debtors or the HII Indenture Trustee, as applicable, before their Claim that derives from such claim is Allowed.

     H.   Release of Liens

     Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Section X of the Plan, all mortgages, deeds of trust, Liens, pledges, or other security Equity Interests against the property of any estate shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security Equity Interests will revert to the applicable Reorganizing Debtor or Liquidating Debtors and its successors and assigns.

     I.   Causes of Action And Potential Post-Confirmation Litigation

     The Debtors have reviewed available information regarding Causes of Action against other parties or entities, which investigation has not been completed and is ongoing. In addition, due to the size and scope of the Debtors' various business operations and the multitude of business transactions therein, there may be numerous other Causes of Actions which currently exist or may subsequently arise, in addition to the matters identified below. The Debtors are also continuing to investigate and assess which Causes of Action may be pursued. The Debtors do not intend, and it should not be assumed that because any existing or potential claims or Causes of Action have not yet been pursued by the Debtors or do not fall within the list below, or the attached Schedules, that any such claims or Causes or Action have been waived. Under the Plan, the New Debtors on behalf of the Reorganizing Debtors and the Plan Administrator on behalf of the Liquidating Debtors retain all rights to pursue any and all Causes of Action to the extent the New Debtors or the Plan Administrator, as the case may be, deem appropriate (under any theory of law, including without limitation, the Bankruptcy Code and any applicable local, state, or federal law, in any court or other tribunal, including without limitation, in an adversary proceeding Filed in the Bankruptcy Cases).

     Except as provided in the Committee Settlement Agreement, existing or potential claims or Causes of Action which may be pursued by the Debtors before the Effective Date and by the New Debtors or the Plan Administrator, as the case may be, after the Effective Date, include, without limitation, the following:

          1. Any and all litigation or Causes of Action of Debtors relating to the Causes of Action listed in Schedule IX(I)(i), Schedule IX(I)(ii), Schedule
                               -----------------  ------------------  --------
IX(I)(iii) Schedule IX(I)(iv), Schedules IX(I)(v), Schedule IX(I)(vi) and
---------- ------------------  ------------------  ------------------
Schedule IX(I)(vii) of the Exhibit Book (collectively, the "Retained Actions
-------------------                                         ----------------
Schedules");
---------

          2. Any claims or Causes of Action of affiliated or subsidiary Debtors, including without limitation, those claims and causes of action listed in Retained Actions Schedules of the Exhibit Book which are additionally or alternatively determined to be a claim or Cause of Action of another of the Debtors;

          3.   Objections to Claims under the Plan;

          4. Any other litigation or Causes of Action, whether legal, equitable or statutory in nature, arising out of, or in connection with the Debtors businesses, assets or operations or otherwise affecting the Debtors, including, without limitation, possible claims against the following types of parties for the following types of claims:

               (a) possible claims against vendors, customers or suppliers for warranty, indemnity, back charge/set-off issues, overpayment or duplicate payment issues and collections/accounts receivables matters;

               (b) possible claims against utilities or other persons or parties for wrongful or improper termination of services to the Debtors;

               (c) failure of any persons or parties to fully perform under contracts with the Debtors before the assumption or rejection of the subject contracts;

               (d)  mechanic's lien claims of the Debtors;

               (e) possible claims for deposits or other amounts owed by any creditor, lessor, utility, supplier, vendor, factor or other person;

               (f) possible claims for damages or other relief against any party arising out of employee, management or operational matters;

               (g) possible claims for damages or other relief against any party arising out of financial reporting;

               (h) possible claims for damages or other relief against any party arising out of environmental, asbestos and product liability matters;

               (i) actions against insurance carriers (including, without limitation those carriers listed on Schedule IX(I)(4) of the
                                                        -----------------
                    Exhibit Book) relating to coverage, indemnity or other matters;

               (j) counterclaims and defenses relating to notes or other obligations;

               (k) possible claims against local, state and federal taxing authorities (including, without limitation, any claims for refunds of overpayments);

               (l) possible claims against attorneys, accountants or other professionals relating to services rendered to Debtors; and

               (m) contract, tort, or equitable claims which may exist or subsequently arise;

          5. Any Claims and matters described in this Disclosure Statement, including without limitation Sections IV and XIV herein.

          6. Except as otherwise provided in the Plan or other Final Order, any intra company or intercompany claims of the Debtors;

          7. Any claims or Causes of Action of any of the Debtors against The Relocation Center, General Electric Fleet Services or Wausau Insurance, in addition to those specifically identified in Retained Actions Schedules of the Exhibit Book;

          8. Except for Debtors which have expressly waived such claims, any and all avoidance claims pursuant to any applicable section of the Bankruptcy Code, including, without limitation, sections 544, 545, 547, 548, 549, 550, 551, 553(b) and/or 724(a) of the Bankruptcy Code arising from any transaction involving or concerning the Debtors;

          9. Any claims of the Debtors arising under section 362 of the Bankruptcy Code;

          10. Equitable subordination claims arising under section 510 of the Bankruptcy Code or other applicable law; and

          11. Turnover claims arising under sections 542 or 543 of the Bankruptcy Code.

     J. Preservation of All Litigation and Causes of Action Not Expressly Settled and Released

     Under the Plan, the New Debtors on behalf of the Reorganizing Debtors and the Plan Administrator on behalf of the Liquidating Debtors retain all rights on behalf of the Reorganizing Debtors and Liquidating Debtors respectively to commence and pursue, as appropriate, any and all claims or Causes of Action, whether arising before or after the Petition Date, in any court or other tribunal including, without limitation, in an adversary proceeding filed in one or more of the Debtors' Bankruptcy Cases. While the Debtors have attempted to identify claims or Causes of Action which may be pursued in Section IX(I) herein and in the Retained Actions Schedules the failure to list any potential or existing claims or Causes of Action is not intended to limit the rights of the New Debtors or Plan Administrator to pursue any claims or Causes of Action not listed or identified.

     Unless a claim or Cause of Action against a Creditor or other person or entity is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order, the Debtors expressly reserve such claim or Cause of Action for later adjudication (including, without limitation, claims and Causes of Action not specifically identified or which Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to Debtors at this time or facts or circumstances which may change or be different from those which Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such claims or Causes of Action upon or after the confirmation or consummation of the Plan based on the Disclosure Statement, the Plan or the Confirmation Order, except where such claims or Causes of Action have been released in the Plan or other Final Order. In addition, the Debtors and the successor entities under the Plan expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which the Debtors are a defendant or an interested party, against any person or entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.


     Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b)(3) of the Bankruptcy Code, any claims, rights, and Causes of Action that the respective Debtors, Estates, New Debtors, or Liquidating Debtors may hold against any person including, but not limited to, those Causes of Action listed in Section IX(I) herein, and the Retained Actions Schedules shall vest in the Reorganized Debtors and Liquidating Debtors, and the applicable New Debtors and Liquidating Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such claims, rights or Causes of Action. The New Debtors and Liquidating Debtors shall have the exclusive right, authority, and discretion to institute, prosecute, abandon, settle, or compromise any and all such claims, rights, and Causes of Action without the consent or approval of any third party and without any further order of court.

     Any person to whom Debtors have incurred an obligation (whether on account of services, purchase or sale of goods or otherwise), or who has received services from Debtors or a transfer of money or property of Debtors, or who has transacted business with Debtors, or leased equipment or property from Debtors should assume that such obligation, transfer, or transaction may be reviewed by the New Debtors or the Plan Administrator subsequent to the Effective Date and may, if appropriate, be the subject of an action after the Effective Date, whether or not (i) such person has filed a proof of claim against Debtors in this Bankruptcy Case; (ii) such person's proof of claim has been objected to by the Estate; (iii) such person's Claim was included in Debtors' Schedules; (iv) such person's scheduled claim has been objected to by the Estate or has been identified by the Estate as disputed, contingent, or unliquidated; or (v) such action falls within the list of Affirmative Causes of Action in Section IX(I) herein.

     The Disclosure Statement Order provides that except as expressly provided in the Plan, the Confirmation Order shall not bar the New Debtors or the Plan Administrator by res judicata, collateral estoppel or otherwise from collecting, prosecuting or defending any matter or Cause(s) of Action.

     K.   Termination of the Harnischfeger Creditors Committee

     Pursuant to the Plan, the appointment of the Harnischfeger Creditors Committee shall terminate on the Effective Date. The Professionals retained by the Harnischfeger Creditors Committee shall not be entitled to assert any Claim for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date, or filed and served after the Effective Date pursuant to the Confirmation Order of the Plan. Allowance of Fee Claims for any professional services rendered or expenses incurred on or before the Effective Date shall be in accordance with the provisions of Schedule V(B) of the Exhibit Book.
                                     -------------

     L.   Termination of the Beloit Committee

     Pursuant to the Plan, the appointment of the Beloit Committee shall terminate on the Effective Date. The Professionals retained by the Beloit Committee shall not be entitled to assert any Claim for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date, or filed and served after the Effective Date pursuant to the Confirmation Order. Allowance of Fee Claims for any professional services rendered or expenses incurred on or before the Effective Date shall be in accordance with the provisions of Section VII of the Plan. The termination of the Beloit Committee will not impair the ability of its members to serve on the Advisory Committee.

     M.   Termination of the Equity Committee

     Pursuant to the Plan, the appointment of the Equity Committee shall terminate on the Effective Date. The Professionals retained by the Equity Committee shall not be entitled to assert any Claim for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date, or filed and served after the Effective Date pursuant to the Confirmation Order. Allowance of Fee Claims for any
professional services rendered or expenses incurred on or before the Effective Date shall be in accordance with the provisions of Schedule V(B) of the Exhibit
                                                   -------------
Book.

     N.   Effectuating Documents, Further Transactions and Corporate Action

     Pursuant to the Plan, each of the Debtors or New Debtors is authorized to execute, deliver, File or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

     Before, on or after the Effective Date (as appropriate), all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors or New Debtors or their successors in interest under the Plan, including, without limitation: (a) the Restructuring Transactions; (b) the effectiveness of the New Certificate of Incorporation and the New Bylaws and the amended certificates of incorporation and the amended bylaws for the other New Debtors; (c) corporate mergers or dissolutions effectuated pursuant to the Plan, the election or appointment, as the case may be, of directors and officers of the New Debtors; (d) the Exit Financing Facility; (e) the distribution of Cash pursuant to the Plan; (f) the adoption, executions, delivery, and implementation of all contracts, leases, instruments, releases, and other agreements or documents related to any of the foregoing; and (g) the adoption, execution, and implementation of other matters provided for under the Plan involving the corporate structure of any Debtor or New Debtor or corporate or other action to be taken by or required of any Debtor or New Debtor, shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtors or New Debtors are incorporated without any requirements of further action by the stockholders or directors of the Debtors or New Debtors. On the Effective Date or as soon thereafter as is practicable, the New Debtors shall, if required, file their amended certificates of incorporation with the Secretary of State of the state in which each New Debtor is incorporated, in accordance with the applicable general corporation law of such states.

     O.   Plan Supplement

     The Plan Supplement shall be Filed on or before the Effective Date, except as provided in Section VIII herein. On the date the Plan Supplement is Filed, the Debtors shall serve written notice on each non-Debtor party whose Executory Contract the Debtors intend to assume or reject, as appropriate.

     Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to Poorman-Douglas. The documents contained in the Plan Supplement shall be approved by the Bankruptcy Court.

X.   CONFIRMATION AND CONSUMMATION PROCEDURE

     Under the Bankruptcy Code, the following steps must be taken to confirm each Plan:

     A.   Solicitation of Votes

     Solely for purposes of voting to accept or reject the Plan, and not for the purpose of the allowance of or distribution on account of a Claim and without prejudice to the rights of the Debtors in any other context, the Debtors propose that each Claim within a Class of Claims entitled to vote to accept or reject the Plan be temporarily Allowed in an amount equal to the amount of such Claim as set forth in a timely filed proof of claim (except if such claim was reduced or expunged by prior Court order) or, if no proof of claim was filed, the amount of such Claim as set forth in the Schedules (except if such Claim was reduce or expunged by prior Court order). The foregoing general procedure will be subject to the following exceptions:

                    (i) If the Plan specifies the amount that a Claim is Allowed, then such Claim is Allowed for voting purposes in the Allowed amount specified in the Plan;

                    (ii) If a timely-filed proof of claim is marked on the proof of claim as contingent, unliquidated or disputed or is designated as such by Court order, such claim will be temporarily Allowed for voting purposes only, and not for purposes of allowance or distribution, at $1.00;

                    (iii) Unless the Debtors object to such Claims before
                          December 30, 2000, if a timely-filed proof of claim asserts, as any component thereof, a claim that arises under a Qualified Pension Plan, a portion of such Claim reasonably determined by the Debtors, in their sole and absolute discretion, that relates to a Qualified Pension Plan shall be temporarily reduced and Allowed, for voting purposes only and not for purposes of distribution, at $1.00, and the creditor's ability to vote the remainder of such Claim, if any, shall be determined by the other rules specified herein. If the Debtors object to such claims before December 30, 2000, the provisions of subparagraph (vi) shall govern the ability of the holders' thereof to vote such claim.

                    (iv) If a Claim has been estimated or otherwise Allowed for voting purposes by Final Order of the Bankruptcy Court, such Claim shall be temporarily Allowed in the amount so estimated or Allowed by the Bankruptcy Court for voting purposes only, and not for purposes of allowance or distribution;

                    (v) If a Claim is listed in the Schedules as contingent, unliquidated or disputed and a proof of claim was not
                           (i) filed before the Bar Date or (ii) deemed timely filed by a Final Order of the Bankruptcy Court before the Voting Deadline, such Claim will be disallowed for voting purposes and for purposes of allowance and distribution pursuant to Bankruptcy Rule 3003(c);

                    (vi) If the Debtors serve and File an objection to a Claim no later than December 30, 2000, such Claim will be temporarily disallowed for voting purposes only and
                                                                      ----
                           not for the purposes of the allowance or distribution, except to the extent the Bankruptcy Court temporarily allows the Claim before the Voting Deadline for voting purposes only pursuant to Bankruptcy Rule 3018(a). The Debtors reserve the right to object to all Claims for allowance or distribution purposes until such date set by the Court stating when objections are due;/54/



                    (vii) Any Bankruptcy Rule 3018(a) motion seeking temporary allowance for voting purposes and all evidence in support thereof must be filed no later than January 15, 2001; provided, however, Morris, and its
                                     --------  -------
                           affiliates must file any such motion and all evidence in support thereof no later than January 20, 2001.

                    (viii) Any Ballot that is properly completed, executed and timely returned to the Voting Agent but does not indicate acceptance or rejection of the Plan, or indicates both an acceptance and a rejection of the Plan, is deemed to be a vote to accept the Plan. Whenever a Creditor casts more than one Ballot voting the same Claim before the Voting Deadline, the last Ballot received before the Voting

_____________________

/54/ This proposed procedure is consistent with section 1126 of the Bankruptcy Code, which provides that a plan may be accepted or rejected by the holder of a claim allowed under section 502 of the Bankruptcy Code, which provided that a filed proof of claim is deemed allowed, "unless a party in interest...objects."

                           Deadline is deemed to reflect the Creditor's intent and thus to supersede any prior Ballots. Creditors must vote all of their Claims under any particular Subplan either to accept or reject such Subplan and may not split their vote, and thus a Ballot that partially accepts and partially rejects such Subplan will not be counted.

     The following types of Ballots will not be counted in determining whether any Subplan has been accepted or rejected:

                    (i)    Any Ballot received after the Voting Deadline;

                    (ii) Any Ballot that is illegible or contains insufficient information to permit the identification of the Creditor;

                    (iii) Any Ballot cast by a person or entity that does not hold a Claim in a Class that is entitled to vote on the Plan;

                    (iv) Any Ballot cast for a Claim Scheduled as unliquidated, contingent or disputed for which no proof of claim was timely filed;

                    (v)    Any unsigned Ballot; and

                    (vi) Any Ballot delivered by facsimile, e-mail or any other electronic means.

     If no Ballots are cast with respect to a particular Class, then such Class will be deemed to have accepted the Plan.

     A Holder of a Liquidating Debtor Asbestos Claim has the right to elect to have its Claim Allowed in the amount of $150. To make such election, the Holder must make the election on the Ballot before the Voting Deadline.

     Certain Holders of Unsecured Claims have the right to elect to be treated as Holders of convenience Claims. To make such election, the Holder must make the election on the Ballot before the Voting Deadline. If such an election is made, such Claim is not automatically Allowed. The Debtors reserve the right to object to such Claim notwithstanding such election. Notwithstanding anything contained in the Plan, if the beneficial holder of a claim being voted under a Master Ballot elects to be treated as the holder of a convenience Claim, the Claim being voted under the Master Ballot shall be split (for distribution purposes only, not for voting purposes) into a separate claim for each beneficial holder that elected convenience class treatment.

     Holders of Claims have the right to elect to not consent to the release of certain persons from the Released Claims. To make such election, the Holder must elect to preserve its rights, if any, with respect to the Released Claims as described in Section IX(E) of the Disclosure Statement and Section XIV(D) of the Plan. If such election is not made, the Holder will be deemed to have consented to the release of the Released Claims.

     The Disclosure Statement Order contains other provisions concerning solicitation and voting and is incorporated herein by this reference.

     B.   The Confirmation Hearing.

     The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for March 5, 2001 at 2:00 p.m. Eastern Time, before the Honorable Peter J. Walsh, Chief United States Bankruptcy Judge at the United States Bankruptcy Court, 845 Market Street, Sixth Floor, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or number of shares of common stock of HII held by the objector. Any such objection must be filed and served so that it is received by the Bankruptcy Court and the following parties on or before January 30, 2001 at 4:00 p.m., Eastern Time:

------------------------------------------------------------------------------------------
Co-Counsel to the Debtors:                    Co-Counsel to the Debtors:
------------------------------------------------------------------------------------------
Kirkland & Ellis                              Pachulski, Stang, Ziehl, Young, Jones, P.C.
200 E. Randolph Street                        919 Market Street, Suite 1600
Chicago, IL 60601                             Wilmington, DE 19801
Attn: James H.M. Sprayregen, Esq.             Attn: Laura Davis Jones, Esq.
------------------------------------------------------------------------------------------
U.S. Trustee:                                 Counsel to the Harnischfeger Creditors
                                              Committee:
------------------------------------------------------------------------------------------
Office of the United States Trustee           Cleary, Gottlieb, Steen & Hamilton
601 Walnut Street, Curtis Center, 950 West    One Liberty Plaza
Philadelphia, PA 19106                        New York, NY 10006
Attn: Patricia A. Staiano                     Attn: Lindsee P. Granfield Esq.
------------------------------------------------------------------------------------------
Counsel to the Harnischfeger Creditors        Counsel to the Equity Committee:
Committee:
------------------------------------------------------------------------------------------
Pepper Hamilton, LLP                          Berlack, Israels & Liberman, LLP
1201 Market Street, Suite 1600                120 West 45/th/ Street
Wilmington, DE 19801                          New York, NY 10036
Attn: David B. Stratton, Esq.                 Attn: Edward S. Weisfelner, Esq.
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
Counsel to the Equity Committee:              Counsel to the Prepetition Lenders:
------------------------------------------------------------------------------------------
Klehr, Harrison, Branzberg & Ellers, LLP      Simpson, Thacher & Bartlett
919 Market Street, Suite 1000                 425 Lexington Avenue
Wilmington, DE 19801                          New York, NY 10017
Attn: Joanne B. Willis, Esq.                  Attn: Mark Thompson, Esq.
------------------------------------------------------------------------------------------
Counsel to the Debtor-in-Possession           Counsel to the Debtor-in-Possession Lenders:
Lenders:
------------------------------------------------------------------------------------------
Morgan, Lewis & Bockius, LLP                  Richards, Layton & Finger
101 Park Avenue                               One Rodney Square, 920 King Street
New York, NY 10178-0060                       Wilmington, DE 19801
Attn: Robert H. Scheibe, Esq.                 Attn: Thomas L. Ambro, Esq.
------------------------------------------------------------------------------------------
Counsel to the Beloit Committee:
------------------------------------------------------------------------------------------
Stroock & Stroock & Lavan LLP                 Morris, Nichols, Arsht & Tunnel
180 Maiden Lane                               1201 N. Market Street
New York, NY 10038                            P.O. Box 1347
Attn: Wendell H. Adair, Jr., Esq.             Wilmington, DE 19899-1347
                                              Attn: Robert J. Dehney, Esq.
------------------------------------------------------------------------------------------

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

     C.   Confirmation

     At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. These requirements are briefly summarized below.

          1.   Compliance with the Bankruptcy Code (sections 1129(a)(1) and 1129
(a)(2))

     The Plan and the Debtors comply with the applicable provisions of the Bankruptcy Code. One such applicable provision is section 1113 of the Bankruptcy Code. Section 1113 of the Bankruptcy Code provides that before a debtor can reject a collective bargaining agreement, certain procedural requirements must be met. The Reorganizing Debtors will not reject any collective bargaining agreement. The Reorganizing Debtors will assume all collective bargaining agreements to which they were a party before the Petition Date. The Debtors believe that the Liquidating Debtors are not parties to any collective bargaining agreement, but to the extent any Liquidating Debtor is a party to a collective bargaining agreement, or a portion thereof, such agreement shall be deemed rejected as of the Effective Date. Thus, the Debtors have complied with section 1113 of the Bankruptcy Code. Thus, the union claims listed on Schedule
                                                                      --------
X(C)(1) of
-------
the Exhibit Book, excluding proof of claim number 10265, will be expunged. Proof of claim number 10265 will be reduced and allowed in the amount of $22,000 as of the Effective Date.

          2.   Good Faith (section 1129(a)(3))

     The Debtors have proposed the Plan in good faith and not by any means forbidden by law. At the Confirmation Hearing the Debtors will present evidence of their good faith.

          3.   Court Approval of Payments (section 1129(a)(4))

     The Debtors will obtain the Bankruptcy Court's approval of any payment made or to be made by the Debtors for services or for costs and expenses in or in connection with the Bankruptcy Cases, or in connection with the Plan and incident to the Bankruptcy Case.

          4.   Disclosure of Directors and Officers (section 1129(a)(5))

     The Debtors disclose in Schedule XIII(A) of the Exhibit Book, the identity
                             ----------------
and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of each New Debtor.

          5.   Approval of Rate Change (section 1129(a)(6))

     Section 1129(a)(6) of the Bankruptcy Code does not apply to the Debtors.

          6.   Best Interests Test (section 1129(a)(7))

     With respect to each impaired Class of Claims and Equity Interests, confirmation of the Plan requires that each holder of a Claim or Equity Interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. To determine what holders of Claims and Equity Interests of each impaired Class would receive if the Debtors were liquidated under Chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a Chapter 7 liquidation case. The Cash amount that would be available for satisfaction of unsecured non-priority Claims and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtors, augmented by the unencumbered Cash held by the Debtors at the time of the commencement of the liquidation case and litigation recoveries, if any. Such Cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that might result from the termination of the Debtors' business and the use of Chapter 7 for the purposes of liquidation.

     The Debtors' costs of liquidation under Chapter 7 would include the fees payable to a trustee in bankruptcy, as well those fees that might be payable to attorneys and other professionals that such a trustee might engage. In addition, claims would arise by reason of the breach or rejection of obligation incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Bankruptcy Cases. The foregoing types of claims and other claims that might arise in a liquidation case or result from the pending Bankruptcy Cases, including any unpaid expenses incurred by the Debtors during the Bankruptcy Cases such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition general unsecured claims.

     To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the Debtors' unencumbered assets and properties, after subtracting the amounts attributable to the foregoing claims, are then compared with the value of the property offered to such Classes of Claims and Equity Interests under the Plan.

     After considering the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Bankruptcy Cases, including (a) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee (b) the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail, and (c) the substantial increases in claims which would be satisfied on a priority basis or on parity with creditors in the Bankruptcy Cases, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim or Equity Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under Chapter 7.

     The Debtors also believe that the value of any distributions to each class of Allowed Claims in a Chapter 7 case, including all Secured Claims and Priority Tax Claims, would be less than the value of distributions under the Plan because such distribution in a Chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for two years after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims assert in the Chapter 7 case, the delay could be prolonged.

     The Liquidation Analysis for the Reorganizing Debtors is attached as
Exhibit X(C)(6) of the Exhibit Book and the Liquidating Debtors Recovery
---------------
Analysis is attached as Exhibit IV(G) of the Exhibit Book. The Liquidating
                        -------------
Debtors Recovery Analysis does not include events that occurred after October 31, 2000. The information set forth in Exhibit X(C)(6) and Exhibit IV(G) of the
                                       ---------------     -------------
Exhibit Book provides a summary of the liquidation values of the Debtors' assets, assuming a Chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of each Debtor's estate. Reference should be made to these exhibits for a complete discussion and presentation. The Liquidation Analysis and the Liquidating Debtors Recovery Analysis presume that each Debtor would be liquidated under Chapter 7. The Liquidation Analysis and the Liquidating Debtors Recovery Analysis may change substantially if certain Subplans were confirmed. The Liquidation Analyses were prepared by the Debtors with the assistance of The Blackstone Group and the Liquidating Debtors Recovery Analysis was prepared by the Debtors with the assistance of JA&A.

     Underlying the Liquidation Analysis and the Liquidating Debtors Recovery Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The Liquidation Analysis and the Liquidating Debtors Recovery Analysis is also based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected might not be realized if the Debtors were, in fact, to undergo such a liquidation. The Chapter 7 liquidation period is assumed to be a period of 6 months, allowing for, among other things, the (a) discontinuation of operations,
(b) selling of assets and (c) collection of receivables.

          7.   Confirmation of a consensual plan (section 1129(a)(8))

     Section 1129(a)(8) requires that, in order to confirm a consensual plan, for each class (A) such class accepts the plan, or (B) such class is not impaired. If each class does not satisfy (A) or (B) listed above, then the plan may be confirmed under sections 1129(a)(10) and 1129(b) if the requirements listed below are satisfied.

          8.   Treatment of Claims Entitled to Priority (section 1129(a)(9)

     As described in Section II(B) herein, the Plan provides for the treatment of Administrative Claims Entitled to Priority pursuant to sections 501(a)(3) -
(6) of the Bankruptcy Code in the manner required by section 1129(a)(9) of the Bankruptcy Code.

          9.   Confirmation of a nonconsensual plan

     Sections 1129(a)(10) and 1129(b) allow confirmation of a nonconsensual plan.

     To obtain non-consensual confirmation of each Plan, it must be demonstrated to the Bankruptcy Court that each Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, non-accepting Class. the Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cram down" tests for secured creditors, unsecured creditors and equity holders, as follows:

               (a)  Secured Creditors
                    -----------------

     Either (i) each impaired secured creditor retains its Liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of Liens, with such Liens to attach to the proceeds of the sale and the treatment of such Liens on proceeds to be as provided in clause (i) or
(ii) of this subparagraph.

               (b)  Unsecured Creditors
                    -------------------

     Either (i) each impaired unsecured creditor receives or retains under the plan, property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive any property under the plan.

               (c)  Equity Interests
                    ----------------

     Either (i) each holder of an equity interest will receive or retain under the plan, property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest, or (ii) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the plan.

     Section 1129(b) of the Bankruptcy Code allows a Bankruptcy Court to confirm a plan, even if such plan has not been accepted by all impaired classes entitled to vote on such plan, provided that such plan has been accepted by at least one
                      -------- ----
impaired class. If the Plan is not accepted by all impaired classes, the Debtors will seek confirmation of the Plan under sections 1129(a)(10) and 1129(b).

     Section 1129(b) of the Bankruptcy Code states that notwithstanding the failure of an impaired class to accept a plan of reorganization, the plan shall be confirmed, on request of the proponent of the plan, in a procedure commonly known as "cramdown," so long as the plan does not "discriminate unfairly," and is "fair and equitable" with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

     The condition that a plan be "fair and equitable" with respect to a non-accepting class of secured claims includes the requirements that (a) the holders of such secured claims retain the Liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the Liens is retained by the debtor or transferred to another entity under the plan and (b) each holder of a secured claim in the class receives deferred cash payments totaling at least the allowed amount of such claim with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant's interest in the debtor's property subject to the Liens.

     The condition that a plan be "fair and equitable" with respect to a non-accepting class of unsecured claims includes the following requirement that either: (i) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (ii) the holder of any claim or interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or interest any property.

     The condition that a plan be "fair and equitable" with respect to a non-accepting class of equity interests includes the requirements that either: (a) the plan provide that each holder of an equity interest in such class receive or retain under the plan, on account of such equity interest, property of a value, as of the effective date of the plan, equal to the greater of (i) the allowed amount of any fixed liquidation preference to which such holder is entitled;
(ii) any fixed redemption price to which such holder is entitled; or (iii) the value of such interest; or (b) if the class does not receive such an amount as required under (a), no class of equity interests junior to the non-accepting class may receive a distribution under the plan.

          10.  Feasibility - section 1129(a)(11)

     The Bankruptcy Code permits a plan to be confirmed if it is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether each Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under each Plan. As part of this analysis, the Reorganizing Debtors have prepared the business plan and the Reorganizing Debtors' projected financial information for each of the five fiscal years after the Effective Date. See Exhibit X(C)(10) of the Exhibit Book.
                                           ----------------
While the Reorganizing Debtors may have negative net income in fiscal year 2000, they project returning to profitability from fiscal year 2001 and forward. Nonetheless, with the Exit Financing Facility in place, the Reorganizing Debtors have sufficient Cash on hand to make all payments required pursuant to each Plan on account of all Allowed Claims. Accordingly, the Reorganizing Debtors submit that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization of the Reorganizing Debtors.

          11.  Payment of statutory fees (section 1129(a)(12))

     As stated in Section XVII(A), all fees payable pursuant to Section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

          12.  Compliance with section 1129(a)(13)

     Section 1129(a)(13) of the Bankruptcy Code requires that the plan provide for the continued payment of certain nonpension "retiree benefits" as defined in section 1114(a) of the Bankruptcy Code at either (1) the level originally provided by the debtor in possession without modification, or (2) at the modified level after complying with procedures set forth in section 1114 of the Bankruptcy Code.

     Section 1114 only applies to vested benefits under existing plans and does not create new obligations for the debtor.

     As of the Petition Date, the only retiree benefits subject to section 1114(a) of the Bankruptcy Code that the Debtors provided were death benefits (except as described below)./55/ Before the Petition Date, Benefit was responsible for funding these death benefits. After the Effective Date, Benefit will continue to be responsible for funding these death benefits. Because Benefit's intercompany receivables exceed Benefit's projected liabilities for death benefits, Benefit's intercompany receivables will be reduced on the Effective Date, as stated in Section XI(A)(5) herein.

     In addition, certain former Joy employees received, as of the Petition Date, additional retiree benefits as defined in section 1114(a) of the Bankruptcy Code, but these benefits were in the process of being reduced pursuant to the prepetition Date activities./56/ In addition, certain former P&H employees received, as of the Effective Date, additional retiree benefits as defined in section 1114(a) of the Bankruptcy Code.

     In any event, subject to the Debtors' right to terminate or modify retiree health benefits under applicable non-bankruptcy law, and with full reservation of any rights, remedies, defenses and objections the Debtors may have, the Debtors will continue vested retiree benefits, if any, as defined in section 1114 of the Bankruptcy Code as the same may be determined under applicable non-bankruptcy law. Notwithstanding anything herein to the contrary, the Debtors reserve their right to terminate or modify any currently provided retiree benefits in accordance with applicable non-bankruptcy law.

     D.   Exit Financing Facility

     On the Effective Date, the New Debtors will have in effect a working capital or other borrowing facility (or facilities) in terms substantially similar to those described on Exhibit X(D) of the Exhibit Book. The Exit
                              ------------
Financing Facility will have a covenant stating that the New Debtors are permitted to consummate any merger among two or more of them after the Effective Date.

__________________

/55/ In 1993, HII approved and announced a program that resulted in the elimination of all company-subsidized contributions towards post-retirement health care coverage effective January 1, 1999 for several thousand retirees. Additionally, increases in costs paid by HII were capped for certain health benefit plans beginning in 1994 and extending through 1998. Certain retirees have challenged the elimination of company-subsidized contributions effective January 1, 1999. See Section XIV(B)(3)(h) herein. The Debtors' position is that the health benefits were not vested.

/56/ For Joy, based upon existing plan terms, future eligible retirees will participate in a premium cost-sharing arrangement which is based upon age as of March 1, 1993 and position at the time of retirement. Active employees under age 45 as of March 1, 1993 and any new hires after April 1, 1993 will be required to pay 100% of the applicable premium.

XI.  CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

     A.   Conditions Precedent to Confirmation

     It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of
Section XII(D) of the Plan:

          1.   Entry of the Confirmation Order

     The Confirmation Order shall have been signed by the Bankruptcy Court and duly entered on the docket for the Bankruptcy Cases by the Clerk of the Bankruptcy Court in form and substance acceptable to the Debtor.

          2.   Exit Financing Facility

     A binding commitment letter for the Exit Financing Facility, on terms reasonably acceptable to the Debtors and consistent with the terms specified in
Exhibit X(D) of the Exhibit Book shall have been obtained and the lenders
------------
committing to provide such financing must be reasonably acceptable to the Reorganizing Debtors, who shall coordinate with the Harnischfeger Creditors Committee.

          3.   Approval of the Committee Settlement Agreement

     The Bankruptcy Court shall have approved the Committee Settlement Agreement as a settlement binding on all of the Debtors, their Creditors and Equity Interest Holders under Rule 9019 of the Bankruptcy Rules.

          4.   Disallowance of Certain Claims as of the Effective Date

     The Confirmation Order shall expunge the Claims filed by customers asserting warranty claims listed on Schedule VIII(H) of the Exhibit Book. The
                                    ----------------
Confirmation Order shall expunge the Claims listed on Schedule XI(A)(4)(i) of
                                                      --------------------
the Exhibit Book, which relate to contracts assumed hereunder. Such Claims shall be expunged because the Debtors will cure any defaults under the assumed contract(s); any prepetition claim would duplicate the cure amount(s). The Confirmation Order shall reduce the Claims listed on Schedule XI(A)(4)(ii) of
                                                     ---------------------
the Exhibit Book, which relate to contracts assumed hereunder, and also assert additional amounts.

     The Confirmation Order shall expunge all union claims listed on Schedule
                                                                     --------
X(C)(1) of the Exhibit Book, excluding (a) proof of claim number 10265, which
-------
will be reduced pursuant to Section XI(A)(5) herein and (b) proofs of claim filed by unions on behalf of certain employees asserting Claims pending in the class action lawsuit known as Donald H. Maurer, et al., v. Joy Technologies,
                              ----------------------------------------------
Inc., Nos. 98-3964 and 98-4029, currently pending in the U.S. Court of Appeals
----
for the Sixth Circuit, which Claims, if Allowed, shall be treated as Class R3 Claims under the Plan. P&H shall (a) after the Effective Date, abide by the terms and conditions of the Termination Agreement between P&H and International Union, UAW and its Local 1316 (Cedar Rapids Iowa Plant), dated December 2, 1986 and the Termination Agreement between P&H and International Union, UAW and its Locals 289 and 632 (Escanaba Michigan Plant) dated January 26, 1983 (the "Escanaba Termination Agreement") and (b) under section 365 of the Bankruptcy Code assume the 1998-2004 Agreement, effective October 19, 1998 between P&H and United Steelworkers of America and Local 1114, United Steelworkers of America; the cure amount for each such document listed in (a) of this sentence is $0. Notwithstanding anything contained in the Plan, the relevant union representative reserves the right to argue that Claim No. 10265 is an Administrative Claim. The Debtors reserve the right to argue that such Claim is a prepetition claim. For the document described in (b), the Debtors reserve the right to object to any grievance asserted by the union in its proof of claim dated February 22, 2000 Filed in case number 99-2186.

     The Confirmation Order shall expunge proof of claim number 11460, which is Joy's Claim of approximately $48 million against JET. The Confirmation Order shall expunge proof of claim number 1014 in the amount of $12,835,135, which is the IRB Claims that will receive the IRB Reinstatement Treatment. The Confirmation Order shall expunge proof of claim number 11458, which is Smith Machine Works, Inc.'s Claim of $270,484 against Joy.

     Notwithstanding any other provision of this Plan, the Confirmation Order shall (i) expunge Beloit's Claim against P&H in the amount of $9,685,568, designated as Claim No.9721 and (ii) provide that HII's Intercompany Claim listed on Schedule III(B)(7)(b) of the Exhibit Book and referred to in Section
          ---------------------
III(b)(7)(a) of the Disclosure Statement against Beloit in the liquidated amount of approximately $775,000,000 plus any additional amounts that may become due as a result of contingent prepetition claims of HII or other Reorganizing Debtors against Beloit becoming liquidated (e.g., reimbursement claims for draws made on
                                    ----
prepetition letters of credit posted by HII for Beloit projects except those specifically preserved by the Committee Settlement Agreement) shall be recognized as having represented equity in Beloit. Benefit's Claim listed in

Schedule III(B)(7)(b) of the Exhibit Book against BWRC, Inc. in the liquidated
---------------------
amount of $7,119,000 shall be forgiven.

          5. Reduction and Reclassification of Certain Claims as of the Effective Date

     The Confirmation Order shall (a) reduce the Claims that arise from Non-Qualified Benefit Plans to the amounts listed on Schedule XI(A)(5) of the
                                                 -----------------
Exhibit Book.  The Reorganizing Debtor Intercompany Claim listed in Schedule
                                                                    --------
III(B)(7)(b) of the Exhibit Book that Benefit has against HII will be reduced to
------------
$14 million. The Confirmation Order will reduce and Allow proof of claim number 10265 to the amount of $22,000 against P&H.

     Notwithstanding any other provision of the Plan and any Claim that is reduced under the Plan, the New Debtors shall have the authority to object to any Claims against the Reorganizing

Debtors so reduced under the Plan and the Plan Administrator shall have the authority to object to any claim against the Liquidating Debtors so reduced under the Plan.

     B.   Effect of Non-Occurrence of Conditions to Consummation

     If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors; (2) prejudice in any manner the rights of the Debtors, or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors in any respects.

     C.   Conditions Precedent to the Effective Date of the Plan

          1.   Conditions to confirmation satisfied

     All conditions precedent to the Confirmation Date have been satisfied.

          2.   Entry of Confirmation Order

     The Confirmation Order shall be entered on the docket in the Bankruptcy Cases.

          3.   Closing of the Exit Financing Facility

     The Exit Financing Facility shall have closed or shall be closed concurrently with the Effective Date of this Plan on terms reasonably acceptable to the Reorganizing Debtors, who shall coordinate with the Harnischfeger Creditors Committee.

          4.   DIP Facility

     All financing provided to the Debtors pursuant to section 364 of the Bankruptcy Code, including the DIP Facility, shall have been paid or replaced, or other arrangements to the lenders providing such financing in their discretion regarding the repayment and termination of such financing shall have been made.

          5.   Property Transfers

     The Bankruptcy Court shall have entered a Final Order decreeing that all transfers of property by any Debtor (i) are or will be legal, valid and effective transfers of property; (ii) vest or will vest in the transferee thereof good title to such property free and clear of all Liens, charges, claims, encumbrances or interests, except as expressly provided in such Plan or Subplan; (iii) do not and will not constitute avoidable transfers under Bankruptcy Code or under applicable nonbankruptcy law; and (iv) do not and will not subject the applicable transferee to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability.

          6.   Execution of Documents

     All actions and documents necessary to implement the provisions of this Plan to be effectuated on or before the Effective Date shall be reasonably satisfactory to the Debtors, and to the extent such documents materially adversely impact the Reorganizing Debtors, the Harnischfeger Creditors Committee, and to the extent such documents materially adversely impact the Liquidating Debtors, the Beloit Committee and in either event, a committee's approval of such actions or documents shall not be unreasonably withheld or denied and such actions and documents shall have been effected or executed and delivered.

     D.   Waiver of Conditions

     The Debtors, in their sole discretion, may waive any of the conditions precedent set forth in Sections XII(A) and XII(C) of the Plan in whole or in part at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm and/or consummate the Plan, provided that any waiver that materially adversely affects
                     -------- ----
a Reorganizing Subplan must be approved by the Harnischfeger Creditors Committee, which approval shall not be unreasonably withheld or denied, and any waiver that materially adversely affects a Liquidating Subplan must be approved by the Beloit Committee, which approval will not be unreasonably withheld or denied.

XII. EFFECT OF CONFIRMATION OF THE PLAN

     A.   Authority

     Until the Effective Date, the Bankruptcy Court shall retain custody and jurisdiction of the Debtors, their properties and interests in property and their operations. On the Effective Date, the Debtors, their properties and interests in property and their operations shall be released from the custody and jurisdiction of the Bankruptcy Court, except as provided in Section XVIII herein.

     B.   Vesting & Liens

     On the Effective Date, all Liens against any property of the Debtors, except to the extent provided in this Plan or any schedule or exhibit hereto or in the Confirmation Order, shall be deemed extinguished and discharged. On the Effective Date, the Debtors will be revested with the assets, if any, of the Debtors not distributed or otherwise transferred under this Plan free and clear of all Liabilities, except to the extent provided in this Plan.

     C.   Discharge of Reorganizing Debtors

     Except as otherwise provided herein: (1) the rights afforded in the Plan and the treatment of all Claims (including Reorganizing Debtor Intercompany Claims) and Equity Interests therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Reorganizing Debtors and the Reorganizing Debtors in Possession, or any of their assets or properties, (2) on the Effective Date, all such Claims against, and Equity Interests in the Reorganizing Debtors shall be satisfied, discharged and released in full and (3) all Persons and Entities shall be precluded from asserting against the Reorganizing Debtors, their successors or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred before the Confirmation Date.

     Pursuant to the Ohio EPA Stipulation, Joy shall not be discharged from its liability, if any, with respect to the New Philadelphia Ohio Site described in
Section IV(J)(5)(c) herein. If the Breslube-Penn Stipulation, is approved, then Joy shall not be discharged from its liability, if any, with respect to the Breslube-Penn Site described in Section IC(J)(5)(f) herein.]

     The Plan does not discharge the Liquidating Debtors, in accord with section 1141(d)(3)(A) of the Bankruptcy Code; provided, however, that payment or
                                      --------  -------
reimbursement from the EPA Holdback shall be the sole remedy available to the U.S. Environmental Protection Agency, the Illinois Environmental Protection Agency, and any other similar environmental agencies against the Liquidating Debtors. Notwithstanding section 1141(d)(3)(A) of the Bankruptcy Code, the Liquidating Debtors will be discharged of Allowed Insured Claims to the extent of the Over-SIR Amount.

     D.   Term of Injunction and Stays

     Unless otherwise provided, all injunctions or stays provided for in the Bankruptcy Cases pursuant to sections 105 and 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date. The Bankruptcy Court shall determine Allowance of all Claims unless either (i) the reference is withdrawn, for a particular Claim or in which case the District Court for the District of Delaware shall determine Allowance of a particular claim, or (ii) the stay is lifted, for a particular claim, in which case a court of competent jurisdiction shall determine allowance of a particular Claim.

     If a proof of claim was not filed on or before the Bar Date, for a Claim then such Claim will be forever barred, unless specifically allowed by the Bankruptcy Court.

          E.   Protection Against Discriminatory Treatment

          Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all entities, including governmental units, cannot discriminate against the New Debtors or refuse to renew a license, permit, charter, franchise or other similar grant solely because the New Debtors had been a debtor under the Bankruptcy Code.

 XIII.    MANAGEMENT OF THE NEW DEBTORS

          A.   Board of Directors and Management

          New HII shall have a board of directors consisting of seven members, six of whom shall be selected by the Harnischfeger Creditors Committee, after consultation with the Debtors. As required by section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, on or before to the Confirmation Date in Schedule XIII(A) of the Exhibit Book, the identity and affiliations of
        ----------------
any Person proposed to serve on the initial boards of directors (or as initial members, in the case of limited liability companies) of the New Debtors. To the extent any such Person is an insider, the nature of any compensation for such Person will also be disclosed. In addition to the compensation listed below, please see Section V hereof.

          B.   Change in Control

          The Reorganizing Debtors will continue the Change of Control Agreements issued under the Employee Retention Program to help preserve the existing base of executives.

          C.   Stay / Emergence Bonuses

          As described in Section IV herein, the Debtors were authorized to implement a Stay / Emergence Bonus Plan. Under this program, the Debtors expect to pay approximately $3,550,023.00 on the Effective Date.

          D.   Reorganizing Debtor Incentive Plan

          The Reorganizing Debtors will implement an incentive plan for the period between November 1, 2000 and the Effective Date. The terms of this plan have been approved by the Harnischfeger Creditors Committee.

 XIV.     CERTAIN RISK FACTORS

          IN ADDITION TO OTHER FACTORS THAT MAY BE RELEVANT TO THE DETERMINATION OF RISKS IN CONNECTION WITH THE PLAN, THE RISK FACTORS SET FORTH BELOW SHOULD BE CONSIDERED. THE RISK FACTORS DISCUSSED BELOW ASSUME CONFIRMATION AND CONSUMMATION OF THE

PLAN, INCLUDING APPROVAL OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, AND DO NOT INCLUDE MATTERS THAT COULD PREVENT CONFIRMATION OR CONSUMMATION PRIOR TO VOTING ON THE PLAN, EACH HOLDER OF A CLAIM OR EQUITY INTEREST ENTITLED TO VOTE ON THE PLAN SHOULD CAREFULLY CONSIDER THE RISK FACTORS ENUMERATED OR REFERRED TO BELOW AS WELL AS ALL OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE PLAN AND THE OTHER EXHIBITS AND SCHEDULES HERETO AND THERETO.

     A.   Risk Factors That Apply to All Debtors/57/

          1.   Risk of Non-Confirmation of the Plan

     Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.

          2.   Risk of Non-Occurrence of the Effective Date

     Pursuant to the Plan, the occurrence of the Effective Date of the Plan is subject to satisfaction of various conditions precedent. If the conditions precedent to the Effective Date have not occurred or been waived, the Bankruptcy Court may vacate the order confirming the Plan, in which event the Plan would be deemed null and void, and the Debtors (or some other party) may propose to solicit votes on an alternative plan of reorganization that may not be as favorable to parties in interest as the Plan.

          3.   Committee Settlement Agreement Approval

     If the terms of the Committee Settlement Agreement are not approved by the Bankruptcy Court under Rule 9019 of the Bankruptcy Rules, then certain terms of the Plan and the Subplans may have to be amended, and the outcome of certain intercompany claims and issues and intercreditor issues would be uncertain.






________________________________

/57/    In addition to the risk factors described in this section, as described in Section XIV(C)(6)(d), HII was named as a defendant in a lawsuit filed by Feder Della Guardia & Feldman and an administrative claim was filed against HII by Feder Della Guardia & Feldman.

          4.   Risk of Material Adverse Change

     If a material adverse change occurs before the Confirmation Date, then the Debtors must submit a new disclosure statement and resolicit votes.

     B.   Risk Factors That Apply to the Reorganizing Debtors

          1.   Risk of Disputed Claims Against the Note Group Debtors

     If the ARC ultimately exceeds $167 million, then Holders of Rounded Claims will receive, in addition to the Cash and HII Senior Notes described in Section VI(G)(2)(a), a Pro Rata Rounded Share of the Note Group HII Equity Distribution. The Note Group HII Equity Distribution will be calculated pursuant to the formula specified in the definition of Note Group HII Equity Distribution.

     In addition, if the ARC ultimately exceeds $855 million, then the Holders of Class R3A Claims will not receive New HII Common Stock, but the Debtors believe that this possibility is remote.

     As shown on Exhibit XIV(B) of the Exhibit Book, the Projected ARC is
                 --------------
approximately $108,508,000.00.

          2.   Valuation of HII

     In conjunction with the Plan, the Debtors determined that it was necessary to estimate post-confirmation values for the enterprise of the New HII and its subsidiaries after the Effective Date (collectively the "New Company") and thus, the New HII Common Stock. Accordingly, the Debtors directed the financial advisor to the Debtors, The Blackstone Group ("Blackstone"), to prepare a valuation analysis of the New Company for purposes of this Disclosure Statement.

     In preparing its analyses, Blackstone (1) reviewed certain recent financial statements of the Debtors, (2) reviewed certain financial projections prepared by the Debtors for the operations of the New Company, including those projections set forth in Exhibit X(C)(10) of the Exhibit Book (the
                         ----------------
"Projections"); (3) discussed the current operations and prospects of the operating business with the Debtors, including, but not limited to, their effect, if any, on the Projections;(4) reviewed the Debtors' assumptions underlying such Projections; (5) considered the market values of publicly traded companies that Blackstone and the Debtors believe are in businesses reasonably comparable to the operating business of the New Company; and (6) made such other examinations and performed such other analyses as Blackstone deemed necessary or appropriate for the purpose of the valuations.

     In preparing its analyses Blackstone assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources and that was provided to Blackstone by the Debtors or their representatives, and has not assumed any responsibility for independent verification of any such information. With respect to the financial projections supplied to Blackstone, Blackstone assumed the accuracy thereof and assumed that such projections were prepared reasonably in good faith and on a basis reflecting the best available estimates and judgments of the Debtors as to the future operating and financial performance of the New Company. Such projections assume the New Company will operate the businesses reflected in its business plan and that such businesses perform as expected in the business plan. To the extent that the New Company operates more or fewer businesses during the Projection period and to the extent that all or a portion of the businesses perform at levels inconsistent with those expected in the business plan, such adjustments may have a material impact on the operating projections and valuations as presented herein. Blackstone did not make or obtain any independent evaluation of the New Company's assets, nor did Blackstone verify any of the information it reviewed.

     It should be noted that the Projections, and thus, the valuation, of the New Company's businesses excludes the future performance of the Stock Group Debtors, which are assumed to no longer contribute to the value of the New Company following emergence from Chapter 11.

     With respect to the valuation of the New Company, in addition to the foregoing, Blackstone relied upon the following assumptions:

     . The New Company's enterprise consists of the aggregate enterprise of New HII, and its direct and indirect subsidiaries (New P&H and New
          Joy), including numerous non-Debtor operating affiliates doing business worldwide.

     . The enterprise valuation range indicated represents the enterprise value of the New Company, and assumes the pro forma debt levels (as set forth in the Projections) to calculate a range of equity values.

     . New HII and the other Debtors will emerge from Chapter 11 on or about March 31, 2001.

     . The Projections are predicated upon the assumption that the New Company will be able to obtain all necessary financing, as described herein, and that no asset sales other than those contemplated to be consummated by the New Debtors prior to the Effective Date, or assumed in the Projections, will be required to meet the New Company's ongoing financial requirements. Blackstone has not made and makes no representations as to whether the New Company will obtain financing or consummate such asset sales or as to the terms upon which such financing may be obtained or such asset sales may be consummated.

     . Blackstone also has assumed the general continuity of the present senior management of HII following consummation of the Plan, and has assumed that general financial and market conditions as of the assumed
          Effective Date of the Plan will not differ materially from those conditions as of the date of this Disclosure Statement.

     . The total enterprise value for the New Company includes an assumption for the value of its net operating losses. For purposes of this valuation, Blackstone relied upon management's estimates of approximately $728 million of net operating losses available to the New Company. The use of these losses is assumed to be limited to an annual usage equal to 5.3% of the New Company's reorganized equity value pursuant to Section 382(l)(6) of the IRC.

     The following is a brief summary of certain financial analyses performed by Blackstone to arrive at its estimation of the enterprise value of the New Company. Blackstone performed certain procedures, including each of the financial analyses described below, and reviewed with the management of HII the assumptions on which such analyses were based and other factors, including the Projections.

     Analysis of Certain Publicly Traded Companies. To provide contextual data and comparative market information, Blackstone compared selected operating and financial ratios for the Projections to the corresponding data and ratios of a number of comparable public companies ("Selected Companies") whose securities (including equity and/or debt) are publicly traded and which Blackstone believes have operating, market and trading characteristics similar to what might be expected of the New Company. The Selected Companies include Bucyrus International, Caterpillar Inc., Manitowoc Co., and Terex Corporation. Such data and ratios include, among other things, sales and profitability statistics, margin structures, and the enterprise value of such Selected Companies as multiples of revenues, EBITDA and EBIT for historical and, where available, the projected periods.

     Although the Selected Companies were used for comparison purposes, none of such companies is directly comparable to the New Company. Accordingly, an analysis of the results of such comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the value of the Selected Companies or the New Company to which they are being compared.

     Discounted Cash Flow Analysis. To provide information with regard to valuation in terms of the potential cash flows of the New Company, Blackstone determined a potential range of enterprise values based on estimated unleveraged free cash flows and terminal enterprise values achieved through the sale of the enterprise in a future year. On a present value basis, the range of terminal values used in Blackstone's analysis was $475 million to $620 million. Using this approach, Blackstone derived the present value of such cash flows by discounting the expected cash flows at a rate that reflects the riskiness of the cash flows. The estimated discount rate is the New Company's weighted average cost of capital, which is a function of the expected cost of equity for the Selected Companies adjusted for the riskiness of the New Company's cash flows relative to the Selected Companies', the expected capital structure of the New Company and the riskiness of its cash flows versus those of the Selected Companies. As the estimated cash flows, estimated discount rate and expected capital structure of the New Company are used to derive a potential value, an analysis of the results of such an estimate is not purely mathematical, but instead involves complex considerations and judgements concerning potential variance in the projected financial and operating characteristics of the New Company and other factors that could affect the future prospects and cost of capital considerations for the New Company. Blackstone used a range of discount rates from 12% to 16% for its analysis.

     As a result of such analyses, reviews, discussions, considerations and assumptions, Blackstone estimates that the enterprise value of the New Company falls in a range between $925 million - $1.115 billion, with a midpoint of $1.02 billion, and the aggregate value of the New HII Common Stock falls in a range between $593-783 million, with a midpoint of $688 million. Assuming that the company issued 50 million shares and using the midpoint equity value, this implies a $13.76 price per share. This estimated range of values represents a hypothetical value that reflects the estimated intrinsic value of the New Company derived through the application of various valuation techniques. Such analysis does not purport to represent valuation levels that would be achieved in, or assigned by, the public markets for debt and equity securities or private markets for corporations. Blackstone's estimate necessarily is based on economic, market, financial and other conditions as they exist on, and on the information made available to it as of, the date of this Disclosure Statement. It should be understood that, although subsequent developments may affect Blackstone's conclusions, Blackstone does not have any obligation and does not intend to update, revise or reaffirm its estimate.

     The summary set forth above does not purport to be a complete description of the analyses performed by Blackstone. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods for financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. In performing its analyses, Blackstone and the Debtors made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Blackstone are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     Below is the Equity Committee's position regarding valuation issues:

     Under the Plan, the Debtors propose to make no distribution to HII's shareholders and to cancel the existing HII shares. The Debtors propose to do this based on their assumption that the value of the New Company is less than the amount of Allowed Claims against HII. That assumption is based on the valuation analysis performed by the Debtors' financial advisor, Blackstone, described above.

     The Equity Committee has directed its own financial advisor, Goldin Associates, L.L.C. ("Goldin Associates"), to prepare a valuation analysis of the New Company. In preparing its analysis, Goldin Associates reviewed the valuation analysis performed by Blackstone summarized in this Disclosure Statement (the "Blackstone Valuation Analysis"), met with Blackstone and certain of the Debtors' managers, and reviewed certain of the Debtors' books and records and other relevant information.

     Goldin Associates has concluded that the Blackstone Valuation Analysis significantly understates the enterprise value of the New Company. The Blackstone Valuation Analysis was based upon the Debtors' Projections, which Goldin Associates believes are outdated because they were finalized in March, 2000. Goldin Associates believes that since the Projections were prepared, the outlook for the demand for coal has changed dramatically due to rapidly rising prices (and threats of shortages) of alternative energy sources such as natural gas and oil. Goldin Associates has also formed an opinion that HII's sales to growth markets such as China, Russia, India, and Poland will be higher than the assumptions used by Blackstone. Goldin Associates believes that these factors are likely to lead to higher sales and profit margins than are forecasted in the Debtors' March, 2000 Projections. In addition, Goldin Associates believes that other material assumptions utilized by Blackstone (relating to Blackstone's assumed terminal enterprise values and discount rates) are inconsistent with both the current outlook for Joy and P&H as well as those businesses' actual historical experience.

     Using assumptions Goldin Associates believes are more reasonable than those used by the Debtors and Blackstone, Goldin Associates has concluded that the reorganization value of the New Company is materially greater than that forecasted by the Debtors and Blackstone. Indeed, Goldin Associates believes that, based on the claims information the Debtors have provided in this Disclosure Statement, the reorganization value of the New Company is sufficient to pay all of HII's creditors in full and to provide a distribution to the existing shareholders of HII.

     Based on Goldin Associates' analysis, the Equity Committee intends to oppose confirmation of the Plan on the grounds, among other things, that it undervalues the New Company and improperly extinguishes the rights of HII's existing shareholders. At the Confirmation Hearing, the Bankruptcy Court will hear evidence regarding the views of both the Debtors and the Equity Committee on valuation. Based on that evidence, the Bankruptcy Court will determine what valuation of the New Company is appropriate for purposes of the Plan. There can be no assurance that the Bankruptcy Court will adopt the views of the Equity Committee.

          3.   Disputed Claims Not Yet Resolved

     In addition to certain individual claims specified in Section IV(J), the following categories of Disputed Claims are not yet resolved:

               (a)  Indemnified Claims
                    ------------------

     The Debtors are indemnified for certain Claims by entities to whom the Debtors, prepetition, sold divisions or assets before the Petition Date. Specifically, Terex Cranes, Inc. ("Terex") has indemnified the Debtors for Claims related to mobile construction cranes. HK Systems, Inc. ("HK") has indemnified the Debtors for Claims relating to automated material handling systems. The Debtors believe that Terex and HK will comply with their indemnification obligations. The Debtors will seek to have Claims that are indemnified by Terex and HK paid directly by Terex and HK, and such Claims should not impact the ARC amount.

     Morris Material Handling, Inc. ("Morris") filed for Chapter 11 protection on May 17, 2000. Morris' ability and willingness to pay its indemnification obligations is unknown at this time. Morris has asserted various setoffs and defenses to its indemnification obligations. Further, Morris' payment of such obligations is subject, inter alia, to the outcome of Morris' Chapter 11 proceeding. The majority of the Claims for which the Debtors are indemnified by Morris will be treated as Class R3 Claims and, if Allowed, included in the ARC. At least one alleged claim, however, may be determined to be an Administrative Claim. On or about December 7, 2000, Gary Halverson and Belinda Halverson filed a complaint in the United States District Court for the Western District of Kentucky against HII, P&H and Morris (and its affiliates) specifying damages of $1,500,000. The New Debtors' collections from Morris, if any, will be included in the Debtors' operating accounts.

               (b)  Pension Claims
                    --------------

     The Pension Benefit Guarantee Corporation (proof of claim numbers 6470, 6471, 6473, 6474, 6477, 6479, 6480, and 6476) and Laurie D. Wicks (proof of claim number 10870) Filed certain contingent Claims against the Debtors for unfunded benefit liabilities and minimum funding contributions that may be due if the Debtors terminated their Qualified Pension Plans. The Debtors believe these Claims will ultimately be moot because the Plan does not contemplate termination of any such Qualified Pension Plan and the Debtors believe all minimum funding requirements thereunder have been satisfied. See Section IV(I) of this Disclosure Statement. For these reasons, upon the Effective Date and the continuation of the Qualified Pension Plans by the New Debtors, the Debtors expect the above Claims to be either withdrawn or expunged.

               (c)  Directors' and Officers' Claims
                    -------------------------------

     The Debtors' directors and officers Filed proofs of claim against the Debtors. These Claims are presently unliquidated, as they assert various claims that are presently contingent, such as indemnification claims. If the Plan is confirmed, then the directors and officers will be released of the Released Claims, as Section IX(E) herein, and the portion of directors' and officers' Claims that are indemnification for the Released Claims shall be disallowed.
All remaining portions of the Claims will be assumed subject to the limitations of Section XIV(D) of the Plan by the New Debtors, pursuant to Section IX and reclassified as Administrative Claims. If Section IX(E) herein is modified in any way, then the Notes Holdback and the Liquidating Estate Claim Holdback will be adjusted accordingly.

               (d)  L/C Claims
                    ----------

     Various banks have asserted Claims against various Debtors with respect to outstanding letters of credit in the aggregate amount of approximately $385.3 million. Approximately $27.4 million of such letters of credit have since been drawn since the Petition Date and have become liquidated fixed claim (with the possible exception of a disputed $3.3 million item). Approximately $67.8 million of such letters of credit have since expired by their own terms or have been returned for cancellation. In addition, approximately $124.9 million of such Claims have been expunged after hearing, and further objections to such Claims in the aggregate amount of approximately $75.2 million are pending. If all such objections are granted, there will remain contingent Claims based on outstanding letters of credit of approximately $89.9 million. The Debtors estimate that approximately $23.5 million of the remaining Claims based on letters of credit may become fixed and liquidated before the Plan is confirmed. Although some of these Claims were filed against Joy, P&H and/or Beloit, the Debtors contend that all such Claims are properly assertable against HII, and should be expunged vis a vis Joy, P&H and/or Beloit.

               (e)  Environmental
                    -------------

     As described in Section IV(J)(5), the Reorganizing Debtors may be liable on account of certain environmental claims, and these Claims may not be resolved.

               (f)  Asbestos
                    --------

     Certain Claims against the Debtors allege that the Debtors are liable on account of asbestos-related materials. Although historically, the Debtors' liability for asbestos-related claims has been insignificant, and, in most cases, covered by insurance, the future liability for asbestos related Claims cannot be predicted with certainty.

               (g)  Morris Claims
                    -------------

     Before March 30, 1998, P&H was a leading international provider of "through the air" material handling products and services ("MHE Business").
Historically, P&H conducted its business as one of several operating units of HII. P&H's core United States operation were conducted directly by P&H, while the remainder of P&H's operations throughout the world were conducted through a number of entities owned directly, or indirectly, by HII and its affiliates.

     On January 28, 1998, P&H and certain of its affiliates (together with P&H, the "P&H Parties") reached an agreement with MHE Investments, Inc. ("MHE Investments"), a newly formed affiliate of Chartwell Investments Inc., for the sale of an approximately 80 percent common ownership interest in the MHE Business. Pursuant to this agreement, P&H Parties effected a number of transactions (the "Transactions" or the "Recapitalization") that resulted in MMH Holdings, Inc. ("Holdings"), a pre-existing company within the MHE Business, acquiring, through its wholly-owned subsidiary, Morris, the equity interests of all of the P&H operating entities engaged in the MHE Business that were previously owned by the P&H Parties. The Transactions were accounted for as a recapitalization for financial reporting purposes.

          Upon consummation of the Recapitalization: (i) direct and indirect subsidiaries of Holdings owned all of the equity interests of the entities engaged in the MHE Business that were previously owned by the P&H Parties; (ii) the P&H Parties would own 20.8% of the Holdings common equity and Holdings new preferred stock having a liquidation preference of $4.8 million; (iii) new investors would own 79.2% of the Holdings common equity and Holdings new preferred stock having a liquidation preference of $86.6 million; (iv) new investors would own $200.0 million aggregate principal amount of notes (the "Notes") of Morris; and (v) Morris would have bank borrowings of $55.0 million from a new bank credit facility. The Transactions closed on March 30, 1998.

          Holdings was recapitalized in order to effect the redemption of certain shares of capital stock of Holdings held by P&H. In the Recapitalization, MHE Investments and P&H invested new and continuing equity capital of $66.0 million in Holdings. In addition, Holdings offered to certain institutional investors $60.0 million of its Series A Units, consisting of approximately $57.7 million liquidation preference of Series A Senior Preferred Stock and non-voting stock representing approximately 6.6% of the Holdings Common Stock (after giving effect to the Transactions) (together with the MHE Investments and the P&H equity capital investments, the "Morris Equity Investment"). At the Recapitalization closing, the proceeds from the Morris Equity Investment, together with the approximately $55.0 million of borrowings under the new bank credit facility and approximately $200 million in aggregate proceeds from the sale of the Notes, were used, among other purposes, to finance the Recapitalization.

          At the Recapitalization closing, (i) MHE Investments paid P&H $54.0 million in cash for approximately 72.6% of the Holdings, Common Stock (after giving effect to the Transactions) and approximately $28.9 million liquidation preference of Series C Junior Voting Preferred Stock, (ii) Holdings redeemed certain shares of Holdings, Common Stock and Morris' Series C Junior Voting Preferred Stock held by P&H for $282.0 million in cash (subject to potential post-Recapitalization Closing adjustments as to which an additional $5.0 million was provided to P&H at the Recapitalization Closing) and approximately $4.8 million liquidation preference of Series B Junior Preferred Stock, and (iii) P&H retained approximately 20.8% of the Holdings, Common Stock (after giving effect to the Transactions).

          In connection with the Recapitalization, Morris entered into a Trademark License Agreement with an affiliate of P&H pursuant to which Morris has the right to use the P&H trademark with respect to all MHE Business products on a worldwide exclusive basis from the date of the Recapitalization Closing until 15 years after the earlier to occur of a sale of Holdings to a third party or a public offering of the common stock of Holdings, Morris or their parents or successors (and for an additional seven years thereafter for aftermarket products and services). The royalty fee for use of the trademark is 0.75% of the aggregate net sales of the MHE Business for the ten year period commencing March 30, 1999. There will be no royalty fee for the remainder of the term. Morris also entered into a number of agreements pursuant to which P&H will continue to provide, on an interim basis, certain supplies, products and services to Morris and its subsidiaries located in the United States on substantially similar terms and conditions to those historically provided.

     Morris and its affiliates have asserted more than 200 Claims against the Debtors. Most of these Claims are duplicative, and the liquidated claimed amount is approximately $500,000. However, all Claims assert additional unliquidated amounts. In addition, Morris has advised the Debtors that it may assert additional claims against one or more of the Debtors relating to the voidability of the transactions in which Morris and certain of its affiliates purchased the Material Handling Equipment business from P&H and certain of its affiliates in March 1998 for approximately $340 million.

     In its objection to this Disclosure Statement, Morris asserts that if the Debtor rejected the Trademark License (the "Morris Trademark License") between Morris and Harnischfeger Technologies, Inc. (a debtor entity that owns the intellectual property utilized by certain Harnischfeger entities, ("HTI")), Morris could become the largest creditor of HTI and could contest any plan for HTI that did not provide Morris with the right to utilize the "P&H" trademark or allowed Harnischfeger to receive or retain any interest in HTI, unless Morris claim was satisfied in full. In that regard, Morris could attempt to block the proposed sub-Plan for HTI and propose an alternative plan. The Debtors have advised Morris that, before the Confirmation Date, HTI will file a motion to assume the Morris Trademark License avoiding any of these concerns for the proposed HTI Subplan. Therefore, Morris' concerns regarding HTI are resolved.

               (h)  Retiree Litigation
                    ------------------

     In 1993, HII approved and announced a program that resulted in the elimination of all company-subsidized contributions towards post-retirement health care coverage, effective January 1, 1999 for several thousand retirees. Additionally, increases in costs paid by HII were capped for certain health benefit plans beginning in 1994 and extending through 1998. Certain retirees have challenged the elimination of company-subsidized contributions effective January 1, 1999. Specifically, on December 30, 1998, a complaint was filed in the United States District Court for the Eastern District of Wisconsin in the matter of Lorraine M. and Earl N. Anderson, et al. v. Harnischfeger Corporation
          ---------------------------------------------------------------------
and Harnischfeger Industries, Inc., Case No. 98-C-1263, seeking relief from
---------------------------------
HII's discontinuation of certain company-subsidized post-retirement medical coverage. By stipulation of the parties the automatic stay in the action has been lifted, an amended complaint has been filed by approximately 460 individual plaintiffs, and discovery is proceeding. Any adverse ruling in this litigation may be treated as a prepetition Claim. The plaintiffs have tendered a settlement offer that has not been accepted by the Debtors to date.

               (i)  Wage Claims
                    -----------

     As described in Section XIV(C)(6)(c), the State of Wisconsin, Department of Workforce Development ("DWD") filed proof of claim number 11995 against HII in the amount of approximately $10,000,000 for certain alleged liabilities relating to severance claims of former Beloit employees. The DWD's theory for "upstreaming" liability to HII appears to be either some theory of alterego, or tortious interference with contract. The DWD has alleged that HII representatives induced Beloit, post-bankruptcy filing, to amend the severance plan at issue to eliminate severance pay liability to the 306 claimants for whom DWD seeks recovery. HII has objected and the Harnischfeger Creditors Committee intends to object to such proof of claim. HII vigorously disagrees with all of these allegations and will vigorously defend against them.

               (j)  Omega Papier
                    ------------

     As described in Section XIV(C)(6)(a), Omega asserts a $36 million administrative claim against HII and certain HII officers who may assert that HII indemnified them for part of Omega's claim. HII and the officers vigorously dispute such claim and, in HII's opinion, it is very unlikely that Omega's asserted claim against HII will be Allowed or that the officers have any liability to Omega. If this claim is ultimately Allowed as an Administrative Claim against HII, HII will have sufficient funds to pay such claim from the Exit Financing Facility or ongoing operations.

     HII's directors and officers are covered by the directors and officers insurance described in Section IX(E) herein. During the pendency of these
                       -------------
cases, the Debtors renewed such insurance obtaining substantially similar coverage to apply to post-petition acts of directors and officers. With respect to the indemnification of officers and directors of HII, the HII Bylaws state in part that officers and directors ". . . shall be indemnified and held harmless by the corporation to the fullest extent not prohibited by General Corporation Law of the State of Delaware . . . "

          4.   Risk of Claims Asserted Against Non-Debtors

     A substantial amount of the New Debtors' assets are overseas and held by non-debtors subsidiaries. Such entities (1) will not be discharged by an order confirming the Plan, and (2) remain subject to the laws of other countries. There are currently are no claims pending against the New Debtors' non-debtor subsidiaries that would materially affect the Debtors' ability to consummate the Plan. However, such claims may be asserted against the non-debtor subsidiaries by third parties or non-U.S. governmental entities.

          5.   Terms of Exit Financing

     The post-consummation capital structure described in the Plan is based upon preliminary discussions with lenders and does not reflect a commitment to finance. While risk exists that the New Debtors will not be able to enter into an exit financing facility in the structure and amount described herein, the Debtors and their financial advisors believe that it is reasonable to expect that the New Debtors will be successful in their efforts to raise the necessary exit financing.

     C. Risk Factors Relating to the Holders of Claims Against Liquidating Debtors.

          1.   Risk of Future Asbestos Demands Against the Liquidating Debtors

     The Liquidating Debtors are not holding back any Beloit Proceeds to pay for any future asbestos demands that may be asserted against the Liquidating Debtors. The Debtors believe that such additional holdback is not necessary because (1) historically, the Liquidating Debtors' liability for asbestos claims has been low, (2) the Liquidating Debtors' asbestos obligations are, in the Debtors' judgment, substantially covered by insurance, and (3) the Liquidating Estate Claim Holdback should suffice to enable fair and equitable payment of all Allowed Claims under the Liquidating Debtors.

          2.   Assets Not Yet Sold

               (a)  APP Note
                    --------

     As described in Section IV(J)(1) herein, Beloit has retained Merrill Lynch to assist in a possible sale of the APP Note. The expected proceeds from this sale are included in the Liquidating Debtors Recovery Analysis. If the sale is not consummated or the proceeds are less than expected, the Liquidating Debtors Recovery Analysis will significantly change and, in the worst instance, the Subplans for the Liquidating Debtors may be rendered not feasible and, therefore, not confirmable. Scenario A in Liquidating Debtors Recovery Analysis discloses the Debtors' estimate of the lower end recovery from the sale of the APP Note.

               (b)  Sandusky
                    --------

     Beloit is in the process of selling its ownership interest in Sandusky.
The expected proceeds from this sale are included in the Liquidating Debtors Recovery Analysis. If the sale is not consummated or the proceeds are less than expected, then the Liquidating Debtors Recovery Analysis will change, thereby affecting the amount available to distribute to Holders of Class L3 Claims.

               (c)  Xibe
                    ----

     Beloit is in the process of selling its ownership interest in Beloit Xibe Roll Covering Company, Ltd. Beloit owns twenty-five percent (25%) of the company, and Beloit Asia Pacific (M) Inc. owns sixty-five percent (65%) of the company. The remaining portion is owned by a local Chinese company, Xian Paper-Making Machinery Plant. The expected proceeds from the sale of the ninety percent (90%) interest in Xibe are not included in the Liquidating Debtors Recovery Analysis.

               (d)  Rand Whitney
                    ------------

     Beloit has completed a project for Rand Whitney and Beloit's account receivable is evidenced in promissory notes totaling over $2 million. All payments are current and the notes can either be sold or monetized over the next seven (7) years.

          3.   Post-Closing Disputes

               (a)  Valmet
                    ------

     Valmet Corporation and one or more of its wholly owned subsidiaries (collectively "Valmet") have asserted claims against Beloit, Beloit Technologies, Inc., and Bobo 1 S.A.R.L. (collectively the "Valmet Sellers") under the Amended and Restated Asset Purchase Agreement dated as of January 10, 2000 (the "Valmet Agreement") and related agreements. Valmet alleges breach of representations, warranties and covenants in an aggregate amount several million dollars in excess of two retentions established pursuant to the Valmet Agreement to cover such claims. However, the Valmet Agreement limits Valmet Sellers' liability for such breaches to the retention amounts (collectively $10 million), except for claims of fraud or intentional misrepresentation. Valmet has not alleged any fraud or intentional misrepresentation, and the Debtors are unaware of any facts that such allegations, if asserted, would have any merit. Valmet also seeks purchase price adjustments in an aggregate amount that exceed the various holdbacks established pursuant to the Valmet Agreement. The Debtors dispute the amount of Valmet's claimed adjustments and Valmet's contentions and shall pursue resolution of this dispute in accordance with the Valmet Agreement and related agreements. The ultimate resolution of the outstanding issues relating to the Valmet Agreement may affect the amount available to distribute to Holders of Class L3 Claims.

               (b)  APP
                    ---

     In fiscal 1996 and 1997, Beloit's Asian subsidiaries received orders for four fine papermaking machines from APP for a total of approximately $600.0 million. The first two machines (known as 807 and 808) were substantially paid for and installed at APP facilities in Indonesia. The third and fourth machines (known as 811 and 812) were never completed and the underlying contracts were terminated.

                    (i)  807/808

     With respect to the machines generally referred to as 807 and 808, Beloit recently entered into and had approved by the Bankruptcy Court the Second APP Settlement. Under the terms of that settlement agreement, APP will be permitted to draw down on two letters of credit (HII is the account party) to receive, collectively, the amount of US $17 million, and Beloit will transfer certain parts existing in on-site warehouses and other off-site locations. Pursuant to the Committee Settlement Agreement, HII shall have an Allowed prepetition claim against Beloit relating to the US $17 million drawdowns on the letters of credit relating to 807/808 machines.

However, if the Committee Settlement Agreement is not approved by the Bankruptcy Court, the Harnischfeger Creditors Committee and the Beloit Committee have reserved their rights regarding all intercreditor and inter-estate issues raised by the Second APP Settlement including but not limited to the letter of credit draws.

     APP will also make payments of approximately US $800,000.00 to Beloit subsidiaries who provided services to APP in connection with the 807 and 808 machines. Both parties will receive releases and Beloit will have no further obligations under the contracts for 807 and 808. Beloit estimates that it will cost less than US $4 million to wind up these projects and to perform the obligations under Second APP Settlement Agreement.

     In connection with the 807 and 808 contracts, Beloit sold approximately $44.0 million of receivables from APP on these first two machines to a financial institution. Beloit agreed to repurchase the receivables in the event APP defaulted on the receivables and HII guaranteed this repurchase obligation. As of the date of this Disclosure Statement, HII believes APP was not in default with respect to the receivables. In addition, Beloit is a guarantor of a portion of the obligations of APP under its agreement with EXIM Bank of the United States. The Second APP Settlement does not release APP from its obligations with respect to those Receivables or the EXIM transaction.

                    (ii)  811/812

     An arbitration was conducted in Singapore in February of 2000 with respect to the machines commonly referred to as 811 and 812. Before completion of the arbitration, the parties entered into a settlement agreement, described in greater detail in Section IV(J)(1) herein. Under that Deed of Settlement, Beloit has obligations to make available to APP certain portions of the 811 and 812 machines that are in the possession or control of Beloit, but only on an "as is, where is" basis. Beloit also has obligations with respect to facilitating the assumption and assignment of certain contracts that pertain to the 811 and 812 machines. This process is ongoing and will continue for several months. We believe that Beloit is in full compliance with all of its obligations under the Deed of Settlement. Nevertheless, until the settlement agreement is fully performed, there always remains a possibility that APP might bring some type of claim alleging non-compliance by Beloit with the Deed of Settlement. The exact nature or value of such claim is impossible to predict.

               (c)  PT Kiani Kertas
                    ---------------

     Beloit was part of an unincorporated consortium that entered into a contract in June of 1994 with PT Kiani Kertas to provide the design, procurement and supply of various components of a pulp mill that was installed at the mill site in Indonesia by a contractor retained by PT Kiani Kertas directly. Beloit believes that it has fully performed and that its contractual obligations are complete. PT Kiani Kertas does not contest that the majority of the Beloit obligations are fully performed, but disputes certain aspects of the Woodyard portion. PT Kiani Kertas has withheld approximately US$10 million from Beloit, which represents the final installment payment due Beloit under the contract. Pursuant to the contract, Beloit filed a demand for arbitration in September of 2000 with the ICC to recover all amounts due and owing Beloit under the contract, as well as interest. We are not aware of any counterclaims that PT Kiani Kertas may have, other than to dispute a portion of the amount due with respect to the Woodyard area of the mill.

               (d)  Procter & Gamble - Robin Hood
                    -----------------------------

     The Beloit UK subsidiary, Beloit Walmsley, entered into a turnkey contract with Procter & Gamble ("P&G") involving the engineering, procurement and construction of a tissue machine, buildings and other related items for a mill located in Manchester, England. All equipment has been delivered, the machine is operating and achieved "preliminary acceptance" in September of 1999. Beloit acted as a subcontractor to Beloit Walmsley. A few punchlist items within the U.S. scope of supply were not completed. Ultimately, Beloit Walmsley filed for protection under the bankruptcy laws of the United Kingdom. A Letter of Credit (HII is the account party) is outstanding for approximately $4 million to cover performance through Preliminary Acceptance, at which time a replacement Letter of Credit was to be supplied to ensure Final Acceptance. P&G will not release the current letter of credit and Beloit has not put into effect a replacement letter of credit. Accordingly, Beloit is at risk for the $4 million post-petition letter of credit, although Beloit does not believe a valid draw can be effected. Moreover, P&G has filed a proof of claim (number 9717) in the amount of US $11.2 million. Beloit Corporation disputes the amount of that claim.

               (e) Claims pertaining to projects of overseas subsidiaries
                   ------------------------------------------------------

     Beloit had a number of indirect and direct subsidiaries located overseas. Many contracts entered into by these overseas subsidiaries were not fully performed by the subsidiaries sometimes as a result of the overseas subsidiary filing for bankruptcy protection under the applicable law of its jurisdiction. It is possible that claims might be made against Beloit by customers and subcontractors of the overseas subsidiaries, as well as by the estates of any of those subsidiaries which filed for bankruptcy protection, based on some theory designed to pierce the corporate veil. Such claims, if made and if successful, would reduce the amount available to Holders of Allowed Class L3 Claims.

          4.   Professional Fees

     Post-petition professional fees attributable to the sale and wind-down of Beloit, have not been allocated between Beloit and HII other than those pursuant to the Stipulation and Order Concerning Allowance and Payment of Fees and Expenses to PricewaterhouseCoopers LLP and PricewaterhouseCoopers Securities LLC./58/ The allocation of such fees will affect the amount available to distribute to Holders of Allowed Class L3 Claims.


___________________
/58/ This stipulation can be found at docket number 7353.

          5.   Current Projects

               (a)  Protisa
                    -------

     This turnkey contract was entered into by Beloit Industrial Ltda ("BIL"), a non-debtor entity and former subsidiary of Beloit, for the engineering, procurement and construction of a tissue machine and ancillary items. The owner of the facility is the Argentine subsidiary of a Chilean paper manufacturer, CMPC. The original contract value was approximately US $76 million. The contract is complete, except for a few punch list items, demonstration of performance and mechanical warranty obligations. HII has provided security for completion of those outstanding items through a letter of credit that has been reduced to US$1 million. For the most part, the performance guarantee period and all mechanical warrantees expire on February 1, 2001, and the HII letter of credit is scheduled to expire at that time. Warranty coverage on some items is scheduled to expire in 2002.

     BIL was sold to Yoshioka Agro Industrial Ltda through a stock sale agreement entered into in February of 2000. The Purchaser of BIL interprets that stock purchase agreement as requiring Beloit (a) to assume all warranty obligations on the Protisa project, except for those few items manufactured directly by BIL and (b) to be responsible for the warranty of any items furnished by a third party other than BIL, even if supplied directly to BIL. Beloit does not believe that this interpretation of the stock purchase agreement is correct and is currently attempting to resolve this matter with BIL.

     An additional exposure exists for claims brought by third party subcontractors and suppliers of BIL. Argentine law permits subcontractors and suppliers to assert claims against a landowner directly for amounts that have not been paid in full by the prime contractor (the Argentine equivalent of a lien claim). It is possible that Beloit might be brought into such claims, which are being heard in the courts of Argentina.

               (b)  Vinda
                    -----

     BAPL entered into a contract with Xinhui Vinda Paper Enterprises Company, Inc. ("Vinda") on June 3, 1998 to supply a 2.7 meter tissue machine to Vinda in the People's Republic of China. The total contract price was $12,383,000. The final 10% of the contract amount has not been paid due to disputes pertaining to machine speed and compliance by Vinda with contractual time periods in which Vinda was obligated to conduct any desired performance testing to verify the machine's speed. The parties recently reached a settlement of those disputes, whereby BAPL will receive US$600,000 and will be released from all further obligation and liability in connection with this matter. Vinda will be permitted to retain the balance of the contract sum, which is approximately $640,000. The settlement agreement has not yet been executed, although we anticipate with will occur in the near future. If for some reason the settlement agreement were not executed, the disputes might be resurrected.

               (c)  Premier Boxboard
                    ----------------

     Beloit is a subcontractor to BE&K in connection with the rebuild of a paper machine located in Indiana. Beloit and BE&K entered into and had approved by the Bankruptcy Court a settlement agreement which settled claims that had accrued through August 25, 2000. Pursuant to Beloit's contractual obligations, HII issued a letter of credit in the amount of approximately $1 million. BE&K is to pay Beloit approximately $1 million. The settlement included a mutual release of liability for claims accruing on or before August 25, 2000. The release did not include claims for (a) breach of the Beloit warranty accruing after August 25, 2000 and brought by BE&K or Premier Boxboard; (b) contribution or indemnity arising out of personal injury or wrongful death; and (c) selected warranty items listed on an exhibit to the agreement.

               (d)  Existing Warranty Obligations
                    -----------------------------

     Beloit has a number of contracts with unexpired warranties. Beloit is unaware of any significant warranty issues at this time, but any future individual claim or cumulative total of claims is potentially material.

          6.   Outstanding Disputed Administrative Claims

               (a)  Omega Papier
                    ------------

     Omega Papier Wernshausen, GmbH ("Omega") has asserted a number of claims against HII and Beloit arising out of a contract between Omega and Beloit Austria, a non-debtor subsidiary of Beloit. This matter is currently pending as an adversary proceeding under Case No. A-00-399. Omega asserts claims for breach of contract, fraud and negligent misrepresentation. Omega asserts damages in excess of $36 million (which includes compensatory and punitive damages). Omega asserts that these damages arose from post-petition actions of both HII and Beloit, and should therefore be paid as an administrative expense. Omega describes the litigation differently. Such description can be accessed at docket number 7620 (filed on December 8, 2000), and is summarized below. HII and Beloit vigorously disagree with (i) the amount of the claim, (ii) the priority of the claim, and (iii) Omega's description of the claim. If Omega succeeds in any portion of its argument, then distributions to Holders of Class L3 Claims will be negatively impacted. The Beloit Committee has intervened in this action as a party. The Harnischfeger Creditors Committee intervened in this action and filed a motion for judgment on the pleadings relating to certain Omega claims, to which Omega has responded./59/

     Omega's summary of the litigation is below:


________________

/59/    The unsecured creditors motion for judgment on the pleadings and Omega's response to that motion can be found at docket numbers 36, 37 and 40 under Adversary Proceeding 00-399.

          Omega had a prepetition contract with Beloit Austria for a turnkey contract to build a papermaking machine in Germany. After the Debtors' bankruptcy filings, Omega refused to make any further payments without receiving assurances from Beloit and HII that the project would be adequately funded.

          Omega's complaint alleges that, after their bankruptcy filings, HII and Beloit signed documents that Omega alleges are post-petition guarantees.

          Omega alleges that the Debtors gave these post-petition guarantees specifically to induce Omega to make payments on its contract, which Omega partially did.

          Omega alleges that the Debtors not only failed to perform their obligations, but they affirmatively interfered with Omega's attempts to mitigate its damages.

          Omega alleges breach of the post-petition guarantees and other post-petition contractual claims based on those guarantees. Omega's alleged claim includes a breach of the post-construction one-year warranty pursuant to which Omega alleges the Debtors are liable for the repair of the equipment.

          To the extent the guarantees are invalid, Omega's complaint also alleges that the Debtors committed post-petition fraud or negligent misrepresentation in inducing Omega to make payments based on the giving of invalid guarantees.

          Furthermore, the Omega complaint also alleges that three executives of the Debtors committed post-petition fraud or negligent misrepresentations, and that both they, and the Debtors, are liable for these post-petition torts. Finally, the Omega complaint alleges that the Debtors affirmatively interfered with Omega's attempts to complete the machine.

          To date, Omega asserts that there remain numerous problems with the equipment that Omega, rather than the Debtors, are forced to attempt to rectify. As a result, Omega asserts that its damages continue to rise.

          Omega asserts that, if it prevails on either its contract or tort claims, its claims will be deemed an administrative expense, entitled to payment in full before any unsecured creditors are paid.

The Debtors dispute almost all allegations made by Omega.

     Omega has also sued three individual officers of Beloit on account of their actions with Omega. If Omega prevails on their claims against these individuals, these individuals will assert post-petition indemnification claims against the Debtors. Beloit's directors and officers are covered by directors and officers insurance described in Section IX(E) herein.
                                                         -------------
During the pendency of these cases, the Debtors renewed such insurance obtaining the same substantially similar coverage to apply to post-petition acts of directors and officers. With respect to the indemnification of officers and directors of Beloit, the Beloit Bylaws state in part that "the Corporation shall, to the fullest extent to which it is empowered to do so by the general Corporation law of Delaware or any other applicable laws as from time to time may be in effect, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding . . . ."

               (b)  Wage Claims
                    -----------

                    (i)  DWD

     Numerous former Beloit employees filed wage claims with the DWD claiming that Beloit unlawfully failed to pay them owed severance and/or vacation pay. After investigation, the DWD issued a Final Determination, finding that 306 former Beloit employees are owed $4,241,663.90 in severance pay only. This sum is for back wages; the Wisconsin statute allegedly applicable also calls for a discretionary 100% premium. The DWD filed proof of claim number 11994 in the amount of approximately $8.5 million against Beloit. As described in Section XIV(B)(i) herein, the DWD filed a proof of claim in the amount of approximately $10 million against HII. The DWD also filed a motion seeking to establish the priority of this claim as administrative./60/ Beloit and the Beloit Committee filed an objection to such motion and claim. Beloit disagrees with the amount of the claim, the liability finding and the alleged priority of the claim and will vigorously pursue all applicable defenses. HII and Beloit filed a Complaint with the United States District Court, District of Delaware (Civil Action No. 00-873) in which, among other things, HII and Beloit state that the DWD Final Determination is preempted by ERISA and other federal law. The DWD moved to dismiss the Complaint under the 11/th/ amendment. If the DWD prevails on this claim, then the Liquidating Debtors Recovery Analysis will be affected.

                    (ii) IDOL

     Approximately eighty-seven (87) former Beloit employees who worked at Beloit facilities in Illinois have filed claims for vacation pay, health insurance and severance wages with the Illinois Department of Labor ("IDOL") under the Illinois Wage Payment and Collection Act ("IWPCA"). The aggregate value of these alleged claims, on their face, is approximately $1.5 million.

     These claims continue to be investigated by the IDOL. Beloit filed an original, July 31, 2000, position statement, and three (3) supplemental position statements with IDOL. The Agency has dismissed approximately fourteen (14) claims as untimely under the IWPCA's 180-day statute


______________
/60/    The DWD's Motion to Allow Administrative Expense Claim can be found at docket number 7058.

of limitations. The remainder of the claims remain pending; the IDOL has yet to rule on the merits as to these claims.

     Beloit has aggressively defended the IDOL claims, raising preemption and a variety of other defenses. If the IDOL claimants would be successful, the aggregate exposure is approximately $1.5 million. The Illinois statute under which the IDOL is suing, 820 ILCS (S)11S, provides for additional penalties in the nature of court costs and criminal prosecution for willful refusals to pay amounts owed. Attorney fees may also be assessed. If the IDOL prevails on this claim, then the Liquidating Debtors Recovery Analysis will be affected.

               (c)  Feder Della Guardia & Feldman
                    -----------------------------

     On behalf of its client, the law firm of Feder Della Guardia & Feldman filed a complaint against Beloit and HII pleading the jurisdictional requirement of $100,000. In addition, the law firm filed an administrative claim against HII in the amount of $20,000,000. These claims derive from an accident that occurred in the winter of 1999. Beloit and HII disagree with (a) the amount of the claim and (b) the asserted priority of the claim.

               (d) Procter & Gamble - Pilot Equipment
                   ----------------------------------

     The Procter & Gamble Paper Products Company ("P&G") and Beloit entered into a contractual agreement on April 9, 1998, which is denominated a "Lease Agreement" (the "P&G Agreement"), under which P&G is referred to as "Lessor" and Beloit is referred to as "Lessee." The P&G Agreement related to Beloit's Pilot Testing Facility and certain "Non-Exclusive Equipment" related thereto (the "Pilot Equipment").

     On January 10, 2000, Valmet Corporation ("Valmet") and Beloit entered into an Amended and Restated Asset Purchase Agreement (the "Asset Purchase Agreement") for the sale to Valmet of a variety of assets, including the Pilot Equipment.

     On or about February 8, 2000, the Bankruptcy Court entered an Order under 11 U.S.C. (S)(S) 105, 363, 365 and 1146(c) approving (i) the Asset Purchase Agreement and Debtors' assumption of obligations thereunder; (ii) the sale of certain of Debtors' assets to Valmet free and clear of all liens, claims, interests and encumbrances; and (iii) the assumption and assignment of certain leases and executory contracts. On May 11, 2000 (the "Valmet Closing Date"), Beloit sold the assets, including the Pilot Equipment, to Valmet pursuant to the Asset Purchase Agreement. In June 2000, Beloit filed a Motion for an Order Pursuant to Section 365(a) of the Bankruptcy Code Authorizing Beloit Corporation to Reject Agreement with P&G (the "P&G Motion"). Thereafter, on November 22, 2000, P&G and Beloit entered into a stipulation and order regarding motion for an order pursuant to Section 365(a) of the Bankruptcy Code authorizing Beloit to reject the P&G Agreement (the "P&G Stipulation") pursuant to which P&G and Beloit agreed as follows: (i) that the P&G Agreement is deemed rejected by Beloit as of the Valmet Closing Date; (ii) P&G and Beloit reserve their respective rights regarding all other issues other than the rejection of the P&G Agreement including, without limitation, the following issues: the ownership of the Pilot Equipment, the characterization of the P&G Agreement, and the amount, priority and secured versus unsecured nature of P&G's claim against Beloit; (iii) P&G is granted leave to file a proof of claim relating to its claims regarding the rejection of the P&G Agreement and all issues reserved under subsection (ii) within thirty (30) days after entry of the order approving the P&G Stipulation; and (iv) any action by Beloit or P&G to determine P&G's rights in the Pilot Equipment or the proceeds thereof or any issue set forth in or relating to subsections (ii) and (iii) shall be commenced not later than thirty (30) days after the filing of P&G's proof of claim relating to its claims under the P&G Agreement. On November 22, 2000, the Bankruptcy Court approved the P&G Stipulation. (The P&G Stipulation has been amended solely for the purpose of stating that it is by and between The Procter & Gamble Paper Products Company and Beloit Corporation and that all references to The Procter & Gamble Company shall be deemed to refer to The Procter & Gamble Paper Products Company.)

     P&G has informed Beloit that P&G intends to file an administrative priority claim against Beloit for, inter alia, unjust enrichment arising from Beloit's sale of the Pilot Equipment to Valmet without P&G's consent. Beloit disputes any such administrative claim and believes that P&G is merely a prepetition unsecured creditor of Beloit by virtue of Beloit's rejection of the agreement or sale of the Pilot Equipment.

               (e) Additional Administrative Claims
                   --------------------------------

     In addition to the Disputed Administrative Claims, numerous claims asserting administrative claim status have been filed against the Liquidating Debtors. The Adjusted Administrative Claims are listed on Schedule XIV(C)(6)(d)
                                                           ---------------------
of the Exhibit Book. Beloit will object to the alleged priority of many of the claims. If the objections are not sustained, then distributions to Holders of Allowed Class L3 Claims will be negatively impacted.

               (f)  Asserted Secured Claims
                    -----------------------

     Numerous claims asserting secured claim status have been filed against Beloit. These claims are listed on Schedule XIV(C)(6)(e) of the Exhibit Book.
                                    ---------------------
Beloit will object to the alleged priority of many of the claims. If the objections are not sustained, then distributions to Holders of L3 Claims will be negatively impacted.

          7.   Executory Contracts and Unexpired Leases

     The Liquidating Debtors will reject numerous Executory Contracts and Unexpired Leases as stated in Section VIII. The rejected Claims that will be asserted against the respective Liquidating Debtors are currently unknown and may adversely affect (i) the Initial % Recovery and (ii) Projected Total % Recovery for the Liquidating Debtors.

          8.   Sufficiency of Post-Petition Accommodations Holdback

     As noted in Section VI(I)(6) herein, a holdback has been established in an amount equal to the Post-Petition Accommodations. If the amount of the Post-Petition Accommodations Holdback is not sufficient, then the Liquidating Debtors Recovery Analysis may have to be adjusted.

          9.   Gain Contingencies

     After the Effective Date, the Plan Administrator will pursue certain causes of action that may result in a benefit to the estates of the Liquidating Debtors. These causes of action are listed on Schedule IX(I)(iv) of the Exhibit
                                               ------------------
Book. In addition, as noted in Section VI(I)(5), if Scenario A occurs with respect to the Beloit R&D Facility and the relevant governmental authorities agree, a portion of the EPA Holdback may become part of the Beloit Proceeds distributable under the Liquidating Debtors' Subplans. If Scenario B occurs with respect to the Beloit R&D Facility, then the entire amount of the EPA Holdback will become distributable under the Liquidating Debtors' Subplans.

     D.   Risk Factors Relating to Securities Distributions

          1.   Lack of Established Market; Illiquidity

     There is no existing market for the New HII Common Stock and the HII Senior Notes. Under the Plan, the New Debtors will use their reasonable efforts to cause the New HII Common Stock and the HII Senior Notes to be approved for listing on a national securities exchange or NASDAQ NMS. It is uncertain whether the New HII Common Stock or the HII Senior Notes will initially be authorized for listing; an unlisted market may develop.

     The New HII Common Stock will be issued pursuant to the Plan. Some of these recipients whom may prefer to liquidate their investment rather than hold it on a long term basis. The prices at which the New HII Common Stock may trade will depend upon a number of factors, including industry conditions, the performance of, and investor expectations for, the New Debtors and market factors, such as the number of holders who may wish to dispose of their stock to raise funds or recognize losses for tax purposes or otherwise.

          2.   Dividends

     The Debtors do not anticipate that dividends will be paid with respect to the New HII Common Stock.

          3.   Securities Law Issues

     No registration statement will be filed under the Securities Act or any state securities laws with respect to the offer and distribution under the Plan of the New HII Common Stock and HII Senior Notes. The Debtors believe that the provisions of section 1145(a)(1) of the Bankruptcy Code exempt the offer and distribution of such securities under the Plan from federal and state securities registration requirements.

     Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act of 1933 as amended (the "Securities Act") and state laws if: (i) the securities are offered and sold under a plan of reorganization and such securities must be of the debtor, of an affiliate participating in a joint plan with the debtor or of a successor to the debtor under the plan; and (ii) the recipients of the securities are issued such securities entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property. The Debtors believe that the offer and sale of the New HII Common Stock and HII Senior Notes under the Plan satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

     Section 1145(a)(2) of the Bankruptcy Code exempts the offer of a security through any warrant, option or right to subscribe (which would include the shares offered pursuant to the New Stock Option Plan) that was sold in the manner specified in section 1145(a)(1) of the Bankruptcy Code and the sale of a security upon the exercise of such a warrant, option or right to subscribe.

     In general, all resales and subsequent transactions in the Common Stock will be exempt from registration under the Securities Act pursuant to Section 4(1) of the Securities Act, unless the holder thereof is deemed to be an "underwriter" with respect to such securities, an "affiliate" of the issuer of such securities or a "dealer." Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

               (a) persons who purchase a claim against, an interest in or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest ("accumulators");

               (b) persons who offer to sell securities offered under a plan for the holders of such securities ("distributors");

               (c) persons who offer to buy securities from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under a distribution agreement; and

               (d) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.

     Under Section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Under Section 2(12) of the Securities Act, a "dealer" is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any Plan security or to be a "dealer" would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any Plan security or would be a "dealer."

     The SEC has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization who are not affiliates of the issuer of such securities are exempt from registration under the Securities Act if effected in "ordinary trading transactions." Although the SEC has not definitively defined "ordinary trading transaction," the staff of the Commission has indicated in this context that a transaction by such nonaffiliates may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market and does not involve any
                                                               ---
of the following factors:

               (a) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or concerted action by distributors on behalf of one or more such recipients in connection with such sales;

               (b) the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities other than a Bankruptcy Court-approved disclosure statement and supplements thereto, and documents filed with the SEC pursuant to the Exchange Act; or

               (c) the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm's-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

     Securities Act Rule 144 exempts from registration under the Securities Act certain limited public resales of unrestricted securities by "affiliates" of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of one percent (1%) of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer. The Debtors believe that, pursuant to section 1145(c) of the Bankruptcy Code, the New HII New Common Stock and HII Senior Notes will be unrestricted securities for purposes of Rule 144.

     GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW HII COMMON STOCK OR HII SENIOR NOTES. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS AND EQUITY INTERESTS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

     E.   Financial Projections

     The financial projections included in this Disclosure Statement are dependent upon the successful implementation of the Debtors' business plan and the reliability of the assumptions contained therein. The projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Debtors, industry performance and economic condition and other matters, most of which are beyond the control of the Debtors and some of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the financial results of the Debtors. While the Debtors believe that the assumptions underlying the projections, considered on an overall basis are reasonable in light of current circumstances, no assurance can be, or is being, given that the projections will be realized. Therefore, the actual results achieved throughout the periods covered by the projections will likely vary from the projected results, and these variations may be material.

     F.   Business Factors and Competitive Conditions

     The Reorganizing Debtors' principal businesses involve designing, manufacturing, marketing and servicing large, complex machines. Significant periods of time are necessary to plan, design and build these machines. There are risks of customer acceptances and start-up or performance problems. Large amounts of capital are required to be devoted by the Reorganizing Debtors' customers to purchase these machines and to finance the mines that use these machines. The Reorganizing Debtors' success in obtaining and managing a relatively small number of sales opportunities, including the Reorganizing Debtors' success in securing payment for such sales and meeting the requirements of warranties and guarantees associated with such sales, can affect the Reorganizing Debtors' financial performance. In addition, many projects are located in undeveloped or developing economies where business conditions are less predictable. In recent years, between 25% and 65% of the Reorganizing Debtors' total sales occurred outside the United States.

     Other factors that could cause actual results to differ materially from those contemplated include:

     . Factors relating to the Reorganizing Debtors' Chapter 11 filing, such as: the possible disruption of relationships with Creditors, customers, suppliers and employees; the Reorganizing Debtors' degree of success in executing its plan of disposition of Beloit; the ability to successfully prepare, have confirmed and implement a plan of reorganization; the availability of financing and refinancing; and the Reorganizing Debtors' ability to comply with covenants in its DIP Facility. As a result of the Reorganizing Debtors' Chapter 11 filing, the continuation of the Reorganizing Debtors, or segments of the Reorganizing Debtors, on a going concern basis is subject to significant uncertainty.

     . Factors affecting customers' purchases of new equipment, rebuilds, parts and services such as: production capacity, stockpiles, and production and consumption rates of coal, copper, iron, gold and other ores and minerals; the cash flows of customers; the cost and availability of financing to customers and the ability of customers to obtain regulatory approval for investments in mining projects; consolidations among customers; work stoppages at customers or providers of transportation; and the timing, severity and duration of customer buying cycles.

     . Factors affecting the Company's ability to capture available sales opportunities, including: customers' perceptions of the quality and value of the Company's products as compared to competitors' products; whether the Company has successful reference installations to show customers; customers' perceptions of the health and stability of the Company as compared to its competitors; the Company's ability to assist customers with competitive financing programs; and the availability of manufacturing capacity at the Company's factories.

     . Factors affecting the Reorganizing Debtors' ability to successfully manage sales it obtains, such as: the accuracy of the Reorganizing Debtors' cost and time estimates for major sales; the adequacy of the Reorganizing Debtors' systems to manage major sales and its success in completing sales on time and within budget; the Reorganizing Debtors' success in recruiting and retaining managers and key employees; wage stability and cooperative labor relations; plant capacity and utilization; and whether acquisitions are assimilated and divestitures completed without notable surprises or unexpected difficulties.

     . Factors affecting the general business, such as: unforeseen patent, tax, product, environmental, employee health or benefit, or contractual liabilities; non-recurring restructuring and other special charges; changes in accounting or tax rules or regulations; reassessments of asset valuations for such assets as receivables, inventories, fixed assets and intangible assets; and leverage and debt service.

     . Factors affecting general business levels, such as: political and economic turmoil in major markets such as the United States, Canada, Europe, Asia and the Pacific Rim, South Africa, Australia and Chile; environmental and trade regulations; and the stability and ease of exchange of currencies.

     G.   Certain Tax Matters

     For risks associated with certain federal income tax consequences of the Plan to holders of Allowed General Unsecured Claims and to the Debtors, see
Section XV herein.

XV.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

     The following discussion is a summary of certain U.S. federal income tax consequences of the Plan to the Debtors and to Holders of Claims and Equity Interests. This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Tax Code"), treasury regulations promulgated and proposed thereunder, judicial decisions and published administrative rules and pronouncements of the IRS as in effect on the date hereof. Due to the complexity of certain aspects of the Plan, the lack of applicable legal precedent, the possibility of changes in the law, the differences in the nature of the Claims (including Claims within the same Class) and Equity Interests, the Holders' status and method of accounting (including Holders within the same Class) and the potential for disputes as to legal and factual matters with the IRS, the tax consequences described herein subject to significant uncertainties. No legal opinions have been requested from counsel with respect to any of the tax aspects of the Plan and no rulings have been or will be requested from the IRS with respect to the any of the issues discussed below. Furthermore, legislative, judicial or administrative changes may occur, perhaps with retroactive effect, which could affect the accuracy of the statements and conclusions set forth below as well as the tax consequences to the Debtor and the Holders of Claims and Equity Interests.

     This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to the Debtors or the Holders of Claims or Equity Interests in light of their personal circumstances, nor does the discussion deal with tax issues with respect to taxpayers subject to special treatment under the U.S. federal income tax laws (including, for example, banks, governmental authorities or agencies, pass-through entities, brokers and dealers in securities, insurance companies, financial institutions, tax-exempt organizations, small business investment companies, regulated investment companies and foreign taxpayers). This discussion does not address the tax consequences to Holders of Claims who did not acquire such Claims at the issue price on original issue. No aspect of foreign, state, local or estate and gift taxation is addressed.

     THE FOLLOWING SUMMARY IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE PERSONAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR EQUITY INTEREST. EACH HOLDER OF A CLAIM OR EQUITY INTEREST IS URGED TO CONSULT WITH HIS, HER OR ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

     A.   Consequences to Holders of Claims

          1.   Consequences to Holders of Claims Against Reorganizing Debtors

               (a) Allowed Class R1 Claims against Reorganizing Debtors
                   ----------------------------------------------------

     Pursuant to the Plan, Holders of Allowed Class R1 Claims against the Reorganizing Debtors will be paid in full in Cash. A Holder of an Allowed Class R1 Claim against a Reorganizing Debtor will recognize gain or loss for U.S. federal income tax purposes on the exchange of such Allowed Class R1 Claim for Cash equal to the difference between (i) the amount realized (i.e., the amount
                                                              ----
of Cash received) in respect of such Allowed Class R1 Claim (other than amounts allocable to accrued interest) and (ii) such Holder's adjusted tax basis in such Allowed Class R1 Claim. For a discussion of accrued interest and other considerations, see also the discussion below entitled "Additional Tax Considerations for Holders of Allowed Claims."

               (b) Allowed Class R2 Claims against Reorganizing Debtors
                   ----------------------------------------------------

     Pursuant to the Plan, Holders of Allowed Class R2 Claims against a Reorganizing Debtor will receive, at the election of the respective New Debtor or Plan Administrator, either (i) a return of collateral, (ii) payment in Cash of the value of the Allowed Class R2 Claim, determined in accordance with section 506(a) of the Bankruptcy Code, or (iii) treatment such that the Allowed Class R2 Claim is unimpaired under section 1124 of the Bankruptcy Code. Any Deficiency Claim will be treated as an Allowed Class R3 Claim against such Reorganizing Debtor.

     A Holder of an Allowed Class R2 Claim against a Reorganizing Debtor will recognize gain or loss for U.S. federal income tax purposes on the exchange of such Allowed Class R2 Claim equal to the difference between (i) the amount realized in respect of such Allowed Class R2 Claim (other than amounts allocable to accrued interest) and (ii) such Holder's adjusted tax basis in such Allowed Class R2 Claim. A Holder's amount realized in respect of his, her or its Allowed Class R2 Claim will equal the sum of (i) the amount of Cash and (ii) the fair market value of any other property received. For a discussion of accrued interest and other considerations, see also the discussion below entitled "Additional Tax Considerations for Holders of Allowed Claims."

               (c)  Allowed Class R3A Claims against HII
                    ------------------------------------

     Pursuant to the Plan, Holders of Allowed Class R3A Claims against HII will receive their Pro Rata Share of Distributable New HII Common Stock in discharge of their Allowed Class R3A Claims. Whether or not a Holder of an Allowed Class R3A Claim against HII will be required or allowed to recognize gain or loss realized on the exchange of Allowed Class R3A Claims against HII for Distributable New HII Common Stock of HII (the "Class R3A Exchange") depends on whether the Class R3A Exchange constitutes a "reorganization" as that term is defined in Section 368 of the Tax Code. This determination, in turn, depends upon whether the Allowed Class R3A Claim constitutes a "security" for U.S. federal income tax purposes. Whether an instrument constitutes a "security" is determined based on all the facts and circumstances. In particular, certain authorities have held that the length of the term of a debt instrument is a principal factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including, among others, the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued.

     Assuming the Holder's Allowed Class R3A Claim against HII is treated as a security for U.S. federal income tax purposes, the Class R3A Exchange should qualify as a reorganization pursuant to Section 368(a)(1)(E) of the Tax Code and a Holder should not recognize gain or loss on the Class R3A Exchange, except that a Holder will be required to recognize taxable income to the extent that a portion of the Distributable New HII Common Stock received is allocable to accrued interest on the Allowed Class R3A Claims exchanged therefor. A Holder of Distributable New HII Common Stock received in the Class R3A Exchange should have a tax basis equal to the adjusted tax basis of such Holder in the Allowed Class R3A Claims surrendered in the exchange therefore, increased by any taxable income, if any, recognized by such Holder with respect to Distributable New HII Common Stock allocated to accrued interest. The holding period of a Holder of Distributable New HII Common Stock received in the exchange will include the holding period of such Holder in the Allowed Class R3A Claims surrendered in exchange therefore (provided that such Allowed Class R3A Claim was held as a
                    -------- ----
capital asset at the time of the exchange).

     A Holder of an Allowed Class R3A Claim against HII that does not constitute a "security" for U.S. federal income tax purposes will recognize gain or loss for U.S. federal income tax purposes on the Class R3A Exchange equal to the difference between (i) the amount realized (i.e., the fair market value of
                                            ----
Distributable New HII Common Stock received) in respect of such Allowed Class R3A Claim (other than amounts allocable to accrued interest) and (ii) such Holder's adjusted tax basis in such Allowed Class R3A Claim. A Holder's tax basis in any

Distributable New HII Common Stock received should equal the fair market value of such Distributable New HII Common Stock and the holding period for such Distributable New HII Common Stock will begin on the day following its issuance. For a discussion of accrued interest and other considerations, see also the discussion below entitled "Additional Tax Considerations for Holders of Allowed Claims."

               (d)  Allowed Class R3 Claims against Note Group Debtors
                    --------------------------------------------------

     Pursuant to the Plan, Holders of Allowed Class R3 Claims against a Note Group Debtor will be paid in full including Post-Petition Interest. The amount of an Allowed Class R3 Claim against a Note Group Debtor that is not evenly divisible by $1,000 increment will be paid in Cash. The remainder of such Allowed Class R3 Claim against the Note Group Debtor is referred to as a "Rounded Claim." Because HII will issue its own senior notes as payment of the Rounded Claims, the Note Group Debtors will then be indebted to HII. If the aggregate amount of Rounded Claims is greater than $167 million, the Holders of Allowed Class R3 Claims against the Note Group Debtors will be paid in full by receiving their Pro Rata Rounded Share of HII Senior Notes and the Note Group HII Equity Distribution.

     A Holder of an Allowed Class R3 Claim against a Note Group Debtor will recognize gain or loss for U.S. federal income tax purposes on the exchange of such Allowed Class R3 Claim equal to the difference between (i) the amount realized in respect of such Allowed Class R3 Claim (other than amounts allocable to accrued interest) and (ii) such Holder's adjusted tax basis in such Allowed Class R3 Claim. A Holder's amount realized in respect of his, her or its Allowed Class R3 Claim will equal the sum of (i) the amount of Cash, (ii) the fair market value of the HII Senior Note(s) and (iii) the fair market value of the New HII Common Stock received. For a discussion of accrued interest and other considerations, see also the discussion below entitled "Additional Tax Considerations for Holders of Allowed Claims."

               (e)  Allowed Class R3 Claims against Stock Group Debtors
                    ---------------------------------------------------

     Pursuant to the Plan, Holders of Allowed Class R3 Claims against a Stock Group Debtor will receive their Pro Rata Share of such Stock Group Debtor's common stock in discharge of their Allowed Class R3 Claims. Whether or not a Holder of an Allowed Class R3 Claim against a Stock Group Debtor will be required or allowed to recognize gain or loss realized on the exchange of Allowed Class R3 Claims against a Stock Group Debtor for common stock of such Stock Group Debtor (the "Stock Group Debtor Exchange") depends on whether the Stock Group Debtor Exchange constitutes a "reorganization" as that term is defined in Section 368 of the Tax Code. This determination, in turn, depends upon whether the Allowed Class R3 Claim constitutes a "security" for U.S. federal income tax purposes. Whether an instrument constitutes a "security" is determined based on all the facts and circumstances. In particular, certain authorities have held that the length of the term of a debt instrument is a principal factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including, among others, the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued.

     Assuming the Holder's Allowed Class R3 Claims against the Stock Group Debtor is treated as a security for U.S. federal income tax purposes, the Stock Group Debtor Exchange should qualify as a reorganization pursuant to Section 368(a)(1)(E) of the Tax Code and a Holder should not recognize gain or loss on the Stock Group Debtor Exchange, except that a Holder will be required to recognize taxable income to the extent that a portion of the common stock received is allocable to accrued interest on the Allowed Class R3 Claims exchanged therefor. A Holder of common stock received in the Stock Group Debtor Exchange should have a tax basis equal to the adjusted tax basis of such Holder in the Allowed Class R3 Claims surrendered in the exchange therefore increased by any taxable income, if any, recognized by such Holder with respect to common stock allocated to accrued interest. The holding period of a Holder of common stock received in the exchange will include the holding period of such Holder in the Allowed Class R3 Claims surrendered in exchange therefore (provided that
                                                               -------- ----
such Allowed Class R3 Claim was held as a capital asset at the time of the exchange).

     A Holder of an Allowed Class R3 Claim against a Stock Group Debtor that does not constitute a "security" for U.S. federal income tax purposes will recognize gain or loss for U.S. federal income tax purposes on the Stock Group Debtor Exchange equal to the difference between (i) the amount realized (i.e.,
                                                                         ----
the fair market value of common stock received) in respect of such Allowed Class R3 Claim (other than amounts allocable to accrued interest) and (ii) such Holder's adjusted tax basis in such Allowed Class R3 Claim. A Holder's tax basis in any common stock received should equal the fair market value of such common stock and the holding period for such common stock will begin on the day following its issuance. For a discussion of accrued interest as well as other considerations, see also the discussion below entitled "Additional Tax Considerations for Holders of Allowed Claims."


               (f) Allowed Class R4 Claims against Reorganizing Debtors
                   ----------------------------------------------------

     Pursuant to the Plan, Holders of Allowed Class R4 Claims against A Reorganizing Debtor will receive Cash in discharge of their Allowed Class R4 Claims. A Holder of an Allowed Class R4 Claim against a Reorganizing Debtor will recognize gain or loss for U.S. federal income tax purposes on the exchange of such Allowed Class R4 Claim for Cash equal to the difference between (i) the amount realized (i.e., the amount of Cash received) in respect of such Allowed
                 ----
Class R4 Claim (other than amounts allocable to accrued interest) and (ii) such Holder's adjusted tax basis in such Allowed Class R4 Claim. For a discussion of accrued interest and other considerations, see also the discussion below entitled "Additional Tax Considerations for Holders of Allowed Claims."

          2.   Consequences to Holders of Claims Against Liquidating Debtors

               (a)  Allowed Class L1 Claims against Liquidating Debtors
                    ---------------------------------------------------

     Pursuant to the Plan, Holders of Allowed Class L1 Claims against the Liquidating Debtors will be paid in full in Cash. A Holder of an Allowed Class L1 Claim against a Liquidating Debtor will recognize gain or loss for U.S. federal income tax purposes on the exchange of such Allowed Class L1 Claim for Cash equal to the difference between (i) the amount realized (i.e., the amount
                                                              ----
of Cash received) in respect of such Allowed Class L1 Claim (other than amounts allocable to accrued interest) and (ii) such Holder's adjusted tax basis in such Allowed Class L1 Claim. For a discussion of accrued interest as well as other considerations, see also the discussion below entitled "Additional Tax Considerations for Holders of Allowed Claims."

               (b)  Allowed Class L2 Claims against Liquidating Debtors
                    ---------------------------------------------------

     Pursuant to the Plan, Holders of Allowed Class L2 Claims against a Liquidating Debtor will receive, at the election of the Plan Administrator, either (i) a return of collateral, (ii) payment of the value of the Allowed Class L2 Claim, determined in accordance with section 506(a) of the Bankruptcy Code, or (iii) treatment such that the Allowed Class L2 Claim is unimpaired under section 1124 of the Bankruptcy Code. Any Deficiency Claim will be treated as an Allowed Class R3 Claim against such Reorganizing Debtor.

     A Holder of an Allowed Class L2 Claim against a Liquidating Debtor will recognize gain or loss for U.S. federal income tax purposes on the exchange of such Allowed Class L2 Claim equal to the difference between (i) the amount realized in respect of such Allowed Class L2 Claim (other than amounts allocable to accrued interest) and (ii) such Holder's adjusted tax basis in such Allowed Class L2 Claim. A Holder's amount realized in respect of his, her or its Allowed Class L2 Claim will equal the sum of (i) the amount of Cash and (ii) the fair market value of any other property received. See also the discussion below entitled "Additional Tax Considerations for Holders of Allowed Claims."

               (c)  Allowed Class L3 Claims against Liquidating Debtors
                    ---------------------------------------------------

     Pursuant to the Plan, by virtue of their respective interest in the Liquidating Trust, Holders of Allowed Class L3 Claims against a Liquidating Debtor will receive such Holder's Pro Rata Share of Distributable Net Beloit Proceeds in exchange of their Allowed Class L3 Claims. A Holder of an Allowed Class L3 Claim against A Liquidating Debtor will recognize gain or loss for U.S. federal income tax purposes on the exchange of such Allowed Class L3 Claim equal to the difference between (i) the amount realized in respect of such Allowed Class L3 Claim (other than amounts allocable to accrued interest) and (ii) such Holder's adjusted tax basis in such Allowed

Class L3 Claim. A Holder's amount realized in respect of his, her or its Allowed Class L3 Claim will equal the sum of the Beloit Proceeds received. For a discussion of accrued interest as well as other considerations, see also the discussion below entitled "Additional Tax Considerations for Holders of Allowed Claims."

     The Plan provides, and this discussion assumes, that the Liquidating Trust will be treated as a "liquidating trust" for United States federal income tax purposes. Accordingly, the transfer of assets to the Liquidating Trust will be treated as a transfer of such assets to the Holders of Class L3 Claims, to the extent they are beneficiaries of the Liquidating Trust, followed by a deemed transfer of such assets by such beneficiaries to the Liquidating Trust. As a result of such treatment, Holders of Class L3 Claims will have to take into account the fair market value of their pro rata share, if any, of the assets transferred on their behalf to the Liquidating Trust in determining the amount of gain realized and required to be recognized upon consummation of the Plan.
In addition, since a Holder's share of the assets held in the Liquidating Trust may change depending upon the resolution of Disputed Claims, the Holder may be prevented from recognizing any loss in connection with the consummation of the Plan until such time as all Disputed Claims have been resolved. The Plan Administrator will provide the Holders of Class L3 Claims with valuations of the assets transferred to the Liquidating Trust and such valuations shall be used consistently by the Liquidating Trust and such Holders for all United States federal income tax purposes.

     As a liquidating trust, the Liquidating Trust itself generally will not be subject to tax; rather, Holders of Class L3 Claims will be taxed on their allocable share of the taxable income earned and gain recognized by the Liquidating Trust in each taxable year regardless of whether the Liquidating Trust makes any distributions to such holders in that taxable year. At its option, the Liquidating Trust, however, may pay federal, state and local tax on behalf of Unidentified Holders or Disputed Claims, on the taxable income and gain allocable to unidentified Holders or Disputed Claims, and when such Holders are ultimately identified or such claims resolved, the appropriate Holders will receive distributions from the Liquidating Trust net of the taxes which the Liquidating Trust has paid on their behalf.

               (d)  Allowed Class L4 Claims against Liquidating Debtors
                    ---------------------------------------------------

     Pursuant to the Plan, Holders of Allowed Class L4 Claims against a Liquidating Debtor will receive Cash in exchange of their Allowed Class L4 Claims. A Holder of an Allowed Class L4 Claim against A Liquidating Debtor will recognize gain or loss for U.S. federal income tax purposes on the exchange of such Allowed Class L4 Claim for Cash equal to the difference between (i) the amount realized (i.e., the amount of Cash received) in respect of such Allowed
                 ----
Class L4 Claim (other than amounts allocable to accrued interest) and (ii) such Holder's adjusted tax basis in such Allowed Class L4 Claim. For a discussion of accrued interest as well as other considerations, see also the discussion below entitled "Additional Tax Considerations for Holders of Allowed Claims."

          3.   Additional Tax Considerations for Holders of Allowed Claims

               (a)  Accrued Interest
                    ----------------

     Any Cash or other property received in discharge of a Holder's Allowed Claim shall be allocable first to the principal portion of the Claim to the extent thereof and thereafter to any Claim representing accrued interest through the Effective Date on the Allowed Claim to be exchanged. Accordingly, to the extent any Cash or other property is allocable to accrued interest, a Holder of Allowed Claims against a Debtor who had not previously included such accrued interest in income would recognize taxable income with respect to such interest payment, and a Holder who had previously included such accrued interest in income would recognize additional income or loss equal to the difference between the Holder's basis in such interest (i.e., the amount of such accrued interest
                                     ----
previously recognized as income by such Holder) and the amount of the payment. There is no assurance, however, that such allocation will be respected for federal income tax purposes. Accordingly, all Holders are advised to consult their own tax advisors to determine the amount of consideration received under the Plan that may be allocable to accrued interest.

               (b)  Character of Gain or Loss
                    -------------------------

     The character of any gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss recognized by a Holder with respect to an Allowed Claim against a Debtor will be determined by a number of factors, including, but not limited to, the following: (a) the tax status of the Holder,
(b) whether the obligation from which the Allowed Claim arose constitutes a capital asset of the Holder, (c) whether the obligation from which the Allowed Claim arose has been held for more than one year or was purchased at a discount,
(d) whether the Holder is a financial institution or other entity entitled to special treatment under the U.S. federal income tax laws and (e) whether and to what extent the Holder has previously claimed a bad debt deduction in respect of the obligation from which the Allowed Claim arose. In addition, a substantial amount of time may elapse between the Effective Date and date on which a Holder may receive Distributions under the Plan. Both the timing and ultimate amount of Distributions is uncertain, and the delay in Distributions may defer the recognition of gain or loss to Holders. Holders should consult their own tax advisors to determine the U.S. federal income tax consequences of the consummation of and the receipt of Distributions under the Plan.

     B.   Consequences to the Holders of Equity Interests

     A Holder of any Equity Interest in a Debtor canceled under the Plan should generally be allowed a "worthless stock deduction" in an amount equal to the Holder's adjusted basis in the Holder's Equity Interest. A "worthless stock deduction" is a deduction allowed to a holder of a corporation's stock for the taxable year in which such stock becomes worthless. If the holder held the Equity Interest as a capital asset, the loss will be treated as a loss from the sale or exchange of such capital asset. Capital gain or loss will be long-term if the Equity Interest was held by the

Holder for more than one year and otherwise will be short-term. Any capital losses realized generally may be used by a corporate Holder only to offset capital gains, and by an individual Holder only to the extent of capital gains plus $3,000 of other income.

     C.   Consequences to the Debtors

          1.   Cancellation of Indebtedness Income

     Subject to certain exceptions, a debtor recognizes cancellation of debt ("COD") income upon satisfaction of its outstanding indebtedness equal to the excess of (i) the amount of the indebtedness discharged, over (ii) the issue price of any new indebtedness issued, the amount of cash paid, and the fair market value of any other consideration (including stock of the debtor) given in satisfaction of the indebtedness. As discussed below, there is a bankruptcy exception to the recognition of COD income which will apply to the Debtors in connection with the Plan.

     A debtor is not required to include COD income in gross income if the debt discharge occurs under title 11 of the Bankruptcy Code. However, under the Tax Code the debtor must reduce its tax attributes (in general, first its Net Operating Loss ("NOL") carryovers and then certain tax credits, capital loss carryovers, the tax basis of its assets, and foreign tax credits) by the amount of COD income excluded from gross income by this exception. As an exception to the order of tax attribute reduction described above, a taxpayer can elect to reduce its tax basis in its depreciable assets first, then its NOL carryovers.

     The IRS has ruled informally that the attribute reduction rules apply on a separate company basis to corporations that are members of a consolidated group of corporations. The Debtors will realize COD income attributable to the satisfaction of certain Claims. Because the COD income will be realized in a case filed under the Bankruptcy Code, the Debtors will not be required to include the COD income in taxable income, but will be required to reduce its tax attributes. The Debtors anticipate that they will first reduce their NOL carryovers by the amount of the COD income and then reduce their other tax attributes.

          2.   Limitation of Net Operating Loss Carryovers

     Pursuant to Section 382 of the Tax Code, and subject to certain exceptions discussed below, if there is an "ownership change" with respect to a corporation with NOL carryovers, such corporation will be subject to a limitation on its use of any NOL carryover incurred prior to the ownership change to offset taxable income earned after the ownership change (a "Section 382 Limitation"). Except as discussed below, the Section 382 Limitation on such corporation's NOL carryover will be equal to the product of (i) the net equity value of all of the corporation's stock immediately before the ownership change and (ii) the long-term tax-exempt rate as determined under IRS rules. The long-term tax exempt rate is published monthly by the Treasury Department and is intended to represent current interest rates on long-term tax-exempt debt obligations.

     If a corporation that undergoes an ownership change has a "net unrealized built-in loss," subject to certain limitations, any "recognized built-in loss" during the five-year period beginning with the date of the ownership change is treated as a pre-change loss and is subject to the Section 382 Limitation described above. If the corporation has a "net unrealized built-in gain," subject to certain limitations, the Section 382 Limitation for any taxable year within the recognition period will be increased by the "recognized built-in gain" for such taxable year. A net unrealized built-in gain or net unrealized built-in loss exists to the extent the fair market value of the corporation's assets is more or less, respectively, than the aggregate adjusted tax basis of the assets immediately before an ownership change, provided that the resulting
                                                   -------- ----
net unrealized built-in gain or net unrealized built-in loss is greater than the lesser of (i) 15% of the fair market value of the corporation's assets or (ii) $10 million.

     In general, an "ownership change" occurs if the percentage of stock of the corporation owned actually or constructively by one or more "5% shareholders" increases by more than 50 percentage points on any "testing date" (taking into account all relevant adjustments as of the end of a "testing date") as compared to the lowest percentage of stock of the corporation owned by those 5% shareholders at any time during the statutory "testing period" (generally, the past three years or, if shorter, the period since the last ownership change). Generally, a "testing date" is any date on which there is any change in the ownership of stock that affects the percentage stock ownership of a 5% shareholder. A "5% shareholder" is one who owns at least 5% of the stock of the corporation, and all stock owned by shareholders who are not 5% shareholders is generally treated as being owned by one 5% shareholder.

     Under the applicable Treasury regulations, an ownership change with respect to an affiliated group of corporations filing a consolidated return that have consolidated NOLs is generally measured by changes in the stock ownership of the parent corporation of the group. Although the determination of whether there is an ownership change is highly fact specific and dependent on circumstances which are difficult to accurately assess, the Debtors expect that an ownership change with respect to HII (i.e., the parent of the Debtors consolidated group) will
                     ----
occur pursuant to the Plan.

     If, as expected, the Plan causes an ownership change, then to the extent not reduced by the amount of realized COD income discussed in "Consequences to the Debtors--Cancellation of Indebtedness Income" above, the use of the remaining NOL carryover will be subject to the Section 382 Limitation unless the exception in Section 382(l)(5) applies.

     Section 382(l)(5) of the Tax Code provides a special rule applicable in the case of a bankruptcy reorganization. If a corporation qualifies for and does not elect out of the application of Section 382(l)(5), Section 382 will not limit the size of the corporation's NOL carryover on account of an ownership change occurring as a result of the bankruptcy reorganization (subject to any preexisting Section 382 Limitation and after reduction of the corporation's NOL carryover by the aggregate amount of all interest deductions in respect of debt exchanged for corporations stock during the three prior taxable years and a portion of the current taxable year ending on the date of ownership change (such interest hereinafter called "Disqualified Interest"). The corporation will qualify under Section 382(l)(5) if the corporation's pre-bankruptcy shareholders and holders of certain debt ("Qualifying Debt") own at least 50% of the stock of the corporation after the bankruptcy reorganization. Qualifying Debt is a Claim which (i) was held by the same creditor for at least 18 months prior to the bankruptcy filing or (ii) arose in the ordinary course of a corporation's trade or business and has been owned, at all times, by the same creditor. Indebtedness will be treated as arising in the ordinary course of a corporation's trade or business if such indebtedness is incurred by the corporation in connection with the normal, usual or customary conduct of the corporation's business. For the purpose of determining whether a Claim constitutes Qualifying Debt, special rules may apply to treat a subsequent transferee as the transferor creditor.

     If the exchanges contemplated by the Plan qualify for the tax treatment under Section 382(l)(5), the Debtors' NOL carryover will be available for future use without any Section 382 Limitation (subject to any preexisting Section 382 Limitation and after reduction of the Debtors' NOL carryover by the Disqualified Interest). However, under Section 382(l)(5), if there is a second ownership change during the two-year period immediately following consummation of the Plan, the Section 382 Limitation after the second ownership change shall be zero. The determination of the application of Section 382(l)(5) is highly fact specific and dependent on circumstances that are difficult to accurately assess, and thus, the Debtors are uncertain whether they will qualify for the Section 382(l)(5) special rule. However, the Debtors anticipate that even if they do so qualify, they will choose to elect out of such special rule. The reason that the Debtors are likely to elect out of Section 382(l)(5) is that such special rule would require the Debtors to reduce the NOL to take account of Disqualified Interest, as well as the potential adverse impact of another ownership change within 24 months.

          If the exchanges do not qualify for the tax treatment under Section 382(l)(5) or the Debtors elect not to utilize Section 382(l)(5), the Debtors' use of the NOL carryover to offset taxable income earned after the ownership change will be subject to the Section 382 Limitation. Since the Debtors are in bankruptcy, however, Section 382(l)(6) of the Tax Code will apply. Under Section 382(l)(6), the Section 382 Limitation will be calculated by reference to the net equity value of the Debtors' stock immediately after the ownership change (rather than immediately before the ownership change, as is the case for non-
                         ------
bankruptcy ownership changes). In such case, since it is impossible to predict what the net equity value of the Debtors immediately after the exchanges contemplated by the Plan will be, the Debtors' use of the NOL carryover may be substantially limited after the ownership change.

          3.   Alternative Minimum Tax

     Alternative minimum tax ("AMT") must be paid by a corporation when and to the extent that its liability for AMT exceeds its regular tax liability. AMT is equal to 20% of alternative minimum taxable income ("AMTI") less certain allowable credits. AMTI generally equals regular taxable income, increased or decreased by certain adjustments and preference items. However, only 90% of AMTI can be offset with AMT NOL carryovers. AMT Liability, regardless of the amount of available AMT NOL carryovers, will be at least 20% of the 10% (i.e., a rate of 2%) of AMTI that cannot be offset with AMT NOL
            ----
carryovers. Therefore, despite the availability of NOLs to the Debtors, it is likely that the Debtors will have pay at least U.S. federal income tax at a rate of 2% on their taxable income prior to reduction for NOLs.

     D.   Withholding Taxes

     Other than HII, the Debtors will withhold all amounts required by law to be withheld from payments made under the Plan, including the withholding of employment taxes on claims deemed to be "wages" for tax purposes. The Debtors will comply with all applicable reporting requirements of the Tax Code. Any claims against HII deemed to be "wages" shall be governed by Section X(A)(3) of the Plan.

     AS INDICATED ABOVE, THE FOREGOING IS INTENDED TO BE A SUMMARY ONLY AND NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. ACCORDINGLY, EACH HOLDER OF A CLAIM OR EQUITY INTEREST IS URGED TO CONSULT WITH HIS, HER OR ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

XVI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

     If the Plan is not confirmed and consummated, the Debtors' alternatives include (a) liquidation of the Debtors under Chapter 7 of the Bankruptcy Code, and (b) the preparation and presentation of an alternative plan or plans of reorganization.

     A.   Liquidation Under Chapter 7

     If no Chapter 11 plan can be confirmed, the Bankruptcy Cases may be converted to cases under Chapter 7 of the Bankruptcy Code in which a Plan Administrator would be elected or appointed to liquidate the assets of the Debtors. A discussion of the effect that a Chapter 7 liquidation would have on the recovery of holders of Claims and Equity Interests is set forth in Section X(C)(6) herein. The Debtors believe that liquidation of the Debtors under Chapter 7 would result in (i) smaller distributions being made to Creditors than those provided in the Plan because of the additional administrative expenses involved in the appointment of a Plan Administrator and attorneys and other professionals to assist such Plan Administrator, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations, and (iii) the failure to realize the greater, going concern value of the Debtors' assets.

      B.   Alternative Plan of Reorganization

      If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of their assets. During the course of negotiation of the Plan, the Debtors explored various other alternatives and concluded that the Plan represented the best alternative to protect the interests of Creditors and other parties in interest. The Debtors have not changed their conclusions.

      The Debtors believe that the Plan enables the Debtors to successfully and expeditiously emerge from Chapter 11, preserves their business and allows Creditors and interest holders to realize the highest recoveries under the circumstances. In a liquidation under Chapter 11 of the Bankruptcy Code, the assets of the Reorganizing Debtors would be sold in an orderly fashion which could occur over a more extended period of time than in a liquidation under Chapter 7 and a Plan Administrator need not be appointed. Accordingly, Creditors generally would receive greater recoveries than in a Chapter 7 liquidation. Although a Chapter 11 liquidation is preferable to a Chapter 7 liquidation, the Debtors believe that a liquidation under Chapter 11 is a much less attractive alternative to Creditors and equity interest holders because a greater return to creditors and equity interest holders is provided for in the Plan.

XVII. MISCELLANEOUS PROVISIONS

      A.  Payment of Statutory Fees

      All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

      B.  Revocation of Plan

      The Debtors reserve the right, at any time before the entry of the Confirmation Order, to revoke and withdraw the Plan or any Subplan.

      C.  Successors and Assigns

      The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

      D.  Reservation of Rights

      Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Orders. None of the filing of the Plan, any statement or provision contained herein, or the taking of any action by the Debtor with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

      E.  Section 1146 Exemption

      Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security under the Plan, or the making or delivery of an instrument of transfer under the Plan, may not be taxed under any law imposing a stamp tax or similar tax.

      F.  Further Assurances

      The Debtors, New Debtors or the Plan Administrator and all Holders of Claims receiving distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

      G.  Service of Documents

      Except as otherwise provided by order of the Bankruptcy Court, any pleading, notice or other document required by the Plan to be served on or delivered to the New Debtors shall be sent by first class mail, postage prepaid to:

               Harnischfeger Industries, Inc.
               3600 South Lake Drive
               St. Francis, WI 53235-3716
               Attn: James A. Chokey, Esq., General Counsel

               and
               ---

               Harnischfeger Industries, Inc.
               P.O. Box 554
               Milwaukee, WI 53201-0554
               Attn: James A. Chokey, Esq., General Counsel

               with copies to:

               Kirkland & Ellis
               200 E. Randolph Drive
               Chicago, Illinois 60601
               Attn: James H.M. Sprayregen, Esq.

               and
               ---

               Kirkland & Ellis
               200 E. Randolph Drive
               Chicago, Illinois 60601
               Attn: Anne Marrs Huber, Esq.

               and
               ---

               Pachulski Stang Ziehl Young & Jones P.C.
               919 North Market Street, Suite 1600
               Wilmington, Delaware 19801
               Attn: Laura Davis Jones, Esq.

       Except as otherwise provided by order of the Bankruptcy Court, any pleading, notice or other document required by the Plan to be served on or delivered to the Liquidating Debtors shall be sent by first class mail, postage prepaid, to:

               BDO Seidman, LLP
               700 N. Pearl St., Suite 2000
               Dallas, Texas  75201-2867
               Attn: David J. Boland,
               or such other Plan Administrator is selected from time to time by the Advisory Committee

       After the Effective Date, notice shall not be given to the Harnischfeger Creditors Committee, the Beloit Committee or the Equity Committee.

       H.  Filing Additional Documents

       On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

       I.  Post-Confirmation Date Discretion

      After the Confirmation Date, the New Debtors may, pursuant to section 524(f) of the Bankruptcy Code, voluntarily pay any debt if in the New Debtors' reasonable business judgment doing so is appropriate.

XVIII. RETENTION OF JURISDICTION

       Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Bankruptcy Cases after the Effective Date as legally permissible, including jurisdiction to:

           . allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims;

           . grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Confirmation Date;

           . resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the

               Debtors are parties or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to Section IX of the Plan to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

          . ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

          . decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

          . enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

          . decide or resolve any Causes of Action arising under the Bankruptcy Code, including without limitation, Avoidance Actions and Claims under sections 362, 510, 542 and 543 of the Bankruptcy Code;

          . resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan, except if any Exhibit executed in connection herewith provides to the contrary;

          . issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of the Plan, except as otherwise provided herein;

          . resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in
               Section XIII(D) of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

          . enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

          . determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement, except if any Exhibit provides to the contrary;

          .    enter an order and/or final decree concluding the Bankruptcy
               Cases;

          . hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code; and

          . consider any modifications of this Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Court, including the Confirmation Order.

XIX.  CONCLUSION AND RECOMMENDATION

      The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recovery to holders of Claims and Equity Interests. Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. Consequently, the Debtors urge all holders of Claims and Equity Interests to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots so that they will be received on or before 5:00 p.m. Pacific Time on January 30, 2001.

Dated: Wilmington, Delaware
December 20, 2000                    Respectfully submitted,

                                     Harnischfeger Industries, Inc.

                                     By: /s/ John Nils Hanson
                                         ---------------------------------------
                                         Name: John Nils Hanson
                                         Title: Chairman, President & Chief
                                                Executive Officer

                                     American Alloy Company

                                     By: /s/ Eric B. Fonstad
                                         ---------------------------------------
                                         Name: Eric B. Fonstad
                                         Title: Vice President & Assistant
                                                Secretary

                                     American Longwall Face Conveyors, Inc.

                                     By: /s/ Eric B. Fonstad
                                         ---------------------------------------
                                         Name: Eric B. Fonstad
                                         Title: Vice President & Assistant
                                                Secretary

                                     American Longwall, Inc.

                                     By: /s/ Eric B. Fonstad
                                         ---------------------------------------
                                         Name: Eric B. Fonstad
                                         Title: Vice President & Assistant
                                                Secretary

                                     American Longwall Mexico, Inc.

                                     By: /s/ Eric B. Fonstad
                                         ---------------------------------------
                                         Name: Eric B. Fonstad
                                         Title: Assistant Secretary


                                     American Longwall Rebuild, Inc.

                                     By: /s/ Eric B. Fonstad
                                         ---------------------------------------
                                         Name: Eric B. Fonstad
                                         Title: Vice President & Assistant
                                                Secretary

                                     Benefit, Inc.

                                     By: /s/ Eric B. Fonstad
                                         ---------------------------------------
                                         Name: Eric B. Fonstad
                                         Title: Vice President & Assistant
                                                Secretary

                                     BWRC Dutch Holdings, Inc.

                                     By: /s/ John P. Garniewski, Jr.
                                         ---------------------------------------
                                         Name: John P. Garniewski, Jr.
                                         Title: President

                                     Dobson Management Services, Inc.

                                     By: /s/ Eric B. Fonstad
                                         ---------------------------------------
                                         Name: Eric B. Fonstad
                                         Title: Assistant Secretary

                                     Dobson Park Industries, Inc.

                                     By: /s/ John P. Garniewski, Jr.
                                         ---------------------------------------
                                         Name: John P. Garniewski, Jr.
                                         Title: President

                                     Ecolaire Export FSC, Inc.

                                     By: /s/ Michael S. Olsen
                                         ---------------------------------------
                                         Name: Michael S. Olsen
                                         Title: Vice President

                                     Ecolaire Incorporated

                                     By: /s/ Michael S. Olsen
                                         ---------------------------------------
                                         Name: Michael S. Olsen
                                         Title: President

                                     Field Repair Services, LLC

                                     By: /s/ Eric B. Fonstad
                                         ---------------------------------------
                                         Name: Eric B. Fonstad
                                         Title: Assistant Secretary

                                     HCHC, Inc.
                                     By: /s/ John P. Garniewski, Jr.
                                         ---------------------------------------
                                         Name: John P. Garniewski, Jr.
                                         Title: President

                                     HCHC UK Holdings, Inc.

                                     By: /s/ John P. Garniewski, Jr.
                                         ---------------------------------------
                                         Name: John P. Garniewski, Jr.
                                         Title: President

                                     HIHC, Inc.

                                     By: /s/ John P. Garniewski, Jr.
                                         ---------------------------------------
                                         Name: John P. Garniewski, Jr.
                                         Title: President

                                     The Horsburgh & Scott Company

                                     By: /s/ Eric B. Fonstad
                                         ---------------------------------------
                                         Name: Eric B. Fonstad
                                         Title: Vice President & Assistant
                                                Secretary

                                     J.P.D., Inc.

                                     By: /s/ Michael S. Olsen
                                         ---------------------------------------
                                         Name: Michael S. Olsen
                                         Title: President

                                     Joy MM Delaware, Inc.

                                     By: /s/ John P. Garniewski, Jr.
                                         ---------------------------------------
                                         Name: John P. Garniewski, Jr.
                                         Title: President

                                     Joy Energy Systems, Inc.

                                     By: /s/ Michael S. Olsen
                                         ---------------------------------------
                                         Name: Michael S. Olsen
                                         Title: President

                                     MIP Products, Inc.

                                     By: /s/ Eric B. Fonstad
                                         ---------------------------------------
                                         Name: Eric B. Fonstad
                                         Title: Assistant Secretary

                                     New Ecolaire, Inc.

                                     By: /s/ Michael S. Olsen
                                         ---------------------------------------
                                         Name: Michael S. Olsen
                                         Title: Vice President

                                     Optical Alignment Systems and Inspection
                                     Services, Inc.

                                     By: /s/ Eric B. Fonstad
                                         ---------------------------------------
                                         Name: Eric B. Fonstad
                                         Title: Assistant Secretary

                                     Peabody & Wind Engineering Corporation

                                     By: /s/ Michael S. Olsen
                                         ---------------------------------------
                                         Name: Michael S. Olsen
                                         Title: President

                                     PEAC, Inc.

                                     By: /s/ Eric B. Fonstad
                                         ---------------------------------------
                                         Name: Eric B. Fonstad
                                         Title: Vice President & Assistant
                                                Secretary

                                     PEOC, Inc.

                                     By: /s/ Jack B. Fishman
                                         ---------------------------------------
                                         Name: Jack B. Fishman
                                         Title: Vice President & Secretary

                                     PMAC, Inc.

                                     By: /s/ Eric B. Fonstad
                                         ---------------------------------------
                                         Name: Eric B. Fonstad
                                         Title: Assistant Secretary

                                     South Shore Corporation

                                     By: /s/ Eric B. Fonstad
                                         ---------------------------------------
                                         Name: Eric B. Fonstad
                                         Title: Vice President &
                                                Assistant Secretary

                                     South Shore Development, LLC

                                     By: /s/ Eric B. Fonstad
                                         ---------------------------------------
                                         Name: Eric B. Fonstad
                                         Title: Assistant Secretary

                                                                       EXHIBIT I

                                  DEFINITIONS

     Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form in the Plan or Disclosure Statement. Terms not defined herein are as defined in section 101 of the Bankruptcy Code.

     1. "Accrued Professional Compensation" means, at any given moment: (a) all accrued fees (including but not limited to success fees) for services rendered by all Professionals in the Bankruptcy Cases that the Bankruptcy Court has not yet awarded as compensation, either pursuant to an interim order or a Final Order; and (b) all expenses incurred by all Professionals in the Bankruptcy Cases that the Bankruptcy Court has not awarded as reimbursement, either pursuant to an interim order or a Final Order.

     2. "Additional Debtors" has the meaning set forth in Section IV of the Disclosure Statement.

     3. "Adjusted Claims" means, with respect to Class R3 or Class L3 Claims, on any Allowance Date: (a) the amount of the Deemed Claims plus (b) for Claims
                                                           ----
not asserting a specific Claim amount, amounts estimated in the case of Class R3 Claims by New HII and in the case of Class L3 Claims by the Plan Administrator, in each case, in its sole and absolute discretion for Claims listed in contingent, undetermined, disputed or unliquidated amounts; provided, however,
                                                            --------  -------
that, with respect to (a) and (b) herein, if the Court enters a Final Order estimating the amount of a Claim, then for purposes of determining "Adjusted Claims,"such ordered amount supersedes the scheduled amount of such Claim and the amount listed in the Filed proof of claim, if any, less (c) any Claim
                                                       ----
asserted by any Debtor as a guarantee of a Claim against a Note Group Debtor, plus (d) for the Reorganizing Debtors, an amount determined by New HII in its
----
sole and absolute discretion to be added to the aggregate amount of Adjusted Class R3A Claims and the Adjusted Class R3 Claims against the Note Group Debtors and for the Liquidating Debtors a different amount determined by the Plan Administrator in its sole and absolute discretion to be added to the aggregate amount of Adjusted Class L3 Claims. On the Initial Payment Date, such amounts shall be automatically increased by (i) $100,000,000 for Adjusted Class R3A Claims and (ii) $10,000,000 for the aggregate amount of Adjusted Class R3 Claims against the Note Group Debtors and Adjusted Class R3 Claims against the Note Group Debtors.

     4. "Adjusted Administrative Claims" means with respect to Administrative Claims on any Allowance Date: (a) the amount of the Deemed Claims plus (b) for
                                                                  ----
Claims not asserting a specific Claim amount, amounts estimated in the case of Class R1 Claims by New HII and in the case of Class L1 Claims by the Plan Administrator, in each case, in its sole and absolute discretion for Claims listed in contingent, undetermined, disputed or unliquidated amounts; provided,
                                                                      --------
however, that, with respect to (a) and (b) herein, if the Court enters a Final
-------
Order estimating or allowing the amount of a Claim or if the Claim is estimated or Allowed pursuant to procedures described in the ADR Order, then for purposes of determining"Adjusted Claims,"such amount supersedes the scheduled amount of such Claim and the amount listed in the Filed proof of claim.

     5. "Administrative Claim" means a Claim for costs and expenses of administration under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date to but excluding the Confirmation Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code to but excluding the Confirmation Date; (c) all fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. (S)(S) 1911-1930 to but excluding the Confirmation Date; and (d) the HII Indenture Trustee Expenses in an amount not to exceed $30,000. Pursuant to Final Order, the DIP Facility is an Administrative Claim.

     6.   "Administrative Indemnity Claims" shall have the meaning set forth in
Section IX(E)(3)(a)(ii) of the Disclosure Statement and Section XIV(D)(3)(a)(ii) of the Plan.

     7. "ADR Order" means the Order entered on June 30, 2000 (A) Authorizing Mediation/Arbitration Procedures and (B) Approving the Appointment of (i) JAMS as Claims Resolution Facilitator and (ii) Judge Fenning as Claims Resolution Supervisor.

     8. "Advisory Committee" means a committee consisting of a representative of New HII ("HII Representatives") and of other representatives of Holders of Claims against one or more Liquidating Debtors ("Beloit Representatives") which shall have the rights, powers, and duties set forth in the Plan and in the Plan Administrator Agreement. As of the Effective Date, the Beloit Representatives shall consist of those members of the Beloit Committee on Confirmation Date that, as of the Effective Date, are ready, willing and able to serve on the Advisory Committee. Thereafter, determination of the identity of the Beloit Representatives on the Advisory Committee shall be made as provided in the by-laws of the Advisory Committee.

     9. "Agent" means The Chase Manhattan Bank, a New York banking corporation.

     10. "Allowance Date" means twenty days before the Initial Payment Date, and twenty days before each subsequent Payment Date.

     11. "Allowed" means, with respect to any Claim or Equity Interest, except with respect to Insured Claims and as otherwise provided herein: (a) a Claim not listed on the Schedules as disputed, contingent or unliquidated and as to which the Debtors or other party in interest has not (i) timely objected or (ii) requested estimation under section 502(c) of the Bankruptcy Code or (iii) referred to mediation or arbitration pursuant to the ADR Order; (b) a Claim that has been allowed by a Final Order; (c) a Claim that is allowed: (i) in any stipulation with the Debtors regarding the amount and nature of the Claim if, when required, appropriate notice to the Committees is given and the Committees do not object and/or Court approval is obtained; or (ii) in any contract, instrument, indenture or other agreement entered into or assumed in connection with the Plan; (d) a Claim contained in a timely filed proof of claim to which the Debtors or any party in interest have not timely objected; (e) a Claim that is allowed pursuant to the Plan or (f) any Claim that the Debtors, in their sole discretion, deem as Allowed before the date to file objections to Claims.

     12. "Allowed ____ Claim" means an Allowed Claim in the particular Class described.

     13. "Allowed Insured Claim" means an Allowed Claim for which the applicable Debtor(s) have third-party insurance coverage either with or without deductibles, self-insured retentions and/or retrospective premium components. Allowed Insured Claim does not include any matter where the Debtor(s) seek coverage on their own behalf from first-party insurance policies.

     14. "Amended Corporate Indemnities" has the meaning set forth in Section XIV(D)(3)(a)(i) of the Plan.

     15. "Amended Employee Order" means the Order Modifying The Terms of The Employee Retention Program Approved in the Employee Order (i) Authorizing The Debtors to Implement Key Employee Retention And Severance Program; and (ii) Approving Various Additional Employee Related Agreements and Actions entered on February 8, 2000 by the Bankruptcy Court.

     16. "Amended Pre-Effective Date Corporate Indemnities" has the meaning set forth in Section XIV(D)(3)(a)(ii) of the Plan.

     17.  "APP" means Asia Pulp and Paper Co., Ltd., a Singapore company.

     18. "APP Note" means the Promissory Note, in the aggregate principal face amount of US $110,000,000 issued by PT Indah Kiat Finance (IV) Mauritius Limited ("Indah Kiat Finance") under that certain Indenture between Indah Kiat Finance, as Issuer, APP and PT Indah Kiat & Paper Tbk, as Guarantors, and The Bank of New York, as Trustee, dated as of March 31, 2000.

     19. "APP Settlement" has the meaning set forth in Section IV(J)(1) of the Disclosure Statement.

     20. "APP Settlement Order" means the Order Approving Settlement of the APP Litigation pursuant to Fed. R. Bankr. P. 9019.

     21.  "ARC" means the aggregate amount of all Rounded Claims.

     22. "Available Director and Officer Insurance" means any available insurance of the Debtors covering the liabilities of directors and officers existing as of the Confirmation Date, specifically excluding any individual umbrella or other insurance policies of such directors and officers.

     23. "Avoidance Actions" means all avoiding powers, and all rights and remedies under, relating to, or similar to sections 544, 545, 547, 548, 549, 550, 551, 553(b) and/or 724(a) of the Bankruptcy Code, or any fraudulent transfer or preference laws.

     24. "Ballot Check Off" means the appropriate place on each Ballot which a Holder must mark to elect not to grant directly the releases of a Holder's direct claims, if any, provided by Section XIV(D)(1) of the Plan.

     25. "Ballots" means the ballots accompanying the Plan upon which Holders of Impaired Claims shall indicate their acceptance or rejection of the Plan in accordance with the Plan and the Voting Instructions.

     26. "Bankruptcy Cases" means the cases under Chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

     27. "Bankruptcy Code" means title 11 of the Bankruptcy Reform Act of 1978, as amended from time to time, as set forth in sections 101 et seq. of title 11 of the United States Code, and applicable portions of titles 18 and 28 of the United States Code.

     28. "Bankruptcy Court" means the United States District Court having jurisdiction over the Bankruptcy Cases and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code and/or the General Order of such District Court pursuant to section 151 of title 28 of the United States Code, the bankruptcy unit of such District Court.

     29. "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Bankruptcy Cases, promulgated under 28 U.S.C. (S)2075 and the General, Local and Chambers Rules of the Bankruptcy Court.

     30.  "BAP" means Beloit Asia Pacific Pte. Ltd., a Singapore company.

     31.  "BAPL" means Beloit Asia Pacific (L) Inc., a Malaysia corporation.

     32.  "Bar Date" means February 29, 2000.

     33. "Bar Date Order" means the Order Fixing Bar Date for Filing Proofs of Claim and Approving Form and Manner of Notice of Bar Date entered by the Bankruptcy Court on November 30, 1999.

     34.  "Beloit" means Beloit Corporation, a Delaware corporation.

     35.  "Beloit Asia" means BAP and BAPL.

     36. "Beloit Claims Team Retention Order" means the Order (i) Authorizing Beloit Corporation to Implement Key Employee Retention Program for Claims Team entered on April 11, 2000 by the Bankruptcy Court.

     37. "Beloit Committee" means the Official Committee of Beloit Creditors appointed by the U.S. Trustee.

     38.  "Beloit Committee Designee" shall have the meaning set forth in
Section IX(E)(2) of the Disclosure Statement and Section XIV(D)(2) of the Plan.

     39. "Beloit Management Agreement" means the Management Agreement dated as of November 1, 1986 between Beloit and HII, as amended.

     40. "Beloit Proceeds" means the Cash, and any interest or dividends thereon held in trust by the Disbursing Agent for the respective Liquidating Debtor; provided, that with respect to Holders of Class L3 Claims against
        --------
Beloit, "Beloit Proceeds" shall consist of beneficial interests in the Liquidating Trust and any interest, dividends, on distributions thereon.

     41. "Beloit R&D Center" means all of the real property owned by Beloit at 1165 Prairie Hill Road, Rockton, Illinois, including that referred to in the March 24, 2000 Asset Purchase Agreement between Beloit and the Myron Bowling Buyers as the "Fab Shop."

     42.  "Beloit Walmsley" means Beloit Walmsley Limited.

     43.  "Benefit" means Benefit, Inc.

     44. "BMC" means Bankruptcy Management Corporation, 1330 E. Franklin Avenue, El Segundo, CA 90245, 1-888-909-0100.

     45.  "Breslube-Penn Stipulation" shall have the meaning set forth in
Section IV(J)(5)(f) of the Disclosure Statement.

     46.  "BRC" means Beloit Receivables Corporation.

     47. "Business Day" means any day, other than a Saturday, Sunday or legal holiday (as defined in Bankruptcy Rule 9006(a)).

     48.  "Cash" means cash and cash equivalents.

     49. "Causes of Action" means any and all claims, causes of action, demands, rights, actions, causes of action, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses and franchises of any kind or character whatsoever, known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, whether arising before, on or after the Petition Date, in contract or in tort, at law or in equity, or under any other theory of law, of the Debtors or their Estates, including but not limited to (i) rights of setoff, counterclaim, or recoupment, and claims on contracts or for breaches of duties imposed by law, (ii) the right to object to Claims or Equity Interests, (iii) claims pursuant to sections 362, 510, 542 or 543 of the Bankruptcy Code; (iv) such claims and defenses as fraud, mistake, duress and usury and (v) all Avoidance Actions.

     50. "CERCLA" means Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)9601, et seq.
                                -- ---

     51. "Chase" means The Chase Manhattan Bank, a New York banking corporation.

     52.  "Claim" means a claim (as defined in section 101(5) of the Bankruptcy
Code) against a Debtor, including, but not limited to: (a) any right to payment from the Debtor whether or not such right is reduced to judgment, liquidated, unliquidated, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) any right to an equitable remedy for breach of performance if such performance gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

     53.  "Claim Holder" or "Claimant" means the Holder of a Claim.

     54. "Claims Settlement Order" means the Order Authorizing and Approving Omnibus Procedure for Settling Claims and Causes of Action Brought by or Against the Debtors in a Judicial, Administrative, Arbitral or other Action or Proceeding entered by the Bankruptcy Court on August 25, 1999.

     55. "Clarifying Order" means the Order Granting Debtors' Second Motion Stating (i) Reclamation Claims That Will Be Treated as Valid, (ii) Reclamation Claims That Require Additional Information, and (iii) Reclamation Claims That Are Untimely.

     56. "Class" means a category of Holders of Claims or Equity Interests under a particular Subplan.

     57. "COC" means change of control for purposes of the Employee Retention Program.

     58. "Committee" or "Committees" means a statutory official committee (or committees, if more than one) appointed in the Bankruptcy Cases pursuant to section 1102 of the Bankruptcy Code, if any.

     59.  "Committee Settlement Agreement" means the Agreement annexed as
Exhibit II in the Exhibit Book, which substantially conforms to an agreement
----------
between the Beloit Committee and the Harnischfeger Creditors Committee.

     60.  "Common Stock" means the authorized common stock of Reorganizing HII.

     61. "Confirmation" means entry of the Confirmation Order, subject to all conditions specified in Section XI(A) of the Disclosure Statement having been
(i) satisfied or (ii) waived pursuant to Section XI(D) of the Disclosure Statement.

     62. "Confirmation Date" means the date upon which the Confirmation Order is entered by the Bankruptcy Court on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

     63. "Confirmation Hearing" has the meaning set forth in Section I of the Disclosure Statement.

     64. "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

     65.  "Consolidated Financial Statements" has the meaning set forth in
Section IV(G) of the Disclosure Statement.

     66.  "Consummation" means the occurrence of the Effective Date.

     67. "Corporate Indemnities" means any obligation of the Debtors pursuant to their Pre-Effective Date corporate charters or by-laws, contract, statute or common law arising at any time before the Effective Date to indemnify former, present and future directors, officers, agents and/or employees of (a) a Debtor, Reorganizing Debtor, Liquidating Debtor or any affiliate thereof, or (b) any other corporation, partnership or other legal entity serving in such capacity at a Debtor's request.

     68.  "Covered Allowed Insured Claim" shall have the meaning set forth in
Section VI(C)(2) of the Disclosure Statement.

     69.  "Creditor" means the Holder of a Claim.

     70. "Debtors" means, collectively, Harnischfeger Industries, Inc.; American Alloy Company, American Longwall Face Conveyors, Inc., American Longwall, Inc., American Longwall Mexico, Inc., American Longwall Rebuild, Inc., American Longwall Roof Supports, Inc., Beloit Corporation, Beloit Holdings, Inc., Beloit International Services, Inc., Beloit Iron Works, Inc., Beloit Pulping Group Inc., Beloit Technologies, Inc., Benefit, Inc., BWRC Dutch Holdings, Inc., BWRC, Inc., Dobson Management Services, Inc., Dobson Park Industries, Inc., Ecolaire Export FSC, Inc., Ecolaire Incorporated, Field Repair Services, LLC, Fitchburg Corporation, Gullick Dobson Inc., Harnischfeger Corporation d/b/a/ P&H Mining Equipment, Harnischfeger Credit Corporation, Harnischfeger Overseas, Inc., Harnischfeger Technologies, Inc., Harnischfeger World Services Corporation, HCHC, Inc., HCHC UK Holdings, Inc., HIHC, Inc., The Horsburgh & Scott Company,

J.P.D., Inc., Joy MM Delaware, Inc., Joy Energy Systems, Inc., Joy Environmental Technologies, Inc., Joy International Sales Corporation, Inc., Joy Power Products, Inc., Joy Technologies Inc. d/b/a Joy Mining Machinery, Joy Technologies Delaware, Inc., JTI UK Holdings, Inc., Mining Services, Inc., MIP Products, Inc., New Ecolaire, Inc., Optical Alignment Systems and Inspection Services, Inc., Peabody & Wind Engineering Corporation, PEAC, Inc., PEOC, Inc., PMAC, Inc., Princeton Paper Company, L.L.C. a/k/a Fitchburg, P.W.E.C., Inc., Rader Resource Recovery, Inc., RCHH, Inc., RYL, LLC, Smith Machine Works, Inc., SMK Company, South Shore Corporation and South Shore Development, LLC.

     71. "Debtors in Possession" means, collectively, the Debtors as debtors in possession, pursuant to sections 1101 and 1107 of the Bankruptcy Code.

     72. "Deemed Claims" means, for any particular Class, (a) the scheduled amount of Claims, unless a proof of claim was Filed, in which case the proof of claim amount supersedes the scheduled amount and (b) Filed proofs of claim and lawsuits for which there are not corresponding scheduled amounts. In all events, if the amount of a Claim is determined by Final Order or stipulation, then that amount shall be the deemed amount for that Claim.

     73. "Deficiency Claim" means the Claim of a Creditor secured by property in which the Estate has an interest to the extent that the value of such Creditor's interest is less than the amount of such Creditor's Allowed Claim.

     74. "Delaware General Corporation Law" means title 8 of the Delaware Code, as now in effect or hereafter amended.

     75. "Delaware LLC Law" means title 6 of the Delaware Code, as now in effect or hereafter amended.

     76. "De Minimis Sale Order" means the Order Establishing Procedures for the Sale and Abandonment of De Minimis Assets entered by the Bankruptcy Court on August 25, 1999.

     77. "DIP Facility" means the Revolving Credit and Guaranty Agreement among HII as Borrower, the subsidiaries of HII named therein as guarantors, the banks party thereto from time, to time, The Chase Manhattan Bank as administrative agent, and Chase Securities, Inc. as book manager and lead arranger, dated as of June 7, 1999, as amended by the (i) First Amendment dated as of July 8, 1999;
(ii) Second Amendment dated as of July 8, 1999; (iii) Third Amendment dated as of June 16, 2000; and (iv) Fourth Amendment dated as of August 3, 2000.

     78. "DIP Lenders" means those certain financial institutions party to the DIP Facility.

     79. "Disbursing Agent" means Jay Alix & Associates acting through its employees and authorized agents.

     80. "Disclosure Statement" means the Third Amended Disclosure Statement for Third Amended Joint Plan of Reorganization of the Debtors under Chapter 11 of the Bankruptcy Code dated as of December 22, 2000.

     81. "Disclosure Statement Order" means the Order approving the Disclosure Statement, entered in the Bankruptcy Cases on or about December 20, 2000.

     82. "Disputed" means any Claim or Equity Interest, any Claim or Equity Interest that is not an Allowed Claim or Equity Interest.

     83. "Disputed Administrative Claim Cash Reserve" means one or more segregated accounts in which Cash shall be held in accordance with Section XI(D)(2) of the Plan.

     84. "Distributable Net Beloit Proceeds" means, as of any Allowance Date, with respect to each Liquidating Debtor, the Net Beloit Proceeds with respect to such Liquidating Debtor less (i) the Liquidating Estate Claim Holdback for
                        -----
such Liquidating Debtor, each as of such Allowance Date; (ii) the EPA Holdback for Beloit and (iii) the Post-Petition Accommodations Holdback.

     85. "Distributable HII Senior Notes Value" means, as of an Allowance Date, the lesser of (a) $167 million or (b) the aggregate Adjusted R3 Claims against the Note Group Debtors plus Post-Petition Interest thereon with each such Claim plus Post-Petition Interest thereon reduced to the nearest $1,000 increment and, in either case (a) or (b), less the value of the Notes Holdback.
                           ----

     86. "Distributable New HII Common Stock" means, as of any Allowance Date, 50,000,000 shares of New HII Common Stock less (i) the Equity Holdback and (ii)
                                          ----
the Note Group HII Equity Distribution, each as of such Allowance Date.

     87. "Effective Date" means the date selected by the Debtors that is a Business Day no sooner than 5 days after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect and (b) all conditions specified XI(C) of the Plan have been (i) materially satisfied or (ii) waived pursuant to X(D) of the Plan. When used in the Plan or Disclosure Statement, Effective Date means on the Effective Date or as soon as reasonably practicable thereafter.

     88. "Employee Order" means the Order entered on September 30, 1999, (i) Authorizing the Debtors to Implement Key Employee Retention and Severance Programs and (ii) Approving Various Additional Employee Related Agreements and Action, as amended.

     89. "Employee Retention Program" has the meaning set forth in Section IV(I)(2) of the Disclosure Statement.

     90.  "EPA Holdback" means an amount not to exceed $2 million.

     91. "Equity Committee" has the meaning set forth in Section IV(C) of the Disclosure Statement.

     92. "Equity Holdback" means, as of any Allowance Date, a number of shares of New HII Common Stock determined by multiplying 50,000,000 shares of New HII Common Stock less (i) New HII Common Stock previously distributed to Holders of
             ----
Allowed Class R3A Claims and (ii) the Note Group HII Equity Distribution as of such Allowance Date, by a fraction, the numerator of which is the aggregate amount of Adjusted Class R3A Claims as of such Allowance Date less Allowed Class R3A Claims as of such Allowance Date and the denominator of which is the aggregate amount of Adjusted Class R3A Claims as of such Allowance Date less
                                                                        ----
(iii) an amount determined by New HII in its sole and absolute discretion as appropriate to holdback for Class R3A Claims, that may arise if the letters of credit listed on Schedule VI(J)(i) of the Exhibit Book are not replaced.
                 -----------------

     93. "Equity Interest" means any (i) equity interest in any of the Debtors created or issued before the Effective Date, including, but not limited to, all issued, unissued, authorized or outstanding shares or stock (including the Common Stock), (ii) any warrants, options or contract rights to purchase or acquire such interests at any time created or issued before the Effective Date,
(iii) paid in capital, (iv) Claims against any of the Debtors arising from or related to the purchase or sale of equity securities of any of the Debtors, including without limitation, for HII (Plan RA), Claim No. 10895 asserted by Great Neck Capital, et al., (v) Claims listed on Exhibit A. of the Motion to
                                                 ---------
Subordinate Claims Premised on Equity Interests (Docket #6443) and (vi) all Intercompany claims that are deemed contributions to equity in the Disclosure Statement and Plan or which are recognized as having represented equity.

     94. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

     95. "Estates" means the estates of the Debtors created by section 541 of the Bankruptcy Code upon the commencement of the Bankruptcy Cases.

     96. "Exclusive Filing Period" means the 120-day period following the commencement of a Chapter 11 case, as may be extended by Court Order.

     97. "Exclusive Solicitation Period" means the 180-day period following the commencement of a Bankruptcy Case, as may be extended by Court Order.

     98. "Executory Contract" means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

     99.  "Exhibit" means any exhibit listed in the Exhibit Book.

     100. "Exhibit Book" means the Exhibit Book for the Disclosure Statement, as it may be amended, supplemented, or modified from time to time.

     101. "Exit Financing Facility" has the meanings set forth in Section X(D) of the Disclosure Statement and Section VI(A)(4) of the Plan.

     102. "File" or "Filed" means file or filed with the Bankruptcy Court in the Bankruptcy Cases.

     103. "Final Allowance Date" means the Allowance Date before the Final Payment Date.

     104. "Final Decree" means the decree contemplated under Bankruptcy Rule
3022.

     105. "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, with respect to the subject matter, which has been entered on the docket, but which has not been reversed, modified or stayed.

     106. "Final Payment Date" means (i) for HII, the Payment Date immediately after New HII's determination, in its sole and absolute discretion, that the aggregate amount of Allowed Class R3A Claims is so close to the aggregate amount of Adjusted Class R3A Claims that additional distributions of New HII Common Stock would be de minimis; (ii) for the Note Group Debtors, the Payment Date immediately after New HII's determination, in its sole and absolute discretion, that allowance of Class R3 Claims against the Note Group Debtors is substantially complete; and (iii) for the Liquidating Debtors, the Payment Date immediately after the Plan Administrator's determination, in his/her sole and absolute discretion, that the aggregate amount of Allowed Class L3 Claims is so close to the Adjusted Class L3 Claims that additional distributions of Distributable Net Beloit Proceeds would be de minimis.

     107. "First Chicago" means Bank One Corp.

     108. "First Day Employee Order" means the Order: (a) Authorizing, but not Requiring, Payment of Certain Prepetition (i) Wages, Salaries, Incentive Pay and Other Compensation, (ii) Employee Medical, Pension and Similar Benefits, (iii) Reimbursable Employee Expenses, (iv) Workers' Compensation Benefits, and (v) Amounts Relating to Retiree Health Benefits; and (b) Authorizing and Directing Applicable Banks and Other Financial Institutions to Receive, Process, Honor and Pay All Checks Presented for Payment and to Honor All Funds Transfer Requests Made by the Debtors relating to the foregoing entered by the Bankruptcy Court on June 7, 1999.

     109. "Former Inside HII Director" means any former director of HII who was not a director of HII on or after the Petition Date and who was, at any time, an officer of HII, including Jeffery T. Grade and Francis M. Corby, Jr.

     110. "First Tier Subsidiary" means Beloit, Joy or P&H.

     111. "Grid Notes" has the meaning set forth in Section III(B)(7)(a) of the Disclosure Statement.

     112. "Guarnator" means the New Debtor that will guarantee New HII's obligations under the Indenture.

     113. "Harnischfeger Creditors Committee" means the Official Committee of Unsecured Creditors of HII, P&H and Joy and their respective affiliates excluding the Liquidating Debtors, appointed by the U.S. Trustee.

     114. "HII" means Harnischfeger Industries, Inc., a Delaware corporation.

     115. "HII Convenience Claim" means an Allowed Unsecured Claim against HII in the amount of $10,000 or less, or that is greater than $10,000 but is voluntarily reduced by the Holder of such Claim to $10,000.

     116. "HII Indenture" means that certain Indenture, dated as of March 1, 1992, as amended by the First Supplemental Indenture, dated June 12, 1992, between Harnischfeger Industries, Inc. and Continental Bank, National Association, as Indenture Trustee.

     117. "HII Indenture Trustee" means HSBC Bank USA, as successor Indenture Trustee under the HII Indenture, or any successor Indenture Trustee thereunder.

     118. "HII Indenture Trustee Expenses" means the reasonable fees and expenses, including, without limitation, attorneys fees and expenses incurred by the HII Indenture Trustee.

     119. "HII Prepetition Notes" means the notes in the aggregate principal amount of $450,000,000 issued pursuant to the HII Indenture, in the following four series: (i) $75,000,000 aggregate principal amount of the HII's 8.90% Debentures Due March 1, 2022; (ii) $75,000,000 aggregate principal amount of the HII's 8.70% Debentures Due June 15, 2022; (iii) $150,000,000 aggregate principal amount of HII's 7 1/4% Debentures Due December 15, 2025; and (iv) $150,000,000 aggregate principal amount of HII's 6 7/8% Debentures Due 2027.

     120. "HII Preferred Stock" means the shares of preferred capital stock authorized under the Restated Certificate of Incorporation.

     121. "HII Senior Note" means the specimen note in substantially similar terms as those described on Exhibit IX(C)(i) in the Exhibit Book.
                            ----------------

     122. "HK" means HK Systems, Inc.

     123. "Holder" means a person or entity holding an Equity Interest or Claim, and with respect to a vote on the Plan, means the Beneficial Holder as of the Voting Record Date or any authorized signatory who has completed and executed a Ballot or on whose behalf a Master Ballot has been completed and executed in accordance with the Voting Instructions.

     124. "HRC" means Harnischfeger Receivables Company.

     125. "Human Resources Committee" shall have the meaning set forth in Section (V)(3)(f) of the Disclosure Statement and Section VI(A)(6) of the Plan.

     126. "ICC" means the International Chamber of Commerce.

     127. "IKPP" means P.T. Indah Kiat Pulp & Paper Corporation.

     128. "Impaired Class" means each of Classes listed as Impaired in Sections III and IV of the Plan.

     129. "Indemnification Notice" shall have the meaning set forth in Section IX(E)(3)(a)(iii) of the Disclosure Statement and Section XIV(D)(3)(a)(iii) of the Plan.

     130. "Indemnified Person" means any person, other than a Former Inside HII Director, with a Claim to indemnity arising under the Corporate Indemnities, including all individuals who (i) served as directors or officers of HII or any Liquidating Debtor on or after the Petition Date, or (ii) served both as an officer or director of a Liquidating Debtor prior to the Petition Date and an officer or director of HII on or after the Petition Date. All of the foregoing individuals shall be deemed to have served in such respective capacities at HII's request.

     131. "Individual Adjusted Claim" means, with respect to a Class R3 or Class L3 Claim, on any Allowance Date: (a) the amount of the Deemed Claim or (b) for a
                                                                    --
Claim not asserting a specific Claim amount, amounts estimated in the case of a Class R3 Claim by New HII and in the case of a Class L3 Claim by the Plan Administrator, in each case, in its sole and absolute discretion for a Claim listed in contingent, undetermined, disputed or unliquidated amounts; provided,
                                                                      --------
however, that, with respect to (a) and (b) herein, if the Court enters a Final
-------
Order estimating the amount of a Claim, then for purposes of determining the "Individual Adjusted Claim," such ordered amount supersedes the scheduled amount of such Claim and the amount listed in the Filed proof of claim, if any.

     132. "Initial Payment Date" means a Business Day that is 30 days after the Effective Date.

     133. "Initial % Recovery" means the percentage recovery that Holders of Allowed Claims against a particular Debtor are expected to receive on the Initial Payment Date. The Initial % Recovery is premised on the Debtors' estimate of how many Claims will be Allowed, and in what amounts, as of the Allowance Date before the Initial Payment Date.

     134. "Insured Claim" means any Claim arising from an incident or occurrence that is covered by the Debtors' third-party insurance policies, including those Claims for which the Creditor has a direct right against the relevant insurance carrier.

     135. "Intercompany Claims" means, collectively, the Reorganizing Debtor Intercompany Claims and the Liquidating Debtor Intercompany Claims.

     136. "IRB Claims" means the Claims listed on proof of claim number 1014 in the aggregate amount of $12,835,135.

     137. "IRB Reinstatement Treatment" means with regard to the IRB Claims, New Joy will (A) on the Initial Payment Date pay in Cash an amount equal to payments that accrued on such IRB Claim through the Effective Date but were not paid and
(B) pay any payments that arise on such IRB Claim after the Effective Date in accord with the pre-petition documents that govern such IRB Claim, and (C) leave unaltered the legal, equitable, and contractual rights in accordance with the pre-petition documents that govern such IRB Claims; provided, however, the
                                                    --------  -------
holders of the IRB Claims waive any right to claim fees, penalties or default interest under the relevant documents that are based on events or non-events that occurred from the Petition Date to the Effective Date. The payments specified in clause (B) hereof will be calculated on the lowest interest rates the relevant pre-petition documents provide and such documents will bind New Joy and all parties thereto after the Effective Date as if no default thereunder occurred as of the Effective Date.

     138. "IRC" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     139. "JA&A" means Jay Alix & Associates.

     140. "Jay Alix Contract" shall mean a contract with JA&A substantially in a form to be Filed with the Bankruptcy Court before the Confirmation Date and subject to the Bankruptcy Court's approval, containing terms customary for a transaction of this type pursuant to which JA&A will, on terms and conditions acceptable to Beloit, the Beloit Committee and JA&A, agree to perform, for such compensation as is consistent with JA&A, practices for engagements of this type, certain services contemplated by this Plan with respect to analysis and resolution of claims and avoidance actions under section 547 of the Bankruptcy Code, sales and divestitures of assets (including any closing of transactions related to asset divestitures, whether such divestitures commenced before or after the Effective Date), and the other matters described in such contract.
The Jay Alix Contract, if entered into, shall specifically permit and require that Beloit assign all of its rights and obligations to the Liquidating Trust on the Effective Date.

     141. "Jay Alix Disqualification Motion" has the meaning given in Section IV(L) of the Disclosure Statement.

     142. "JET" means Joy Environmental Technologies, Inc.

     143. "Joy" means Joy Technologies Inc. d/b/a Joy Mining Machinery, a Delaware corporation.

     144. "Joy Early Retirement Order" means the Order Authorizing Joy Technologies, Inc. to Implement an Early Retirement Program entered by the Bankruptcy Court on August 25, 1999.

     145. "Joy Early Retirement Program" means the program authorized under the Joy Early Retirement Order.

     146. "Lien" has the meaning assigned to such term in section 101(37) of the Bankruptcy Code.

     147. "Liquidating Debtor Asbestos Claims" means the claims listed on
Schedule VI(I)(3) in the Exhibit Book.
-----------------

     148. "Liquidating Debtor Convenience Claim" means an Allowed Unsecured Claim against the respective Liquidating Debtor in the amount of $1,000 or less, or that is greater than $1,000 but is voluntarily reduced by the Holder of such Claim to $1,000.

     149. "Liquidating Debtor Intercompany Claim" means any prepetition Claim held by any Debtor or any non-debtor subsidiary of a Debtor against a Liquidating Debtor, only if such Claim was reflected in a (a) Grid Note, (b) promissory note, (c) trade account or (d) advances where the transaction(s) in the books and records of the Debtor and the creditor as debt.

     150. "Liquidating Debtor Recovery Analysis" means the analysis included as
Exhibit IV(G) in the Exhibit Book.
-------------

     151. "Liquidating Debtors" means, collectively, Beloit, Beloit Holdings, Inc., Beloit International Services, Inc., Beloit Iron Works, Inc., Beloit Pulping Group, Inc., Beloit Technologies, Inc., BWRC Dutch Holdings, Inc., BWRC, Inc., Fitchburg Corporation, Optical Alignment Systems and Inspection Services Inc., PEAC, Inc., PEOC, Inc., PMAC, Inc., Princeton Paper Company and Rader Resource Recovery, Inc.

     152. "Liquidating Estate Claim Holdback" means, as of any Allowance Date, the Net Beloit Proceeds as of such Allowance Date multiplied by a fraction, the numerator of which is the aggregate amount of Adjusted Class L3 Claims as of such Allowance Date less Allowed Class L3 Claims as of such Allowance Date and the denominator of which is the aggregate amount of Adjusted Class L3 Claims as of such Allowance Date.

     153. "Liquidating Subplans" means the subplans for the Liquidating
Debtors.

     154. "Liquidating Trust" means the trust to be created on the Effective Date in accordance with the provisions of Section VII of the Plan and the Plan Administrator Agreement for the benefit of the holders of Allowed Claims against the Liquidating Debtors.

     155. "Machines" means the two large fine paper machines, commonly known as machine numbers 811 and 812.

     156. "Material Handling Equipment" means the business sold by P&H in 1998 now known as Morris Material Handling.

     157. "Mine Pro" means P&H MinePro Services(R).

     158. "Morris" means Morris Material Handling, Inc.

     159. "Myron Bowling Buyers" has the meaning set forth in Section IV(G) of the Disclosure Statement.

     160. "Net Beloit Proceeds" means the Beloit Proceeds with respect to a particular Liquidating Debtor less (i) the reasonably expected fees and expenses
                              ----
of the Plan Administrator allocable to such Liquidating Debtor as determined by the Disbursing Agent in his/her sole and absolute discretion; (ii) the Disputed Administrative Claim Reserve with respect to such Liquidating Debtor; and (iii) amounts the Plan Administrator deems necessary to mitigate Administrative Claims against such Liquidating Debtor.

     161. "New __ Board of Directors" means, other than for New HII, the board of directors for the respective New Debtor that is deemed elected or retained as of the Effective Date and as identified in Section XIII of the Disclosure Statement.

     162. "New Company" means New HII and its subsidiaries after the Effective Date.

     163. "New Debtors" means, collectively, New American Alloy Company, New American Longwall Face Conveyors, Inc., New American Longwall, Inc., New American Longwall Mexico, Inc., New American Longwall Rebuild, Inc., New American Longwall Roof Supports, Inc., New Benefit, Inc., New Dobson Management Services, Inc., New Dobson Park Industries, Inc., New Ecolaire Export FSC, Inc., New Ecolaire Incorporated, New Field Repair Services, LLC, New Gullick Dobson Inc., New Harnischfeger Credit Corporation, New Harnischfeger Overseas, Inc., New Harnischfeger Technologies, Inc., New Harnischfeger World Services Corporation, New HIHC, Inc., New HCHC, Inc., New HCHC UK Holdings, Inc., New HII, New J.P.D., Inc., New Joy, New Joy Energy Systems, Inc., New Joy Environmental Technologies, Inc., New Joy International Sales Corporation, Inc., New Joy MM Delaware, Inc., New Joy Power Products, Inc., New Joy Technologies Delaware, Inc., New Mining Services, Inc., New JTI UK Holdings, Inc., New MIP Products, Inc., New New Ecolaire, Inc., New Peabody & Wind Engineering Corporation, New P&H, New P.W.E.C., Inc., New RCHH, Inc., New RYL, LLC, New Smith Machine Works, Inc., New SMK Company, New South Shore Corporation, New South Shore Development, LLC and The New Horsburgh and Scott Company.

     164. "New HII Board of Directors" means the board of directors for New HII that is deemed elected or retained as of the Effective Date.

     165. "New HII Common Stock" means common stock of New HII substantially in the terms set forth on Exhibit IX(C)(ii) in the Exhibit Book.
                       -----------------

     166. "New Management" means the management described in Schedule XIII(A) in
                                                             ----------------
the Exhibit Book.

     167. "New [Reorganizing Debtor]" means the respective Reorganizing Debtor, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date of the respective Subplan. For example, New HII means HII or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date of HII's Subplan.

     168. "New Stock Option Plan" means the plan pursuant to which the Board of Directors and/or any designated committee thereof shall be entitled to issue New HII Common Stock, including restricted shares of New HII Common Stock, substantially in the form of Exhibit XIII(F) in the Exhibit Book.
                             ---------------

     169. "New Tax Sharing Agreement" means a tax sharing agreement among New HII, New Joy, New P&H, among others, as may be filed by the Reorganizing Debtors with the Bankruptcy Court before the Confirmation Date.

     170. "Non-Qualified Benefit Plan" means an employee or director, retirement or deferred compensation benefit plan maintained by one or more of the Debtors prior to the Petition Date that is not a Qualified Pension Plan or a Qualified Savings Plan. Non-Qualified Benefit Plans include without limitation the following plans: HII Executive Incentive Plan; HII Supplemental Retirement and Stock Funding Plan; HII Supplemental Retirement Plan; Harnischfeger Corporation Deferred Compensation Plan; Joy Non-Qualified Supplemental Retirement Plan; HII Directors Service Compensation Plan; Joy Manufacturing Company Directors' Benefit Plan; Joy Restoration Plan; Joy Supplemental Plan; Gullick Dobson Non-Qualified Plan, Harnischfeger World Services Corporation Pension Benefit Plan. Except to the extent specifically listed on Schedule XI(A)(5) in the Exhibit
                                            -----------------
Book Non-Qualified Benefit Plans do not include severance agreements between Debtors and former employees of the Debtors.

     171. "Note Group Debtors" means, collectively, American Alloy Company, American Longwall, Inc., American Longwall Face Conveyors, Inc., American Longwall Rebuild, Inc., American Longwall Roof Supports, Inc., Benefit, Inc., Dobson Park Industries, Inc., Field Repair Services, LLC, Harnischfeger Credit Corporation, Inc., Harnischfeger Technologies, Inc., Harnischfeger World Services Corporation, HCHC, Inc., HCHC UK Holdings, Inc., HIHC, Inc., The Horsburgh and Scott Company, Joy, Joy International Sales Corporation Inc., Joy MM Delaware, Inc., Joy Power Products, Inc., Joy Technologies Delaware, Inc., J.P.D., Inc., JTI UK Holdings, Inc., Mining Services, Inc., P&H, Peabody & Wind Engineering Corporation, RCHH, Inc., South Shore Corporation, and South Shore Development, LLC.

     172. "Note Group HII Equity Distribution" means, as of any Allowance Date, the number of shares of New HII Common Stock calculated by multiplying [to be filled in on the Confirmation Date] by the amount by which the Projected ARC as of such Allowance Date exceeds $167 million, provided that the number of shares of New HII Common Stock to be distributed to Holders of Class R3 Claims will not exceed 50,000,000.

     173. "Notes Holdback" means, as of an Allowance Date, a number of HII Senior Notes the value of which is equal to the lesser of (a) $167 million or
(b) the Adjusted Class R3 Claims against the Note Group Debtors plus Post Petition Interest thereon, in either case multiplied by a fraction the numerator of which is the aggregate amount of Adjusted Class R3 Claims against the Note Group Debtors plus Post Petition Interest thereon less the Allowed Class R3 Claims plus Post Petition Interest thereon against the Note Group Debtors and the denominator of which is the aggregate amount of Adjusted Class R3 Claims against the Note Group Debtors plus Post Petition Interest thereon, each as of such Allowance Date.

     174. "Ohio EPA Claim" shall have the meaning set forth in Section IV(J)(5)(c) of the Disclosure Statement.

     175. "Ohio EPA Stipulation" shall have the meaning set forth in Section IV(J)(5)(c) of the Disclosure Statement.

     176. "Other Priority Claim" means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

     177. "Payment Date" means a Business Day concluding each six month period after the Initial Payment Date until the Final Payment Date; provided, however,
                                                             --------  -------
that the New Debtors or the Plan Administrator, as the case may be, in their sole and absolute discretion, may shorten or lengthen such periods by not more than 14 days following the Initial Payment Date.

     178. "Petition Date" means the date on which a Debtor Filed its petition for relief commencing its respective Bankruptcy Case.

     179. "P&H" means Harnischfeger Corporation d/b/a P&H Mining Equipment d/b/a P&H MinePro Services, a Delaware corporation.

     180. "Plan" means the Third Amended Joint Plan of Reorganization for the Debtors under Chapter 11 of the Bankruptcy Code dated as of December 22, 2000.

     181. "Plan Administrator" shall mean BDO Seidman LLP or such other person or entity established as plan administrator pursuant to the Plan Administrator Agreement.

     182. "Plan Administrator Agreement" means an agreement substantially in the form of Exhibit E.
        ---------

     183. "Plan Supplement" has the meaning set forth in Section IX(O) of the Disclosure Statement.

     184. "Poorman-Douglas" means the Poorman-Douglas Corporation, 10300 SW Allen Blvd., Beaverton, OR 97005-4833, Phone: 503-350-4260.

     185. "Post-Confirmation Estate" of any Liquidating Debtor means the estate to be created on the Effective Date by the revesting of assets in the Liquidating Debtor in accordance with the provisions of Section VII of the Plan and the Plan Administrator Agreement for the benefit of Holders of Allowed Claims.

     186. "Post-Confirmation Estate Agreement" means the assets of a Liquidating Debtor as they exist at any time on or after the Effective Date.

     187. "Post-Confirmation Estate Assets" means the assets of a Liquidating Debtor as they exist at any time on or after the Effective Date.

     188. "Post-Petition Accommodations" shall have the meaning set forth in
Section VI(I)(6) of the Disclosure Statement and Section X(I)(6) of the Plan.

     189. "Post-Petition Accommodations Holdback" means a portion of the Post-Petition Accommodations as agreed to by the HII Creditors Committee and the Beloit Committee or in the absence of such agreement, an amount determined by the Bankruptcy Court.

     190. "Post-Petition Interest" means simple interest of 7.5% per annum, based on a 360-day year for the period from the Petition Date to but excluding the Effective Date.

     191. "Potlatch" means the Potlatch Corporation.

     192. "Pre-Effective Date Indemnified Claims" has the meaning set forth in
Section XIV(D)(3)(a)(ii) of the Plan.

     193. "Prepetition Credit Facility" means that certain $500 million Revolving Credit Agreement dated October 17, 1997, by and among HII, The Chase Manhattan Bank, as administrative agent, Chase Securities, Inc., as advisor and arranger, First Chicago Capital Markets, Inc., as Syndication Agent and Royal Bank of Canada, as Documentation Agent and certain financial institutions as lenders together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guaranties, and other instruments and documents, as each may have been amended or modified from time to time.

     194. "Prepetition Indemnified Claims" means claims against an Indemnified Person, whether direct or derivative, or for indemnification or contribution, including claims asserted by an Indemnified Person against another Indemnified Person, based on acts omissions or events occurring before the Petition Date.

     195. "Prepetition Lenders" means those certain financial institutions party to the Prepetition Credit Facility.

     196. "Princeton Paper" means the Princeton Paper Company, L.L.C.

     197. "Priority Tax Claim" means a Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code. If the year of a franchise tax, real estate tax, personal property tax or income tax includes the Petition Date, then such tax will be included in Priority Tax Claims and treated as the Plan provides. For example, 1999 income taxes will not be bifurcated into Pre and Post-Petition portions, the entire 1999 income tax will be a Priority Tax Claim.

     198. "Professional Escrow Account" means an interest-bearing savings account maintained by the New Debtors with funds deposited solely for the purpose of paying all fees and expenses of Professionals in the Bankruptcy Cases.

     199. "Professionals" means a Person or Entity (a) employed pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

     200. "Projected ARC" means in the Debtors' reasonable judgment, the aggregate estimated Allowed value of the ARC on any Allowance Date. The Debtors' estimate of Projected ARC as of the date of the filing of the Exhibit Book is listed on Exhibit XIV(B) of the Exhibit Book.
                  --------------

     201. "Projected Claims" means, in the Debtors' reasonable judgment, the aggregate Allowed value of Claims that will be Allowed Claims for the respective Debtor in the respective Class. Projected Claims are listed in Exhibit
                                                                -------
IV(K)(4)(ii) in the Exhibit Book.
------------

     202. "Projected Total Percentage Recovery" means the quotient expressed (as a percentage) of value to be distributed to all Holders of Allowed Claims or Allowed Equity Interests in the applicable Class, if any, divided by the aggregate amount of Projected Allowed Claims or Allowed Equity Interests in such Class.

     203. "Pro Rata Residual Share" means a fraction, the numerator of which is the respective Residual Claim and the denominator of which is the aggregate amount of all Residual Claims as of the Final Allowance Date.

     204. "Pro Rata Rounded Share" means a fraction, the numerator of which is the respective Rounded Claim and the denominator of which is the ARC as of an Allowance Date.

     205. "Pro Rata Share" means a fraction, the numerator of which is the respective Allowed Claim and the denominator of which is the aggregate amount of Allowed Claims in that Class measured as of an Allowance Date.

     206. "Pulp and Paper Machinery" means the segment consisting primarily of Beloit and its subsidiaries.

     207. "Pulping" means Beloit Pulping Group Inc.

     208. "Qualified Pension Plan" means a defined benefit plan (as defined in Section 3(35) of ERISA) which is qualified under Section 401(a) of the IRC.

     209. "Qualified Savings Plan" means an individual account plan (as defined in Section 3(34) of ERISA) which is qualified under Section 401(a) of the IRC.

     210. "Reclamation Claim" means a Claim that a Creditor has asserted pursuant to section 1146(c) of the Bankruptcy Code.

     211. "Reclamation Claims Program" means the streamlined procedure for reconciling and paying Reclamation Claims approved by the Bankruptcy Court on June 7, 1999.

     212. "Record Date" means December 10, 2000.

     213. "Registration Rights Agreement" shall mean the registration rights agreement entered into by New HII in substantially the form of Exhibit F.
                                                               ---------

     214. "Released Claims" has the meaning set forth in Section XIV(D)(1) of the Plan.

     215. "Releasing Parties" means (a) each Debtor; and (b) each Holder that returns a Ballot voting in favor of the Plan and fails to mark such Ballot with a Ballot Check Off.

     216. "Rejected Corporate Indemnities" has the meaning set forth in Section XIV(D)(3)(a)(i) of the Plan.

     217. "Reorganizing Debtor Intercompany Claim" means any Claim or Equity Interest held by a Reorganizing Debtor or any non-debtor subsidiary of a Reorganizing Debtor (but not the Liquidating Debtors or their non-debtor
                         ---
subsidiaries) against another Reorganizing Debtor, only if such Claim was reflected in (a) a Grid Note or (b) a promissory note or (c) a trade account or
(d) advances, regardless of how such advances were recorded. Reorganizing Debtor Intercompany Claims include all Voting Cumulative Participating Redeemable Preferred Stock.

     218. "Reorganizing Debtors" means, collectively, American Alloy Company, American Longwall Face Conveyors, Inc., American Longwall, Inc., American Longwall Mexico, Inc., American Longwall Rebuild, Inc., American Longwall Roof Supports, Inc., Benefit, Inc., Dobson Management Services, Inc., Dobson Park Industries, Inc., Ecolaire Export FSC, Inc., Ecolaire Incorporated, Field Repair Services, LLC, Gullick Dobson Inc., Harnischfeger Credit Corporation, Harnischfeger Overseas, Inc., Harnischfeger Technologies, Inc., Harnischfeger World Services Corporation, HIHC, Inc., HII, HCHC, Inc., HCHC UK Holdings, Inc., J.P.D., Inc., Joy, Joy Energy Systems, Inc., Joy Environmental Technologies, Inc., Joy International Sales Corporation, Inc., Joy MM Delaware, Inc., Joy Power Products, Inc., Joy Technologies Delaware, Inc., Mining Services, Inc., JTI UK Holdings, Inc., MIP Products, Inc., New Ecolaire, Inc., Peabody & Wind Engineering Corporation, P&H, P.W.E.C., Inc., RCHH, Inc., RYL, LLC, Smith Machine Works, Inc., SMK Company, South Shore Corporation, South Shore Development, LLC and The Horsburgh and Scott Company.

     219. "Reorganizing Subplans" means the subplans for the Reorganizing
Debtors.

     220. "Residual Claim" means, as of the Final Allowance Date for any Allowed Class R3 Claim against the Note Group Debtors, the amount of such Allowed Class R3 Claim plus Post-Petition thereon less the sum of the value of the HII Senior
                                    ----
Notes and Cash received with respect to such Claim.

     221. "Restated Certificate of Incorporation" means the restated certificate of incorporation for New HII that shall become effective as of the Effective Date or promptly thereafter substantially in the form of Exhibit B.
                                                         ---------

     222. "Restructuring Transactions" has the meaning set forth in Section VI(A) of the Plan.

     223. "Retained Actions Schedules" means Schedules IX(I)(i), IX(I)(ii), IX(I)(iii), IX(I)(iv), IX(I)(v), X(I)(vi) and IX(I)(vii) in the Exhibit Book.

     224. "Retiree" means any individual who retired from employment with a Debtor before the Petition Date and was and continues to be eligible for qualified benefits provided in a Retiree Benefit Plan as required by section 1114 of the Bankruptcy Code.

     225. "Retiree Benefit Plan" means any plan or policy of a Debtor in full force and effect as of the Petition Date under which qualified benefits are provided to Retirees, as any such plan or policy may have ben modified during the pendency of the Bankruptcy Cases.

     226. "Rounded Claim" means, for any Individual Adjusted R3 Claim against a Note Group Debtor, the sum, reduced to the nearest $1,000 increment, unless already an even multiple of $1,000, of the amount of such Claim and the Post-Petition Interest thereon.

     227. "Sales Procedures" means the procedures and implementation schedule for the divestiture of Beloit approved by the Bankruptcy Court on November 1, 1999.

     228. "Schedule" means any schedule listed in the Exhibit Book.

     229. "Schedules" means the schedules of assets and liabilities, schedules of executory contracts, and the statement of financial affairs as the Bankruptcy Court requires the Debtors to File pursuant to section 521 of the Bankruptcy Code, the Official Bankruptcy Forms and the Bankruptcy Rules, as they may be amended and supplemented from time to time.

     230. "SEC" means Securities and Exchange Commission.

     231. "Second APP Settlement" shall have the meaning set forth in Section IV(J)(1) of the Disclosure Statement.

     232. "Second APP Settlement Order" shall have the meaning set forth in
Section IV(J)(1) of the Disclosure Statement.

     233. "Secured Claim" means a Claim that is secured by a lien on property in which the Estates have an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in the Estates' interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

     234. "Securities Act" means the Securities Act of 1933, 15 U.S.C. Sections 77a-77aa, as now in effect or hereafter amended.

     235. "Securities Litigation" has the meaning set forth in Section IV(J)(3) of the Disclosure Statement.

     236. "Settlement Notice" has the meaning set forth in Section IV(K)(3) of the Disclosure Statement.

     237. "Settling Parties" has the meaning set forth in Section IV(K)(3) of the Disclosure Statement.

     238. "Shared Insurance" means the insurance policies that name HII, P&H, Joy and Beloit as insured.

     239. "Shared Pension Plans" shall have the meaning set forth in paragraph 6 of the Committee Settlement Agreement.

     240. "SIR Insured Claim" shall have the meaning set forth in Section VI(C)(2) of the Disclosure Statement and Section IX(C)(1) of the Plan.

     241. "Standard Chartered" means Standard Chartered Trade Services Corporation.

     242. "Stock Group Debtors" means American Longwall Mexico, Inc., Dobson Management Services, Inc., Ecolaire Export FSC Inc., Ecolaire Incorporated, Gullick Dobson Inc., Harnischfeger Overseas, Inc., Joy Energy Systems, Inc., Joy Environmental Technologies, Inc., MIP Products, Inc., New Ecolaire, Inc., P.W.E.C., Inc., RYL, LLC, Smith Machine Works, Inc. and SMK Company.

     243. "Stock Incentive Plan" shall mean the stock incentive plan adopted by New HII in substantially the form attached as Exhibit V(3)(f) of the Exhibit
                                              ---------------
Book.

     244. "Subplan" means the Liquidating Subplans and the Reorganizing
Subplans.

     245. "Summary Disclosure Statement" means the Summary of the Disclosure Statement that, pursuant to the Disclosure Statement Order, the Debtors will mail to Holders of Class R6A Interests.

     246. "Surface Mining Equipment" means the segment primarily consisting of P&H and its subsidiaries.

     247. "Tax Agreement" means the Amended Intercompany Income Tax Allocation Agreement dated as of April 6, 1987.

     248. "Terex" means Terex Cranes, Inc.

     249. "Third Party Indemnity Payment" shall have the meaning set forth in
Section IX(E)(3)(a)(iv) of the Disclosure Statement and Section XIV(D)(3)(a)(iv) of the Plan.

     250. "Underground Mining Machinery" means the segment primarily consisting of Joy and its subsidiaries.

     251. "Unexpired Lease" means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

     252. "Uniform Commercial Code" means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

     253. "Unimpaired Class" means an unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.

     254. "Unsecured Claim" means any Claim against any Debtor, including a Liquidating Debtor Intercompany Claim, that is not a Secured Claim, Administrative Claim, Priority Tax Claim or Other Priority Claim or a Reorganizing Debtor Intercompany Claim.

     255. "U.S. Trustee" means the Office of the United States Trustee appointed by the U.S. Department of Justice for Region III which includes the District of Delaware.

     256. "Valid Reclamation Claims" means that the Reclamation Claim satisfies every element of section 546(c) of the Bankruptcy Code other than the Debtors' insolvency. A list of unpaid Valid Reclamation Claims was Filed with the Bankruptcy Court on September 21, 2000.

     257. "Voting Agent" means BMC.

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

     258. "Voting Claim" has the meaning set forth in Section 1(B) of the Disclosure Statement.

     259. "Voting Deadline" means January 30, 2001 at 5:00 p.m. Pacific Time.

     260. "Voting Instructions" means the instructions for voting on the Plan contained in the Section X of the Disclosure Statement and in the Ballots and the Master Ballots.

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